Exhibit 1.1

Palladium

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PALLADIUM SCHEME BOOKLET

For the proposed acquisition of Palladium Group Holdings Pty Ltd ACN 140 654 075 (**Palladium**) by Palladium Group Management Pty Ltd ACN 641 052 548 (**FinCo**) a wholly owned subsidiary of Palladium Holdings Pty Ltd ACN 640 464 197 (**NewCo**) by way of scheme of arrangement. FinCo, is a special purpose vehicle established for the purpose of facilitating the recapitalisation and restructure of the shareholder base of Palladium.

VOTE IN FAVOUR

THE PALLADIUM INDEPENDENT BOARD COMMITTEE UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOUR OF ALL RESOLUTIONS TO IMPLEMENT THE SCHEME IN THE ABSENCE OF A SUPERIOR PROPOSAL, AND SUBJECT TO THE INDEPENDENT EXPERT CONCLUDING THAT THE SCHEME IS FAIR AND REASONABLE AND THEREFORE IN THE BEST INTERESTS OF THE PALLADIUM SHAREHOLDERS.

A Notice of Scheme Meeting is included as Annexure D to this Scheme Booklet, and a proxy form for the Scheme Meetings accompanies this Scheme Booklet. The Scheme Meeting is scheduled to be held at **10:00am (AEST)** on **24 August 2020** at Level 7, 307 Queen Street, Brisbane, Queensland 4000.

A Notice of General Meeting is included as Annexure F to this Scheme Booklet. The General Meeting is scheduled to be held at **11:00am (AEST)** on **24 August 2020** at Level 7, 307 Queen Street, Brisbane, Queensland 4000 (or as soon thereafter as the Scheme Meeting is concluded or has been adjourned).

This Scheme Booklet is an important document and requires your immediate attention. You should read it in its entirety, and consider its contents carefully, before deciding whether to vote in favour of all resolutions to implement the Scheme. If you are in any doubt about what you should do, you should consult with a financial, legal, taxation or other professional adviser immediately.

If you have any questions in relation to this Scheme Booklet or the Scheme, please contact Tara Hogan, General Counsel on +61 7 3025 8500, Monday to Friday between 9 am to 6pm (AEST).

THOMSON GEER
LAWYERS

CATAPULT
PARTNERS

Palladium
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Important Notices

Nature of this document

This Scheme Booklet provides Palladium Shareholders with information about the proposed acquisition of Palladium Shares by FinCo a wholly owned subsidiary of NewCo. FinCo is a special purpose vehicle established to facilitate a recapitalisation of Palladium and a restructure of the capital structure. This Scheme Booklet is not a disclosure document required by Chapter 6D of the Corporations Act. Subsection 708(17) of the Corporations Act provides that Chapter 6D of the Corporations Act does not apply in relation to arrangements under Part 5.1 of the Corporations Act approved at a meeting held as a result of an order under subsection 411(1).

This Scheme Booklet includes:

- the explanatory statement required to be sent to Palladium Shareholders under Part 5.1 of the Corporations Act in relation to the Scheme; and
- all the information known to Palladium that is material to Palladium Shareholders in deciding how to vote on the Financial Assistance Resolution.

You should review all the information in this Scheme Booklet carefully before making any decision as to how to vote at the Scheme Meeting. Section 1.1 sets out the reasons why you should vote in favour of the Scheme and section 1.2 sets out the reasons why you may wish to vote against the Scheme.

Defined terms and interpretation

A number of defined terms are used in this Scheme Booklet. These terms are explained in section 15.1 of this Scheme Booklet. Section 15.2 sets out some rules of interpretation which apply to this Scheme Booklet. The documents reproduced in some of the annexures to this Scheme Booklet each have their own defined terms which are sometimes different from those in section 15.1.

No investment advice

This Scheme Booklet is intended for all Palladium Shareholders and does not take into account the investment objectives, financial situation or particular needs of each Shareholder or any other particular person. This Scheme Booklet should not be relied upon as the sole basis for any investment decision in relation to the Scheme or your shares in Palladium. Before making any decision in relation to the Scheme or your shares, including any decision to vote for or against the Schemes you should consider whether that decision is appropriate in the light of your particular investment needs, objectives, taxation position and financial circumstances. If you are in any doubt about what you should do, you should seek independent financial, legal, taxation or other professional advice before making any investment decision.

Not an offer

This Scheme Booklet does not constitute or contain an offer to Palladium Shareholders, or a solicitation of an offer from Palladium Shareholders, in any jurisdiction.

Foreign jurisdictions

The release, publication or distribution of this Scheme Booklet in jurisdictions other than Australia may be restricted by law or regulation in such other jurisdictions and persons outside of Australia who come into possession of this Scheme Booklet should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of applicable laws or regulations.

This Scheme Booklet has been prepared in accordance with Australian law and the information contained in this Scheme Booklet may not be the same as that which would have been disclosed if this Scheme Booklet had been prepared in accordance with the laws and regulations outside Australia.

It is important that shareholders who are not Australian resident taxpayers or who are liable for tax outside Australia seek specific taxation advice in relation to the Australian and overseas tax consequences of the Schemes.

Section 13 of the Scheme Booklet provides further information as to the Palladium Shareholders who are Eligible Foreign Shareholders.

Notice to Palladium Shareholders in the United States

Please see Section 13 of the Scheme Booklet.

Regulatory information

This Scheme Booklet includes the explanatory statement for the Scheme required by subsection 412(1) of the Corporations Act. A copy of the proposed Scheme is included in this Scheme Booklet as Annexure C.

A copy of this Scheme Booklet has been registered by ASIC for the purposes of subsection 412(6) of the Corporations Act. ASIC

has been given the opportunity to comment on this Scheme Booklet in accordance with subsection 411(2) of the Corporations Act.

Neither ASIC, nor any of its officers, takes any responsibility for the contents of this Scheme Booklet.

ASIC has been requested to provide a statement, in accordance with subsection 411(17)(b) of the Corporations Act, that it has no objection to the Scheme. If ASIC provides that statement, it will be produced to the Court at the time of the Court hearings to approve the Scheme.

Notices of Scheme Meeting and General Meeting

The Notice of Scheme Meeting is set out in Annexure E.

The Notice of General Meeting is set out in Annexure F.

Notice of Second Court Hearing

At the Second Court Hearing, the Court will consider whether to approve the Scheme following the vote at the Scheme Meeting and the General Meeting.

Any Palladium Shareholder may appear at the Second Court Hearing, which is expected to be held at 10.15am on 2 September 2020 at the Federal Court of Australia, Law Courts Building, Queens Square, Sydney, NSW 2000.

Any Palladium Shareholder who wishes to oppose approval of the Scheme at the Second Court Hearing may do so by filing with the Court and serving on Palladium a notice of appearance in the prescribed form together with any affidavit that the Palladium Shareholder proposes to rely on.

Important notice associated with Court order under subsection 411(1) of the Corporations Act.

The fact that, under subsection 411(1) of the Corporations Act, the Court has ordered that a meeting be convened and has approved the explanatory statement required to accompany the Notice of Scheme Meeting does not mean that the Court:

- has formed any view as to the merits of the proposed Scheme or as to how Palladium Shareholders should vote (on this matter Palladium Shareholders must reach their own conclusion); or
- has prepared, or is responsible for the content of, the explanatory statement.

Disclaimer as to forward-looking statements

This Scheme Booklet contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements.

All forward-looking statements in this Scheme Booklet reflect views only as at the date of this Scheme Booklet, and generally may be identified by the use of forward-looking words such as 'believe', 'aim', 'expect', 'anticipate', 'intending', 'foreseeing', 'likely', 'should', 'planned', 'may', 'estimate', 'potential', or other similar words. Similarly, statements that describe the objectives, plans, goals or expectations of Palladium, FinCo or NewCo are or may be forward-looking statements.

Any statements contained in this Scheme Booklet about the impact that the Scheme may have on the results of Palladium's operations, and the advantages and disadvantages anticipated to result from the Scheme, are also forward-looking statements.

All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from the anticipated results, performance or achievements, expressed, projected or implied by those forward-looking statements.

The business, operations and financial performance of Palladium, FinCo and NewCo are subject to various risks, including those summarised in this Scheme Booklet, many of which are beyond the control of Palladium. Palladium Shareholders should note that the historical financial performance of Palladium is no assurance of future financial performance of Palladium (whether the Scheme is implemented or not). Those risks and uncertainties include factors and risks specific to the industry in which Palladium operates, as well as general economic conditions; commodity prices; prevailing exchange rates and interest rates; and conditions in the financial markets. The forward-looking statements included in this Scheme Booklet are made only as of the date of this Scheme Booklet.

Although Palladium believes that the views reflected in any forward-looking statements included in the Palladium Information have been made on a reasonable basis, no assurance can be given that such views will prove to have been correct.

None of Palladium, FinCo, NewCo or any of their respective affiliates, officers, directors, employees or advisers or any person named in this Scheme Booklet or involved in the preparation of this Scheme Booklet makes any representation or warranty (either express or implied) as to the accuracy or likelihood of fulfilment of any forward-looking statement, or any events or results expressed or implied in any forward-looking statement or their respective officers, any persons named in this Scheme Booklet, except to the extent required by law. You are cautioned not to place undue reliance on any forward-looking statement.

All subsequent written and oral forward-looking statements attributable to Palladium, FinCo, NewCo or any person acting on their behalf are qualified by this cautionary statement.

Subject to any continuing obligations under relevant laws, Palladium, FinCo and NewCo do not give any undertaking to update or revise any such statements after the date of this Scheme Booklet, to reflect any change in expectations in relation thereto or any change in events, conditions or circumstances on which any such statement is based.

Responsibility statement

Palladium has been solely responsible for preparing the Palladium Information. The Palladium Information concerning Palladium and the intentions, views and opinions of Palladium and the Palladium Independent Board Committee contained in this Scheme Booklet has been prepared by Palladium and the Palladium Independent Board Committee and is the responsibility of Palladium. NewCo and the NewCo Directors and Officers do not assume any responsibility for the accuracy or completeness of any Palladium Information or the Independent Expert's Report (or any information contained therein).

The FinCo Provided Information concerning FinCo and the intentions, views and opinions of FinCo contained in this Scheme Booklet has been prepared by FinCo and is the responsibility of FinCo. Palladium and the Palladium Directors and officers do not assume any responsibility for the accuracy or completeness of any FinCo Provided Information.

The NewCo Provided Information concerning NewCo and the intentions, views and opinions of NewCo contained in this Scheme Booklet has been prepared by NewCo and is the responsibility of NewCo. Palladium and the Palladium Directors and officers do not assume any responsibility for the accuracy or completeness of any NewCo Provided Information.

Ernst & Young Strategy and Transactions Limited has prepared the Independent Expert's Report in relation to the Scheme and Ernst & Young Strategy and Transactions Limited takes responsibility for that report. The Independent Expert's Report is set out in Annexure A.

No consenting party has withdrawn their consent to be named before the date of this Scheme Booklet.

Privacy

Palladium, FinCo and NewCo may collect personal information in the process of implementing the Scheme. Such information may include the name, contact details and shareholdings of Palladium Shareholders and the name of persons appointed by those persons to act as a proxy, attorney or corporate representative at the Scheme Meeting as relevant to you. The collection of some of this information is authorised by the Corporations Act.

The primary purpose of the collection of personal information is to assist Palladium, NewCo and FinCo to conduct the Scheme Meeting and implement the Scheme. Personal information of the type described above may be disclosed to the Palladium registry, print and mail service providers, authorised securities brokers, Related Bodies Corporate of Palladium, NewCo and FinCo, and their respective officers, employees, advisers and service providers. Palladium Shareholders have certain rights to access personal information that has been collected. Palladium Shareholders should contact Palladium in the first instance, if they wish to access their personal information. Palladium Shareholders who appoint a named person to act as their proxy, attorney or corporate representative should ensure that they inform that person of the matters outlined above.

Charts and diagrams

Any diagrams, charts, graphs or tables appearing in this Scheme Booklet are illustrative only and may not be drawn to scale. Unless stated otherwise, all data contained in diagrams, charts, graphs and tables is based on information available as at the date of this Scheme Booklet.

Financial amounts

Unless otherwise stated, all financial amounts in this Scheme Booklet are in Australian dollars.

Any discrepancies between totals in tables or financial statements, or in calculations, graphs or charts are due to rounding. Accordingly,

actual calculations may differ from the calculations set out in this Scheme Booklet.

All financial and operational information set out in this Scheme Booklet is current as at the date of this Scheme Booklet, unless otherwise stated.

External websites

Unless expressly stated otherwise, the content of the Palladium website does not form part of the Scheme Booklet and Palladium Shareholders should not rely on any such content.

Time

All references to time in this Scheme Booklet are references to Brisbane, Queensland, Australia time, unless otherwise stated. Any obligation to do an act by a specified time in an Australian time zone must be done at the corresponding time in any other jurisdiction. All times and dates relating to the Implementation of the Scheme referred to in this Scheme Booklet may change and, among other things, are subject to all necessary approvals from Governmental Agencies.

If you have any questions in relation to this Scheme Booklet or the Scheme, please contact Tara Hogan, General Counsel.

Date of this Scheme Booklet

This Scheme Booklet is dated 29 July 2020.

Contents

page

Palladium
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Key dates

Event	Date
Date of Scheme Booklet	29 July 2020
Court approval for dispatch of this Scheme Booklet (First Court Date)	29 July 2020
Time and date for determining eligibility to vote at the Scheme Meeting and General Meeting	5:00pm (AEST) on 21 August 2020
Election time Latest time and date for Palladium Shareholders to make an election for Scheme Consideration	5:00pm (AEST) on 13 August 2020
Palladium announces indicative election results in respect of the Scheme Consideration	18 August 2020
Latest date and time for receipt of Proxy Forms, powers of attorney or certificates of appointment of body corporate representative for the Scheme Meeting and General Meeting	Received any time prior to the relevant Scheme Meeting or General Meeting in respect of which the proxy is being provided or appointment is being made
Scheme Meeting	10:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000
General Meeting (for considering the Financial Assistance Resolution and the Constitution Resolution)	11:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000 (or as soon thereafter as the Scheme Meeting is concluded or has been adjourned)
If the Scheme, Financial Assistance Resolution and Constitution Resolution are approved by Palladium Shareholders	
Court hearing to approve the Scheme (Second Court Date)	2 September 2020
Effective Date	3 September 2020
Record Date for determining entitlements to Scheme Consideration	5:00pm, 7 September2020
Palladium announces final election results in respect of the Scheme Consideration	8 September 2020
Implementation Date	8 September 2020
Dispatch of Scheme Consideration	As soon as practicable after the implementation of the Scheme

All times and dates in the above timetable are references to the time and date in Brisbane, Queensland, Australia unless stated otherwise and all such times and dates are indicative only and subject to change, and, among other things, are subject to all necessary approvals from Governmental Agencies. Certain times and dates are conditional on the approval of the Scheme, Financial Assistance Resolution and Constitution Resolution by Palladium Shareholders and by the Court. Any substantive changes to the timetable will be advised by Palladium to Palladium Shareholders by email to the email address provided by the Palladium Shareholders to Palladium.

Palladium
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Letter from the Palladium Independent Board Committee

Dear Palladium Shareholder,

Palladium is proposing to undergo a recapitalisation and restructure of its shareholder and capital base. To facilitate this transaction two new entities NewCo and its wholly owned-subsidiary FinCo have been established. If resolutions are passed at the General Meeting and the Scheme is approved at the Scheme Meeting and by the Court, FinCo will acquire 100% of the share capital of Palladium by way of a scheme of arrangement. Kim Bredhauer (Chairman of Palladium), Darryn Purdy (Executive Director) and Christopher Hirst (CEO of Palladium) are associated with NewCo and FinCo and, to comply with strict legal requirements, have been excluded from Board considerations around this transaction.

The Palladium Independent Board Committee considers the proposal presented in this Scheme Booklet is attractive and unanimously recommend that you **vote in favour** of the scheme of arrangement.

Overview of the Scheme

The scheme of arrangement entitles you to receive **$17.50 per share** for each Palladium Share that you hold at the Record Date. You can elect (prior to the Election Time) to receive this consideration in either:

a) cash;

b) scrip in NewCo; or

c) a combination of both.

This amount represents:

- an implied acquisition multiple of approximately 6.1x FY20 Forecast EBITDA[1]; and
- an implied equity value of $195.5 million and enterprise value of $195.4 million[2] as at the year ended 30 June 2020 (**Implied Equity Value**).

The Scheme Consideration is fixed regardless of the actual EBITDA result for FY20. If the FY20 EBITDA differs from the forecasted $32.0m then the implied acquisition multiple will differ.

There are some important points to note in relation to the alternatives of cash or scrip consideration or a combination of both and particularly the risks in relation to the Scrip Consideration.

- Ineligible Foreign Shareholders will receive the Cash Consideration and will not be entitled to elect to receive the Scrip Consideration;
- Any Election for the Scrip Consideration may be subject to the Scaleback Arrangements described in Section 4.3.1 of this Scheme Booklet; and

---

[1] Enterprise Value / EBITDA multiple is based on the $17.50 offer price and FY20 Forecast EBITDA of $32.0m. Enterprise Value calculated as described below.

[2] Enterprise Value calculated using shares on issue and net cash of $0.1m as at 31 May 2020.See Footnote 11 as to difference in reference to net cash in Independent Expert's Report.

- If you do not make an Election or your Election is invalid you will receive Cash Consideration (see Section 4.2).

Electing to receive shares in NewCo (a newly incorporated unlisted proprietary Australian company) carries additional risks, including:

- you will be a shareholder in a company that has gearing which will be significantly greater than the current gearing of Palladium; and

- you may be subject to dilution of your interests in the company in certain circumstances; and you may also be subject to compulsory acquisition if you are not and have not been an employee or director for 6 months, or (in the case of a corporate or trustee shareholder) you have a change in control, and you hold less than 1% of the issued shares in NewCo.

As a Palladium Shareholder your shares have also been subject to dilution of your interests in the company in certain circumstances; and have been subject to compulsory acquisition if you are not and have not been an employee or director for 12 months, or (in the case of a corporate or trustee shareholder) you have had a change in control, and you hold less than 1% of the issued shares in Palladium.

Subject to the Implementation of the Scheme, Palladium Shareholders who Elect Scrip Consideration and (subject to any Scaleback Arrangements described in Section 4.3.1 of this Scheme Booklet.) will be issued 1 NewCo Share for every 1 Palladium Share they hold at the Record Date. NewCo will own 100% of Palladium indirectly through its wholly owned subsidiary, FinCo.

The Scheme can only proceed if, among other conditions:

- The requisite majority of Palladium Shareholders approve it. This requires more than 50% of shareholders present and voting and at least 75% of votes cast at the meeting to be in favour of the Scheme at the Scheme Meeting; and

- The Financial Assistance Resolution and Constitution Resolution are approved by the Palladium Shareholders at the General Meeting.

The Scheme also requires court approval.

Funding of Cash Consideration

The Cash Consideration is to be funded through a combination of bank debt financing and mezzanine financing (both of which are described in Section 9.2). Palladium may also contribute cash.

A number of the substantial holders of Palladium Shares (see Section 5.7.2) will be providing the mezzanine debt. Section 9.2.2 identifies the mezzanine lenders, the range of debt that each will provide.

Other than in respect of the mezzanine finance, the substantial shareholders have not yet made a decision as to the Election they will make in the Scheme for their remaining Palladium Shares.

Rationale of the Scheme

The Transaction creates the opportunity to leverage the current low gearing levels of Palladium to create a liquidity event that enables the capital table to be refreshed, and an exit opportunity for external shareholders, and significant shareholders who have held shares since the management buyout in 2009. The Scheme will entitle Palladium Shareholders who elect Cash Consideration to realise certainty of value of their Palladium Shares in the near term (subject to the Scheme becoming Effective) which may not be achieved if the Scheme does not proceed.

Further, the new structure on Implementation of the Scheme separates FinCo (the financing company) from NewCo (the holding company in which Scrip Consideration will be issued). NewCo will not be a guarantor under the proposed financing arrangements – this is a preferable position for shareholders.

The Transaction aims to restructure the Palladium group into a more commercially typical and flexible structure for any transaction in the future.

Conditions precedent to the Scheme proceeding

In addition to the other Conditions Precedent to the Scheme described above and in Section 4.5, the following Conditions Precedent apply to the Scheme such that the Scheme will not proceed to be implemented if:

- the total number of NewCo Shares to be issued to Palladium Shareholders who have made an Election to receive the Scrip Consideration, does not represent a minimum of 41% of Palladium Shares (unless this condition is waived); or

- if the outcome on Implementation will be that a Palladium Shareholder (together with that shareholders Relevant Interests) would acquire 50% or more of NewCo.

Risks

The Palladium Independent Board Committee consider that it is appropriate for Palladium Shareholders, in considering the Scheme, to be aware that there are a number of general risk factors as well as risks specific to Palladium and/or the industries in which it operates which could materially adversely affect the future operating and financial performance of Palladium or the value of Palladium.

Section 7 outlines:

- Risks relating to business and operations of Palladium (refer to Section 7.2);

- Risks relating to an investment in NewCo following Implementation (refer to Section 7.3); and

- Risks relating to the Scheme (refer to Section 7.4).

If the Scheme is implemented, there is no guarantee that NewCo will pay or declare any dividends following implementation of the Scheme. Under the NewCo Constitution, the NewCo Board has the flexibility to not declare or pay any dividends. The payment of dividends is subject to the finance terms (See Section 7.3.5 and 9.2.2) and future funding needs of NewCo.

NewCo Board

As at the date of this Scheme Booklet, Kim Bredhauer and Christopher Hirst are the directors of NewCo. If the Scheme is implemented, it is intended that additional directors, including at least one Independent Director, will be appointed to the NewCo Board. The appointment of all directors for an initial term will be confirmed at a General Meeting of the shareholders of NewCo within a short period of time after the Implementation Date.

Independent Expert's Report

The Palladium Independent Board Committee appointed Ernst & Young Strategy and Transactions Limited (**Independent Expert**) to assess the merits of the transaction.

The Independent Expert opinion is that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders.

In assessing "fairness" the Independent Expert assessed the value of a Palladium Share on a non-controlling basis as between $12.63 and $15.50 per Share. The Cash Consideration is $17.50 per share

and the Independent Expert's assessed value of the Scrip Consideration is between $16.91 and $21.32 per share. Both the Cash Consideration and the fair value of the Scrip Consideration are above the range of values assessed for Palladium Shares and therefore fair.

In assessing "reasonableness" the Independent Expert has considered the advantages, disadvantages and other factors that shareholders should consider in forming their view as to whether or not to vote in favour of the resolution required to effect the Scheme. The Independent Expert has determined that the potential advantages of the Scheme outweigh the potential disadvantages to Palladium Shareholders as a whole and is therefore reasonable.

A copy of the Independent Expert's Report is included in Annexure A.

Palladium Independent Board Committee's recommendation

The Palladium Independent Board Committee unanimously recommend that you vote in favour of the Scheme in the absence of a Superior Proposal, and subject to the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders. Subject to those same qualifications, each of the Palladium Independent Board Committee intend to vote all the Palladium Shares held or controlled by them in favour of the Scheme. The Palladium Independent Board Committee also intend to vote in favour of the Financial Assistance Resolution and the Constitution Resolution.

In forming their view that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders, the Palladium Independent Board Committee considered the advantages and disadvantages of the Scheme proceeding. The reasons to vote in favour of the Scheme are set out at section 1.1 of this Scheme Booklet. There are also reasons why you may choose to vote against the Scheme which are set out in section 1.2 of this Scheme Booklet.

The Palladium Independent Board Committee make no specific recommendation in relation to the Scrip Consideration due to the speculative nature of the NewCo Shares and the fact that their appropriateness will depend significantly on the characteristics and risk profile of individual Palladium Shareholders. However, current employee shareholders are encouraged to consider electing to take the Scrip Consideration and former employees are encouraged to consider electing to take the Cash Consideration.

As at the date of this Scheme Booklet, the Relevant Interests of the Palladium Independent Board Committee is approximately 1.9% of all Palladium Shares on issue and each Palladium Independent Director intends to vote any Palladium Share held by them at the time of the Scheme Meeting in favour of the Scheme, in the absence of a Superior Proposal and subject to the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders.

Financial Assistance Resolution

The Corporations Act prohibits a company from either directly or indirectly giving any financial assistance for the purpose of acquiring shares in the company. As part of the funding for the transaction, Palladium will provide security to the funding banks to enable the provision of debt to FinCo. Palladium may also use cash to assist in funding the share acquisition by FinCo (see Section 11). This constitutes financial assistance and for it to be provided, Palladium must obtain shareholder approval.

The Financial Assistance Resolution will be considered at the General Meeting. The Notice of Meeting for the General Meeting is set out at Annexure F of this Scheme Booklet.

Action required

Your vote is important. If you are in favour of the scheme of arrangement, then you need to do the following:

1. Read the whole of this Scheme Booklet (including the Independent Expert's Report).

2. Elect the form of consideration by the Election Time which is 5:00pm (AEST) on 13 August 2020.

3. Vote in favour of the Scheme either in person or by proxy at the Scheme Meeting which is scheduled for 10:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000;

4. Vote in favour of the Financial Assistance Resolution and the Constitution Resolution at the General Meeting which is scheduled for 11:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000 (or as soon thereafter as the Scheme Meeting is concluded or has been adjourned).

In considering whether to vote in favour of the Scheme, the Financial Assistance Resolution and the Constitution Resolution, the Palladium Independent Board Committee encourage you to carefully read the whole of the Scheme Booklet (including the Independent Expert's Report), consider the choices available to you, have regard to your individual risk profile, portfolio strategy, taxation position and financial circumstances and obtain advice from your financial advisor and taxation advisor on the Scheme and the effect of the Scheme becoming effective.

If you are unable to attend the Scheme Meeting or the General Meeting in person, the Palladium Independent Board Committee encourages you to vote by completing your proxy forms and lodging them in accordance with the instructions on the proxy form.

Please note that the Scheme will **not** be implemented unless the resolution at the Scheme Meeting is passed, the Financial Assistance Resolution is passed, the Constitution Resolution is passed and the Scheme is approved by the Court.

The implementation of the Scheme is contingent on the passing of the Financial Assistance Resolution and the Constitution Resolution.

Further information

This Scheme Booklet sets out important information regarding the Scheme, the Financial Assistance Resolution and the Constitution Resolution, including the reasons for the Palladium Independent Directors' recommendation and the Independent Expert's Report. It also sets out reasons why you may wish to vote against the Scheme.

If you have any questions in relation to this Scheme Booklet or the Scheme, please contact Tara Hogan, General Counsel on +61 7 3025 8500, Monday to Friday between 9 am to 6pm (AEST).

Thank you for your support of Palladium.

Yours sincerely

On behalf of
Palladium Independent Board Committee

1. Key Considerations Relevant to Your Vote

1.1 Why you should vote in favour of the Scheme

1.1.1 The Palladium Independent Board Committee unanimously recommends that you vote in favour of the Scheme, in the absence of a Superior Proposal and subject to the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders

The Palladium Independent Board Committee unanimously recommends that, in the absence of a Superior Proposal and subject to the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders, you vote in favour of the Scheme Resolution at the Scheme Meeting. In reaching their recommendation, the Palladium Independent Board Committee have assessed the Scheme having regard to the reasons to vote in favour of, or against, the Scheme, as set out in this section.

In the absence of a Superior Proposal and subject to the Independent Expert continuing to conclude that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders, each Palladium Independent Director, who holds shares in Palladium intends to vote all their Palladium Shares in favour of the Scheme in the absence of a Superior Proposal.

If you intend to vote in favour of the Scheme, the Palladium Independent Board Committee unanimously recommend that you vote in favour of the Financial Assistance Resolution and the Constitution Resolution – these resolutions must be approved at the General Meeting for the Scheme to proceed.

1.1.2 The Independent Expert has concluded that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders, in the absence of a Superior Proposal

Palladium appointed Ernst & Young Strategy and Transactions Limited to prepare an Independent Expert's Report, including an opinion as to whether the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders.

The Independent Expert opinion is that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders.

In assessing "fairness" the Independent Expert assessed the value of a Palladium Share on a non-controlling basis as between $12.63 and $15.50 per Share. The Cash Consideration is $17.50 per share and the Independent Expert's assessed value of the Scrip Consideration is between $16.91 and $21.32 per share. Both the Cash Consideration and the fair value of the Scrip Consideration are above or within the range of values assessed for Palladium Shares and therefore fair.

In assessing "reasonableness" the Independent Expert has considered the advantages, disadvantages and other factors that shareholders should consider in forming their view as to whether or not to vote in favour of the resolution required to effect the Scheme. The Independent Expert has determined that the potential advantages of the Scheme outweigh the potential disadvantages to Palladium Shareholders as a whole and is therefore reasonable.

The Independent Expert's Report is included as Annexure A to this Scheme Booklet. The Palladium Independent Board Committee encourage you to read this report in its entirety.

1.1.3 The Scheme Consideration acquisition multiple

The Scheme Consideration of $17.50 per share implies an acquisition multiple of approximately 6.1x FY20 Forecast EBITDA[3].

1.1.4 No Superior Proposal has emerged at the date of this Scheme Booklet

The Palladium Independent Board Committee are not aware of, and have not received, any Superior Proposal. Moreover, given the COVID-19 pandemic and its adverse impact and distraction on the investment market, trade buyers and valuation metrics, it is unlikely that Palladium will receive a Superior Proposal in the immediate future.

1.1.5 The Scrip Consideration provides the potential flexibility to Palladium Shareholders who wish to maintain an interest in Palladium to do so by holding NewCo Shares, having regard to the risks involved

Subject to the Scrip Consideration Scaleback Arrangements (described in Section 4.3.1), the proposal provides the option for Palladium Shareholders to elect to receive either cash, scrip or a combination of both as consideration. This provides flexibility to Palladium Shareholders to either maintain an investment in Palladium or to realise their investment now.

1.1.6 Shareholders who elect to receive Scrip Consideration retain the opportunity to participate in the future growth strategy of Palladium and potentially benefit from greater leverage in NewCo

The Scheme offers Palladium Shareholders the opportunity to retain an indirect ownership interest in Palladium and potentially benefit from greater leverage in NewCo. This may be attractive to shareholders who believe in the future growth strategy of Palladium and wish to participate in the potential future upside of the investment. This is not without risk. The risks and uncertainties are discussed further in section 7.

1.1.7 No brokerage or duty

In addition, the Palladium Independent Board Committee note that no brokerage or duty is payable by you on the receipt of Scrip Consideration or Cash Consideration under the Scheme.

1.2 Why you may consider voting against the Scheme

1.2.1 You may disagree with the Palladium Independent Board Committee's unanimous recommendation or the Independent Expert's conclusion

Despite the recommendation of the Scheme by the Palladium Independent Board Committee and the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders, you may believe that the Scheme is not in the best interests of Palladium Shareholders or not in your individual interest.

1.2.2 The tax consequences of the Scheme may not suit your financial position

The tax consequences of the Scheme will depend on your personal situation. A general guide to the Australian taxation implications of the Scheme is set out in section 10. This guide is expressed in general terms only and Palladium Shareholders should seek professional taxation advice regarding the tax consequences applicable to their own circumstances.

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[3] Enterprise Value / EBITDA multiple is based on the $17.50 offer price and FY20 Forecast EBITDA of $32.0m. Enterprise Value calculated using shares on issue and net cash of $0.1m as at 31 May 2020.

1.2.3 You may believe that there is potential for a Superior Proposal to emerge in the future

You may consider that a Superior Proposal may emerge in the future. The Palladium Independent Board Committee are, as at the date of this Scheme Booklet, not aware of, and have not received, any Superior Proposal.

1.2.4 The capital funding structure of NewCo is significantly different to that of Palladium and you may not be comfortable with the associated risk of this

The capital funding structure of NewCo is significantly different to that of Palladium in terms of debt. FinCo has stated its intention to raise debt to finance the Cash Consideration. After the transaction, FinCo is expected to have up to $72.0m of core debt (depending on the amount of net cash in Palladium at the Implementation Date), equivalent to 2.3x FY20F EBITDA[4] and NewCo will have between $33.6m and $43.4m of mezzanine finance depending on the scrip elections[5].

1.2.5 Inadequate value

You may be of the opinion that the Scheme Consideration does not adequately reflect the value of your Palladium Shares.

1.2.6 Conditions unacceptable

You may consider the terms of the Scheme or the associated commercial arrangements including the Conditions Precedent to the Scheme to be unacceptable.

1.3 Implications of electing to receive the Scrip Consideration

Instead of receiving cash under the Scheme, Palladium Shareholders may make an Election (subject to certain limitations) to receive unlisted NewCo Shares. NewCo's wholly owned subsidiary, FinCo, will own 100% of the shares in Palladium. Electing to receive unlisted shares in this entity carries additional risks (see Section 7 for further details).

The Palladium Independent Board Committee make no recommendation in relation to the Scrip Consideration due to the speculative nature of the NewCo Shares and the fact that their appropriateness will depend significantly on the characteristics and risk profile of individual Palladium Shareholders. Further, the value of the NewCo Shares in the event of a liquidity event is uncertain.

However, current employee shareholders are encouraged to consider electing to take the Scrip Consideration and former employees are encouraged to consider electing to take the Cash Consideration.

1.3.1 There are significant risks associated with holding NewCo Shares

There are significant risks associated with holding NewCo Shares. These are set out in Section 7 and include:

- you will be a shareholder in a company that has no active market in its shares. While you may from time to time be able to buy and sell shares in NewCo the ability to do this and

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[4] FY20 Forecast EBITDA is $32.0m

[5] The Scheme has a Minimum Scrip Consideration Condition and the Scrip Consideration is subject to a Scaleback Arrangement if the Scrip Elections exceed the Maximum Available NewCo Shares. The Mezzanine Debt amount will be flexed to allow for the different elections and corresponding Cash Consideration requirements.

timing cannot be guaranteed;

- you will have rights as a minority shareholder only in NewCo;
- you may be subject to dilution of your interests if NewCo raises additional capital through the issue of new shares in the future in order to meet the operating and/or financing requirements of itself, FinCo and Palladium. Future capital raisings, equity funded acquisitions by the NewCo Group or issuance of shares to management may dilute the holdings of a NewCo Shareholder; and
- you will be a shareholder in a company that has a gearing ratio that is greater than the current gearing ratio of Palladium.

1.3.2 There is no guarantee there will be any dividends

If the Scheme is implemented, there is no guarantee that NewCo will pay or declare any dividends following implementation of the Scheme. Under the NewCo Constitution, the NewCo Board has the flexibility to not declare or pay any dividends. The payment of dividends is subject to the financing requirements and future funding needs of NewCo.

1.3.3 You may be subject to the Scaleback Arrangements

Palladium Shareholders who elect to receive the Scrip Consideration may be subject to the Scaleback Arrangements, as described in Section 4.3.1.

Therefore, you may not receive as many NewCo Shares as you would receive if the Scaleback Arrangements did not apply. You may also receive a combination of cash and NewCo Shares which is inconsistent with your preferences.

1.3.4 Small holdings may be subject to compulsory acquisition

The NewCo Board may require a NewCo Shareholder who is not and has not been an employee or director for 6 months, or (in the case of a corporate or trustee shareholder) has had a change in control, who holds a parcel of less than 1% of NewCo Shares (**NewCo Small Shareholder**) to dispose of its NewCo Shares.

As a Palladium Shareholder your shares have been subject to compulsory acquisition if you are not and have not been an employee or director for 12 months, or (in the case of a corporate or trustee shareholder) you have had a change in control, and you hold less than 1% of Palladium shares.

If the NewCo Board makes such an election, the NewCo Small Shareholder must sell or otherwise dispose of their NewCo Shares in the manner determined by the NewCo Board. This may include a buy-back and cancellation of those NewCo Shares, or the transfer of those NewCo Shares to the trustee of any trust created for the purposes of administering an employee incentive scheme. In either case, the sale price for the NewCo Shares will be the prevailing share price set by the Board at the date on which the NewCo Board gives notice of the proposed acquisition, or the date of the acquisition, whichever is lesser.

Under the NewCo Constitution each NewCo Shareholder will be contractually obliged to take all actions required by the NewCo Board to give effect to this compulsory disposal provision, including entering into and executing all documentation. All NewCo Shareholders give power of attorney which may be utilised by the NewCo Board to give effect to this compulsory disposal provision.

Therefore, even if you make a Scrip Election, if you would be a NewCo Small Shareholder, you may have your NewCo Shares compulsorily acquired after the Implementation Date.

1.3.5 Summary of rights and liabilities attaching to NewCo Shares

A summary of the key rights and liabilities attaching to NewCo Shares is set out in the table below. The NewCo Constitution is also annexed to this Scheme Booklet (refer to Annexure I).

Topic	Overview
Issue and ranking	NewCo's issued share capital will on completion of the Scheme consist of only ordinary shares. All ordinary shares on issue will rank equally. Holders of ordinary shares will have the right: • to receive notice of and to attend any general meeting of NewCo; • to vote at any general meeting of NewCo on the basis of one vote for each share held; • to receive dividends; and • in a winding up or reduction of capital of NewCo to participate in the distribution of the surplus assets of NewCo.
Dividends	Directors may declare and pay dividends as they decide (including the amount, timing and method), subject to any special rights or restrictions attached to a share.
NewCo Board	• The NewCo board will be comprised of a minimum number of 2 directors and a maximum number of 8 directors. • Directors may appoint a director and NewCo will confirm that appointment by ordinary resolution at the next general meeting. • Directors will adopt a board governance policy by special majority, which is expected to specify the term limits of directors.
NewCo Board Matters	Directors will have general power to manage the business and affairs of NewCo, except that the decisions set out in Schedules 1 and 2 of the NewCo Constitution must be made by a special majority of directors and shareholders respectively.
Shareholder voting	Each shareholder present (in person, by proxy, attorney or representative) has: • one vote on a show of hands; and • one vote for each fully paid share on a poll.
Issue of further NewCo Shares	Directors may, on behalf of the Company issue further NewCo Shares on any terms, at any time, and for any consideration the directors decide, except that a special majority of shareholders is required for any issue, in any 12 month period, that would result in more than 10% of all shares then on issue (other than any issues issued on a pro rata basis to shareholders or under an approved employee share plan).
Disposals	A shareholder must not transfer shares except: • to other current shareholders; • to the trustee of an employee share scheme; or • with the prior written approval of the directors. In addition, a shareholder cannot transfer shares to a third party that is not a shareholder if in the reasonable opinion of the directors: • the third party is not of good standing and reputation and of financial substance; or • the transfer is not in the best interests of NewCo (for example, a transfer to a competitor of NewCo).
Exit	If there is a change in control of a shareholder or if a shareholder or its related entities/relatives holding less than 1% of the shares on issue is not, or ceases to be, a director or employee: • NewCo is deemed to have issued them with a sale notice;

Topic	Overview

	• the shareholder will be given 6 months to sell their shares; and
	• if their shares are not sold within 6 months, the directors may at any time require the shares to be transferred to the trustee of an employee share scheme, or put to NewCo that it should exercise its right to buy-back the shares held by the shareholder and its related entities/relatives, at the lesser of the prevailing price set by the board at:
	  ○ the date of the sale notice; and
	  ○ the date of exercise of NewCo's rights.

Event of default	If an event of default occurs in respect of a shareholder (e.g. event of insolvency, breach or bad leaver): • the board may determine to issue a default notice, under which NewCo may exercise a right to buy-back all of some of the shares, or direct that they be transferred to the trustee of an employee share scheme, at the prevailing price set by the board less a discount to be determined by the board up to 50%; and • if that buy-back/transfer right is not exercised, the shareholder is required to sell their shares as if the default notice was a sale notice, through which NewCo has a further subsequent right to buy-back or require the transfer of the shares after 6 months at the prevailing price set by the board less a discount to be determined by the board up to 50%. .

Pre-emptive rights	If a shareholder has received a bona fide offer for its shares from a third party that is not a current shareholder:
	• the shareholder must give a transfer notice to NewCo;
	• the transfer is subject to approval of the directors; and
	• the directors shall have 10 business days to make a determination that:
	  ○ NewCo elects to buy-back all or some of the shares at the price offered by the third party;
	  ○ all or some of the shares would be transferred to the trustee of an employee share scheme at the price offered by the third party;
	  ○ all or some of the shares should be offered to other shareholders for a period of 10 business days at a price no higher than the price offered by the third party; or
	  ○ a combination of any of the above;
	• if the directors do not give notice of a determination or all of shares are not sold, the shareholder may transfer all or any remaining shares to the third party on the terms set out in the transfer notice.
	The pre-emptive rights will not apply where the third party is a related entity or relative of the shareholder.

Compulsory acquisition	In addition to rights and restrictions above: • shareholders can tag along to a sale if any one or more shareholders holding between them at least 51% of all shares wants to dispose of a proportion of their respective shares to an unrelated bona fide third party on arm's length terms; and • any one or more shareholders holding between them at least 75% of all shares can drag along other shareholders if they want to dispose of all shares to an unrelated bona fide third party on arms' length terms.

1.4 Other considerations

1.4.1 The Scheme may be implemented even if you vote against the Scheme or you do not vote at all

The Scheme is an 'all or nothing' proposal.

You should be aware that if you do not vote, or vote against the Scheme, the Financial Assistance Resolution or the Constitution Resolution, the Scheme may still be implemented if the Financial Assistance Resolution and the Constitution Resolution are approved and the Scheme is approved by the requisite majority of Palladium Shareholders and the Court.

If this occurs, your Palladium Shares will be transferred to FinCo and you will receive the Scheme Consideration even though you did not vote on, or voted against, the Scheme. Shareholders who do not make a valid Election will receive the Cash Consideration.

1.4.2 Implications for Palladium if the Scheme is not implemented

If the Scheme is not implemented, and in the absence of a Superior Proposal being implemented, Palladium Shareholders will retain their Palladium Shares and will not receive the Scheme Consideration. Palladium will continue to operate as it does currently.

Palladium has incurred significant costs in respect of the Scheme, including those to conduct negotiations with NewCo and FinCo, retain advisers, engage the Independent Expert and prepare this Scheme Booklet.

If the Scheme is not implemented, transaction-related costs of approximately $727,500 (exclusive of GST) are expected to be incurred by Palladium. Further details of the estimated costs are set out in Section 14.7 of this Scheme Booklet

1.4.3 Conditions Precedent

Implementation of the Scheme is subject to several Conditions Precedent, including those which are summarised at Section 4.5 as being outstanding as at the Last Practicable Date. If those outstanding Conditions Precedent are not satisfied or waived (as applicable), then the Scheme will not proceed (even if they have been approved by shareholders at the General Meeting, the Scheme Meeting and by the Court).

1.4.4 Transaction Costs

Costs have been incurred in implementing the Scheme (including retention of advisers, engagement of the Independent Expert and preparation of this Scheme Booklet), which are being paid as and when they fall due.

Based on the Scheme being implemented, a breakdown of the items that constitute Transaction Costs and the estimated amount of each item are set out in Section 14.7.

1.5 Palladium Shareholders have the following options

1.5.1 Vote in favour of all resolutions at the Scheme Meeting and the General Meeting to Implement the Scheme

This is the course of action unanimously recommended by the Palladium Independent Board Committee.

To follow your Palladium Independent Board Committee's unanimous recommendation, you should vote in favour of all resolutions at the Scheme Meeting and at the General Meeting. For the avoidance of any doubt, the implementation of the Scheme **is contingent** on the passing of the resolutions proposed at the General Meeting (as distinct from those proposed at the Scheme Meeting).

For details on how to vote, please refer to the Notice of Scheme Meeting at Annexure E and the Notice of General Meeting at Annexure F.

1.5.2 Vote against some or all resolutions to implement the Scheme

If, despite the Palladium Independent Board Committee's unanimous recommendation, you do not support the Scheme or a particular resolution to be considered at the Scheme Meeting and General Meeting, you may vote against some or all of the resolutions at the meetings to be held on 24 August 2020.

1.5.3 Seek further information

If you have any questions in relation to the Scheme Booklet, the Scheme or the General Meeting please contact Tara Hogan or consult your licensed financial, legal, taxation or other professional advisor.

1.5.4 Do nothing

Palladium Shareholders who elect not to vote at the Scheme Meeting or the General Meeting:

- If the Scheme is not Implemented, retain their Palladium Shares;
- If Scheme is Implemented and the Palladium Shareholder has made a valid Election, then subject to any Scaleback Arrangements receive the Scheme Consideration based on the Election. If no valid Election has been made, receive Cash Consideration for their Palladium Shares.

2 Details of the Scheme Meeting and General Meeting

2.1 The Scheme Meeting

The Scheme Meeting is to be held at 10:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000.

The Notice of Scheme Meeting is set out in Annexure E.

For the Scheme to proceed, the Scheme must be approved by Palladium Shareholders at Scheme Meeting, in each case by the Requisite Majorities as set out below:

- approval by more than 50% of Palladium Shareholders present and voting at each Scheme Meeting in person or by proxy, attorney or corporate representative, unless the Court orders otherwise; and
- approval by at least 75% of the total number of votes cast on the Scheme Resolution at each Scheme Meeting by Palladium Shareholders.

For the Scheme to proceed, the Scheme Resolution, the Constitution Resolution and the Financial Assistance Resolution must be approved by the Requisite Majorities.

The Scheme is conditional on the Scheme Resolution being approved at the Scheme Meeting, the Constitution Resolution and the Financial Assistance Resolution being approved at the General Meeting, Court approval and satisfaction or waiver (as applicable) of the other Conditions Precedent. If all the Conditions Precedent to the Scheme are not satisfied or waived by the End Date, then the Scheme will not proceed.

2.2 The General Meeting

The Scheme Meeting will be followed immediately by the General Meeting (in relation to the Financial Assistance Resolution and the Constitution Resolution) at 11:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000 (or as soon thereafter as the Scheme Meeting is concluded or has been adjourned).

The Notice of General Meeting is set out in Annexure F.

At the General Meeting, Palladium will be asked to consider the Financial Assistance Resolution and the Constitution Resolution.

The Financial Assistance Resolution must be approved by a special resolution (75% of the votes cast by Palladium Shareholders entitled to vote in person or by proxy, attorney or corporate representative) with no votes being cast in favour of the resolution by FinCo (as the acquirer of the Palladium Shares) or FinCo's Associates.

The Constitution Resolution must be approved by Palladium Shareholders (in person or by proxy, attorney or corporate representative) who individually or collectively hold at least 75% of the Palladium Shares on issue.

For the avoidance of doubt, the Implementation of the Scheme is contingent on the passing of the resolutions proposed at the General Meeting. If both the Financial Assistance Resolution and the Constitution Resolution are not passed or if either of the Financial Assistance Resolution or the Constitution Resolution are not passed, then the Scheme will not be Implemented and Palladium Shareholders will retain their Palladium Shares.

2.3 Exercise your vote

Shareholders may vote by attending in person or by proxy, attorney or, in the case of a corporation which is a shareholder, by body corporate representative.

2.4 Voting in person

To vote in person, you must attend the meeting. A Palladium Shareholder who wishes to attend and vote at the Scheme Meeting or the General Meeting in person will be admitted to that meeting and given a voting card upon disclosure of their name and address at the point of entry to that meeting.

2.5 Voting by proxy

Any Palladium Shareholder entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of that shareholder. The proxy does not need to be a shareholder.

A Palladium Shareholder who is entitled to cast two (2) or more votes may appoint two (2) proxies and may specify the proportion or number of votes each proxy is appointed to exercise. If no proportion or number is specified, each proxy may exercise half of the Palladium Shareholder's votes.

Proxies must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified below and received at any time prior to the time of the Scheme Meeting and the General Meeting.

Palladium (hand deliveries):	Level 7, 307 Queen Street, Brisbane QLD 4000, Australia
Palladium postal address:	GPO Box 449, Brisbane QLD 4000, Australia
Email for lodgement:	companysecretary@thepalladiumgroup.com

The proxy form has been enclosed with the Notice of Scheme Meeting at Annexure E and the Notice of General Meeting at Annexure F. Please read all instructions carefully before completing the proxy form.

2.6 Voting by attorney

Your attorney may attend the Scheme Meeting or General Meeting at which you are entitled to attend and vote, and vote on your behalf.

If you wish to vote by attorney at the Scheme Meeting or General Meeting, you must, if you have not already presented an appropriate power of attorney for notation, deliver to Palladium the original or certified copy of the power of attorney by post or by hand delivery so that it is received before the meeting commences.

The power of attorney must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified above (at Item 2.5) and received at any time prior to the time of the relevant meeting.

2.7 Voting by body corporate representative

A corporation that is a shareholder must appoint a person to act as its representative to vote at a meeting (if it does not wish to vote by proxy or attorney). The appointment must comply with the Corporations Act. An authorised body corporate representative will be admitted to that meeting upon providing written evidence of their appointment including any authority under which it is signed, their name and address and the identity of their appointer. The body corporate

representative form has been enclosed at Annexure G. Please read all instructions carefully before completing the form.

The body corporate representative form must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified above (at Item 2.5) and received at any time prior to the time of the relevant meeting.

2.8 Voting entitlement

If you are a shareholder and are registered as such on the Palladium Share Register of the Palladium at 5:00pm (AEST) on 21 August 2020, you will be entitled to attend and vote at the relevant Scheme Meeting or General Meeting.

3 Frequently Asked Questions

Question	Answer	More Information
Background and overview of the Transaction		
What is the Transaction?	Palladium is undergoing a share and capital restructure. New special purpose vehicles are using a combination of debt mezzanine finance and Palladium cash (as described in Section 11) to acquire the Palladium Shares for the Cash Consideration. The intention is for Palladium to be a largely employee owned company and existing employee shareholders are encouraged to roll their shares by accepting the Scrip Consideration into the new structure. Palladium Shareholders are being asked to consider and vote on a proposed scheme of arrangement under Australian law, under which all their Palladium Shares would be transferred to FinCo which is wholly owned by NewCo (for the Scheme Consideration).	Section 4 contains an overview of the Scheme and a copy of the Scheme is contained in Annexure C.
What is a scheme of arrangement?	A scheme of arrangement is a statutory procedure that is commonly used to enable one company to acquire another company. The Scheme is a scheme of arrangement between Palladium and its shareholders and involves FinCo acquiring your Palladium Shares in exchange for the Scheme Consideration. The Scheme requires a vote in favour of the Scheme by the Scheme Requisite Majorities of Palladium Shareholders at the Scheme Meeting and Court approval of the Scheme at the Second Court Hearing.	
What is the Scheme Consideration?	If the Scheme is Implemented, Palladium Shareholders may elect to receive the Cash Consideration of $17.50 for each Palladium Share held by a Palladium Shareholder as at the Record Date. As an alternative to receiving the Cash Consideration, Palladium Shareholders (other than Ineligible Foreign Shareholders) can elect to receive the Scrip Consideration. The Scrip Consideration will only be available if you make a valid Scrip Election.	Section 4.1 sets out further details on the Scheme Consideration. Section 4.6 outlines the key steps to implement the Scheme.

Palladium MAKE IT POSSIBLE

Question	Answer	More Information
What is the Scrip Consideration?	The Scrip Consideration is 1 NewCo Share for each Palladium Share held as at the Record Date. The Palladium Shareholders who make an Election to receive Scrip Consideration may be subject to the Scaleback Arrangements described in Section 4.3.1.	Section 4.3 sets out further details of the Scrip Consideration.
Who is an Ineligible Foreign Shareholder and how will they be treated under the Scheme?	You will be an Ineligible Foreign Shareholder if your address in the Palladium Register as at the Record Date is a place outside Australia unless the Palladium Shareholder is an Eligible Foreign Shareholder or Palladium, NewCo and FinCo agree in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares to you if you Elect Scrip Consideration (and subject to any Scaleback Arrangements). If you are an Ineligible Foreign Shareholder, you will receive the Cash Consideration for all of your Scheme Shares.	Section 4.1.3 describes further details for Ineligible Foreign Shareholders and Section 14.12 provides details about foreign jurisdictions.
Who is the Palladium Independent Board Committee?	The Independent Board Committee comprises Palladium Directors - Ann Sherry AO, Alonzo Fulgham, Hon. Julie Bishop, John Eales AM and Charlie Middleton and non-director, Marita Corbett (Chair of Palladium's Audit and Risk Committee). Kim Bredhauer is not considered an independent director due to his association with NewCo and because he is a Mezzanine Lender. Darryn Purdy is not considered to be an independent director because he is a Mezzanine Lender. Kim and Darryn do not consider it appropriate for them to make a recommendation to Palladium Shareholders in relation to the Scheme.	
What does the Palladium Independent Board Committee recommend?	The Palladium Independent Board Committee unanimously recommends that Palladium Shareholders vote in favour of the Scheme in the absence of a Superior Proposal, and subject to the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders.	Sections 1.1 and 1.2 set out further details of the Palladium Independent Board Committee's recommendation, including a summary of the reasons why you should vote in favour of the Scheme or why you may wish to vote against it.
How do the Palladium	Each Palladium Independent Director who holds Palladium Shares intends to vote all	Details of the interests of each Palladium Director in

Question	Answer	More Information
Independent Directors (on the Palladium Independent Board Committee) intend to vote?	Palladium Shares held or controlled by them in favour of the Scheme subject to the same qualifications as their recommendation.	Palladium (including Palladium Shares) are set out in section 5.6.2.
What is the opinion of the Independent Expert on the Scheme?	The Independent Expert has concluded that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders, in the absence of a Superior Proposal.	Annexure A contains a copy of the Independent Expert's Report.
Making an Election		
How do I make an Election?	If you are an Eligible Palladium Shareholder, you may elect to receive the Scrip Consideration (instead of the Cash Consideration) for **each** of your Palladium Shares by submitting an Election Form by 5:00pm (AEST)on 13 August 2020.	Annexure H contains the Election Form and Section 4.3.2 describes how to make an election.
How do I obtain an Election Form?	An Election Form is enclosed with this Scheme Booklet.	See Annexure H.
If I make an Election, can I later withdraw or change it?	A Palladium Shareholder may withdraw, vary or revoke that Election by lodging a replacement Election Form before the Election Time. You can request a replacement Election Form by contacting David Campbell, Company Secretary.	Section 4.3.4 describes the withdrawal of an Election.
Can I elect the Scrip Consideration for some but not all of my Palladium Shares?	Yes, you may make an Election to receive Scrip Consideration for some of your Palladium Shares and Cash Consideration for the remainder of your Palladium Shares.	See Annexure H. Section 4.1 describes the Scheme Consideration and the alternatives for choosing cash or scrip or a combination.
What happens if I do not make an Election in time or my Election is not valid?	If the Scheme becomes Effective, and your Election is not received by Palladium prior to the Election Time, you will receive the Cash Consideration for all of your Palladium Shares held on the Record Date. If your Scrip Election is invalid for any reason whatsoever you will receive the Cash Consideration for all your Palladium Shares.	See Section 4.2 if no Election and Section 4.3.3 for an invalid Election.
When and how will I receive my Scheme Consideration?	If the Scheme becomes Effective, the Scheme Consideration will be paid or issued on the Implementation Date (currently proposed to be 8 September 2020).	Section 4.1 sets out further details on the Scheme Consideration.

Question	Answer	More Information
	If you are not receiving Scrip Consideration, Palladium Shareholders will have their Cash Consideration sent directly to the bank account previously nominated by them to receive dividends. If you are receiving Scrip Consideration, you will be sent a certificate or confirmation document reflecting the issue of the Scrip Consideration as soon as practicable the Implementation Date.	
Information about NewCo and FinCo		
Who is NewCo?	NewCo is a special purpose vehicle which has been incorporated for the purpose of this restructure transaction. It has no trading history and owns 100% of FinCo. NewCo will raise mezzanine finance to fund the Cash Consideration. Scrip Consideration will be issued in NewCo.	Section 8 contains further details about NewCo.
Who is FinCo?	FinCo is a special purpose vehicle which has been incorporated for the purpose of this restructure transaction. It has no trading history and intends to raise debt finance to (together with the mezzanine finance to be raised by NewCo) and any Palladium cash (see Section 11) to fund the Cash Consideration.	Section 8.1.8 contains further details about FinCo.
What are NewCo's intentions for Palladium if the Scheme is Implemented?	The current management team will continue to operate in the same manner as currently is the case under the existing structure. Accordingly, there is no change to the current strategic direction of Palladium. The transaction is merely a restructure of the company's shareholding structure and capital base.	Section 8.1.6 contains further details about NewCo.
How is NewCo funding the Cash Consideration?	NewCo is funding the Cash Consideration as follows: • $33.6m to $43.4m mezzanine finance in NewCo (depending on the amount of Palladium Shareholders who elect to take Scrip Consideration). • $72m bank debt in FinCo. • Palladium cash of no more than $10 m (see Section 11).	Section 9 contains further information about the means by which NewCo will fund the Scheme Consideration.

Question	Answer	More Information
	The amount of debt used to fund the Cash Consideration is approximate and will reduce to the extent Palladium cash (as described in Section 11) is used to partially fund the Cash Consideration.	
The Conditions Precedent		
Is the Implementation of the Scheme subject to any conditions?	There are several Conditions Precedent that will need to be satisfied or waived (as applicable) before the Scheme can be implemented. In summary, as at the Last Practicable Date, the outstanding Conditions Precedent include, among others: • approval of the Scheme Resolution by shareholders by the Requisite Majorities; • approval by the Court; • no Material Adverse Event occurring; and • the Financial Assistance Resolution being approved; • the Constitution Resolution being approved; • the Minimum Scrip Condition being achieved; • FIRB approval (if required); • no Palladium Shareholder (together with that shareholder's Relevant Interests) will on Implementation acquire 50% or more of NewCo; and • no Prescribed Occurrences occurring. A list of Conditions Precedent to the Scheme is set out in Section 12.	Section 4.4 contains further information on the conditions of the Scheme. Section 12 contains a summary of the status of the conditions of the Scheme.
Financial Assistance Resolution		
Why am I being asked to approve financial assistance?	The Scheme will involve the acquisition of Palladium Shares in Palladium by FinCo. Under the Corporations Act, the entry by Palladium into, and the performance by Palladium of its rights and obligations as described in Section 11.1 constitutes the giving	

Question	Answer	More Information
	of financial assistance in connection with the Transaction which must be approved by Palladium Shareholders. The reason for the giving of the financial assistance is to facilitate the Transaction.	
Constitution Resolution		
Why am I being asked to vote on the Constitution Resolution?	The Scheme will involve the acquisition of Palladium Shares in Palladium by FinCo. FinCo is a Related Entity (as described in the Palladium Constitution) of a Palladium Shareholder, Christopher Hirst, and his associated Palladium Shareholder entities. Clause 9.10 of the Palladium Constitution requires the approval of a resolution when a Related Entity increases its shareholding in Palladium from 20% or below to more than 20% of the issued shares in Palladium. As FinCo is increasing its holding of shares in Palladium from 0% to 100% on Implementation of the Scheme, the Constitution Resolution must be passed.	
The Scheme Meeting and General Meeting		
When and where will the Scheme Meeting and General Meeting be held?	The Scheme Meeting will be held at 10:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000. The General Meeting will be held on11:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000 (or as soon thereafter as the Scheme Meeting is concluded or has been adjourned).	The Notice of Scheme Meeting contained in Annexure E sets out further details on the Scheme Meeting. The Notice of General Meeting contained in Annexure F sets out further details on the General Meeting.
What vote is required to approve the Scheme?	For the Scheme to proceed: • the Scheme Resolution must be passed by at least 50% of Palladium Shareholders present and voting at each Scheme Meeting in person or by proxy, attorney or corporate representative, unless the Court orders otherwise and at least 75% of the total number of votes cast on the Scheme Resolution at each Scheme Meeting by Palladium Shareholders;	Section 4.6.1 and the Notice of Scheme Meeting contained in Annexure E sets out further details on the approval requirements.

Question	Answer	More Information
	• the Financial Assistance Resolution by at least 75% of the votes (in person or by proxy, attorney or corporate representative) cast on the Financial Assistance Resolution by Palladium Shareholders with no votes being cast in favour of the resolution by FinCo (as the acquirer of the Palladium Shares) or FinCo's Associates; • The Constitution Resolution must be approved by Palladium Shareholders (in person or by proxy, attorney or corporate representative) who individually or collectively hold at least 75% of the Palladium Shares on issue.	
Am I entitled to vote?	Each Palladium Shareholder who is registered on the Palladium Share Register at 5:00pm on 21 August 2020 is entitled to vote.	The Notice of Scheme Meeting contained in Annexure E and the Notice of General Meeting contained in Annexure F sets out further details on your entitlement to vote.
How do I vote?	You can vote in person at the Scheme Meeting and the General Meeting or appoint a proxy, attorney or, if you are a body corporate, a duly appointed corporate representative to attend and vote on your behalf at the Scheme Meeting and the General Meeting.	The Notice of Scheme Meeting contained in Annexure E and the Notice of General Meeting contained in Annexure F sets out further details on how to vote.
When will the result of the Scheme Meeting be known?	The result of the Scheme Meeting will be available shortly after the conclusion of the meeting and will be announced to Palladium Shareholders via email once available. Even if the Scheme Resolution and the Financial Assistance Resolution and Constitution Resolution are passed at the Scheme Meeting and the General Meeting, the Scheme is subject to approval of the Court.	N/A
What happens if the Court does not approve the Scheme or the Scheme does not otherwise proceed?	If either the Scheme Resolution, Constitution Resolution or the Financial Assistance Resolution is not approved at the Scheme Meeting or the General Meeting, respectively, or if those resolutions are approved at the Scheme Meeting and the General Meeting but the Scheme is not approved by the Court or another condition to the Scheme is not satisfied or waived (where capable of waiver), the Scheme will not become Effective and will not be implemented.	Section 6 contains further information on the risks and uncertainties you will continue to be exposed to if the Scheme does not proceed.

Question	Answer	More Information
	In such a scenario, Palladium Shareholders will not receive the Scheme Consideration but will retain their Palladium Shares. In these circumstances, Palladium will continue to operate as normal.	
What happens to my Palladium Shares if I do not vote, or if I vote against the Scheme, and the Scheme becomes Effective?	If you do not vote, or vote against the Scheme, and the Scheme becomes Effective, any Palladium Shares held by you on the Record Date (currently expected to be 5:00pm (AEST) on 7 September) will be transferred to NewCo and, subject to the validity of your Election (if any) and any applicable Scaleback Arrangements, you will receive the Scheme Consideration, notwithstanding that you did not vote or voted against the Scheme.	Section 4.3 provides more information in relation to the Election and Scaleback Arrangements.
Can I oppose the Scheme at the Second Court Hearing?	You have the right as a Palladium Shareholder to appear and make submissions at the Second Court Hearing which is scheduled to be held at 10.15amam on 2 September 2020 at the Federal Court of Australia in Sydney, New South Wales.	Refer to the Important Notices commencing on page 1.
Is voting compulsory?	No. Voting is not compulsory. However, the Palladium Independent Board Committee believes that the Scheme is important for all Palladium Shareholders and the Palladium Independent Board Committee unanimously recommends that you vote in favour of the Scheme in the absence of a Superior Proposal, subject to the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders.	The Notice of Scheme Meeting contained in Annexure E and The Notice of General Meeting contained in Annexure F sets out further details on how to vote at the Scheme Meeting.
Other questions		
What happens if a Superior Proposal is received?	The Palladium Independent Board Committee will carefully consider a Superior Proposal and advise you of their recommendation should such a Superior Proposal arise. As at the date of this Scheme Booklet, the Palladium Independent Board Committee is not aware of any Superior Proposal.	N/A
What are the tax implications of the Scheme being implemented?	The tax consequences of the Scheme will depend on your personal situation.	Section 10 provides a general guide to the Australian tax implications of the Scheme.
Do I have to give any warranties in	Yes, but limited to title and capacity only. An attractive feature of the transaction is that you	

Question	Answer	More Information
relation to my Palladium Shares?	will not be required to provide a full suite of warranties in relation to your Palladium Shares.	
Where can I get further information?	For further information, please contact Tara Hogan, General Counsel on +61 7 3025 8500, Monday to Friday between 9 am to 6pm (AEST).	N/A

4 Overview of the Scheme

This section contains an overview of the Scheme, a copy of which is included in Annexure C.

Palladium is proposing to undergo a recapitalisation and restructure of its shareholder and capital base. To facilitate this, Palladium is required to undertake a formal legal process whereby a newly incorporated company, FinCo proposes to acquire 100% of Palladium Shares. FinCo is a wholly owned subsidiary of a new holding company, NewCo. Palladium Shareholders can elect to receive Cash Consideration or Scrip Consideration or a combination of both.

The following diagram shows the proposed ownership structure of Palladium following the implementation of the Scheme.


Palladium Shareholder
Scrip Participants
100%
NewCo
100%
FinCo
100%
Palladium Group Holdings Pty Ltd
100%
PGH Subsidiaries

4.1 Overview of Scheme Consideration

4.1.1 Scheme Consideration

If the Scheme becomes effective, and is implemented, Palladium Shareholders will be entitled to receive the Scheme Consideration from FinCo, being either;

- **Cash Consideration:** $17.50 for each Palladium Share held by a Palladium Shareholder as at the Record Date; or
- **Scrip Consideration:** Eligible Palladium Shareholders who make a valid Election to receive the Scrip Consideration will receive 1 NewCo Share for each Palladium Share they hold as at the Record Date; or
- a combination of both.

Palladium Shareholders may make an Election to receive the Scrip Consideration in respect of some or all their Palladium Shares held on the Record Date.

Any Election for the Scrip Consideration may be subject to the Scaleback Arrangements described in Section 4.3.1 of this Scheme Booklet.

4.1.2 NewCo Shares to rank equally

All NewCo Shares issued to Palladium Shareholders under the Scheme will rank equally in all respects with all existing NewCo Shares on issue as at the Implementation Date.

4.1.3 Ineligible Foreign Shareholders

Restrictions in certain foreign countries may make it impractical or unlawful for NewCo Shares to be issued under the Scheme to Palladium Shareholders in countries where these restrictions apply. Scheme Participants (not including Eligible Foreign Shareholders) whose address is shown in the Palladium Share Register as being in an Ineligible Jurisdiction will be regarded as Ineligible Foreign Shareholders for the purpose of the Scheme.

NewCo is under no obligation to issue and allot, and will not issue, any NewCo Shares to any Ineligible Foreign Shareholder. Instead, if the Scheme becomes Effective, Ineligible Foreign Shareholders will receive the Cash Consideration.

Refer to Section 14.12 for further information on Ineligible Jurisdictions.

4.1.4 Transaction confirmation statements

For those Palladium Shareholders who elect to receive the Scrip Consideration, transaction confirmation statements will be issued as soon as practicable after the Implementation Date to the Palladium Shareholders to the Palladium Shareholders' email address as provided to Palladium.

4.2 Cash Consideration

The Cash Consideration is $17.50 per Palladium Share. A Palladium Shareholder can elect to receive the Cash Consideration by completing the Election Form electing Cash Consideration for the number of Palladium Shares for which they want to receive Cash Consideration.

This is also the default Scheme Consideration – if a Palladium Shareholder does not make an election before the Election Time to receive the Scrip Consideration or the Election is not valid, they will be deemed to have made an Election to receive Cash Consideration for all Palladium Shares.

In addition, a Palladium Shareholder who is an Ineligible Foreign Shareholder will, subject to law and Palladium, NewCo and FinCo agreeing in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares, receive the Cash Consideration for their Palladium Shares.

4.3 Scrip Consideration

If a Palladium Shareholder makes an Election for Scrip Consideration in respect of some or all of its Palladium Shares held on the Record Date, it will be entitled to receive the Scrip Consideration, being 1 NewCo Share for each Palladium Share held by that Palladium Shareholder, unless the Scrip Consideration is subject to the Scaleback Arrangements.

4.3.1 Scaleback Arrangement

As set out in the Scheme, the Scrip Consideration is subject to the Minimum Scrip Condition and Scaleback Arrangements if the total number of NewCo Shares validly elected by the Palladium Shareholders exceeds the Maximum Available NewCo Shares (being 5,140,097 NewCo Shares).

Any scaleback will be on a pro rata basis. A Palladium Shareholder that is subject to the Scaleback Arrangements will receive the Cash Consideration for those NewCo Shares which it would have received as Scrip Consideration, but which will not be issued as a result of the application of the Scaleback Arrangements.

The pro rata scaleback will be calculated as follows:

X = A / D

Where:

X = The scale back percentage

A = Amount required to be scaled back and calculated as follows, B-C where:

B = Total Scrip Elections

C = The Maximum Available NewCo Shares

D= Total Scrip Elections

Where the valid Scrip Elections are less than the Maximum Available NewCo Shares, Scrip Participants with receive their elected NewCo Shares in full and not be subject to the Scaleback Arrangement.

The table below outlines the three possible outcomes of the Scaleback Arrangements – which will be determined after the Scheme Record Date.

Scenario	**Election** 100% Cash Consideration	100% Scrip Consideration	Combination of Cash and Scrip Consideration
The Minimum Scrip Consideration Condition is not satisfied.	Unless the condition is waived, the Scheme does not proceed and no consideration is received.	Unless the condition is waived, the Scheme does not proceed and no consideration is received.	Unless the condition is waived, the Scheme does not proceed and no consideration is received.
The Minimum Scrip Consideration Condition is satisfied and the Scrip Elections are less than the Maximum Available NewCo Shares.	Shareholders will receive their elected Cash Consideration in full.	Scrip Participants will receive their elected NewCo Shares in full.	Shareholders will receive their elected NewCo Shares and Cash Consideration in full.
The Minimum Scrip Consideration Condition is satisfied and the Scrip Elections are more than the	Shareholders will receive their elected Cash Consideration in full.	Scrip Participants will receive a reduced number of NewCo Shares as calculated as follows with the balance of their Scheme Consideration in the	Shareholders will receive their elected Cash Consideration in full. Scrip Participants will receive a reduced number of NewCo

Maximum Available NewCo Shares. The Scaleback Arrangements apply.		form of Cash Consideration. Scrip Consideration: $Scrip\ election \times (1 - X)$ Where: X = Scaleback Percentage $X = A/D$ A = Amount required to be scaled back (Total Scrip Elections – Maximum Available NewCo Shares) D = Total Script Elections	Shares as calculated as follows with the balance of their Scheme Consideration in the form of Cash Consideration. Scrip Consideration: $Scrip\ election \times (1 - X)$ Where: X = Scaleback Percentage $X = A/D$ A = Amount required to be scaled back (Total Scrip Elections – Maximum Available NewCo Shares) D = Total Script Elections

An illustrative example under various Scrip Election and Scaleback Outcomes is outlined in the table below.

All shown in million shares

Conditions		Shares					
Minimum scrip condition		4.6					
Maximum available NewCo Scrip	*C*	5.1					
Total Scrip Elections	***D***	**4.5**	**5.0**	**5.5**	**6.0**	**6.5**	**7.0**
Are the conditions met?							
Minimum Scrip Condition		No Scheme does not proceed unless condition waived	Yes	Yes	Yes	Yes	Yes
Maximum NewCo Scrip		Yes	Yes	No	No	No	No
Does the Scaleback apply?		No	No	Yes	Yes	Yes	Yes
Number of elections required to be scaled back (D – C)	*A*	-	-	0.4	0.9	1.4	1.9
Scaleback Arrangement							
Scaleback % = A / D							
Scaleback %	***X***	**0%**	**0%**	**7%**	**14%**	**21%**	**27%**
Outcome of the Scheme							
If a Shareholder elects to receive NewCo Shares for 100 of their Palladium Shares. They will receive the following after the Scaleback Arrangements have been applied:							
NewCo Scrip		100	100	93	86	79	73
Cash ($)		-	-	$115	$251	$366	$465

4.3.2 How to make an election

Palladium Shareholders (other than Ineligible Foreign Shareholders) may make an Election for their Scheme Shares through lodging the Election Form (where applicable) (sent with this Scheme Booklet – see Annexure H) in accordance with the directions on the Election Form.

4.3.3 What happens if the Election is invalid?

If a Palladium Shareholder makes an invalid Election for Scrip Consideration, the Palladium Shareholder will receive the Cash Consideration if the Scheme is implemented.

4.3.4 Can an Election be withdrawn?

A Palladium Shareholder may withdraw, vary or revoke that Election by lodging a replacement Election Form before the Election Time.

After the Election Time Palladium Shareholders cannot vary, withdraw or revoke an Election Form without NewCo's written consent which NewCo may withhold in its absolute discretion.

You can request a replacement Election Form by contacting David Campbell, Company Secretary by email companysecretary@thepalladiumgroup.com.

4.3.5 What are the NewCo Shares

The NewCo Shares being issued as Scheme Consideration under the Scrip Consideration will be fully paid ordinary shares in NewCo; an unlisted proprietary company incorporated in Australia. NewCo is a newly incorporated unlisted Australian company which will provide NewCo Shareholders with a continuing indirect minority interest in Palladium.

The Palladium Independent Board Committee considers that after Implementation of the Scheme, NewCo will continue to meet the requirements to remain an unlisted proprietary company. However, if this is not the case, after Implementation, if required NewCo will propose an Extraordinary General Meeting to convert NewCo into an unlisted public company.

The Palladium Board notes that there are significant risks involved in an investment in unlisted shares in a proprietary limited company which are outlined in Section 7. It should be noted that Palladium Shareholders currently hold an investment in a proprietary limited company.

4.4 Provision of Scheme Consideration

4.4.1 Provision of the Cash Consideration

The Cash Consideration will be sent to Palladium Shareholders as soon as practicable following the Implementation Date. Palladium Shareholders will have their Cash Consideration sent directly to the bank account previously nominated by them to receive dividends.

4.4.2 Provision of the Scrip Consideration

On the Implementation Date and subject to the Scaleback Arrangements, NewCo is required to issue NewCo Shares to each Palladium Shareholder who makes an Election for Scrip Consideration and procure that their name and address is entered in the NewCo Share Register in respect of those NewCo Shares.

For those Palladium Shareholders who elect to receive the Scrip Consideration, transaction confirmation statements will be issued as soon as practicable after the Implementation Date to the email address of the relevant Palladium Shareholder as provided to Palladium.

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MAKE IT POSSIBLE

4.5 Conditions of the Scheme

The Implementation of the Scheme is subject to a number of Conditions Precedent as described in Section 12.

The Conditions Precedent are set out in full in the Scheme Implementation Agreement, a copy of which is attached as Annexure B of this Scheme Booklet.

The Scheme will not proceed unless all the Conditions Precedent are satisfied or waived (as applicable) in accordance with the Scheme Implementation Agreement.

Palladium will make an announcement by email to Palladium Shareholders as and when the Conditions Precedent are satisfied or waived.

4.6 Key steps in the Scheme

4.6.1 Scheme approval requirements

The Scheme may only become effective and be implemented if:

- The Scheme is approved by the Scheme Requisite Majorities of Palladium Shareholders at the Scheme Meeting, which is to be held 10:00am (AEST) on 24 August 2020 at Level 7, 307 Queen Street, Brisbane, Queensland 4000;
- The Financial Assistance Resolution and the Constitution Resolution are approved at the General Meeting in the Requisite Majorities; and
- The Scheme is approved by the Court at the Second Court Hearing;

To pass, the Scheme Resolution must be approved by the following Requisite Majorities:

- approval by more than 50% of Palladium Shareholders present and voting at the Scheme Meeting in person or by proxy, attorney or body corporate representative (**Headcount Test**); and
- approval by at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting by Palladium Shareholders.

If the Financial Assistance Resolution and Constitution Resolution is approved but the Scheme is not approved by Palladium Shareholders at the Scheme Meeting by reason only of the non-satisfaction of the Headcount Test, then Palladium may apply to the Court for the Court to exercise its discretion to disregard the Headcount Test and use its best endeavours to seek Court approval of the Scheme, notwithstanding that the Headcount Test has not been satisfied.

In the event that:

- the Scheme is agreed to by the Scheme Requisite Majorities of Palladium Shareholders at the Scheme Meeting; and
- the Financial Assistance Resolution and the Constitution Resolution are approved at the General Meeting in the Requisite Majorities; and
- all other Conditions Precedent (except Court approval of the Scheme) have been satisfied or waived (where capable of waiver),

then Palladium will apply to the Court for orders approving the Scheme.

The Court has broad discretion as to whether or not to approve the Schemes under section 411(4)(b) of the Corporations Act.

With the Court's permission, any Palladium Shareholder, or any other interested person may appear at the Second Court Hearing in person or through counsel to support or oppose the approval by the Court of the Scheme or make representations to the Court in relation to the Scheme.

4.6.2 Effective Date

If the Court makes orders approving the Scheme, Palladium will lodge a copy of those orders with ASIC under section 411(10) of the Corporations Act. As soon as the copy of the Court orders approving the Scheme is lodged with ASIC, the Scheme will become Effective, which is expected to be 1 to 2 Business Days after the date of the Second Court Order. Palladium will, on the Scheme becoming Effective, give notice of that event via email to all Palladium Shareholders.

If the Scheme becomes Effective, Palladium, NewCo and FinCo are bound to implement the Scheme in accordance with the terms of the Scheme Implementation Agreement and the Deed Poll.

4.6.3 Record Date

Palladium Shareholders will be entitled to receive the Scheme Consideration in respect of the Palladium Shares they hold as at the Record Date. The Record Date is currently expected to occur on 7 September 2020.

4.6.4 Implementation Date

The Implementation Date is, subject to certain conditions set out in the Scheme. The Implementation Date is currently expected to occur on 8 September 2020.

4.6.5 Deed Poll

As at the date of this Scheme Booklet, NewCo and FinCo have executed the Deed Poll pursuant to which each has undertaken in favour of each Palladium Shareholder to procure that each Palladium Shareholder is provided with the Scheme Consideration to which they are entitled under the Scheme, in accordance with the terms of the Scheme and subject to the Scheme becoming Effective.

A copy of the Deed Poll is contained in Annexure D.

4.6.6 Warranties by Palladium Shareholders

Under the terms of the Scheme, each Palladium Shareholder is deemed to have warranted to NewCo and FinCo, and is deemed to have authorised Palladium as its attorney and agent to warrant to NewCo and FinCo that:

- they have valid title to all of their Scheme Shares;
- all of their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) will, at the time of the transfer of them to FinCo pursuant to the Scheme, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any 'security interests' within the meaning of section 12 of the *Personal Property Securities Act 2009* (Cth)) and other interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind;

- they have full power and capacity to transfer their Scheme Shares to FinCo together with any rights and entitlements attaching to those shares; and
- they understand an Election Form cannot be varied, withdrawn or revoked after the Election Time without NewCo's written consent which NewCo may withhold in its absolute discretion.

Under the terms of the Scheme, Palladium undertakes that it will provide that warranty to NewCo and FinCo as agent and attorney of each Palladium Shareholder.

These warranties are normal for a transaction of this nature and are an advantage of this transaction compared to a third party (such as a private equity sponsor) acquiring an interest in Palladium.

It should be noted that if a third party was to acquire an interest in Palladium, then it would normally require a comprehensive suite of warranties (covering, among other things, business risks and tax) which would effectively result in a contingent liability to any consideration you may receive (and in some circumstances some of the consideration may be withheld to safeguard the warranties).

4.7 No brokerage or stamp duty

You will not have to pay brokerage or stamp duty on the transfer of your Palladium Shares under the Scheme.

5 Information about Palladium

5.1 Introduction

Palladium is a proprietary company incorporated in Australia. Palladium's core business is as a managing contractor responsible for implementing projects in the international development (Official Development Assistance (**ODA**)) market, mainly on behalf of donor governments and institutions. Its core competency is advisory services and program management in emerging markets with particular industry expertise in economic development and trade; public policy and governance; supply chain management; crisis planning and administration; workforce development and education; health systems; agriculture and food security; environment and natural resource protection; and emergency response and logistics. Management consulting, advisory and training services in the discipline of strategy execution and impact investment compliment the core activities and amplify the impact delivered to public and private sector clients. Furthermore, Palladium has a dedicated strategy for impact investing, whereby it enables the deployment of capital from both third parties and its own balance sheet to achieve social impact with a financial return.

The Palladium Group's core program management clients are the Australian Government (Department of Foreign Affairs and Trade (**DFAT**)), the United States Government (United States Agency for International Development (**USAID**)) and the United Kingdom Government (Department for International Development (**DFID**)).

Palladium segments its operations by three key regions, Asia Pacific (**APAC**), Americas and Europe, Middle East and Africa (**EMEA**) and refers to each region as Partnerships.

5.2 History

In 1965 Sir William Gunn established Gunn Rural Agri. The company's main services were farmland management services and rural development.

The company changed ownership throughout the decades; in 1977 three partners bought the business and renamed it GRM International; in 1993 the Packer Family (Consolidated Press Holdings) took over and then in 2009 management and two independent directors, executed a management buyout (**MBO**).

Following the MBO, the company made several acquisitions to further expand its service offerings and build capability in key jurisdictions. The material acquisitions were as follows:

- In 2011 GRM International merged with a global health consulting group based in the US, Futures Group, to become GRM Futures Group. This strategic merger brought growth and an integrated multisectoral approach to development. The merger allowed the company to win projects that neither individual entity would have been able to execute on its own and also expand GRM's client base to include USAID.

- In 2013-14 GRM Futures Group acquired the IDL Group, a UK based development consultancy firm to boost its ability to meet the needs of clients by gaining experience and expertise in forestry and environmental consulting. It also allowed GRM Futures Group to leverage the reputation that the IDL Group had established in its market, particularly with DFID.

- In 2015 GRM made a number of acquisitions to broaden the breadth of its offerings and improve relationships with its key customers, particularly in the US and Australia. That same year it consolidated all the legacy brands under one unified brand, Palladium Group. The acquisitions included:

- Palladium Group, a firm engaged in providing strategy execution, project management, financial analysis, training and consulting services. This acquisition involved the two acquisitions, one from a US private equity firm (US and Australian operations). The other from an MBO group (EMEA operation).

- Development and Training Services, Inc (dTs), a US based company engaged in social and economic development consulting and providing project management services predominately for the US government.

- CARANA, a US-based company which designs and implements economic development strategies for governments, companies and donor organisations. CARANA's history of harnessing commercial expertise to address social issues matched Palladium's desire to bridge the gap between the private and public sectors to better serve the interests of both.

- HK Logistics, an Australian based international supplier of services providing assistance in the fields of logistics, procurement and project management to both the public and private sectors. Its main competitive advantage is its expertise and ability to reach people and markets in seemingly impossible remote environments, particularly in difficult situations such as post-disaster or conflict.

- In September 2018, Palladium acquired Enclude Holdings BV and its subsidiaries (**Enclude**), an impact investing and international development advisory firm based in the US, UK and the Netherlands. The acquisition complemented Palladium's strategy to build innovative finance capabilities in impact investments and transaction advisory services. Enclude builds more inclusive economies around the globe by supporting entrepreneurship, access to finance, and mobilisation of capital for social and environmental impact.

5.3 Services

Palladium segments its business by major geographic region and each of the regions provides a range of services to its customers. These services are outlined below.

5.3.1 Program management

Palladium provides program management services across a range of sectors including health, education, governance and economic development. Its public sector clients have primarily been DFAT, DFID, USAID. More recently Palladium has managed contracts on behalf of the Saudi Arabian Government and has been involved in other Middle Eastern opportunities.

An example of a program management project is the Nigeria Maternal and Child Health Program which Palladium performed on behalf of the UK Government. The partnership was over five years with £130m invested to improve the delivery of health services.

5.3.2 Consulting

Palladium's consulting offering assists public and private sector clients to execute strategies and solve problems using best practice frameworks, including several proprietary tools. It operates primarily in EMEA and the Americas and services a range of organisations – private companies, governments and parastatals. Palladium's activities are focused on strategy and operations management consulting.

Palladium's objective is to become regarded as the pioneer in systematically developing and implementing positive impact solutions to address complex socio-economic problems, where 'positive impact' means the intentional creation of enduring social and economic value.

Palladium is building on its capabilities by focusing on the design and implementation of positive impact solutions for different kinds of clients (governments, private sector and other stakeholders), encompassing all phases, from strategy design to implementation.

5.3.3 Emergency response and logistics

Palladium provides humanitarian emergency response services in post-disaster, post-conflict environments, and remote environments on behalf of governments, non-governmental organisations and businesses. It draws on its extensive experience to be able to access seemingly impossible environments and establish professional logistic and support services. This includes options for the design, build and operation of camps, logistic bases and discrete logistics capabilities. Palladium develops the supply chain networks that deliver required goods and people directly to these project sites.

This offering is complementary to Palladium's broader business and it often leverages this capability to win tenders by offering a full solution in house.

5.3.4 Impact Investing

Impact investing mobilises private capital to invest in opportunities that deliver positive social impact while generating financial returns. Palladium identifies and sources proprietary investment opportunities through its network, leverages existing co-investors in target markets, and provides execution support to local management.

5.4 Key Clients

Palladium classifies its clients into two types, 'donor' and 'other'. 'Donor' clients are the government agencies investing in foreign aid projects globally. 'Other' clients include other government departments, and private sector.

DFAT, DFID and USAID are the government agencies responsible for implementing the ODA programs of Australia, the United Kingdom and the United States, respectively.

Figure 1 sets out the revenue and project income by the key clients over the past three years.

Figure 1 Revenue and Project Income by Client


Revenue by Client
A$ Millions
200.0
150.0
100.0
50.0
-
FY17
FY18
FY19
DFAT
USAID
DFID
Other
PI by Client
A$ Millions
50.0
40.0
30.0
20.0
10.0
-
FY17
FY18
FY19
DFAT
USAID
DFID
Other

Palladium currently holds a top three market position in the UK and APAC international development market. Whilst the Palladium Group has a lower market share in the US, Palladium has made acquisitions in order to diversify beyond the health sector and gain greater market share.

Palladium
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Palladium has opportunities to diversify and service other aid donors but historically has focused on growth opportunities within its core clients. Part of its current growth strategy is to diversify its core into new areas and clients. Palladium's approach is to respond opportunistically when a program closely aligns with a country and sector where it has a strong market presence.

5.4.1 Australian Government, Department of Foreign Affairs and Trade (DFAT)

DFAT is the department of the Government of Australia responsible for foreign policy, foreign relations, foreign aid, consular services, and trade and investment. In FY18/19 DFAT spent AUD$4.4 bn in foreign aid.[6] Palladium has been working with DFAT for over 20 years. The Australian aid spending profile matches well with Palladium's expertise and the Palladium Group is well-represented in all categories.

Palladium is actively pursuing new opportunities outside its core sectors with DFAT (education, justice and governance and economic growth) to help diversify its international development portfolio, including health and infrastructure.

DFAT has the highest level of S&P and Moody's ratings, AAA and Aaa respectively.

5.4.2 Department for International Development (DFID)

DFID is a UK Government department responsible for administering overseas aid to promote sustainable development and eliminate world poverty. Palladium has been working with DFID for over 15 years. In the 2019, DFID spent GBP11.1bn on official development assistance. DFIDs share of total UK ODA stood at about 73.2% in 2019, down from 74.9% in 2018.[7]

With several non-core (to EMEA) sectors, like education, receiving significant funding by DFID, Palladium is well placed to gain further market share due to its global expertise and the size of its operations.

The UK Government's 'Portfolio Quality Index', which measures the quality of delivery, ranks Palladium above average and its 'trust scores' determined by DFID in December 2018, are amongst the highest of its supply base. Furthermore, DFID has classified its suppliers into three categories (gold, silver and bronze), considering key factors such as business criticality, risk profile, the volume and complexity of funding agreements and level of government. As at the date of this Scheme Booklet, Palladium is rated 'gold', the highest rating.[8]

DFID has an AA S&P rating and an Aa1 Moody's rating.

5.4.3 United States Agency for International Development (USAID)

USAID provides timely and effective humanitarian responses, bringing disaster relief and lifesaving assistance amidst complex crises. The FY 2019 President's Budget for the State Department and USAID is $39.3 billion, which includes $16.8 billion in assistance that USAID fully or partially manages through the Economic Support and Development Fund, Global Health Programs, Transition Initiatives, International Disaster Assistance, and USAID operational accounts.[9] Palladium, through Futures Group, has been working with USAID for more than 20 years.

The Americas partnership continues its efforts to support USAID efforts to develop co-creation mechanisms and co-investment mechanisms. Palladium featured heavily in USAID's own

[6] Source: Australian Official Development Assistance Statistical Summary 2018-2019 published by DFAT.
[7] Source: DFID, Statistics on International Development 2019 (Page 3, bullet 4)
[8] Source: DFID Annual Procurement and Commercial Report, Financial year 2018-19 (page 25)
[9] Source: USAID Fiscal year (FY) 2019 Development and Humanitarian Assistance Budget Fact Sheet.

global training of USAID officers regarding uses of blended finance, working with local capital markets for development and innovative products.

USAID has an AA+ S&P rating and Aaa Moody's rating.

5.5 Palladium's Strategy

Palladium's vision is to be a global leader in the development and delivery of Positive Impact solutions which are defined as solutions that create both enduring economic *and* social value.

As an organisation, the company is committed to pursuing both commercial growth and social progress, with the improvement of global wellbeing included as one of the company's key strategic objectives, alongside the growth of its core and emerging businesses.

Palladium's growth strategy for its core business aims to ensure it continues to win work with its existing core bilateral donor clients (e.g. USAID, DFID, DFAT) as well as exploring the viability of work with new donors, whether bilateral or multilateral.

The company's emerging business strategy involves marketing its capability as an expert in areas such as complex program management, procurement and logistics, consulting, and impact investment in order to increase revenue arising from non-donor clients across a range of sectors including government, investors and the private sector.

5.6 Palladium Board and key management personnel

5.6.1 Palladium Board

The Palladium Board comprises the following directors:

Name	Position
Kim Bredhauer	Chair
Ann Sherry AO	Non-executive Director
John Eales AM	Non-executive Director
Alonzo Fulgham	Non-executive Director
Charlie Middleton	Non-executive Director
Hon. Julie Bishop	Non-executive Director
Darryn Purdy	Director

Biographical details in relation to each of the directors are set out on Palladium's website at https://thepalladiumgroup.com/about.

The current total remuneration for Palladium non-executive directors (all directors excluding Kim Bredhauer and Darryn Purdy) totals approximately $250,000 (paid monthly and various currencies).

Kim Bredhauer does not receive any additional remuneration (in his existing executive remuneration package) in connection with his appointment as a director of Palladium.

Darryn Purdy's executive remuneration is based on an hourly rate. Darryn is paid for his time spent undertaking his role as a director at the same hourly rate as received for his executive work.

5.6.2 Interests of Palladium Directors in Palladium

As at the date of this Scheme Booklet, the number of Palladium Shares in which the Palladium Directors have a Relevant Interest is as follows.

Director	Palladium Shares held / controlled	Shares controlled via PGSST	Total Relevant Interest	% of Palladium Shares
Kim Bredhauer	2,983,444	418,773*	3,402,217	30.4%
Ann Sherry AO	3,000		3,000	0.03%
John Eales AM	200,000		200,000	1.8%
Alonzo Fulgham	10,750		10,750	0.1%
Charlie Middleton	0		0	0%
Hon. Julie Bishop	0		0	0%
Darryn Purdy	780,223	418,773*	1,198,996	10.7%

** The 418,773 shares (3.7%) held by PGSST as Trustee for the Palladium Group Staff Shareholders Trust, are considered a 'Relevant Interest' because the shareholder is a director of that Company.*

No Palladium Director has acquired or disposed of a Relevant Interest in any Palladium Shares in the four months ending on the date immediately before the date of this Scheme Booklet.

5.6.3 Palladium Chief Executive Officer and Interest in Palladium

As at the date of this Scheme Booklet, the number of Palladium Shares in which the Palladium Chief Executive Officer has a Relevant Interest is as follows.

Chief Executive Officer	Palladium Shares held / controlled	Shares controlled via PGSST	Total Relevant Interest	% of Palladium Shares
Christopher Hirst	1,019,956	418,773*	1,438,729	12.9%

** The 418,773 shares (3.7%) held by PGSST as Trustee for the Palladium Group Staff Shareholders Trust, are considered a 'Relevant Interest' because the shareholder is a director of that Company.*

5.6.4 Interests of Palladium Directors in NewCo, FinCo or any of their respective associates

As at the date of this Scheme Booklet no Palladium Directors hold an interest in NewCo, FinCo or any of their respective Associates.

Except as set out in this Scheme Booklet, no Palladium Director has any other interest, whether as a director, member or creditor of Palladium, material to the Scheme.

5.7 Capital structure

5.7.1 Capital structure and Equity

As at the date of this Scheme Booklet, Palladium had the following securities on issue.

Type of security	Number
Ordinary shares	***11,174,123***

As at 28 July 2020, being the Last Practicable Date, Palladium had an equity value of between $141.1m and $173.2m (based on the Independent Expert's valuation of between $12.63 and $15.50 per Palladium Share).

There are no options over Palladium Shares.

Palladium issues shares to Employees as part of its Palladium Senior Staff Incentive Scheme. At the date of this Scheme Booklet some of these Shares are classified as Restricted Shares.

Palladium
MAKE IT POSSIBLE

Pursuant to a Palladium Board resolution , these Restricted Shares will be Eligible to Vote and make an Election in the Scheme.

Palladium Group SST Pty Ltd (as Trustee for Palladium Group Staff Shareholders Trust) holds 418,773 Palladium Shares (approximately 3.7% Palladium Shares) as at the date of this Scheme Booklet.

5.7.2 Substantial holders

As at the date of this Scheme Booklet, the substantial holders of Palladium Shares (including their Relevant Interests) are:

Substantial holder	Palladium Shares held / controlled	Shares controlled via PGSST	Total Relevant Interest	% of Palladium Shares
Kim Bredhauer	2,983,444	418,773*	3,402,217	30.4%
Ken Warriner	1,598,816		1,598,816	14.3%
David Crombie	986,943		986,943	8.8%
Christopher Hirst	1,019,956	418,773*	1,438,729	12.9%
Darryn Purdy	780,223	418,773*	1,198,996	10.7%
PGSST	418,773		418,773	3.7%

** The 418,773 shares (3.7%) held by PGSST as Trustee for the Palladium Group Staff Shareholders Trust, are considered a 'Relevant Interest' because the shareholder is a director of that Company.*

Please refer to Section 9.2.2 for details of the mezzanine debt to be provided by Kim Bredhauer, Ken Warriner, Christopher Hirst, David Crombie and Darryn Purdy. Other than in respect of the mezzanine finance, the substantial shareholders have not yet made a decision as to the Election they will make in the Scheme for their remaining Palladium Shares.

5.8 Employee Incentive Plan

The Palladium Senior Staff Incentive Scheme was established in September 2014 and provides eligible employees with the opportunity to participate in the potential growth and profit of Palladium. It assists in attracting, motivating and retaining the service of eligible employees to promote the long-term success of the Palladium Group. Under the Plan, eligible employees may receive cash payments, or cash payments and Palladium Shares. As noted above, Palladium Shares which are subject to the Palladium Senior Staff Incentive Scheme and are Restricted Shares under that Plan will be Eligible to Vote and make an Election in the Scheme pursuant to a Palladium Board resolution.

5.9 Palladium Group structure

As at the date of this Scheme Booklet, the Palladium Group is set out below:

Entity name	Country of incorporation	Equity holding (%)
CARANA Corporation	USA	Palladium Group Holdings LLC (100%)
Development & Training Services, Inc.	USA	Palladium Group Holdings LLC (100%)
Enclude BV	Netherlands	Enclude Holding BV (100%)
Palladium Impact Capital Limited	UK	Palladium Group Holdings Limited (100%)
Enclude Holdings BV	Netherlands	Palladium Group Holdings Limited (100%)
Enclude India Private Ltd	India	Enclude Limited (99.99%) Enclude UK Limited (0.01%)

Entity name	Country of incorporation	Equity holding (%)
Enclude Ltd	USA	Palladium Group Holdings LLC (100%)
Enclude UK Limited	UK	Palladium International Limited (100%)
Futures Group Europe Limited	UK	Palladium Group Holdings Ltd (100%)
GRM Futures SPRL	Belgium	Palladium International Limited (90%) Palladium International BV (10%)
HK Global Services (SI) Limited (Solomon Islands)	Solomon Islands	HK Logistics Pty Ltd (100%)
HK Logistics Pty Ltd	Australia	Palladium International Pty Ltd (100%)
Let's Make It Possible Limited	Australia	Palladium Group Holdings Pty Ltd (100%)
P2 Infrastructure Pty Ltd	Australia	Palladium Australia Pty Ltd (50%) Pensar Project Infrastructure Pty Ltd (50%)
Palladium Australia Pty Ltd	Australia	Palladium Group Holdings Limited (100%)
Palladium Group Lebanon SARL	Lebanon	Palladium Group Holdings Ltd (98%) Palladium Group Holdings LLC (1%) Palladium International LLC (1%)
Palladium (Cambodia) Limited	Cambodia	Palladium Group Holdings Limited (100%)
Palladium Bangladesh Limited	Bangladesh	Palladium Group Holdings Ltd (90%) Palladium International Ltd (10%)
Palladium Brasil Consultoria de Programas Ltda	Brazil	Palladium Group Holdings Limited (99%) Palladium International Ltd (1%)
Palladium Colombia S.A.S.	Colombia	Palladium Group Holdings Ltd (100%)
Palladium Consulting India Private Limited	India	Palladium Group Holdings Limited (51%) Abhijit Pratap Pawor on behalf of APP Enterprises (49%)
Palladium Consulting Jamaica Limited	Jamaica	Palladium Group Holdings Ltd (100%)
Palladium Consulting Pty Limited	Australia	Palladium Group Holdings Limited (100%)
Palladium Development and Consultancy Kenya Limited	Kenya	Palladium Group Holdings Ltd (99.9%) Palladium International LLC (0.1%)
Palladium Enterprises Limited	UK	Palladium International Limited (100%)
Palladium Global Management LLC	USA	Palladium Group Holdings LLC (100%)
Palladium Global Philippines	Philippines	Representative Office of Palladium Global Pty Ltd
Palladium Global Pty Ltd	Australia	Palladium Group Holdings Limited (100%)
Palladium Global Pty Ltd (Ghana branch)	Ghana	Branch of Palladium Global Pty Ltd
Palladium Global Pty Ltd (Nepal Branch)	Nepal	Branch of Palladium Global Pty Ltd
Palladium Group (Kuwait) Management Consulting WLL	Kuwait	NASCO For Advisory Services WLL (51%) Palladium Group Holdings Ltd (49%)
Palladium Group (M) Ltd.	Malawi	Shabir Latiff (100%)

Entity name	Country of incorporation	Equity holding (%)
Palladium Group (Tanzania) Limited	Tanzania	Palladium Group Holdings Ltd (99%) Palladium International Ltd (1%)
Palladium Group (U) Limited	Uganda	Palladium Group Holdings Ltd (100%)
Palladium Group Consulting (Fiji) Pte Ltd	Fiji	Palladium Group Holdings Limited (100%)
Palladium Group Global LLC	USA	Palladium Group Holdings LLC (100%)
Palladium Group Guatemala Asesores y Compania Limited	Guatemala	Palladium Group Holdings Limited (99%) Palladium Group Holdings LLC (1%)
Palladium Group Holdings Limited	UK	Palladium Group Holdings Pty Ltd (100%)
Palladium Group Holdings LLC	USA	Palladium Group Holdings Limited (100%)
Palladium Group Holdings Pty Ltd	Australia	
Palladium Group Holdings/Jordan	Jordan	Palladium Group Holdings LLC (100%)
Palladium Group Liberia Limited	Liberia	Palladium Group Holdings Limited (100%)
Palladium Group Madagascar SARL	Madagascar	Palladium Group Holdings Ltd (99%) Palladium Group Holdings LLC (1%)
Palladium Group Mali SARL	Mali	Palladium Group Holdings Limited (100%)
Palladium Group Peru S.A.C.	Peru	Palladium Group Holdings LLC (1%) Palladium Group Holdings Limited (99%)
Palladium Group Pte Ltd	Singapore	Palladium Group Holdings Limited (100%)
Palladium Group SL (Private) Limited	Sri Lanka	Palladium Group Holdings Limited (100%)
Palladium Group SST Pty Ltd	Australia	Palladium Group Holdings Pty Limited (100%)
Palladium Haiti Limited S.A.	Haiti	Palladium Group Holdings Ltd (98%) Edward Abel (1%) Pierre Frederic Desmornes (1%)
Palladium International BV	Netherlands	Palladium International Ltd (100%)
Palladium International Development Nigeria Limited	Nigeria	Palladium Group Holdings Limited (99%) Palladium International Ltd (1%)
Palladium International Limited	UK	Palladium Group Holdings Ltd (100%)
Palladium International LLC	USA	Palladium Group Holdings LLC (100%)
Palladium International LLC (Skojpe Branch)	Macedonia	Branch of Palladium International LLC
Branch of Palladium International Limited Liability Company in the Kyrgyz Republic	Kyrgyzstan	Branch of Palladium International LLC
Palladium International LLC (Kazakhstan Branch)	Kazakhstan	Branch of Palladium International LLC
Palladium International Pty Ltd	Australia	Palladium Group Holdings Limited (100%)
Palladium International Pty Ltd (Abu Dhabi branch)	UAE	Branch of Palladium International Pty Ltd

Entity name	Country of incorporation	Equity holding (%)
Palladium International Pty Ltd (Dubai branch)	UAE	Branch of Palladium International Pty Ltd
Palladium International Pty Ltd (International Humanitarian City Branch)	UAE	Branch of Palladium International Pty Ltd
Palladium International Pty Ltd (PNG Branch)	PNG	Branch of Palladium International Pty Ltd
Palladium Lesotho (Pty) Ltd	Lesotho	Palladium Group Holdings Ltd (100%)
Palladium Limited	Saudi Arabia	Palladium Southmed SL (51%) Somo Al Mamlakh (40%) Faisal Al Rowaili (9%)
Palladium Myanmar Ltd	Myanmar	Palladium Group Holdings Ltd (99%) Palladium International Ltd (1%)
Palladium Pakistan (Private) Limited	Pakistan	Palladium Group Holdings Ltd (97%) Sinead Magill (1%) Gareth Morris (1%) Israr Ahmed (1%)
Palladium PNG Limited	PNG	Palladium Group Holdings Limited (100%)
Palladium Q Limited LLC	Qatar	Palladium Group Holdings Ltd (100%)
Palladium Rwanda Limited	Rwanda	Palladium Group Holdings Ltd (100%)
Palladium Southmed SL	Spain	Palladium International Ltd (100%)
Palladium UK Ltd	UK	Palladium International Ltd (100%)
Palladium, Unipessoal, Lda	Timor Leste	Palladium Group Holdings Limited (100%)
Palladium ZA Proprietary Limited	South Africa	Palladium Group Holdings Limited (100%)
PT Palladium International Indonesia	Indonesia	Palladium Group Holdings Limited (50%) Palladium International Pty Ltd (50%)
The Palladium Group International Zim (Private) Limited	Zimbabwe	Jabulani Nyenwa (51%) Palladium Group Holdings Ltd (49%)

5.10 Recent Palladium Share Price history

The Palladium Board sets the prescribed Palladium Share Price in accordance with the Palladium Constitution. An internal share sale process is governed by the Palladium Constitution whereby existing Palladium Shareholders can offer to buy and sell Palladium Shares at certain times determined by the Board.

Figure 2 outlines the recent Palladium Share Price history which has been used for internal share sales, transfers from the PGSST for incentives and other share trading activities. This represents the historical value of shares and is not an indication or guide on the current share price.

Figure 2 Palladium Share Price history over the past 3 years


Share Price
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
21 Apr 17
23 Oct 17
22 Jan 18
29 Aug 18
12 Apr 19
10 Sep 19

For more detail regarding the value of your Palladium Shares, please see the Independent Expert's Report at Annexure A.

5.11 Shares sold in last 6 months

The following numbers of Palladium Shares have been sold in the 6 months immediately before the date of the Scheme Booklet and the prices at which they were sold are set out below. These were all transfers from the PGSST for incentives:

Date	Number of Shares	Price per Share[10]
17 February 2020	9,203	$13.04
6 March 2020	5,700	$13.04
20 March 2020	3,200	$13.04
20 March 2020	500	$13.04

5.12 Historical financial information

5.12.1 Basis of preparation

This Section 5.12 sets out historical financial information about Palladium for the year ended 30 June 2019.The financial information in this section is a summary only and is prepared for the purpose of this Scheme Booklet. It does not contain all the disclosures, presentations, statements or comparatives that are usually provided in an annual report prepared in accordance with the Corporations Act. The information has been extracted from the audited financial reports of Palladium for the year ended 30 June 2019.

Further detail on Palladium's financial performance and financial statements can be found in the 'Shareholders Reports' section of Palladium Shareholder Portal (Sharepoint).

5.12.2 Historical consolidated statement of comprehensive income

The audited historical consolidated income statement for the periods ended 30 June 2018 and 30 June 2019 are summarised below.

[10] This price per share is based on the Prescribed Price set by the board on 10 September 2019. It is a historical price and not an indicator of present or future share price.

Consolidated Statement of Profit and Loss and Other Comprehensive Income	30-Jun-19 (AU$,000s)	30-Jun-18 (AU$,000s)
Revenue from continuing operations	539,006	479,687
Direct project expenses	(429,364)	(392,888)
Project Income (Gross margin)	**109,642**	**86,799**
Other income	294	2,267
Foreign exchange gain/(loss)	(517)	(1,898)
Salaries, wages and employee benefits expenses	(53,367)	(47,355)
Operating lease and rental expenses	(5,406)	(4,650)
Insurance expenses	(1,055)	(734)
Bank fee and option expenses	(692)	(559)
Information technology and communication expenses	(1,917)	(1,479)
Professional fees	(9,268)	(6,261)
Travel and accommodation expenses	(3,226)	(4,184)
Impairment expense	(1,483)	-
Depreciation and amortisation	(5,889)	(8,253)
Finance costs	(2,345)	(2,468)
Bad and doubtful debts expenses	(1,858)	(2,735)
Other indirect taxes	(1,612)	-
Other operating expenses	(6,636)	(3,803)
Profit before income tax	**14,666**	**4,687**
Income tax benefit/(expense)	(5,976)	(2,326)
Net profit for the year	**8,690**	**2,361**
Other comprehensive income		
Items that may be reclassified to profit or loss		
Exchange differences on translation of foreign operations	285	1,357
Items that will not be reclassified to profit or loss	-	-
Re-measurement of post-employment benefit obligations	(169)	-
Other comprehensive income for the year, net of tax	**117**	**1,357**
Total comprehensive income for the year	**8,807**	**3,718**
Net profit for the year is attributable to:		
Owners of Palladium Group Holdings Pty Ltd	8,115	1,310
Non-controlling interest	575	1,051
	8,690	**2,361**
Total comprehensive income for the year is attributable to:		
Owners of Palladium Group Holdings Pty Ltd	8,140	2,580
Non-controlling interest	667	1,138
	8,807	**3,718**

5.12.3 Palladium reconciliation of underlying to statutory results

The table below presents an underlying profit and loss statement for Palladium after removing the impact of exceptional costs from each cost type. The removal of the exceptional costs for each cost type improves the comparability of results because they relate to costs which have not been incurred in the normal course of business and are of non-recurring nature.

Reconciliation of underlying to statutory results	Notes	30 June 2019 (AU$,000s)		30 June 2018 (AU$,000s)	
		EBITDA	NPAT	EBITDA	NPAT
Statutory		24,383	8,690	15,409	2,361
Reverse deferred purchase consideration	1			(1,865)	(1,865)
Prior year USAID NICRA Adjustment	2	(1,428)	(1,428)	(1,827)	(1,461)
M&A related costs	3	1,172	1,172	185	185
Capital raise costs	4	-	-	133	133
Redundancy costs	5	-	-	1,712	1,712
Banking facility	6	167	167	363	363
Prior year Saudi withholding taxes	7	1,373	1,373	-	-
Total adjustments		**1,284**	**1,284**	**(1,299)**	**(933)**
Underlying		**25,667**	**9,974**	**14,110**	**1,428**

Notes:

1. In FY18 the company had a deferred purchase price event which did not meet required conditions and therefore the liability was released. This was recorded as revenue in the statutory accounts but considered abnormal to underlying performance.

2. As the result of a recent submission to USAID on indirect costs, the negotiated indirect cost rate agreement (**NICRA**) has increased and additional revenue was able to be recognised. The full amount of this adjustment was recognised in the FY18 statutory accounts, however the FY17 portion of the additional revenue is considered abnormal to the FY18 results. The tax effect accounting adjustments of $366k have also been normalised. In FY19 a further amount was collected in relation to NICRA which related to FY18 and prior years which was over and above the normalisations noted above. This has been normalised from the FY19. It has not been re-allocated to prior years.

3. During the period Palladium reviewed a potential acquisition opportunity which did not eventuate. The cost incurred in relation to this are considered one off in nature.

4. Palladium undertook a capital raising in FY18 and costs relating to this were considered one-off.

5. Palladium undertook a program to reduce its workforce in FY18 and $1.7m of redundancy costs were incurred, which are considered abnormal.

6. Establishment costs in relation to banking facilities are spread over the three years of the facility in the management accounts. This allocation is normalised as related to a previous year's activity.

7. In FY19, Palladium recognised $1.4m of Saudi Arabian withholding tax expense, which related to various historical periods back to FY15. This has been considered abnormal to the FY19 performance and has been normalised. This has not been attributable or redistributed to previous years as there is limited transparency to the amount which should be attributed to that year.

Palladium
MAKE IT POSSIBLE

5.12.4 Historical statement of financial position

The audited historical consolidated statement of financial position for the periods ended 30 June 2018 and 30 June 2019 are summarised below.

Consolidated Statement of Financial Position	As at 30 June 2019	Restated As at 30 June 2018
ASSETS		
Current assets		
Cash and cash equivalents	14,093	4,295
Trade and other receivables	80,909	73,512
Accrued income	21,888	29,276
Financial assets	232	72
Other current assets	9,104	8,406
Total current assets	**126,226**	**115,561**
Non-current assets		
Investments	-	1,044
Property, plant and equipment	3,392	2,664
Deferred tax assets	5,364	4,793
Goodwill and intangible assets	49,440	52,834
Other non-current assets	1,400	1,266
Total non-current assets	**59,596**	**62,601**
Total assets	**185,822**	**178,162**
LIABILITIES		
Current liabilities		
Trade and other payables	53,933	44,283
Deferred income	14,999	20,619
Current tax liabilities	8,275	3,261
Borrowings	18,248	11,464
Provision for employee benefits	16,209	10,574
Total current liabilities	**111,664**	**90,201**
Non-current liabilities		
Borrowings	15,385	23,499
Provision for employee benefits	3,856	3,586
Deferred tax liabilities	1,021	1,192
Other liabilities	2,300	1,970
Total non-current liabilities	**22,562**	**30,247**
Total liabilities	**134,226**	**120,449**
Net assets	**51,596**	**57,714**
EQUITY		
Issued capital	22,247	24,752
Reserves	(3,062)	(3,088)
Retained earnings	29,342	33,646
Equity attributable to Parent interest	**48,526**	**55,310**
Equity attributable to non-controlling interest	3,070	2,403
Total equity	**51,596**	**57,714**

5.12.5 Material changes to Palladium's financial position since 30 June 2019

Other than:

- payment of dividends:
  - In quarter 1, $0.10 per Palladium Share;
  - In quarter 2, $0.10 per Palladium Share;
  - In quarter 3, $0.12 per Palladium Share;
  - In quarter 4, $0.12 per Palladium Share;
  - Total $0.44 per Palladium Share;
- accumulation of earnings in the normal course of trading;
- as at 31 May 2020, Palladium's net cash was $0.1 million[11];
- receipt of a 9.3 million Euro advance payment (unrestricted funds) on 8 November 2019 to fund the next nine months of the Dutch 'Challenge Fund for Youth Employment' program. This cash has been used to reduce net debt;
- as disclosed in this Scheme Booklet or as otherwise disclosed to Palladium Shareholders; and
- in accordance with generally known market conditions within the knowledge of the Palladium Independent Board Committee;

the financial position of Palladium has not materially changed since 1 July 2019, being the date of Palladium's financial report for the year ended 30 June 2019.

5.13 Effects of COVID-19 on Palladium

Palladium has not seen or expected to see any material adverse changes as a result of COVID-19 global pandemic. While some existing projects have been impacted, there have also been a number of new opportunities that the company is currently tendering for and some small contracts have already been won. This includes the company's emergency response and logistics offering that has seen an increase in revenue in these areas.

Despite this Palladium understands the need for risk mitigation and has implemented various strategies to ensure the business is able to withstand any negative changes. This includes a freeze on all non-essential recruitment, frequent review of planned staff utilisation, and close monitoring of any potential impact to milestone achievement.

The company expects some delays in the award and procurement of some contracts currently in the pipeline.

---

[11] Net Debt/Cash has been calculated in line with the Bank Reporting definition and includes $1.2m of Microsoft Financing operating lease which as at 31 May 2020 is not disclosed on Palladium's Balance Sheet. This accounts for the difference in this amount in the Independent Expert's Report.

5.14 FY20 Forecast Profit and Loss

In April 2020 management undertook a detailed forecasting exercise to determine the revised FY20 forecast compared to what was shared in the FY19 Annual Shareholders Report. This is summarised in the table below.

Unaudited Profit and Loss[12]	FY2020 (Forecast) $' 000,000
Fee Income	320.8
Reimbursable Income	296.9
Turnover	**617.7**
Project Direct Expenses	491.5
Project Income	**126.2**
Employee Expenses	54.7
Indirect Labour Incentive	10.5
Operating Expenses	26.1
Indirect Write-offs/Allowances	2.0
FX Gains / Losses	1.4
Total Expenses	**94.6**
Palladium EBITDA	**31.7**
Minority Interest	0.4
Group EBITDA	**32.0**
Depreciation & Amortisation	5.1
EBIT	**27.0**
Interest	1.2
PBT (Normalised)	**25.7**
Normalisations [13]	0.3
PBT	**26.1**
Tax	5.6
NPAT	**20.5**

5.15 Palladium's Directors' intentions for the business

The Corporations Act requires a statement by the Palladium Independent Directors of their intentions regarding Palladium's business. If the Scheme is implemented, the existing Palladium Independent Directors will resign and the Palladium board will be reconstituted in accordance with the instructions of NewCo after the Implementation Date. Accordingly, it is not possible for the Palladium Independent Directors to provide a statement of their intentions after the Scheme is implemented regarding:

- the continuation of the business of Palladium or how Palladium's existing business will be conducted;
- any major changes, if any, to be made to the business of Palladium; or
- any future employment of the present employees of Palladium.

[12] The unaudited FY20 Forecast includes the unaudited actual financial performance from July 2019 – February 2020 (8 months actual) plus management forecast from March 2020 – June 2020 (4 months forecast).
[13] Normalisations include: $0.2m costs associated with potential acquisitions and transaction related costs, $1m NICRA revenue collected in FY20 which relates to prior years (negative normalisation), $0.4m abnormal bank related costs, the same as those outlined in Section 5.12.3.

The Palladium Independent Directors have been advised that the intentions of NewCo with respect to these matters are set out in Section 8.

If the Scheme is not Implemented, the Palladium Directors intend to continue to operate in the ordinary course of the business of Palladium.

6 Industry Background

6.1 International Development

The majority of Palladium's contracts for international development and aid programs are awarded by DFID, USAID and DFAT. These three agencies deliver aid programs through private contractors, multilateral and United Nations agencies, not-for-profit organisations, or by recipient governments (budget support). The proportion spent through contractors is influenced by the political orientation of the government and changing fashions in aid delivery.

6.1.1 UK Government Foreign Aid

The UK Government spent £15.2bn on Official Development Assistance (ODA) in 2019, a figure which is tied at 0.7% of gross national income (GNI) by law.[14]

In 2019, 73.2% of this total was spent by DFID (continuing to trend down from 86.2% in 2014) whilst the remainder was delivered through other government departments[15].

The proportion of DFID funding spent via contracts with the private sector, NGOs and academia was 11% in 2018.[16] 82% of DFID's FY18/19 funding was spent through the top 30 contractors though there is an increased focus on diversifying the supply base and increasing spend with SMEs.[17]

The geographic focus is on Sub-Saharan Africa, the Sahel and fragile and conflict-affected states with some renewed interest in the Asia Pacific region. The technical focus remains on humanitarian response;[18] health, in light of Covid-19; girls' education as per the Conservative Party manifesto;[19] trade and private sector investment in the wake of Brexit; and climate change in line with the UK Government's net-zero commitment.[20]

The graph below outlines the total spend on official development assistance by the UK Government from 2000 to 2017.

[14] Source: DFID Statistics on International Development, Provisions UK Aid Spend 2019

[15] Source: DFID, Statistics on international Development, Final UK Aid Spend 2019

[16] The same figure is not available for spend with other government departments. Source: DFID Annual Procurement and Commercial Report Financial Year 2018/19

[17] Source: DFID Annual Procurement and Commercial Report Financial Year 2018/19

[18] Traditionally DFID's highest area of spend but overtaken by health in 2018. Source: DFID, Statistics on international Development, Final UK Aid Spend 2018

[19] Source: Asset Global, "Get Brexit Done, Unleash Britain's Potential – A Conservative and Unionist Party Manifesto 2019"

[20] Source: DFID Online Blog: "Doubling DFID's investment on climate change and the environment" 29 May 2019

Figure 3 UK Net Official Development Assistance[21]


16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Total ODA (£ Million)
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
% Gross National Income
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019

According to a report prepared by Tussell in October 2018, Palladium was the top supplier by award value from 2015-present, followed by Mott Macdonald. The top 20 list is outlined below.

Figure 4 Top 20 DFID supplies by award value (Q3 2015-present)[22]


Palladium £494M (15%)
Mott Macdonald £460M (14%)
Mannion Daniels Limited £169M (5%)
Adam Smith International Ltd £141M (4%)
Oxford Policy Management £133M (4%)
DAI Europe £132M (4%)
International Planned Parenthood Federation £132M (4%)
Marie Stopes International £127M (4%)
Crown Agents £108M (3%)
IMC Worldwide £102M (3%)
Voluntary Service Overseas £93M (3%)
Aecom £90M (3%)
PwC £78M (2%)
Coffey International Development Limited £68M (2%)
The British Council £65M (2%)
The Halo Trust £62M (2%)
BMB Mott MacDonald £59M (2%)
KPMG £52M (2%)
The Mines Advisory Group £44M (1%)
Mckinsey & Company £44M (1%)
0M 200M 400M 600M 800M
Award Value

[21] Source: OECD Data "Net ODA" at 11 June 2020

[22] Source: Tussell DFID Procurement Report dated 23 October 2018. Value refers to the lifetime contract value of awards and frameworks won in the period.

6.1.2 United States Government

The FY19 US budget blueprint allocates US$39.3 billion to the Department of State and USAID[23]. While the US is the world's largest foreign-aid provider on an aggregate-dollar basis, its contribution as a percentage of GNI was 0.2% in 2018, well below the UN target of 0.7% of GNI.

US foreign aid is seen as a key component of US national security and is often correlated to instances of global conflict.

While USAID has continued to prepare and release relevant procurements throughout 2019, the past fiscal year (ended June 2019) has seen several administration-related initiatives that have threatened, and potentially continue to threaten the level of investment in foreign aid.[24] Proposed international-development-related US Government funding freezes, threats of rescission of unspent US Government international-development funds and the actual reduction of US Government funds for various key countries have all had the potential to destabilise businesses providing international development related services.

The US is in an election year, which could see a change in the political landscape.

The graph below outlines the total spend on official development assistance by the US Government from 2000 to 2017.

Figure 5 USA Net Official Development Assistance[25]


40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
US$m
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
% Gross National Income
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
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2013
2014
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2017

Table 1 USAID Assistance Awards to Non-Public International Organisations[26]

USAID assistance awards					
Non-Public International Organisation		2018		2019	
		USD million	Share (%)	USD million	Share (%)
1	FHI Development 360 LLC	373	8.6%	431	8.3%
2	Catholic Relief Services	256	5.9%	287	5.5%

[23] Source: "Fiscal Year (FY) 2019 Development And Humanitarian Assistance Budget" USAID Fact Sheet 12 November 2019.
[24] Source: Devex, "Trump Administration resurrects 'rescission' proposal in latest attach on US aid Spending", 7 August 2019.
[25] Source: OECD Data "Net ODA" at 11 June 2020
[26] Source: NGO Financial Newsletter, November 2019 issue

USAID assistance awards					
Non-Public International Organisation		2018		2019	
3	Mercy Corps	78	1.8%	145	2.8%
4	Save the Children Fed.	183	4.2%	144	2.8%
5	World Vision	86	2.0%	139	2.7%
6	Consort. Elect. & PP	96	2.2%	131	2.5%
7	Int'l Rescue Committee	85	2.0%	105	2.0%
8	JSI R&T	74	1.7%	100	1.9%
9	Research Triangle Institute	96	2.2%	99	1.9%
10	CARE	85	2.0%	96	1.9%
11	**Palladium International LLC**	**105**	**2.4%**	**95**	**1.8%**
12	Population Services Int'l	94	2.2%	92	1.8%
13	Johns Hopkins University	77	1.8%	84	1.6%
14	Abt Associates	103	2.4%	80	1.5%
15	ACDI/VOCA	65	1.5%	79	1.5%
16	International Medical Corps	66	1.5%	77	1.5%
17	Elizabeth Glaser Ped. AIDS Fdn.	53	1.2%	76	1.5%
18	Adventist Dev. & Relief Agency	29	0.7%	74	1.4%
19	PACT	72	1.7%	73	1.4%
20	URC	72	1.7%	69	1.3%
21	Pathfinder	77	1.8%	66	1.3%
22	JHPIEGO	191	4.4%	61	1.2%
23	KNCV, a Dutch T.B. NGO	77	1.8%	55	1.1%
24	IntraHealth	61	1.4%	52	1.0%
25	Cooperative Housing Fdn.	57	1.3%	45	0.9%
26	Other	1,708	39.5%	2,434	46.9%
	Total	**4,319**	**100%**	**5,189**	**100%**

Table 2 Top 25 USAID Contractors[27]

Top 25 USAID CONTRACTORS			
Contractors		**2018** USD million	**2019** USD million
1	Chemonics	1,500	1,500
2	DAI Group	450	414
3	Tetra Tech	332	300
4	Abt Associates, excl. assistance	211	237
5	Zwakman Nabizai Const. Co,	0	160
6	RTI, excl. assistance	155	130
7	**Palladium International LLC**	**105**	**126**
8	Creative Associates	89	110
9	Kenya Medical Supplies	50	84
10	Social Solutions Int'l	78	80
11	Deloitte LLP	100	77
12	MacFadden Assoc. (owned by PAE)	61	71
13	FHI 360	48	69
14	Education Development Center, Inc.	52	61
15	AECOM/DT Global	39	60
16	ICF International	51	54
17	URC, excl. assistance	59	49
18	John Snow, Inc (excl. JSI R&T)	7	47

[27] Source: NGO Financial Newsletter, November 2019 issue

Top 25 USAID CONTRACTORS			
19	Population Services Int'l	28	46
20	Fintrac	24	44
21	Checchi and Co.	19	43
22	Mgt. Sciences for Health	48	39
23	Dexis Interactive	44	37
24	Remote Medicine	50	36
25	Edesia Inc.	18	34

6.1.3 Australian Government Foreign Aid

Australia is budgeted to provide $4.04 billion in ODA in 2019–20 with over 60% being invested in the Southern Asia, South-East Asia and Pacific regions.[28] The top three aid recipient countries, which represent approximately 22% of the total aid budget, are Papua New Guinea, Indonesia and the Solomon Islands. All three countries are priority countries for Palladium and the Palladium Group is currently engaged in each.

With the re-election of the Liberal-National Coalition government under Prime Minster Scott Morrison in 2019, the existing government policy on the Australian aid program is likely to continue, with a stagnant aid budget (declining in real terms) until indexing of the aid budget in line with inflation recommences in 2022–23) and an increasing focus on the Pacific region through the 'Pacific Step Up' initiative. Australia's total aid to the Pacific has increased by around $100 million to 'a record level' of $1.4 billion in 2019-20. Infrastructure will continue to be an increasing priority this year for DFAT with the start-up of the $2b Australian 'Infrastructure Financing Facility' for the Pacific region and the tendering of the $40m 'South-East Asia Economic Governance and Infrastructure Facility' and the $250 million Solomon Islands Infrastructure Facility. An Aid Policy Review is underway and due to report in July 2020.[29]

Under this government, it is expected that DFAT will continue to place importance on private sector contractors as key partners in aid program implementation.

The outlook for foreign expenditure over the coming decade is likely to be influenced by the governing political party, with the Coalition having the most conservative outlook.[30]

[28] Source: Australian Aid Budget Summary 2019-20 published by DFAT
[29] Source: Australian Aid Budget Summary 2019-20 published by DFAT
[30] Based on Lowy Institute estimates

Figure 6 Australia Net Official Development Assistance[31]



4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
US$m
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
% Gross National Income
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

Australian foreign aid funding peaked in 2015 at $5.1 billion having since declined to $4.1 billion in 2018. Australian ODA as a percentage of GNI was 0.23% in 2018, well below the UN target of 0.7%, and below the OECD average of 0.38%[32].

6.1.4 European Market

The European Union (EU) is the fourth-largest donor globally, with a total official development assistance (ODA) at US$16.4 billion in 2018.[33] Palladium continues to undertake Business Development activities but currently considers it a lower priority market.

6.2 Consulting and Non-Donor Positive Impact Programs

The global consulting market grew at an average annual rate of over 3.3% between 2014 and 2019,[34] although growth rates differ between the more mature markets and emerging economies. The growth of the consultancy industry is highly correlated to the underlying global economy. Studies over the past five decades have shown that in times of high economic activity, the higher revenues and budgets enjoyed by organisations translates to higher spending on consultants.

Between the 1970s and 1990s, the global consulting market grew year over year, despite several recession periods. 2002 marked the first year in decades that the industry contracted (post the 2001 dot-com bubble), followed by an even larger downturn between 2009 and 2011 in the wake of the global financial crisis.[35]

The largest segment of the global consulting industry is operations consulting, accounting for ~30% of the market, followed by the financial-advisory segment.

Consulting companies generally provide the following core services:

- providing a complete solution to clients that encompasses strategy to implementation; or

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[31] Source: OECD Data "Net ODA" at 11 June 2020
[32] Source: OECD Data "Net ODA" at 11 June 2020
[33] Source: Donor Tracker https://donortracker.org/country/eu
[34] Source: IBIS World Global Management Consultants Industry - Market Research Report December 2019
[35] Source: Consultancy.UK https://www.consultancy.uk/consulting-industry/global

- providing specific knowledge in one area of expertise, either industry knowledge with specialised people in that sector, or process knowledge with a very specialised team that masters the process that clients want to implement.

6.2.1 Developing Sustainable Development Goal (SDG) offerings

A key trend across all sectors is the rising concern about long term sustainability. Both the private and public sector are increasingly aware and committed towards the SDGs and they desire to align and contribute to them meaningfully.

In order to achieve these goals, governments and public sector organisations recognise that they need a comprehensive strategy and implementation plan, as well as commercial sector partners in order to drive sustainable results.

The top-tier management consulting firms are now including specialised SDG offerings in their practices (e.g. McKinsey's 'Sustainability and Resources Productivity' area – one of their 12 business functions; BCG's 'Sustainability' – one of their 19 capabilities; Bain's 'Sustainability & Corporate Responsibility' service – one of their 13 services).

Only a handful of consulting firms have made a sound commitment and decided to make this offering a differentiating component in their positioning. Dalberg, M. Porter's FGV and Palladium are the few firms that specialise in implementation of the SDG. However out of the three, only Palladium has the capability to lead large scale implementations given its global presence and large scale team. FGV and Dalberg are increasingly focusing on the strategy and governance piece, while Palladium is willing to work with clients and institutions to also implement the programs on the ground.

Additionally, Palladium's impact investment capability has made its value proposition more attractive, allowing companies to tap on impact investors' money to scale up some strategic interventions.

6.2.2 Impact Investment

Palladium has been organically developing an Impact Investment Asset Management business since 2014. In this time a team has been hired, a pipeline developed, and two investments made. We are currently exploring ways to now scale the fledgling business further. This includes finalising a merger of capabilities, and an equity investment into, a significant Impact Investment Platform which, when completed, will become a major tool to furthering our strategic objectives. It is envisaged that this will be completed in the second half of 2020.

6.3 Competitors

Whilst the aid-funded business sector is traditionally single-donor-focused, with companies mainly competing to service the needs of their home government, a growing number of successful businesses are emerging with global presence – notable examples include Palladium, DAI, ABT Associates and Tetra Tech. With this, the process of global industry consolidation is taking place, with these companies often acquiring smaller players in each jurisdiction.

Palladium's major competitors are DAI, Tetra Tech, Adam Smith International, Cardno and Chemonics International Inc.

6.3.1 DAI

DAI is a global development company which was incorporated in 1970 as Development Alternatives, Inc. Its stated mission is to make a lasting difference in the world by helping people improve their lives. Since incorporation, the company has worked in more than 150 countries tackling social and economic development problems caused by inefficient markets, ineffective

governance, and instability. DAI works with a wide range of clients, including national and local governments, bilateral and multilateral donors, private corporations, and philanthropies. [36]

6.3.2 Tetra Tech

Tetra Tech is a global provider of consulting and engineering services to government and commercial clients. The company was founded in 1966 and has 20,000 associates located in 450 offices worldwide. Its stated mission is to be "the premier worldwide consulting and engineering firm, focusing on water, environment, infrastructure, resource management, energy, and international development services". Tetra Tech is organised into two major business groups; the Government Services Group (GSG) and the Commercial/International Services Group (CIG). GSG deals with a broad range of U.S. government clients (federal, state, and local) and all activities with development agencies, while CIG works with commercial and international clients. The company is listed on the NASDAQ.[37]

6.3.3 Adam Smith International (ASI)

ASI is a global advisory company that has operated in over 100 countries worldwide with current active projects in 50 countries. The company works with governments, international organisations, companies, and foundations to develop strategies and evaluate programs which are addressing global challenges. ASI is owned and operated by its employees and is a certified B Corp. ASI provides services in areas including but not limited to climate change, education, governance, inclusive markets, public financial management and infrastructure. [38]

6.3.4 Cardno

Cardno is an ASX listed global infrastructure, environmental and social development company founded in 1945 and operating in more than 100 countries with a workforce of 4,000. The company's stated mission is to be leaders in improving the physical and social environment for people around the world. Cardno delivers infrastructure, environment and social solutions to clients across a broad range of sectors including defence, mining and resources, transportation, energy, land management, utilities, and international development. [39]

6.3.5 Chemonics

Chemonics was founded in Washington DC in 1975 and has worked in more than 150 countries to help clients, partners and beneficiaries deal with the world's challenges. Chemonics currently has a global network of more than 5,000 specialists, in more than 70 countries around the world working in a variety of technical areas including but not limited to agriculture and food security, democracy and governance, economic growth and trade, health, supply chain management and education. [40]

---

[36] Source: Dai website https://www.dai.com/who-we-are/history
[37] Source: Tetra Tech website https://www.tetratech.com/en/about
[38] Source: Adam Smith International website https://adamsmithinternational.com/who-we-are/
[39] Source: Cardno website https://www.cardno.com/about-us/our-vision-purpose-and-values/
[40] Source: Chemonics websitehttps://www.chemonics.com/who-we-are/

7 Risks

7.1 Introduction

The Palladium Independent Board Committee considers that it is appropriate for Palladium Shareholders, in considering the Scheme, to be aware that there are a number of general risk factors as well as risks specific to Palladium and/or the industries in which it operates which could materially adversely affect the future operating and financial performance of Palladium or the value of Palladium.

This section outlines:

- Risks relating to business and operations of Palladium (refer to Section 7.2);
- Risks relating to an investment in NewCo following Implementation (refer to Section 7.3); and
- Risks relating to the Scheme (refer to Section 7.4)

While some of these risks can be mitigated, some are out of the control of Palladium and the Palladium Directors and cannot be mitigated.

This Section 7 is a summary only. There may be additional risks and uncertainties not currently known to Palladium which may also have a material adverse effect on Palladium's financial and operational performance now or in the future.

If the Scheme is implemented, the risks in Sections 7.2 and 7.3 will not apply to Palladium Shareholders who do not elect to receive Scrip Consideration, and instead receive Cash Consideration (or to Palladium Shareholders who have validly elected the Scrip Consideration, but who are scaled back to acquire no NewCo Shares), as they will not hold NewCo Shares.

The risk factors in Sections 7.2 and 7.3 will apply to Palladium Shareholders who elect the Scrip Consideration, as they will hold NewCo Shares.

If the Scheme does not proceed, you will continue to hold your Palladium Shares and continue to be exposed to risks and opportunities associated with that investment.

In making your decision to vote on the Scheme Resolution, you should read this Scheme Booklet carefully. You should carefully consider the risk factors outlined below and your individual circumstances. This Section 7 is only general in nature and does not take into account your individual objectives, financial situation, taxation position or particular needs.

While the Palladium Independent Board Committee recommends that Palladium Shareholders vote in favour of the Scheme in the absence of a Superior Proposal, Palladium Shareholders are encouraged to make their own independent assessment as to whether to vote in favour of the Scheme.

7.2 Risks relating to the business and operations of Palladium

In considering the Scheme, you should be aware that there are several general risk factors, as well as risks specific to Palladium and the industries in which it operates, which could materially and adversely affect the future operating performance of Palladium.

7.2.1 Geopolitical risks

The current political and economic concerns may impact clients' ability to fund projects. Government clients may have budget constraints that prohibit proposed funding and existing

proposals. The UK and USA have recently made significant changes in foreign policy, including the UK's exit from the EU and the USA's change in approach to trade and defence. There is a potential that changes to foreign policy in Australia and overseas may lead to a reduction in ODA. Australia continues to reduce its ODA assistance in the face of repeated budget deficits.

(a) Law and regulation risk

Changes in domestic laws of countries in which Palladium has operations, as well as regulations governing international development assistance, can create an unstable operating environment and may impact Palladium.

(b) Foreign exchange risk

Palladium's financial reports are prepared in Australian dollars. Palladium transacts in several foreign currencies (AUD, USD, GBP and Euro). Palladium may, from time to time, hedge foreign denominated earnings. The volatility of international currencies adds to the unpredictability of foreign market transactions and may adversely impact sales or costs denominated in a foreign currency.

(c) Sovereign risk

A large percentage of Palladium's projects are in developing countries and there are risks regarding projects being terminated and/or suspended due to civil unrest, natural disasters or disease. The risk to Palladium is not being able to complete the contract and non-reimbursement of expenses and/or liabilities.

(d) Health, safety and security

Palladium's employees work across many countries and undertake work in environments where risk of personal injury is present.

(e) Reputational risk

Palladium has three major clients and therefore its reputation is crucial to procuring further contracts. Adverse impact on its reputation could result in an adverse impact to Palladium's business, financial performance and operations.

(f) Client diversification risk

Palladium derives a high proportion of its revenue from three governments. If Palladium was to lose one of these clients, this would have a material adverse impact on its revenue and profitability.

(g) Credit risk

Palladium is subject to credit risk through bank deposits, trade and other receivables and potential non-performance by counterparties of contract obligations that could lead to financial loss to the business.

(h) Misappropriation of funds / fraud by project staff

Despite rigorous employment processes, there is the risk of in-country staff perpetrating fraud or misappropriating funds. This could have a material impact on Palladium's business, reputation and financial performance.

(i) Contingent liabilities

In the ordinary course of business, Palladium is occasionally required to provide guarantees, performance bonds, or letters of credit to clients as security in relation to the completion of projects.

(j) Contract risks

Palladium competitively tenders for international development contracts. If a contract is won, there are strict conditions and payment outcomes on project delivery. Palladium must formulate a fully considered project cost estimate as part of submitting international development tenders. There is a risk that estimated pricing may be incorrectly estimated, and contract margins would be lower than expected as a result. There is also risk that the contracts may be terminated early by the sponsor.

(k) Competition

Many of Palladium's competitors have been acquired by large international companies. The introduction of powerful new competitors may impact Palladium's ability to win new work and, therefore, its financial performance.

(l) Personnel risk

The successful operation of Palladium, including but not limited to winning and delivering on major contracts, is dependent on Palladium's ability to attract and retain key employees. A failure to appropriately recruit and retain employees may adversely affect Palladium's ability to develop and implement business strategies and could materially adversely affect Palladium's business, operating and financial performance.

(m) Litigation risk

Palladium may in the ordinary course of business be involved in litigation and dispute, for example with employees, suppliers or customers. Any litigation dispute could be costly and damaging to Palladium's reputation and business relationships, which could have an adverse effect on financial performance and industry standing.

7.3 Risks relating to an investment in NewCo following Implementation

These risks will apply to Palladium Shareholders who elect to receive Scrip Consideration instead of Cash Consideration.

The risks of holding NewCo Shares are in addition to those risks set out in Section 7.2 that apply to your current investment in Palladium. These risks may, individually or in combination, have a material adverse effect on NewCo's future financial performance, financial position, cash flows distribution and/or your ability to dispose of NewCo Shares if you wish to do so. Consequently there may be an impact on the value of your NewCo Shares.

7.3.1 Lack of liquidity

Palladium is a private company with an internal share sale process. NewCo is a private company, and will continue to be a private company following Implementation. However if, following Implementation, NewCo is not able to meet the requirements to remain a private company, if required NewCo will propose an Extraordinary General Meeting to convert NewCo into an unlisted public company.

NewCo intends to enable NewCo Shareholders to deal with their NewCo Shares under the NewCo Constitution.

Other restrictions on the disposal of NewCo Shares are outlined in the NewCo Constitution (see Section 1.3.5 and Annexure I).

7.3.2 Fewer rights as minority shareholders

Palladium Shareholders who receive NewCo Shares under the Scheme will retain similar rights as they currently hold as minority Palladium Shareholders. No single Shareholder (together with that Shareholder's Relevant Interests) of NewCo will hold a controlling stake. NewCo Shareholders will continue to be subject to risks that are inherent in minority shareholdings.

Refer to Section 1.3.5 for a summary of some of the key rights attaching to the NewCo Shares, including a description of some of the terms of the Constitution.

7.3.3 Dilution

NewCo may need to raise additional capital through the issue of new securities in the future in order to meet the operating and/or financing requirements of itself and Palladium. NewCo may issue new securities as consideration for any equity-funded acquisitions by NewCo, FinCo, or Palladium. NewCo may also issue securities to its management team through the establishment of an employee incentive scheme.

Palladium has raised additional capital through the issue of new securities in the past in order to meet operating and/or financing requirements, to fund acquisitions, or pursuant to the Palladium Senior Staff Incentive Scheme. If this transaction does not proceed, Palladium may issue new securities in future for these purposes.

7.3.4 Leverage

Debt and mezzanine finance is being obtained to fund the payment of the Cash Consideration, meaning that the leverage position of NewCo, FinCo and Palladium immediately following Implementation will change compared to Palladium's leverage position prior to Implementation. Further information on the change in debt position in outlined in Section 9.

Furthermore, NewCo may raise additional debt financing in the future in order to meet the operating and/or financing requirements of itself and Palladium. NewCo may raise new debt financing to fund cash consideration for any acquisitions by NewCo, FinCo or Palladium.

Palladium has raised new debt financing in the past and, if this transaction does not proceed, may do so in the future to fund these types of requirements.

Future debt finance raisings, undertaken in accordance with the NewCo Constitution, may expose a NewCo Shareholder to greater risks than they currently face arising from the current leverage position of Palladium. The leverage position of NewCo Group in the future may be different to that of companies of a similar size and nature.

7.3.5 Dividends

Whilst each NewCo Share will be entitled to receive any dividends and other distributions from NewCo, declaration and payment of any dividends will be at the sole discretion of the NewCo Board.

NewCo has also entered into a term sheet for a Mezzanine Debt as outlined in Section 9. This agreement restricts distributions as outlined in that Section.

7.4 Risks relating to the Scheme

7.4.1 Approvals delayed or not obtained

There is a risk that the Court may not approve the Scheme, or may only be willing to approve the Scheme subject to conditions that NewCo and/or Palladium (as applicable) are not prepared to accept (acting reasonably). There is also a risk that the Financial Assistance Resolution and the Constitution Resolution are not approved at the General Meeting – these resolutions are required to be approved for the Scheme to proceed.

There is also a risk that some or all of the aspects of the shareholder and Court approvals required for the Scheme to proceed may be delayed.

7.4.2 Conditions precedent

Implementation of the Scheme is subject to several Conditions Precedent, outlined in Section 12, including that no court or Governmental Agency takes any action to restrain or prohibit the Scheme. There can be no guarantee that the Conditions Precedent to the Scheme will be satisfied or waived (as applicable) in a timely manner or at all. Any failure or delay to satisfy the Conditions Precedent could prevent or delay Implementation, which could reduce or delay the benefits that are anticipated to arise from the Scheme, and/or increase the costs associated with the Scheme.

7.4.3 Transaction costs

Palladium will incur Transaction Costs in connection with the Scheme. Palladium will pay transaction fees and other expenses related to the Scheme, including financial advisers' fees, filing fees, legal and accounting fees, regulatory fees and mailing costs. Some of those fees may be reduced by the Scheme not being Implemented, while other costs may be incurred irrespective of the Scheme outcome.

7.4.4 Change of control

Upon Implementation, a change of control in Palladium will occur. However, no one Palladium Shareholder (together with that shareholder's associates) will obtain control of NewCo and this is a condition of the Scheme.

It is possible that material contracts to which Palladium is a party may be subject to pre-emptive rights, review or termination upon this change of control. While Palladium is not aware of any counterparty that may wish to terminate a material contract, should any such contracts be terminated, Palladium would lose the benefit of the contract and may be unable to obtain similar terms upon entry into replacement contracts (should such replacement contracts be available).

7.4.5 Value of cash and/or scrip component

The proportion of cash and/or scrip components of the consideration that shareholders will receive under the Scheme will depend on the Elections that shareholders make, as Palladium Shareholders that elect Scrip Consideration may be subject to a scale back (see Section 4.3.1 in relation to the Scaleback Arrangements).

8 About the Restructuring Entity

8.1 Overview of NewCo Group

8.1.1 Overview of NewCo Group

NewCo Group is a special purpose Group established to facilitate the recapitalisation of Palladium. It comprises of NewCo and FinCo, each of which are unlisted Australian proprietary companies limited by shares.

NewCo and FinCo have not commenced trading or conducted business, and do not own any assets and or liabilities, other than in connection with their incorporation, the entry into transaction documents in connection with the Scheme and the taking of such other actions as are necessary to facilitate the Scheme (including actions in relation to the funding of the Cash Consideration in connection with the Scheme).

8.1.2 Acquisition rationale and strategy

The Transaction allows NewCo to leverage the current low gearing levels of Palladium to create a liquidity event that enables the capital table to be refreshed, and an exit opportunity for external shareholders, and significant shareholders who have held shares since the management buyout in 2009. The Scheme will entitle Palladium Shareholders who elect Cash Consideration to realise certainty of value of their Palladium Shares in the near term (subject to the Scheme becoming Effective) which may not be achieved if the Scheme does not proceed.

Further, the new structure on Implementation of the Scheme separates FinCo (the financing company) from NewCo (the holding company in which Scrip Consideration will be issued). NewCo will not be a guarantor under the new group financing arrangements – this is a preferable position for shareholders.

The Transaction aims to restructure the Palladium group into a more commercially typical and flexible structure for any transaction in the future.

The ongoing strategy for Palladium under NewCo ownership remains unchanged. The transaction is a restructure of the shareholding and capital base.

8.1.3 Directors

As at the date of this Scheme Booklet, Kim Bredhauer and Christopher Hirst are the directors of NewCo. Christopher Hirst is the sole director of FinCo. Biographical details for Kim Bredhauer and Christopher Hirst are set out below:

Kim Bredhauer

Kim is the Executive Chairman of Palladium and has been with the company for over 35 years, including as Chief Executive Officer and Managing Director from 2000-2018.

In his career with Palladium, Kim has worked in more than 45 countries across numerous commercial and development projects. He has held roles at all levels from Economist and Project Manager to Regional Manager, CEO, and now Executive Chairman, all the while working to foster and facilitate the active participation of private sector businesses, government agencies, NGOs and community stakeholders in international development projects.

Kim has driven Palladium to expand its services, refocusing and rebranding the company as a leader in Positive Impact. Overseeing numerous acquisitions, he's managed Palladium's significant growth as an implementer of large-scale programs,

while adding strategic management consulting services and substantial humanitarian assistance response and logistics capabilities.

He has led Palladium to invest significantly in developing a variegated approach to impact investing in emerging economies, and is a recognised first mover in building the development impact bond marketplace.

Ultimately, Palladium's success in bringing together private and public actors and expanding the base of financing avenues to achieve sustainable positive impact is a direct result of Kim's strategic vision.

Throughout his career, Kim's leadership has earned him the opportunity to serve on numerous high-level government advisory groups and boards, including the Australian Aid Advisory Council, where he guided the Australian Minister for Foreign Affairs on the direction of Australia's aid programme.

Christopher Hirst

Christopher is Chief Executive Officer at Palladium. He has been with Palladium for over twenty years, driven by his passion for social change and commitment to the growth of our company and our impact. Prior to his role as CEO, Christopher served as Managing Director of Strategy and Corporate Development, which included identifying, analysing and capturing new business opportunities globally; Mergers and Acquisitions; as well as Impact Investing Asset Management and advisory services. He oversaw Palladium's Middle East division for nine years and was seconded as the Chief Executive Officer and Board Director of the Abu Dhabi Government's Farmers Service Centre (ADFSC).

After the Implementation of the Scheme, the executive remuneration packages of Kim Bredhauer and Christopher Hirst will not include additional remuneration in connection with their appointment as directors to these companies.

Overall the total non-executive director remuneration to the Palladium Group will reduce due to the reduction in number of non-executive directors proposed for NewCo.

If the Scheme is implemented, it is intended that additional directors, including at least one Independent Director, will be appointed to the NewCo Board. The appointment of all directors for an initial term will be confirmed at a General Meeting of the shareholders of NewCo within a short period of time after the Implementation Date.

8.1.4 Employees

NewCo does not intend to change management or make any material changes to the current employee structure of Palladium.

The NewCo Board intends to establish an employee incentive scheme on substantially similar terms to the current Palladium Senior Staff Incentive Scheme before the Implementation Date, with the intention to review its structure and appropriateness within 12 months of the Implementation Date.

To the extent current employees of Palladium holding shares issued under the current Palladium Senior Staff Incentive Scheme are issued NewCo Shares on Implementation of the Scheme, those NewCo Shares will remain restricted on the same terms and for the same period as they were restricted under the Palladium Senior Staff Incentive Scheme (from the date they were issued in Palladium). For example, if prior to the Implementation of the Scheme the shares in Palladium were restricted for a remaining 18 months, then on issue of the NewCo Shares, the NewCo Shares will be restricted for 18 months from issue (being the Implementation of the Scheme).

8.1.5 NewCo Group ownership structure

As at the date of this Scheme Booklet, FinCo is a wholly owned subsidiary of NewCo. NewCo is 100% owned by Christopher Hirst as shown below in the diagram[41]. NewCo has 1 ordinary share only.


Christopher Hirst
NewCo
FinCo

8.1.6 Overview of NewCo

NewCo is a special purpose company that was incorporated for the purpose of holding all of the Shares in FinCo, as well as issuing NewCo Shares to Palladium Shareholders who make a valid Scrip Election (subject to the Scaleback Arrangements).

NewCo is an unlisted Australian proprietary limited company which has not commenced trading or conducted business prior to the date of this Scheme Booklet. As at the date of this Scheme Booklet, NewCo does not own any assets and does not have any liabilities other than:

- its holding of shares in FinCo;
- in connection with its incorporation;
- the entry into documents in relation to the Scheme;
- the entry into a term sheet in relation to the mezzanine debt to fund the Scheme;
- and the taking of actions to facilitate the Scheme.

The affairs of NewCo are regulated under the NewCo Constitution, a copy which is set out in Annexure I.

Palladium Shareholders considering making the election to receive Scrip Consideration should read and understand the NewCo Constitution in full and seek their own independent advice before deciding.

Neither NewCo nor FinCo hold any shares in Palladium as at the date of the Scheme Booklet.

8.1.7 Current share capital structure of NewCo

As at the date of this Scheme Booklet there was 1 ordinary share wholly owned by Mr Christopher Hirst.

[41] The diagram depicts the ownership structure as at the date of this Scheme Booklet.

As at the date of this Scheme Booklet Mr Christopher Hirst and his related entities own 1,019,956 Palladium Shares (9.1% of Palladium Shares).

8.1.8 Overview of FinCo

FinCo is a special purpose company that was incorporated for the purpose of holding 100% of the Palladium Shares following Implementation.

FinCo is an unlisted proprietary limited company incorporated in Australia that has not commenced trading or conducted business prior to the date of this Scheme Booklet. As at the date of this Scheme Booklet, FinCo does not own any assets, and does not have any liabilities, other than in connection with its incorporation, the entry into documents in connection with the Scheme and the taking of actions to facilitate the Implementation of the Scheme. It has also started discussion with banks in relation to the recapitalisation and new debt finance.

As at the date of this Scheme Booklet, all the shares in FinCo are owned by NewCo. If the Scheme is Implemented, all the shares in FinCo will remain owned by NewCo.

8.1.9 Illustrative share capital structure of NewCo after implementation

The diagram below illustrates the ownership structure of NewCo Group if the Scheme is Implemented.



Palladium Shareholder Scrip Participants
100%
NewCo
100%
FinCo
100%
Palladium Group Holdings Pty Ltd
100%
PGH Subsidiaries

Under the terms of the Scheme, Palladium Shareholders may make an Election to receive the Scrip Consideration.

It is a Condition Precedent to the Scheme that the total number of NewCo Shares to be issued to Palladium Shareholders who have made an Election to receive the Scrip Consideration, represents a minimum of 41% of Palladium Shares (**Minimum Scrip Consideration Condition**).

Under the terms of the Scheme, a Scaleback will apply on a pro rata basis if the number of NewCo Shares to be issued to Palladium Shareholders who have made an Election to receive

the Scrip Consideration, exceeds a maximum of 46% Palladium Shares (**Maximum Available NewCo Shares**). See Section 4.3.1 for further information on the Scaleback Arrangements.

The table below illustrates the share capital structure of NewCo under two scenarios.

The first being where the Minimum Scrip Consideration Condition was achieved (being 41% Palladium Shares electing Scrip Consideration) and the second being where the Scrip Elections were the Maximum Available NewCo Shares (being 46% Palladium Shares electing Scrip Consideration).

Scenario	1. Minimum Scrip Consideration		2. Maximum Scrip Consideration	
	Shares	**% Newco**	**Shares**	**% Newco**
Christopher Hirst	1	0%	1	0%
Palladium Scrip Elections	4,581,390	100%	5,140,097	100%
Total NewCo Shares	**4,581,391**	**100%**	**5,140,098**	**100%**

As such, if the Scheme is Implemented, Palladium Shareholders together with NewCo capital in aggregate will own 100% of all NewCo Shares. However, the exact number of NewCo Shares issued to Palladium Shareholders under the Scheme will vary depending on:

- whether the Minimum Scrip Consideration Condition is satisfied or waived; and
- whether the Scaleback Arrangements apply.

Each of those two matters depends on the exact combinations of Elections to receive the Scrip Consideration. Shareholders must make an election for each of their Palladium Shares. There can be many possible combinations of such Elections.

NewCo will only have one class of shares and each share will have equal rights.

The scenarios above are shown to illustrate the potential share capital structure of NewCo which may eventuate at the Implementation Date. Each of these scenarios is based on a number of assumptions which are unlikely to reflect the actual outcome of events at the Implementation Date and should be considered as illustrative only.

8.1.10 Potential impact of acquisition accounting

If the Scheme is Implemented, a formal purchase price allocation exercise will be carried out by NewCo and FinCo in accordance with AASB3 Business Combinations. This exercise requires the identifiable net assets of the Palladium Group to be fair value at the date of implementation, and any excess of the fair value of the Scheme Consideration transferred over the fair value of net assets acquired (including identifiable intangibles) is recognised as goodwill.

The impact of fair value accounting cannot be accurately determined at this time, as a formal purchase price allocation exercise has not been carried out.

However, the formal purchase price allocation exercise is likely to result in the consolidated NewCo Group's goodwill and intangibles on acquisition being materially different to the goodwill and intangibles that is currently contained in the Palladium Group's consolidated balance sheet. In addition, the formal purchase price allocation exercise may result in an increase in amortisation charges for the consolidated NewCo Group from those currently contained in the Palladium Group's consolidated income statement due to fair value adjustments or additional intangible assets that are recognised.

Further, the tax carrying value of Palladium's assets and certain liabilities may be reset once 100% ownership has been achieved, which may result in a change in the deferred tax balances of the consolidated NewCo Group compared to those currently held by the consolidated Palladium Group.

Other than the formal purchase price allocation exercise carried out in accordance with AASB3 Business Combinations, NewCo and FinCo expect to continue with the same accounting policies as the Palladium Group's existing accounting policies, adjusted where appropriate for the NewCo Group's unlisted, proprietary company status.

A Proforma NewCo Consolidated Balance Sheet has been prepared based on Palladium's unaudited Balance Sheet as at 31 May 2020. For the purpose of preparation, the Scrip Elections have been assumed to be the midpoint, and as a result, the Mezzanine Debt is assumed to also be the midpoint at $38.5m.

This is a preliminary summary of the proforma Balance Sheet as the accounting is provisional. The actual movement in Goodwill and Intangibles and Net Assets may change depending on the application of the Business Combination Accounting Standards and fair value assessments.

Balance Sheet as at 31 May 2020 AUD Millions	Palladium Unaudited	Proforma Adjustment	NewCo Proforma
Project cash	7.9		7.9
Cash	6.4		6.4
Trade debtors	78.0		78.0
Accrued income	19.1		19.1
Prepayments and advances	7.1		7.1
Other Current Assets	3.5		3.5
Current Assets	**121.9**	**0.0**	**121.9**
Goodwill and Intangibles	46.1	127.8	173.9
Fixed assets	2.7		2.7
Other Long-Term Asset	7.3		7.3
Total Assets	**178.0**	**127.8**	**305.8**
Current borrowings	0.0		0.0
Mezzanine Debt	0.0	38.5	38.5
Trade creditors	12.8		12.8
Accrued Expenses	27.1		27.1
Prepaid income	31.4		31.4
Employee benefits (CL)	21.1		21.1
Taxes	6.8		6.8
Current Liabilities	**99.1**	**38.5**	**137.6**
Employee benefits (NCL)	4.4		4.4
Long-term borrowings	0.0	72.0	72.0
Other Long-Term Liability	6.8		6.8
Total Liabilities	**110.3**	**110.5**	**220.8**
Net Assets	**67.7**	**17.4**	**85.1**

8.1.11 Additional information of NewCo Group

(a) Interest in Palladium Shares

As at the Date of this Scheme Booklet, NewCo Group does not own any shares in Palladium.

Palladium
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Christopher Hirst is the sole shareholder and a director of NewCo at the date of this Scheme Booklet, and his Relevant Interest in Palladium is 1,438,729[42] Palladium Shares, or approximately 12.9% of Palladium.

Christopher Hirst is also the sole director of FinCo as at the Date of this Scheme Booklet.

Kim Bredhauer is a director of NewCo at the date of this Scheme Booklet, and his Relevant Interest in Palladium is 3,402,217 Palladium Shares, or approximately 30.4% of Palladium.

(b) No dealings in previous four months

Neither NewCo, FinCo nor any of its Associates has provided, or agreed to provide, consideration for Palladium Shares under a purchase or agreement during the period of four months before the date of this Scheme Booklet except for the Scheme Consideration which FinCo and NewCo have agreed to provide under the Scheme.

During the period of four months before the date of this Scheme Booklet, neither NewCo, FinCo nor any of its Associates offered to give or agreed to give a benefit to another person where that benefit was likely to induce the other person or an associate to deal in any way (including making any specific Election) in relation to the Palladium Shares.

(c) No benefits to Palladium Directors

None of NewCo, FinCo or its Associates will be making any payment or giving any benefit to any current Directors of Palladium as compensation or consideration for, or otherwise in connection with, their resignation from their respective offices if the Scheme is implemented.

[42] Includes the 418,773 shares (3.7%) held by PGSST as Trustee for the Palladium Group Staff Shareholder Trust, which are considered a 'Relevant Interest' because the shareholder is a director of that Company.

9 Funding the Scheme Consideration

9.1 Overview

9.1.1 Maximum Scheme Consideration payable by FinCo

Based on the number of Palladium Shares on issue at the date of this Scheme Booklet and the structure of the offer, the Maximum Cash Consideration FinCo will be required to pay is approximately $115,372,828.

The Maximum Available NewCo Shares that would be issued by NewCo is 5,140,097.

The Scheme is subject to a financing condition, as outlined in Section 12.

9.1.2 Cash funding arrangements

FinCo plans to fund the Scheme Cash Consideration through a combination of:

- bank debt financing; and
- mezzanine debt financing,

both of which are described in Section 9.2. Palladium may also contribute cash to assist in funding the Cash Consideration (see Section 11 for further information).

9.1.3 Illustrative sources and uses

The table below illustrates the sources and uses of cash under two scenarios. The flex in the cash requirement will be made up from the mezzanine debt raised by NewCo as outlined in section 9.2.2. The first being where the Minimum Scrip Consideration Condition is achieved, and the second being where the Maximum Available NewCo Shares are issued.

To the extent Palladium cash is applied to assist in funding the Cash Consideration (described in Section 11), the amount of bank debt required will reduce in both scenarios below.

		$A '000,000
Min scrip election (41% Palladium Shares Electing Scrip Consideration)		
Cash Required		115.4
Sources	Bank debt	72.0
	Mezzanine	43.4
		115.4
Max scrip election (46% Palladium Shares Electing Scrip Consideration)		
Cash Required		105.6
Sources	Bank debt	72.0
	Mezzanine	33.6
		105.6

9.2 Debt Financing

9.2.1 Bank facilities

FinCo has received credit approved terms sheets with Palladium's incumbent banking consortium, HSBC and Commonwealth Bank of Australia (**CBA**). The proposed bank facilities will be made available to FinCo for the purpose of, among other things:

- refinancing of existing Palladium debt facilities;
- paying the Cash Consideration;
- paying Transaction Costs and expenses; and
- general corporate purposes of the NewCo Group.

The proposed debt facilities are comprised of, among other facilities, an amortising term loan, and a bullet term loan with a combined limit of $72 million plus a revolving working capital facility and a guarantee facility with a combined limit of $50 million. If Palladium has cash available at Implementation the term loan may be reduced by that amount.

The provision of the bank facilities is subject to the satisfaction of customary conditions precedent for lending of this nature, including the court approval of the Scheme on the Second Court Date.

If the Transaction does not proceed, Palladium will be required to re-finance its debt facilities in any event before 22 September 2020, as the existing facilities expire on that date.

(a) Guarantors and Security

The bank facilities will be guaranteed and secured by security granted by the following entities. The security will be granted variously by way of securities including General Security Deeds, Cross Guarantees and Indemnities, Share Mortgages, Share Security Deeds, Security Debentures, Guarantee Agreements, Pledge Agreements and, Security Agreements.

Entities	ACN/CN/KVK
Palladium Group Management Pty Ltd	ACN 641 052 548
Palladium Holdings Pty Ltd	ACN 640 464 197
Palladium International Pty Ltd	ACN 010 020 201
Palladium Group Holdings Pty Ltd	ACN 140 654 075
HK Logistics Pty Ltd	ACN 003 348 909
Palladium Group Holdings Ltd	CN 020 685 75
Palladium International Limited	CN 023 942 29
Palladium Enterprises Limited	CN 942 368 1
Palladium Group Holdings LLC	CN 504 191 6
Palladium International LLC	CN 390 97 04
Enclude BV	KVK 30114696
Palladium International BV	KVK 30179746

(b) Interest rate and fees

The bank facilities will incur interest at a variable rate, being interest rate benchmark (BBSY, LIBOR (or its replacement as agreed with HSBC and CBA) , EUROIBOR, or other depending on loan currency), plus a margin. If the benchmark rate is less than zero, it shall deemed to be zero. If the interest period selected is less than 3 months the interest period for the purposes of determining the base rate will be a period of 3 months. The margin is determined by reference to a pricing grid based on the most recently calculation net leverage ratio. Default interest is 2% per annum over the applicable interest rate on the overdue amount.

Fees payable in connection with the bank facilities are consistent with similar facilities made available for facilities for this nature and include an upfront establishment fee and commitment fee on undrawn portions of certain tranches.

(c) Financial Covenants

The bank facilities contain financial covenants which are broadly the same as Palladium's current covenants. The financial covenants are tested quarterly, with the first calculation date being 30 September 2020.

As at the date of this Scheme Booklet, subject to the approval of the Scheme at the Second Court Date, NewCo is not aware of any reason why the proposed bank facilities will not be available to be drawn down for the purpose of the recapitalisation as contemplated by the Scheme.

(d) Other relevant provisions

The bank facilities will contain the usual provisions including:

- Mandatory prepayment on the occurrence of specific events including trade sales, change of control;
- Review events on specific events including failure to comply with debt coverage covenants; termination of material contracts (other than upon expiry of its terms, provision of a qualified opinion by an auditor in any auditor's report;
- Customary undertakings, representations and warranties; and
- Customary events of default.

9.2.2 Mezzanine Debt

The mezzanine debt is conditional, among other things on the successful completion of the Scheme and the approval of the mezzanine terms by Palladium's incumbent banking consortium. The key terms of the mezzanine debt are set out in the table below:

Select mezzanine debt Terms	
Borrower	NewCo (Palladium Holdings Pty Ltd ACN 640 464 197)
Lenders	Interests associated with Kim Bredhauer, Christopher Hirst, David Crombie, Ken Warriner, Darryn Purdy.
Security	Unsecured
Amount (**Mezzanine Capital**)	$33.6m to $43.4m depending on the level of shareholders that elect the Scrip Consideration
Financial Close	Scheme Implementation

Maturity Date	Five years (60 months) amortising
Interest Rate	7% per annum (calculated as 1.75% per 3-month period) calculated quarterly on the balance of The Capital less principal payments made, and paid in arrears
Interest Payment	The first payment of interest will be 6 months after Financial Close and be for the full first 6 months of interest.
Capital Repayment	Payment of principal amount of 5% of the Capital, 12 months after Financial Close, and 5% of Capital every three months thereafter with full and final payment at Maturity. NewCo in its absolute and sole discretion may make additional payments of principal at any time that a scheduled principal payment is due. Interest will be paid in arrears every three months thereafter, until The Capital is paid in full.
Late Payment Interest	10.5% per annum accrued daily on unpaid interest and unpaid Capital Repayments. The Late Payment Interest will, if not paid earlier, will be paid at the next three-month payment period. Any Late Payment Interest which is due at any three-month period will be paid prior to the payment of principal and interest due at that time. Should the Late Payment Interest not be paid when due it will accumulate together with all unpaid Capital and interest and accrue Late Payment Interest on the total amount which is overdue for payment.
Restricted Distributions	NewCo and its subsidiaries will not: • pay distributions to Shareholders (other than to other Group companies to facilitate the flow of funds to NewCo), • pay bonus payments to staff, • carry out any buy-back of capital from any shareholders or • carry out any acquisitions (other than those which are entirely paid in equity), if it is in default of any interest or capital payment to the Lenders, without the written consent of all The Lenders.
Events of Default	Should any Capital and or interest not be paid for a period of six months from when it is due, NewCo will be in default. NewCo and the Lenders will negotiate to either reschedule the debt payments and terms and conditions or such other mutually acceptable solution (subject to the agreement of all Lenders). Late Payment Interest will continue to apply during the negotiation period and will continue to apply (in the absence of any agreement to the contrary) until such time as all outstanding payments due and owing have been paid.
Conditions	The drawdown of mezzanine debt is conditional on the approval and implementation of the Scheme of Arrangement.

The mezzanine debt financing will be provided by the substantial shareholders as described below. This table sets out the maximum and minimum each mezzanine debt lender will provide.

Substantial holder	Minimum amount of Mezzanine Debt ($)	No. of Palladium Shares	% Palladium Shares on issue	Maximum amount of Mezzanine Debt ($)	No. of Palladium Shares	% Palladium Shares on issue
Kim Bredhauer	11,000,000	628,571	5.6%	14,000,000	800,000	7.2%
Ken Warriner	10,500,000	600,000	5.4%	14,000,000	800,000	7.2%
David Crombie	7,000,000	400,000	3.6%	9,000,000	514,286	4.6%
Christopher Hirst	2,550,000	145,714	1.3%	3,200,000	182,857	1.6%
Darryn Purdy	2,550,000	145,714	1.3%	3,200,000	182,857	1.6%

9.3 Conclusion

On the basis of the arrangements described above, NewCo and FinCo have reasonable grounds for holding the view, and hold the view, that the obligation to fund the Cash Consideration as and when it is due and payable under the terms of the Scheme will be able to be satisfied.

Palladium
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10 Australian Taxation Implications

10.1 Introduction

The information contained within this summary is of a general nature only. It does not constitute specific tax advice and should not be relied upon as such. Palladium Shareholders should be aware that the actual Australian tax implications of participating in the Scheme may differ from those summarised in this section and should seek independent professional and taxation advice, based on their particular circumstances.

This summary, reviewed by PricewaterhouseCoopers who is the income tax advisor to Palladium, comments on the general Australian taxation position of individual and corporate resident and non-resident Shareholders of Palladium in relation to the Scheme. In reviewing the Australian income tax comments in this summary, PricewaterhouseCoopers has relied upon certain facts and assertions made by the Palladium Directors, set out in the Scheme Booklet that have not been independently reviewed or verified by PricewaterhouseCoopers.

This summary is based on provisions of the Income Tax Assessment Act 1936 (Cth) (ITAA36) and the Income Tax Assessment Act 1997 (Cth) (ITAA97) (together, the **Tax Acts**) public taxation rulings and available case law current as at the date of this Scheme Booklet. Palladium Shareholders should be aware that any changes (with either prospective or retrospective effect) to the Tax Acts, the interpretation thereof and public taxation rulings may affect the tax treatment of the Scheme as described in this summary. The law is complex and subject to change periodically as is its interpretation by the courts and the ATO. Palladium has not sought to have an opinion ruled upon by the Australian Taxation Office (ATO) and therefore there is a risk that the ATO may not agree with this summary or aspects of it.

In addition, the tax effects may vary according to the taxpayer's own circumstances. We therefore strongly recommend that Palladium Shareholders obtain their own independent taxation advice and assurance as to whether the opinions expressed in this summary are appropriate for their own particular circumstances and whether the views in this summary are current law at the time of participation in the Scheme.

This summary has been prepared on the basis that the Palladium Independent Board Committee is of the view that the Scheme Shares are not:

- taxable Australian property by reason of the fact that PGH's underlying value is not principally derived from Australian real property; or
- subject to deferred taxation under Division 83A of the ITAA97 or former Division 13A of Part III of the ITAA36.

The following summary is intended for Palladium Shareholders that hold their Scheme Shares on capital account for income tax purposes (namely their Scheme Shares are CGT assets for income tax purposes and acquired them after 19 September 1985.

This summary does not address the position of Palladium Shareholders who:

- hold their Scheme Shares as a revenue asset (e.g. trading entities or entities who acquired their Scheme Shares for the purpose of resale at a profit) or as trading stock for Australian income tax purposes;
- are subject to the provisions in Division 230 of the ITAA97 in relation to gains or losses on the Scheme Shares;
- are temporary residents for the purposes of Australian income tax law;

- are non-residents of Australia for Australian income tax purposes that hold their Scheme Shares in carrying on a business at or through a permanent establishment in Australia; or
- are financial institutions, insurance companies, partnerships, tax exempt organisations, dealers in Securities or Palladium Shareholders who changed their tax residency while holding the Scheme Shares and are subject to special tax rules.

Palladium Shareholders that are tax residents of a country other than Australia (whether or not they are also residents, or are temporary residents, of Australia for income tax purposes) should take into account the tax consequences of the Scheme under the laws of their country of residence, as well as under Australian law.

10.2 Australian Income tax consequences of the Scheme

If the Scheme is implemented, FinCo will acquire 100% of the shares in Palladium. In consideration, Palladium Shareholders will receive the Scheme Consideration. Palladium Shareholders will be entitled to make an election to receive either:

- Cash Consideration ($17.50 per Scheme Share);
- Scrip Consideration (1 NewCo Share for each Scheme Share), subject to the terms outlined in this Scheme Booklet; or
- a combination of both,

in respect of each Scheme Share that they own.

If a Palladium Shareholder does not make a valid Election or are Ineligible Foreign Shareholders, they are treated as electing to receive the Cash Consideration.

10.2.1 Australian tax resident Palladium Shareholders

(a) Disposal of Scheme Shares

A disposal of a Scheme Share under the terms of the Scheme should result in a disposal of that share for what is commonly referred to as capital gains tax (CGT) purposes on the Implementation Date.

A capital gain will arise to Palladium Shareholder where the capital proceeds received from the disposal of a Scheme Share is greater than the cost base of that share for CGT purposes (subject to the application of roll-over relief discussed below). A capital loss will arise if the capital proceeds from the disposal of a Scheme Share is less than the reduced cost base of that share for CGT purposes.

Any capital gain or capital loss realised by a Palladium Shareholder must be included in the calculation of their net capital gain or net capital loss for the relevant income year. A Palladium Shareholder's net capital gain or net capital loss is calculated under a method statement which takes into account any other capital gains or capital losses that the Palladium Shareholder may have realised in that income year, any available net capital losses from prior income years and any relevant adjustments for discount capital gains or other reductions.

A net capital gain (if any) will be included in the Palladium Shareholder's assessable income. Capital losses may be carried forward and offset against future taxable capital gains, although the utilisation of capital losses by certain entities is subject to the satisfaction of loss utilisation rules. A capital loss can only be offset against capital gains.

Specific CGT roll-over provisions may be relevant to the Scheme. These provisions are outlined at Section (e) below.

(b) Capital proceeds for CGT purposes

The capital proceeds for CGT purposes from the disposal of Scheme Shares under the Scheme should include either the Cash Consideration or the market value of the Scrip Consideration received in respect of each Scheme Share or the combination of both (as relevant).

(c) CGT cost base

Generally, the CGT cost base of a Scheme Share should include the amount paid to acquire the Scheme Share and the market value of any property given to acquire the Scheme Share, plus any incidental capital costs of acquisition and disposal. The cost base of each Scheme Share will depend on the individual circumstances of each Palladium Shareholder.

Scheme Shares acquired in different transactions may have different cost bases and reduced cost bases and therefore capital gains may arise in respect of some Scheme shares, while capital losses may arise in respect of other Scheme Shares.

(d) CGT discount

A CGT discount may be available to reduce any capital gain realised by a Palladium Shareholder on the disposal of Scheme Shares. If the Scheme Share has been held for at least 12 months, a Palladium Shareholder may, after offsetting capital losses, be able to discount the resulting capital gain by one half in the case of an individual or trust, or one third in the case of a complying superannuation entity.

Palladium Shareholders who are either a company or who dispose of Scheme Shares within 12 months of acquiring them for CGT purposes, or dispose of them under an agreement entered into within 12 months of acquiring the Scheme Shares, will not be eligible for the CGT discount.

(e) Scrip-for-scrip roll-over relief

Palladium Shareholders who Elect to receive Scrip Consideration and who would otherwise make a capital gain on disposal of their Scheme Shares under the Scheme may choose scrip-for-scrip roll-over relief to the extent that the capital gain made on the disposal of their Scheme Shares is attributable to the receipt of new NewCo Shares relating to the Scrip Consideration.

Palladium Shareholders are not able to choose scrip-for-scrip roll-over if they made a capital loss on the disposal of their Scheme Shares but may be eligible to use such capital losses in the calculation of their net capital gain or net capital loss for the income year.

In the event a Palladium Shareholder Elects to receive Scrip Consideration and chooses to apply the scrip-for-scrip roll-over relief, any capital gains made that are attributable to the receipt of the NewCo Shares may be disregarded if the following conditions are satisfied:

- the Palladium Shareholder and NewCo jointly choose to obtain the roll-over; and
- the Palladium Shareholder informs NewCo in writing of the cost base of its Palladium Shares for which the roll-over is chosen.

Roll-over relief is optional but must be jointly chosen by the Palladium Shareholder and NewCo. The choice to adopt scrip-for-scrip roll-over relief is required to be made before lodgement of the Palladium Shareholder's income tax return for year ended 30 June 2021. The way in which the Palladium Shareholder prepares its income tax return is sufficient evidence of the making of the choice. NewCo will choose to obtain the roll-over relief to the extent that Palladium

Shareholders complete Part A of the Roll-Over Election Form accompanying this Scheme Booklet.

A Palladium Shareholder who intends to choose the roll-over relief must inform NewCo of the cost base of their Scheme Shares. This should be done by completing Part B of the Roll-Over Election Form accompanying this Scheme Booklet at Annexure J. The completed form should be returned to NewCo in accordance with the instructions therein. **If you wish to obtain roll-over relief you should complete and return the form even if you do not vote on the Scheme.**

If the roll-over conditions above are satisfied, the cost base of the new NewCo Shares received as consideration should be equal to the cost base of the Palladium Shareholder's Scheme Shares disposed of in relation to obtaining those NewCo Shares. The capital gain made on the disposal of the Scheme Shares will effectively be deferred if and until a CGT event (such as a disposal) occurs with respect to the NewCo Shares relating to the Scrip Consideration.

Palladium Shareholders who do not choose to obtain the scrip-for-scrip roll- over relief will be required to include any capital gain made (or will bring to account any capital loss) in the calculation of their net capital gain or net capital loss for the income year on the disposal of the Scheme Shares. The first element of the cost base and the reduced cost base of each new NewCo Share received in consideration for the disposal of Scheme Shares, should be equal to the market value of the Scheme Shares given in exchange for the acquisition of the NewCo Shares on the Implementation Date.

It is recommended that Palladium Shareholders consult their tax agent to ensure that their income tax returns are prepared in the manner appropriate to their choice, where applicable, and their personal circumstances.

10.2.2 Non-resident Palladium Shareholders

(a) Calculation of capital gain or loss

Palladium Shareholders who are not residents of Australia for income tax purposes and do not hold their Scheme Shares through a permanent establishment in Australia should be able to disregard any capital gain or capital loss that would otherwise arise from the disposal of their Scheme Shares.

While Australian tax law applies in certain circumstances to tax a non-resident on the disposal of interests in an Australian company, this will only occur where the shareholder, together with their associates, own at least 10% of the Australian company and more than 50% of the market value of the company's underlying assets is referrable to direct or indirect interests in Australian real property. The Palladium Independent Board Committee is of the view that, as at the date of this Scheme Booklet, the interests Palladium holds in real property does not exceed 50% of the value of Palladium's total assets and the Palladium Independent Board Committee expects that this will remain the position as at the Implementation Date. If that does remain the position at the Implementation Date, these provisions will not apply.

Non-resident shareholders should also consider the taxation implications of the disposal of their Scheme Shares in their territory of residence.

(b) Foreign resident capital gains withholding (FRCGW)

The FRCGW regime can impose a 12.5% 'withholding' obligation (calculated by reference to the purchase price) on the purchasers of certain assets (including shares which are 'indirect Australian real property interests' as defined in the income tax legislation) in certain circumstances.

On the basis that less than 50% of the market value of Palladium's assets is attributable to direct and indirect interests in 'taxable Australian real property' (as defined in the income tax legislation), the FRCGW regime should not apply to FinCo's acquisition of Scheme Shares from a Palladium Shareholder.

10.3 GST

No GST should be payable by Palladium Shareholders on the disposal of Scheme Shares under the Scheme or the issue of Scrip Consideration to any Palladium Shareholders who elects to receive it. The acquisition and disposal of shares in a company is a financial supply which is an input taxed supply and therefore not subject to GST. The acquisition of shares in a company is also not a creditable acquisition for GST purposes.

GST may be imposed on taxable supplies (if any) obtained by Palladium Shareholders from third party supplies (such as legal advisors) in connection with the Scheme and those suppliers may 'gross up' their invoice for GST. The entitlement of a Palladium Shareholder to claim input tax credits for the GST gross up on these acquisitions (if any) may be restricted. GST registered Palladium Shareholders should seek their own professional tax advice in this regard.

10.4 Stamp duty

There should not be stamp duty (including landholder duty) payable by Palladium Shareholders on the disposal of their Scheme Shares under the Scheme.

11 Financial Assistance Resolution

11.1 Background and details of proposed Financial Assistance

Palladium and certain of its subsidiaries (as listed in paragraph 11.9.1) (each an **Existing Palladium Obligor**) are currently parties to bank facility documentation with CBA and HSBC (together, the **Lenders**) and others in relation to club facilities with a combined limit of a maximum $85.2 million[43] (**Existing Banking Facilities**). The existing bank facility documentation includes without limitation:

- a common terms deed dated on or about 22 September 2017 between, among others, each Existing Palladium Obligor, CBA Corporate Services (NSW) Pty Limited (the **Security Trustee**) and each Lender as amended from time to time (the **Common Terms Deed**);
- a security trust deed dated on or about 22 September 2017 between each Existing Palladium Obligor and the Security Trustee as amended from time to time (the **Security Trust Deed**);
- each Existing Facility Agreement;
- each Existing Security;
- each Existing Hedging Agreement; and
- each other 'Finance Document' (as defined in the Common Terms Deed),

in each case, as amended or varied from time to time (each such document an **Existing Finance Document**).

To assist with, among other things, funding the acquisition by FinCo of all of the Palladium Shares, and to provide FinCo and certain other Palladium Group Entities with debt funding following the Transaction, FinCo proposes to obtain the following new club debt facilities from the Lenders (or such other facilities as FinCo and the Lenders may agree):

- an amortising term loan, and a bullet term loan with a combined limit of approximately $72 million to assist with financing the Transaction; and
- a revolving working capital facility and a bank guarantee facility with a combined limit of approximately $50 million to refinance the existing indebtedness and for general working capital requirements.

(the **New Banking Facilities**).

It is intended that FinCo and each other Palladium Group Entity listed in paragraph 11.9.2 (each a **NewCo Obligor**) will enter into new bank facility documentation (as applicable) in connection with the provision of the New Banking Facilities, including (without limitation):

- a deed of amendment and accession (**CTD Amendment Deed**) between, among others, each NewCo Obligor and the Lenders under which (among other things):

[43] The Existing Bank Facilities include a facility with a USD 6m limit and a Letter of Credit facility with a GBP 2m limit. The AUD$85.2m is calculated using the Reserve Bank of Australia exchange rates as at 30 June 2020 (AUD:USD 0.6863 ; AUS:GBP0.5586).

- FinCo accedes to the Common Terms Deed as a 'Borrower' and a 'Guarantor'; and
  - Enclude BV (KVK 30114696) and Palladium International BV (KVK 30179746) (each a **New Palladium Obligor**) accede to the Common Terms Deed as a 'Guarantor' and, subject to confirmation by the Lenders, as a 'Borrower';
- a deed of amendment and/or accession between each NewCo Obligor and the Security Trust under which (among other things):
  - FinCo accedes to the Security Trust Deed as a 'Borrower' and a 'Guarantor'; and
  - each New Palladium Obligor accedes to the Security Trust Deed as a 'Guarantor';
- a new facility agreement between FinCo and HSBC (and other NewCo Obligors, as applicable);
- a new facility agreement between FinCo and CBA (and other NewCo Obligors, as applicable);
- each New Security; and / or
- such other document contemplated in any other document above, or any document which any director or secretary of Palladium thinks necessary, advisable or desirable for, or incidental to, any other document above (whether or not presently contemplated),

(the **New Finance Documents**).

Pursuant to the terms of the Common Terms Deed (as amended by the CTD Amendment Deed) each NewCo Obligor (including Palladium) will (among other things):

- guarantee (in the form of a cross guarantee) all of the obligations of each other NewCo Obligor under:
  - the New Finance Documents; and
  - the Existing Finance Documents (other than each Existing Facility Agreement) as amended by the New Finance Documents,

  (together the **Relevant Finance Documents**) including the obligation of FinCo (and each other NewCo Obligor) to repay the financial accommodation utilised by FinCo to acquire the Palladium Shares; and
- provide indemnities to the Lenders in respect of any costs, expenses or liabilities incurred by the Lenders under or in connection with the Relevant Finance Documents,

(the **Guarantee and Indemnity**).

Each Existing Security granted by an Existing Palladium Obligor and each New Security granted by a New Palladium Obligor (together with the New Security granted by FinCo) will support the Guarantee and Indemnity provided by each NewCo Obligor.

Palladium may also use up to a maximum of $10 million cash to assist in funding the acquisition by FinCo of all of the Palladium Shares. The extent to which Palladium applies cash (if any of the amount applied) for this purpose will depend on cash availability and financial

circumstances existing on or about the time of Implementation of the Scheme (**Palladium Contribution**). The extent to which a Palladium Contribution is applied may result in the reduction of the New Banking Facilities required for the acquisition by FinCo of the Palladium Shares.

The Financial Assistance

The affirmation and continuation of:

- the Guarantee and Indemnity granted by Palladium; and
- the Existing Security granted by Palladium in support of the Guarantee and Indemnity,

together with any Palladium Contribution will constitute "financial assistance" within the meaning of section 260A of the Corporations Act insofar as it assists FinCo to purchase the Palladium Shares (the **Financial Assistance**).

Accordingly, Palladium Shareholders are being asked to approve the giving of that Financial Assistance by passing the Financial Assistance Resolution.

11.2 The requirements for obtaining member approval under section 260B of the Corporations Act

Under section 260A of the Corporations Act, a company may financially assist a person to acquire shares in the company or its holding company only in certain circumstances, one of which is if the assistance is approved by shareholder(s) under section 260B.

While the Corporations Act does not define what is meant by "financially assist", it is generally accepted that the use of any Palladium Contribution, the effect of Palladium guaranteeing the obligations of NewCo and FinCo to repay the financial accommodation utilised by FinCo to acquire shares in Palladium and the provision of security in support of that guarantee will fall within the scope of the term.

The requirements for approval under section 260B of the Corporations Act are:

- The Financial Assistance must be approved by Palladium Shareholders by:
  - a special resolution passed at a general meeting of Palladium with no votes being cast in favour of the resolution by FinCo or its associates; or
  - a resolution agreed to, at a general meeting of Palladium, by all Palladium Shareholders.

  In order to satisfy this requirement, the Financial Assistance Resolution, being a special resolution, is being put to Palladium Shareholders to consider and, if thought fit, approve.

- In addition, if, immediately after the Transaction, Palladium will have a holding company that is either a listed domestic corporation or an unlisted domestic corporation which is not itself a subsidiary of a domestic corporation, the Financial Assistance must also be approved by a special resolution passed at a general meeting of the body corporate that will be the ultimate Australian holding company.

  Immediately after the Transaction, NewCo will become the ultimate Australian holding company of Palladium. It is expected that NewCo will pass a resolution to approve the Financial Assistance before Implementation of the Transaction.

- Section 260B(4) of the Corporation Act requires that Palladium must include with the notice of meeting (or documents issued under section 249B) a statement setting out all the information known to Palladium that is material to the decision on how to vote on the Financial Assistance Resolution, unless it would be unreasonable to require Palladium to do so because Palladium has previously disclosed the information to Palladium Shareholders. The information contained in this Scheme Booklet is being issued by Palladium to (amongst other things) satisfy this requirement.

11.3 Reasons for Financial Assistance

The reason for the giving of the Financial Assistance described above is that:

- Palladium may determine to apply the Palladium Contribution in support of the Transaction;
- the provision of the New Banking Facilities will be conditional upon Palladium entering into the New Finance Documents to which it is named a party (under which the Guarantee and Indemnity will be affirmed) and the continuation of the Existing Security granted by Palladium in support of the Guarantee and Indemnity provided by Palladium; and
- The New Banking Facilities are required to support the implementation of the Transaction.

11.4 Effects of the financial assistance

11.4.1 Advantages

The potential benefit to Palladium as a result of Palladium providing the Financial Assistance in the manner contemplated in this Scheme Booklet, is that it enables:

(a) Palladium to assess its cash position on or about the time of Implementation of the Scheme and determine whether it will make a Palladium Contribution to the Transaction; and

(b) FinCo to obtain funding under the New Banking Facilities which will be used to:

- facilitate the Transaction – please refer to section 1 of this Scheme Booklet for an assessment as to the advantages and disadvantages of the Transaction;
- fund part of the Cash Consideration required by FinCo to acquire the Palladium Shares;
- partially refinance the Existing Banking Facilities; and
- assist with funding ongoing working capital requirements of the NewCo Group which includes Palladium and the other Palladium Group Entities) and for general corporate purposes of the NewCo Group,

and enable the Palladium Group, as members of the NewCo Group following the Transaction, the platform going forward to maximise their capacity to expand their operations and derive profits in the best interests of their new ultimate shareholder (being, NewCo), the NewCo Shareholders, the creditors of the NewCo Group Entities and the Palladium Group Entities, and other stakeholders, such as employees, customers and suppliers going forward.

11.4.2 Disadvantages

The disadvantages of providing the Financial Assistance for Palladium include:

- Palladium will become liable for all amounts due and payable under the Relevant Finance Documents and may be required to immediately pay such amounts on demand;
- Palladium's operations will be restricted by the representations and undertakings given by it under the Relevant Finance Documents; and
- Palladium's assets will continue to be subject to the Existing Security in support of the Guarantee and Indemnity, which may be enforced in the event FinCo or any other NewCo Obligor defaults under a Relevant Finance Document, which may result in the appointment of a controller over, or the winding up of, Palladium and/or the disposal of all or part of Palladium's assets, either one of which may have a material effect on the financial position of Palladium and its ability to pay creditors.

11.5 Special resolution

Under the Corporations Act, the proposed Financial Assistance requires Palladium Shareholder approval by way of a special resolution (i.e. at least 75% of the votes cast by Palladium Shareholders entitled to vote on the Financial Assistance Resolution must be in favour of that resolution for it to be passed).

11.6 Notice to ASIC

A copy of this Scheme Booklet was lodged with the Australian Securities and Investments Commission before being sent to Palladium Shareholders, in accordance with section 260B(5) of the Corporations Act.

11.7 Palladium Independent Directors' recommendation

The Palladium Independent Directors recommend that Palladium Shareholders vote in favour of the Financial Assistance Resolution.

The reason the Palladium Independent Directors make this recommendation is that they consider the giving of Financial Assistance described above is appropriate to facilitate and support the implementation of the Transaction, and to provide the Palladium Group Entities, as members of the NewCo Group following the Transaction, the platform going forward to expand their operations and derive profits in the best interests of their stakeholders. Other than as Palladium Shareholders, none of the Palladium Independent Directors has an interest in the outcome of the Financial Assistance Resolution.

11.8 Disclosure of information

The Palladium Independent Directors consider that this Scheme Booklet contains all material information known to Palladium that could reasonably be required by Palladium Shareholders in deciding whether to approve the Financial Assistance Resolution, other than information that it would be unreasonable to require Palladium to disclose because Palladium has previously disclosed the information to the Palladium Shareholders.

11.9 Schedule

11.9.1 The following Palladium Group Entities are parties to the Existing Banking Facilities:

Entities	ACN/CN
Palladium Group Holdings Pty Ltd (**Palladium**)	ACN 140 654 075
Palladium International Pty Ltd	ACN 010 020 201
HK Logistics Pty Ltd	ACN 003 348 909
Palladium Group Holdings Ltd	CN 020 685 75
Palladium International Limited	CN 023 942 29
Palladium Enterprises Limited	CN 942 368 1
Palladium Group Holdings LLC	CN 504 191 6
Palladium International LLC	CN 390 97 04

11.9.2 The following NewCo Group Entities will be parties to the New Finance Documents (subject to and upon implementation of the Transaction):

Entities	ACN/CN/KVK
Palladium Group Management Pty Ltd	ACN 641 052 548
Palladium Group Holdings Pty Ltd	ACN 140 654 075
Palladium International Pty Ltd	ACN 010 020 201
HK Logistics Pty Ltd	ACN 003 348 909
Palladium Group Holdings Ltd	CN 020 685 75
Palladium International Limited	CN 023 942 29
Palladium Enterprises Limited	CN 942 368 1
Palladium Group Holdings LLC	CN 504 191 6
Palladium International LLC	CN 390 97 04
Enclude BV	KVK 30114696
Palladium International BV	KVK 30179746

12 Constitution Resolution

12.1 Background to the Constitution Resolution

For the purposes of this Section, the following terms have the meaning given to them in the Palladium Constitution (Relevant Interest, Affiliates, Related Entities and Relatives). A copy of the Palladium Constitution may be requested from Palladium free of charge.

Clause 9.10 of the Palladium Constitution requires the approval of the Palladium Shareholders in relation to the acquisition of a Relevant Interest in Palladium Shares which would result in a Palladium Shareholder (either themselves, or together with Affiliates, Related Entities and/or Relatives) increasing their shareholding from 20% or below to more than 20% of the issued shares in Palladium.

On the Implementation Date of the Scheme, FinCo will acquire 100% of the shares in Palladium. It will therefore increase its shareholding from zero to 100%.

As Christopher Hirst is a Palladium Shareholder and a director of FinCo, FinCo is a Related Entity of a Palladium Shareholder for the purposes of clause 9.10 of the Palladium Constitution.

The Palladium Shareholders must therefore approve the transfer of 100% of the shares in Palladium as part of the Scheme.

The resolution to be passed for this approval is set out in the Notice of General Meeting at Annexure F.

12.2 Scheme conditional on Constitution Resolution

The Constitution Resolution must be approved at the General Meeting (see Annexure F for Notice of General Meeting) for the Scheme to proceed (subject to Court approval).

13 Eligible Foreign Shareholders

13.1 Disclaimers for Eligible Foreign Shareholders

The following are disclaimers in connection with the Transaction for Eligible Foreign Shareholders from the following countries: United States of America (excluding Connecticut and Massachusetts), United Arab Emirates, United Kingdom, Canada, Netherlands and Saudi Arabia –

(a) United States

The NewCo Shares have not been, and will not be, registered under the US Securities Act 1933 or the securities laws of any US state or other jurisdiction. Palladium and NewCo intend to rely on an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. The NewCo Shares are not being offered in any US state or other jurisdiction where it is not legally permitted to do so.

Palladium may also choose to rely of Section 3(a)(10) of the US Securities Act 1933 in connection with the consummation of the Scheme and the issuance of the NewCo Shares. Section 3(a)(10) provides an exemption for registration of securities issued in exchange for other securities where the terms and conditions of the issuance and exchange have been approved by a Court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance at which all persons to whom the securities will be issued have the right to appear. Approval of the Scheme by the Court will be relied upon for the purposes of qualifying the Scheme for the Section 3(a)(10) exemption.

This Scheme Booklet has not been filed with, or reviewed by, the US Securities and Exchange Commission or any state securities authority and none of them has passed upon or endorsed the merits of the Scheme or the accuracy, adequacy or completeness of this document. Any representation to the contrary is a criminal offence.

Palladium shareholders should note that the Scheme is made for the securities of an Australian company in accordance with the laws of Australia. The Scheme is subject to the disclosure requirements of Australia that are different from those of the United States. Any financial statements included in the Scheme Booklet have been prepared in accordance with Australian accounting standards and may not be comparable to the financial statements of US companies.

It may be difficult for you to enforce your rights and any claim you may have arising under US federal securities laws, since NewCo is incorporated in Australia and some of its officers and directors are residents of Australia. You may not be able to sue NewCo or its officers or directors in Australia for violations of the US securities laws. It may be difficult to compel NewCo and its affiliates to subject themselves to a US court's judgment.

You should be aware that NewCo may transact securities other than under the Scheme, such as in privately negotiated purchases.

Any pro forma historical financial information included in this Scheme Booklet does not purport to be in compliance with Article 11 of the SEC's Regulation S-X. Any pro forma adjustments made in arriving at the pro forma historical financial information included in this Scheme Booklet may not be permissible under the SEC's rules and regulations on pro forma financial presentations.

(b) United Arab Emirates

Neither this Scheme Booklet nor the NewCo Shares have been approved, disapproved or passed on in any way by the Emirates Securities and Commodities Authority ("ESCA") or any other governmental authority in the United Arab Emirates. NewCo has not received

authorisation or licensing from the ESCA or any other governmental authority in the United Arab Emirates to market or sell the NewCo Shares within the United Arab Emirates. This Scheme Booklet does not constitute, and may not be used for the purpose of, an offer of securities in the United Arab Emirates (excluding the Dubai International Financial Centre). No services relating to the Scheme Consideration, including the receipt of applications, may be rendered within the United Arab Emirates.

In the Abu Dhabi Global Market and the Dubai International Financial Centre, the Scheme Consideration may be offered, and this Scheme Booklet may be distributed, only to existing shareholders of Palladium as an "Exempt Offer", as defined and in compliance with the markets rules issued by the regulatory authorities in these financial zones. No regulatory authority has approved this Scheme Booklet nor taken any steps to verify the information set out in it.

(c) United Kingdom

Neither this Scheme Booklet nor any other document relating to the Scheme has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended ("FSMA")) has been published or is intended to be published in respect of the NewCo Shares.

This Scheme Booklet does not constitute an offer of transferable securities to the public within the meaning of the Prospectus Regulation (2017/1129/EU) or the FSMA. Accordingly, this document does not constitute a prospectus for the purposes of the Prospectus Regulation or the FSMA.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 FSMA) received in connection with the issue or sale of the NewCo Shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) FSMA does not apply to Palladium.

In the United Kingdom, this Scheme Booklet is being distributed only to, and is directed at, persons (i) who fall within Article 43 (members of certain bodies corporate) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or (ii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

(d) Canada

The NewCo Shares will be issued by NewCo in reliance upon exemptions from the prospectus and registration requirements of the applicable Canadian securities law in each province and territory of Canada.

No securities commission in Canada has reviewed or in any way passed upon this document or the merits of the Scheme.

(e) Netherlands

Attention! This investment falls outside AFM supervision.
No prospectus required for this activity.

This Scheme Booklet has not been, and will not be, registered with or approved by any securities regulator in the Netherlands or elsewhere in the European Union. Accordingly, this document may not be made available, nor may the NewCo Shares be offered for sale, in any

the Netherlands except in circumstances that do not require a prospectus under Article 1(4) of Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union (the "Prospectus Regulation").

In accordance with Article 1(4) of the Prospectus Regulation, an offer of NewCo Shares in the Netherlands is limited:

- to persons who are "qualified investors" (as defined in Article 2(e) of the Prospectus Regulation);
- to fewer than 150 natural or legal persons (other than qualified investors); or
- in any other circumstance falling within Article 1(4) of the Prospectus Regulation.

(f) Saudi Arabia

Neither this Scheme Booklet nor the NewCo Shares have been approved or passed on in any way by the Capital Market Authority or any other governmental authority in the Kingdom of Saudi Arabia, nor has Palladium received authorization or licensing from the Capital Market Authority or any other governmental authority in the Kingdom of Saudi Arabia to market the Scheme or sell NewCo Shares within the Kingdom of Saudi Arabia. This Scheme Booklet does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the Scheme may be rendered by within Saudi Arabia.

13.2 Disclosure regarding Eligible Foreign Shareholders

No action has been taken to register or qualify the NewCo Shares or otherwise permit a public offer of such securities in any jurisdiction outside Australia.

Based on the information available to Palladium, Palladium Shareholders whose addresses are shown in the Palladium Share Register on the Record Date for the Scheme as being in the following jurisdictions will be entitled to have NewCo Shares issued to them under the Scheme subject to any qualifications set out below in respect of that jurisdiction:

- Australia;
- Canada;
- Netherlands, where (i) the Palladium shareholder is a "qualified investor" (as defined in Article 2(e) of the Prospectus Regulation) or (ii) the number of non-qualified investors is less than 150;
- Saudi Arabia;
- United Arab Emirates (excluding the financial zones);
- United Arab Emirates - Abu Dhabi Global Market and Dubai International Financial Centre, where the number of Palladium shareholders is less than 50 in each financial zone;
- United Kingdom;
- United States (excluding Connecticut and Massachusetts); and
- any other person or jurisdiction in respect of which Palladium reasonably believes that it is not prohibited and not unduly onerous or impractical to issue NewCo Shares to a Palladium shareholder with a registered address in such jurisdiction.

Nominees, custodians and other Palladium Shareholders who hold Palladium shares on behalf of a beneficial owner resident outside Australia, Canada, Saudi Arabia, the United Arab Emirates (excluding its financial zones), the United Kingdom and the United States may not forward this Scheme Booklet (or any accompanying document) to anyone outside these countries without the consent of Palladium.

14 Additional Information

14.1 Management of potential conflict issues and intention to vote of conflicted directors

An independent subcommittee of the Board (**Palladium Independent Board Committee**) has been established, comprising the Palladium Independent Directors and Marita Corbett (Chair of Palladium's Audit and Risk Committee), to manage the conflict of interest of Kim Bredhauer and Darryn Purdy given their involvement in the restructure transaction.

The purpose of the Palladium Independent Board Committee was to review and consider the restructure and consider in its sole discretion, Palladium's participation in a scheme of arrangement and any recommendations of the Board of Palladium to its shareholders.

In view of the conflict of interest of Kim Bredhauer and Darryn Purdy, they will not be considering the Scheme as members of the Independent Board Committee or making a recommendation to Palladium Shareholders.

Each of Kim Bredhauer and Darryn Purdy intends to vote any Palladium Share held by them at the time of the Scheme Meeting in favour of the Scheme, in the absence of a Superior Proposal and subject to the Independent Expert concluding that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders.

14.2 Summary of the Scheme Implementation Agreement

Palladium, NewCo and FinCo entered into the Scheme Implementation Agreement on 27 July 2020. The Scheme Implementation Agreement sets out each party's rights and obligations in connection with the implementation of the Scheme. This Section 14.2 outlines certain key terms of the Scheme Implementation Agreement.

The full terms of the Scheme Implementation Agreement (excluding annexures) are contained in Annexure B.

14.2.1 Conditions Precedent

Implementation of the Scheme is subject to several conditions precedent (**Conditions Precedent**).

As at the Last Practicable Date, the outstanding Conditions Precedent that must be satisfied or waived (as applicable) in order for the Scheme to proceed are:

(a) (**ASIC approvals**) ASIC has issued or provided (and not withdrawn, revoked or varied) such consents, waivers, modifications and/or approvals or have done such other acts which are necessary or reasonably desirable to implement the Scheme either unconditionally or subject to conditions that are acceptable to Palladium, NewCo and FinCo;

(b) (**Other Governmental Agency approvals**) all other approvals of a Governmental Agency (other than those in (a) above) which are necessary or reasonably desirable to implement any material aspect of the Scheme are obtained and those approvals are given either unconditionally or on conditions that are acceptable to Palladium, NewCo and FinCo;

(c) (**Orders convening Scheme Meeting**) the Court orders the convening of the Scheme Meetings under section 411(1) of the Corporations Act;

(d) (**Palladium Shareholder Approval of Scheme**) the Scheme is approved by Palladium Shareholders by the Requisite Majorities;

(e) **(Palladium Shareholder Approval of Financial Assistance Resolution and Constitution Resolution)** the Financial Assistance Resolution and Constitution Resolution are approved by Palladium Shareholders;

(f) **(Court approval)** the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act;

(g) **(Court Order lodgement)** an office copy of the Court order approving the Scheme is lodged with ASIC as contemplated by section 411(10) of the Corporations Act;

(h) **(No Governmental Agency challenge)** no Governmental Agency has commenced, or is threatening to commence, any action, lawsuit, or other legal proceeding seeking to obtain, pursuant to any law, a judgment, order, decree, temporary restraining order, preliminary or permanent injunction, restraint or prohibition, that would prohibit, materially restrict, make illegal or restrain the implementation of the Scheme;

(i) **(No Material Adverse Events)** no Material Adverse Event occurs or is discovered by Palladium, NewCo and FinCo;

(j) **(No Prescribed Occurrences)** no Prescribed Occurrence occurs;

(k) **(Finance)** FinCo and NewCo have obtained approval for sufficient finance to pay the Cash Consideration;

(l) **(Foreign Investment Review Board Approval (FIRB))** if an application for approval is required to be made to FIRB in connection with the Scheme, then before 8.00am on the Second Court Date, the Treasurer of the Commonwealth of Australia:

    (i) **(approval)** gives (either personally or through a delegate) any required approval under the *Foreign Acquisition Takeovers Act 1975* (Cth) (**FATA**), and that approval is not subject to conditions, or is subject only to conditions that the NewCo reasonably considers to be acceptable;

    (ii) **(no objection)** provides (either personally or through a delegate) written advice or confirmation that there is no objection to the issue of the NewCo Shares (the subject of the FIRB application) under the FATA or the foreign investment policy of the Australian Government, and that advice or confirmation is not subject to conditions, or is subject only to conditions that NewCo reasonably considers to be acceptable; or

    (iii) **(expiry of notice period)** ceases to be empowered to make any order under Part II of the FATA in respect of the issue of the relevant NewCo Shares;

(m) **(Minimum Scrip Condition)** at the Election Time, the Minimum Scrip Condition is satisfied; and

(n) **(Control)** the outcome on Implementation of the Scheme will be that a Palladium Shareholder (together with that shareholders Relevant Interests) would not acquire 50% or more of NewCo.

As at the Last Practicable Date, neither Palladium, NewCo nor FinCo is aware of any reason why any of the above Conditions Precedent will not be satisfied by the required date and time.

Full details of the Conditions Precedent are set out in clause 3.1 of the Scheme Implementation Agreement (contained in Annexure B), the Scheme of Arrangement (contained in Annexure C) and the Deed Poll (contained in Annexure D).

Palladium will keep Palladium Shareholders updated on any material developments by email and upload to Shareholder Portal (Sharepoint).

14.2.2 Termination

Any of Palladium, NewCo or FinCo may terminate the Scheme Implementation Agreement by giving notice to the other party, in any of the following circumstances:

(a) If the Conditions Precedent at not satisfied or waived;

(b) if the non-terminating party is in material breach of the Scheme Implementation Agreement, provided that: (A) the terminating party has given notice to the non-terminating party setting out the relevant circumstances and stating an intention to terminate the Scheme Implementation Agreement; and (B) the relevant circumstances have continued to exist for 15 Business Days (or any shorter period ending at 5.00pm on the last Business Day before the Second Court Date);

(c) if such termination is mutually agreed upon by the other party;

(d) if the Scheme has not become Effective by the End Date; or

(e) (for NewCo and FinCo only) if the Palladium Independent Board Committee or a director of the Palladium Independent Board Committee publicly changes (including by attaching qualifications to) or withdraws the recommendation that the Palladium Shareholders approve the Scheme.

Full details are set out in clause 8 of the Scheme Implementation Agreement.

14.2.3 End Date

Palladium, NewCo and FinCo have committed to implement the Scheme by the End Date. The End Date may be extended where Palladium, NewCo and FinCo agree in writing, or where the Court refuses to grant an order approving the Scheme and that decision is appealed.

14.3 Interests in NewCo and FinCo held by Palladium and by directors

As at the Last Practicable Date, no director of Palladium has a Relevant Interest in any shares of NewCo. As noted in Section 8.1 of this Scheme Booklet, Christopher Hirst (CEO of Palladium) is the sole shareholder of NewCo and FinCo is a wholly owned subsidiary of NewCo.

Palladium does not have a Relevant Interest in securities in NewCo or FinCo.

14.4 Benefits and agreements

14.4.1 Benefits in connection with retirement from office

There is no payment or other benefit that is proposed to be made or given to any director, secretary or executive officer of Palladium (or any of its Related Bodies Corporate) as compensation for the loss of, or consideration for or in connection with his or her retirement from, office in Palladium (or any of its Related Bodies Corporate) in connection with the Scheme.

14.4.2 Agreements connected with or conditional on the Scheme

There are no agreements or arrangements made between any Palladium Independent Director and any other person in connection with, or conditional on, the outcome of the Scheme.

14.5 Interests of Palladium Directors in contracts with FinCo or NewCo

Other than noted in this Scheme Booklet in connection with the mezzanine debt to be provided (see Section 9.2.2) no Palladium Director has any interest in any contracts with FinCo or NewCo.

14.5.1 Benefits under the Scheme or from FinCo or NewCo

None of the Palladium Independent Directors have agreed to receive, or are entitled to receive, any benefit from FinCo or NewCo which is conditional on, or is related to, the Scheme[44].

14.6 Consents and disclosures

14.6.1 Consents

(a) NewCo

NewCo has given, and has not withdrawn before the Last Practicable Date, its written consent to be named in this Scheme Booklet in the form and context in which it is named and to the inclusion of the NewCo Provided Information. NewCo does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based and takes no responsibility for any part of this Scheme Booklet other than the NewCo Provided Information.

(b) FinCo

FinCo has given, and has not withdrawn before the Last Practicable Date, its written consent to be named in this Scheme Booklet in the form and context in which it is named and to the inclusion of the FinCo Provided Information. NewCo does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based and takes no responsibility for any part of this Scheme Booklet other than the FinCo Provided Information.

(c) Catapult Partners Pty Limited

Catapult Partners Pty Limited has acted as the corporate adviser to Palladium in relation to the Scheme. Catapult Partners Pty Limited has given, and has not withdrawn before the Last Practicable Date, its written consent to be named in this Scheme Booklet as the corporate adviser to Palladium in the form and context in which it is named. Catapult Partners Pty Limited does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based and takes no responsibility for any part of this Scheme Booklet.

(d) Ernst & Young Strategy and Transactions Limited

Ernst & Young Strategy and Transactions Limited has acted as the Independent Expert to Palladium. Ernst & Young Strategy and Transactions Limited has given, and has not withdrawn before the Last Practicable Date, its written consent to be named in this Scheme Booklet as the Independent Expert in the form and context in which it is named and to the inclusion of its Independent Expert's Report as Annexure A to this Scheme Booklet. Ernst & Young Strategy and Transactions Limited does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based and takes no

---

[44] Other than their entitlement to receive the Scheme Consideration for the Palladium Shares in which they have a Relevant Interest.

responsibility for any part of this Scheme Booklet other than any reference to its name and the Independent Expert's Report contained at Annexure A.

(e) Thomson Geer

Thomson Geer has acted as the Australian legal adviser to Palladium, NewCo and FinCo in relation to the Scheme. Thomson Geer has given, and has not withdrawn before the Last Practicable Date, its written consent to be named in this Scheme Booklet as the Australian legal adviser to Palladium, NewCo and FinCo in the form and context in which it is named. Thomson Geer does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based and takes no responsibility for any part of this Scheme Booklet. In acting for Palladium, Palladium, NewCo and FinCo, Thomson Geer has established an information barrier between the Thomson Geer staff acting for NewCo and FinCo and those acting for Palladium and so separately their respective clients.

(f) PricewaterhouseCoopers

PricewaterhouseCoopers has acted as a taxation adviser to Palladium in relation to elements of the Scheme. PricewaterhouseCoopers has given, and has not withdrawn before the Last Practicable Date, its written consent to be named in this Scheme Booklet as a taxation adviser to Palladium in the form and context in which it is named. PricewaterhouseCoopers does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based and takes no responsibility for any part of this Scheme Booklet other than the Australian income tax comments reviewed in section 10.

14.6.2 Disclosures and responsibility

Further, each party named in section 14.6.1:

- has not authorised or caused the issue of this Scheme Booklet;
- does not make, or purport to make, any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based, other than:
  - NewCo in respect of the NewCo Provided Information only;
  - FinCo in respect of the FinCo Provided Information only;
  - Ernst & Young Strategy and Transactions Limited, in relation to its Independent Expert's Report; and
  - PricewaterhouseCoopers, in respect of the comments reviewed on Australian income tax implications of the Scheme in section 10.

to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding, and takes no responsibility for, any part of this Scheme Booklet other than a reference to its name and the statement (if any) included in this Scheme Booklet with the consent of that party as specified in this section 14.6.2.

14.7 Fees and interests of advisers

Each person named in Section 14.6 (other than NewCo and FinCo) as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet will be entitled to receive professional fees charged in accordance with their normal basis of charging.

Transaction Costs of approximately $1,087,500 (excluding GST) will be incurred in relation to legal and other professional advisory services fees payable to those parties engaged by Palladium to implement the Scheme Implementation Agreement, as follows:

Item	Expected Cost (ex GST)
Legal - Transaction	$280,000
Legal - Banking & Finance	$175,000
Tax and Accounting	$40,000
Independent Expert	$92,500
Financial Advisory	$500,000
Total	**$1,087,500**

14.8 Creditors

The Scheme, if implemented, is not expected to prejudice the ability of Palladium to pay future creditors. No material new liability is expected to be incurred as a consequence of the implementation of the Scheme (other than as set out in this Scheme Booklet). As at the date of this Scheme Booklet, Palladium have paid and are paying all of their creditors within normal terms of trade and are solvent and trading in an ordinary commercial manner.

14.9 No other information material to the making of a decision in relation to the Scheme

Except as set out in this Scheme Booklet, there is no other information material to the making of a decision in relation to the Scheme, being information that is within the knowledge of any Palladium Independent Director, at the time of lodging this Scheme Booklet with ASIC, which has not previously been disclosed to Palladium Shareholders.

14.10 Litigation

As at the Last Practicable Date, Palladium is not party to any material litigation.

14.11 No unacceptable circumstances

The Palladium Independent Board Committee believes that the Scheme does not involve any circumstances in relation to the affairs of Palladium that could reasonably be characterised as constituting 'unacceptable circumstances' for the purposes of section 657A of the Corporations Act.

14.12 Foreign jurisdictions

The distribution of this Scheme Booklet outside Australia may be restricted by law and persons who come into possession of it outside Australia should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may contravene applicable securities laws. Palladium disclaims all liabilities to such persons who contravene these laws.

Palladium Shareholders who are nominees, trustees or custodians are encouraged to seek independent advice as to how they should proceed.

Eligible Foreign Shareholders should refer to Section 13. Except as otherwise stated in Section 13 no action has been taken to register or qualify this Scheme Booklet or any aspect of the transaction in any jurisdiction outside of Australia.

This Scheme Booklet has been prepared in accordance with the laws of Australia and the information contained in this Scheme Booklet may not be the same as that which would have been disclosed if this Scheme Booklet had been prepared in accordance with the laws and

regulations of a jurisdiction outside of Australia. This Scheme Booklet does not constitute an offer in any place which, or to any person whom, it would not be lawful to make such an offer.

14.13 Documents available for inspection

Palladium is required to lodge various documents with ASIC. Copies of documents lodged with ASIC in relation to Palladium may be obtained from, or inspected at, an ASIC office.

The following documents are available from Palladium (free of charge to Palladium Shareholders):

(a) this Scheme Booklet;

(b) the 2019 Palladium Annual Report (being Palladium's annual financial report for the financial year ended 30 June 2019); and

(c) the Shareholder Report for the 6 months ended 31 December 2019.

14.14 Supplementary information

If, between the date of lodgement of this Scheme Booklet with the ASIC and the Effective Date, Palladium becomes aware that:

- a material statement in this Scheme Booklet is false or misleading;
- there is a material omission from this Scheme Booklet;
- a significant change affecting a matter in this Scheme Booklet has occurred; or
- a significant new matter has arisen which would have been required to be included in this Scheme Booklet if it had arisen before the date of lodgement of this Scheme Booklet with ASIC,

Palladium will prepare a supplementary document to this Scheme Booklet.

The form which the supplementary document may take, and whether a copy will be sent to each Palladium Shareholder, will depend on the nature and timing of the new or changed circumstances. If the supplementary document is to be sent to Palladium Shareholders, it will be emailed to the email address provided by the Palladium Shareholders to Palladium.

Palladium
MAKE IT POSSIBLE

15 Glossary and Interpretation

15.1 Glossary

The meanings of the terms used in this Scheme Booklet are set out below:

Term	Meaning
$	Australian dollars (unless otherwise specified).
AEST	Australian Eastern Standard Time.
Annexure	an annexure to this Scheme Booklet.
APAC	the Asia-Pacific region.
ASIC	the Australian Securities and Investments Commission.
Associate	has the meaning set out in the Corporations Act.
Business Day	means a day that banks are open for business in Brisbane, Queensland Australia.
CAGR	compound annual growth rate.
Cash Consideration	$17.50 for each Palladium Share held by a Palladium Shareholder.
CBA	Commonwealth Bank of Australia
Competing Proposal	any proposal, agreement, transaction or arrangement by or with any person pursuant to which, if the proposal, agreement, transaction or arrangement is entered into or completed substantially in accordance with its terms a third party: (a) directly or indirectly acquires a Relevant Interest in, or has a right to acquire a legal, beneficial or economic interest in, or control of, 10% or more of the Palladium Shares; (b) directly or indirectly acquires or becomes the holder of, or otherwise has a right to acquire a legal, beneficial or economic interest in, or control of, all or a substantial part of the assets or business of Palladium; (c) otherwise acquires control (within the meaning of section 50AA of the Corporations Act) of Palladium; (d) otherwise directly or indirectly acquires Palladium or any material Subsidiary of Palladium; or (e) requires Palladium to abandon, or otherwise fail to proceed with, the Scheme, whether by way of takeover offer or bid, scheme of arrangement, trust scheme of arrangement, amalgamation shareholder approved transaction, capital reduction, share buy-back or repurchase, sale or purchase of shares, other securities or assets or any other transaction or arrangement.
Common Terms Deed	has the meaning given to that term in paragraph 11.1.
Conditions Precedent	the conditions precedent set out in clause 3.1 of the Scheme Implementation Agreement, which are described in Section 14.2.1of this Scheme Booklet.
Constitution Resolution	the resolution to be passed in relation to clause 9.10 of the Palladium Constitution as set out in the Notice of General Meeting at Annexure F.

Palladium MAKE IT POSSIBLE

Term	Meaning
Corporations Act	the *Corporations Act 2001* (Cth).
Court	the Federal Court of Australia in Sydney, New South Wales, or such other court of competent jurisdiction under the Corporations Act agreed to in writing by FinCo, NewCo and Palladium.
CTD Amendment Deed	has the meaning given to that term in paragraph 11.1.
Deed Poll	a deed poll under which each of NewCo and FinCo covenant in favour of the Palladium Shareholders to perform the obligations attributed to NewCo and FinCo under the Scheme, substantially in the form set out in Annexure D.
DFAT	the Australian Government's Department of Foreign Affairs and Trade.
DFID	The UK Government's Department for International Development.
DIBs	Development Impact Bonds
EBITDA	Earnings before interest, tax and amortisation calculated in accordance with the generally accepted accounting principles.
Effective	when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the orders of the Court made under paragraph 411(4)(b) of the Corporations Act (and if applicable, section 411(6) of the Corporations Act), but in any event at no time before an office copy of the order of the Court is lodged with ASIC.
Effective Date	the date on which the Scheme becomes Effective.
Election	an election made pursuant to the Scheme of Arrangement (see Annexure C).
Election Form	the election form in substantially the form at Annexure H under which each Palladium Shareholder (other than an Ineligible Foreign Shareholder) may elect to receive either the Scrip Consideration or the Cash Consideration in respect of all or any of their Palladium Shares.
Election Time	5.00pm on the 13 August 2020 or such other date as agreed by Palladium, NewCo and FinCo in writing.
Eligible Foreign Shareholder	a Palladium Shareholder whose address in the Palladium Share Register as at the Record Date is in the United States of America (except Connecticut and Massachusetts), United Arab Emirates, United Kingdom, Canada, Netherlands and Saudi Arabia (see Section 13.2 for further information).
Eligible Palladium Shareholder	a Palladium Shareholder (other than an Ineligible Foreign Shareholder).
EMEA	Europe, the Middle East and Africa.
Employee	a person who is currently employed by Palladium or its Subsidiaries as at the date of this Scheme Booklet and includes the PGSST.
End Date	31 October 2020, or such later date as Palladium, NewCo and FinCo may agree in writing.
EU	the European Union.
Existing Banking Facilities	The existing banking facilities between CBA and HSBC (as lenders) and the Palladium Group Entities described in paragraph 11.1.
Existing Facility Agreement	each of the following documents:

Term	Meaning
	• a facility agreement dated on or about 22 September 2017 between each Existing Palladium Obligor and HSBC; and • a facility agreement dated on or about 22 September 2017 between each Existing Palladium Obligor and CBA.
Existing Finance Document	has the meaning given to that term in paragraph 11.1.
Existing Hedging Agreement	means any master agreement, confirmation, schedule or other agreement entered into or to be entered into for the purpose of hedging the types of liabilities and/or risks in relation to the Facilities (described in the Common Terms Deed) which is required or permitted to be entered into by the Common Terms Deed.
Existing Palladium Obligor	has the meaning given to that term in paragraph 11.1.
Existing Security	each of the following documents: • the general security deed dated on or about 22 September 2017 under which Palladium, Palladium International Pty Ltd and HK Logistics Pty Ltd create a security interest over all of their assets and undertakings in favour of the Security Trustee; • the charge over shares dated on or about 22 September 2017 between Palladium and the Security Trustee; • the guaranty agreement dated on or about 22 September 2017 between Palladium Group Holdings LLC in favour of HSBC and CBA and the Security Trustee; • the share security deed dated on or about 22 September 2017 between Palladium Group Holdings Limited and the Security Trustee; • the debenture dated on or about 22 September 2017 between Palladium Enterprises Limited, Palladium International Limited and Palladium Group Holdings Limited and the Security Trustee; • the pledge agreement dated on or about 22 September 2017 between Palladium Group Holdings LLC and the Security Trustee; • the pledge agreement dated on or about 22 September 2017 between Palladium Group Holdings Limited and the Security Trustee; • the security agreement dated on or about 22 September 2017 between Palladium International LLC and the Security Trustee; and • the security agreement dated on or about 22 September 2017 between Palladium Group Holdings LLC and the Security Trustee
FCO	Foreign & Commonwealth Office
Financial Assistance	has the meaning given to that term in paragraph 11.1.
Financial Assistance Resolution	the resolution to be passed in relation to financial assistance as set out in the Notice of General Meeting at Annexure F.
FinCo	Palladium Group Management Pty Ltd ACN 641 052 548, the wholly-owned subsidiary of NewCo that will acquire the Palladium Shares pursuant to the Scheme.

Term	Meaning
FinCo Provided Information	all information regarding FinCo that is provided by or on behalf of FinCo to enable the Scheme Booklet to be prepared and completed and any updates to that information, but excludes the Palladium Information, NewCo Provided Information and the Independent Expert's Report.
First Court Date	either: • the first day of hearing of an application made to the Court by Palladium for orders pursuant to section 411(1) of the Corporations Act convening the Scheme; or • if the hearing of such application is adjourned or if the application is subject to appeal for any reason – the first day of the adjourned hearing or the first day on which the appeals are heard (as the case may be).
GDP	gross domestic product.
General Meeting	the meeting for consideration of the Financial Assistance Resolution and the Constitution Resolution in accordance with the Notice of General Meeting (Annexure F).
GNI	gross national income.
Goods and Services Tax	Australia's 'Goods and Services Tax' as applied by *A New Tax System (Goods and Services Tax) Act 1999* (Cth) and associated subordinate legislation and the term 'GST has the same meaning.
Governmental Agency	any transnational, domestic or foreign federal, state or local government, governmental, semi-governmental, administrative, fiscal, regulatory or judicial body department, commission, authority, tribunal, agency, entity or official including ASIC, the Takeovers Panel, the Australian Taxation Office and the Australian Competition and Consumer Commission, including any political subdivision thereof, any non-governmental self-regulatory agency, commission or authority or arbitrator, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund.
Guarantee and Indemnity	has the meaning given to that term in paragraph 11.1.
HSBC	HSBC Bank Australia Ltd.
Implementation	the implementation of the Scheme on the Implementation Date,
Implementation Date	8 September 2020 or such other date as Palladium, NewCo and FinCo may agree in writing up to and including the End Date.
Independent Expert	Ernst & Young Strategy and Transactions Limited.
Independent Expert's Report	the report to be issued by the Independent Expert in connection with the Scheme, setting out the Independent Expert's opinion whether or not the Transaction is fair and reasonable and in the best interests of Palladium Shareholders and the reasons for holding that opinion, a copy of which is set out in Annexure A.
Ineligible Foreign Shareholder	a Palladium Shareholder whose address in the Palladium Share Register as at the Record Date is a place outside Australia unless the Palladium Shareholder is an Eligible Foreign Shareholder or Palladium and FinCo agree in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares to that Palladium Shareholder if the Palladium Shareholder so elects under the Scheme.

Term	Meaning
Ineligible Jurisdiction	a place (outside Australia) in which Palladium and NewCo has determined, acting reasonably, is a place that is unlawful or unduly onerous to issue the NewCo Shares
Last Practicable Date	28 July 2020, being one day prior to the First Court Date.
Lenders	has the meaning given to that term in paragraph 11.1.
Material Adverse Event	has the meaning given to that expression in clause 1.1 of the Scheme Implementation Agreement.
Maximum Available NewCo Shares	The maximum number of NewCo Shares available to Palladium Shareholders under the Scheme (being, 5,140,097 NewCo Shares).
Minimum Scrip Consideration Condition	it is a condition of the Scheme that the total number of Palladium Shares electing to receive Scrip Consideration represents not less than 41% of the Palladium Shares (on a fully diluted basis).
Moody's	the ratings agency operated by Moody's Investors Service, Inc. its Affiliates or Related Bodies Corporate.
New Banking Facilities	has the meaning given to that term in paragraph 11.1.
New Finance Documents	has the meaning given to that term in paragraph 11.1.
New Palladium Obligor	has the meaning given to that term in paragraph 11.1.
New Security	Each of the following documents: • a general security deed governed by Australian law under which FinCo creates a security interest over all of its assets and undertakings in favour of the Security Trustee; and • a general security deed governed by Dutch law under which Enclude BV (KVK 30114696) and Palladium International BV (KVK 30179746) create a security interest over all of their assets and undertakings in favour of the Security Trustee.
NewCo	Palladium Holdings Pty Ltd ACN 140 654 075, the special purpose vehicle incorporated for the purpose of the restructure transaction.
NewCo Board	the board of directors of NewCo.
NewCo Constitution	means the constitution establishing NewCo, as amended from time to time.
NewCo Group	NewCo and each Subsidiary of NewCo and **NewCo Group entity** means any of them.
NewCo Obligor	has the meaning given to that term in paragraph 11.1.
NewCo Provided Information	all information regarding NewCo that is provided by or on behalf of NewCo to enable the Scheme Booklet to be prepared and completed and any updates to that information, but excludes the Palladium Information, FinCo Provided Information and the Independent Expert's Report.
NewCo Share	a fully paid ordinary share in the capital of NewCo.
NewCo Shareholders	fully paid ordinary shareholders in NewCo.

Term	Meaning
NewCo Share Register	the register of holders of NewCo Shares kept by NewCo.
New Banking Facilities	has the meaning given to that term in paragraph 11.1.
Notice of General Meeting	the notice attached at Annexure F.
Notice of Scheme Meeting	the notice attached at Annexure E.
OECD	the Organisation for Economic Co-operation and Development.
Palladium	Palladium Group Holdings Pty Ltd ACN 140 654 075.
Palladium Board	the board of directors of Palladium.
Palladium Constitution	means the constitution establishing Palladium, as amended from time to time.
Palladium Director	a director of Palladium.
Palladium Independent Board Committee	the Palladium Independent Directors and Marita Corbett (Chair of Palladium's Audit and Risk Committee).
Palladium Group	means Palladium and each Subsidiary of Palladium, and ***Palladium Group Entity*** means any of them.
Palladium Independent Director	a director of Palladium, other than Kim Bredhauer and Darryn Purdy.
Palladium Information	all information in this Scheme Booklet and the Independent Expert's Report other than the FinCo Provided Information and the NewCo Provided Information.
Palladium Share	a fully-paid ordinary share in the capital of Palladium.
Palladium Share Register	the register of holders of Palladium Shares kept by Palladium.
Palladium Shareholder	a holder of Palladium Shares as at the Record Date.
PGSST	Palladium Group SST Pty Ltd, the trustee for the Palladium Group Staff Shareholders Trust.
Prescribed Occurrence	has the meaning given to that expression in clause 1.1 of the Scheme Implementation Agreement.
Project Income	Total project revenue less direct project costs. Also referred to as Gross Margin.
Proxy Form	the proxy form for the Scheme Meeting and the General Meeting which forms part of this Scheme Booklet.
Record Date	5:00pm on 7 September 2020 or such other date as may be agreed in writing between Palladium, NewCo and FinCo.
Registered Address	in relation to a Palladium Shareholder, the address of that Palladium Shareholder shown in the Palladium Share Register as at the Record Date.

Term	Meaning
Related Bodies Corporate	has the meaning given to that term in section 50 of the Corporations Act, except that references to 'subsidiary' have the meaning given to 'Subsidiary' in this Scheme Booklet.
Relevant Finance Documents	has the meaning given to that term in paragraph 11.1.
Relevant Interest	has the meaning given to that term in sections 608 and 609 of the Corporations Act.
Requisite Majorities	For the approval of the Scheme: • approval by more than 50% of Palladium Shareholders present and voting at the Scheme Meeting in person or by proxy, attorney or body corporate representative; and • approval by at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting by Palladium Shareholders. For approval of the Financial Assistance Resolution: • approval by a special resolution (75% of the votes cast by Palladium Shareholders entitled to vote in person or by proxy, attorney or corporate representative) with no votes being cast in favour of the resolution by FinCo (as the acquirer of the Palladium Shares) or FinCo's Associates. For approval of the Constitution Resolution: • approval by Palladium Shareholders (in person or by proxy, attorney or corporate representative) who individually or collectively hold at least 75% of the Palladium Shares on issue.
S&P	Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or, as applicable, the trademark held by The McGraw-Hill Companies, Inc.
Scaleback Arrangements	the arrangements described in Section 4.3.1.
Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Palladium and the Palladium Shareholders substantially in the form of Annexure C, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Palladium, FinCo and NewCo.
Scheme Booklet	this document dated 29 July 2020 , including all of the Annexures and the forms which accompany this document.
Scheme Consideration	for each Palladium Share as at the Record Date: (a) the Cash Consideration; or (b) the Scrip Consideration, subject to the terms of the Scheme.
Scheme Implementation Agreement	the Scheme Implementation Agreement between Palladium, NewCo and FinCo dated 27 July 2020, a copy of which (without annexures) is contained in Annexure B.
Scheme Meeting	the meeting of Palladium Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on this Scheme and includes any adjournment or postponement of that meeting.
Scheme Resolution	the resolution to approve the Scheme to be considered by Palladium Shareholders at the Scheme Meeting, set out in the Notice of Scheme Meeting contained in Annexure E.

Term	Meaning
Scheme Shares	the Palladium Shares on issue as at the Record Date.
Scrip Consideration	1 NewCo Share for each Palladium Share.
Scrip Election	a valid election that a Palladium Shareholder makes in accordance with the Scheme to receive the Scrip Consideration in respect of some or all Palladium Shares held by them on the Record Date, subject to the Scaleback Arrangements.
Scrip Participant	a Palladium Shareholder who has made a valid Scrip Election will be a Scrip Participant if the Scheme is Implemented.
Second Court Date	the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.
Second Court Order	an order, pursuant to section 411(4)(b) of the Corporations Act, approving the Scheme.
Second Court Hearing	the hearing of an application made to the Court for orders pursuant to section 411(4)(b) of the Corporations Act approving the Scheme.
Security Trust Deed	has the meaning given to that term in paragraph 11.1.
Security Trustee	CBA Corporate Services (NSW) Pty Limited (ACN 072 765 434).
Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act, provided that an entity will also be taken to be a Subsidiary of another entity if it is controlled by that entity (as 'control' is defined in section 50AA of the Corporations Act) and, without limitation: (a) a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share; (b) an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation; and (c) an entity will also be deemed to be a Subsidiary of an entity if that entity is required by the accounting standards to be consolidated with that entity.
Superior Proposal	a bona fide written Competing Proposal that the Palladium Board, acting in good faith and after receiving written legal advice from Palladium's external legal advisers, determines will provide a superior outcome for the Palladium Shareholders than the Transaction (taking into account all aspects of the Competing Proposal including the identity, reputation and financial condition of the person making such proposal; legal, regulatory and financial matters; and the terms of the proposal (including conditionality)).
Transaction	the acquisition of the Palladium Shares by FinCo through the implementation of the Scheme.
Transaction Costs	all transaction costs (including any legal, accounting and advisers cost incurred in connection with conducting the scheme of arrangement process).
UK	the United Kingdom of Great Britain and Northern Ireland.
USA	the United States of America, and US has the same meaning.
USAID	United States Agency for International Development

15.2 Interpretation

In this Scheme Booklet:

(i) words of any gender include all genders;

(ii) words importing the singular include the plural and vice versa;

(iii) an expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(iv) a reference to a section or annexure is a reference to a section of or annexure to this Scheme Booklet, as relevant;

(v) a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them;

(vi) headings and bold type are for convenience only and do not affect the interpretation of this Scheme Booklet;

(vii) a reference to time is a reference to Brisbane, Queensland, Australia time unless otherwise specified;

(viii) a reference to dollars and $ is to Australian currency unless otherwise specified;

(ix) an accounting term is a reference to that term as it is used in accounting standards under the Corporations Act, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia; and

(x) the words 'include', 'including', 'for example' or 'such as' when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

Annexure A – Independent Expert's Report

Independent Expert's Report and Financial Services Guide

In relation to the proposed recapitalisation and restructure of Palladium Group Holdings Pty Ltd by way of scheme of arrangement

28 July 2020

Building a better working world

Ernst & Young
Strategy and Transactions Limited
200 George Street
Sydney NSW 2000 Australia
GPO Box 2646 Sydney NSW 2001

Tel: +61 2 9248 5555
Fax: +61 2 9248 5959
ey.com/au

Part 1 – Independent Expert's Report

The Directors
Palladium Group Holdings Pty Ltd
Level 7, 307 Queen Street
Brisbane, QLD, 4000

28 July 2020

Dear Directors

Proposed recapitalisation and restructure of Palladium Group Holdings Pty Ltd by way of scheme of arrangement

Background

Palladium Group Holdings Pty Limited ("Palladium") has announced its intention to undertake a recapitalisation and restructuring of its shareholder base by way of scheme of arrangement (the "Proposed Scheme"). Under the Proposed Scheme, a newly formed legal entity Palladium Holdings Pty Ltd ("NewCo"), via an intermediate holding company Palladium Group Management Pty Ltd ("FinCo"), proposes to acquire 100% of the equity in Palladium. FinCo is a special purpose vehicle established for the purpose of facilitating the recapitalisation and restructure of the shareholder base of Palladium.

Under the Proposed Scheme, all shareholders will be offered the opportunity to sell their shares in Palladium, in return for either cash or scrip. The consideration offered ("Scheme Consideration"), includes:

- Cash of $17.50 per Palladium share ("Cash Consideration");
- Scrip, being 1 share in NewCo ("NewCo Share") for each ordinary share in Palladium held ("Palladium Share") ("Scrip Consideration"); or
- A combination of both the above.

Our understanding is that the primary purpose of the Proposed Scheme is to provide a liquidity event for shareholders, including those who may no longer wish to be investors in Palladium (for example, those shareholders who are no longer employees). Shareholders who wish to remain involved with Palladium will have the opportunity to retain an equity investment in a re-capitalised business, via their investment in NewCo.

The proponents of the Proposed Scheme are two of the major shareholders and officeholders of Palladium including Executive Chairman Kim Bredhauer and Chief Executive Officer Christopher Hirst. We understand that Mr Bredhauer and Mr Hirst are considered to be "associated" shareholders of NewCo and FinCo for the purposes of the Proposed Scheme, pursuant to section 12 of the Corporations Act 2001 Cth (the "Act").

An Executive Director, Darryn Purdy, while not a proponent of the Proposed Scheme or considered an "associated" shareholder under the Act, is however contributing to the mezzanine debt facility, as described below. Therefore, he is not an independent director of Palladium in the context of the Proposed Scheme.

Palladium has set up an Independent Board Committee to evaluate and oversee the transaction, comprised of the directors of Palladium other than Mr Bredhauer and Mr Purdy. The Independent Board Committee is co-chaired by Ms Marita Corbett. Ms Corbett is not an employee or director of Palladium but is the independent chair of Palladium's Audit and Risk Committee and has been engaged as an independent third party to assist the Independent Board Committee conduct its business.

The terms of the Proposed Scheme include the following key aspects:

- Minimum scrip condition – the aggregate number of NewCo Shares received as Scrip Consideration must represent not less than 41% of the number of Palladium Shares (on a fully diluted basis) ("Minimum Scrip Condition").
- Scaleback arrangements – even if Palladium Shareholders elect to receive scrip, the amount of scrip received by each Palladium Shareholder will be subject to certain scaleback arrangements. These arrangements mean that if the total number of NewCo Shares elected by Palladium Shareholders exceeds the number of NewCo Shares available (being 5,140,097, or 46% of the current number of Palladium Shares on issue), then the elections will be scaled back and Cash Consideration provided instead. The effect of this is to limit the number of NewCo Shares issued. The scaleback, if it is required, will be applied to all shareholders that made the scrip election. The scaleback mechanism is set out in section 4.3.1 of the Scheme Booklet and will be applied on a pro rata basis.
- The Proposed Scheme cannot proceed if the outcome would be that an individual shareholder (including that shareholder's relevant interests) would own 50% or more of the ordinary shares in NewCo. In other words, no individual shareholder will have a controlling equity stake in NewCo as a result of the Proposed Scheme.
- The newly established FinCo will fund the cash portion of the Scheme Consideration through a combination of bank debt refinancing and mezzanine debt funding. Broadly, the new debt will be in two tranches, as follows:
  - $72 million of new senior debt, to be provided by Palladium's existing banking consortium.
  - Between $33.6 million and $43.4 million of mezzanine debt, to be funded by certain individuals including Mr Hirst, Mr Bredhauer and Mr Purdy. This debt will rank behind the senior debt, but ahead of NewCo equity.

A key consequence of the Minimum Scrip Condition and scaleback mechanism is to set an upper and lower bound for the number of NewCo Shares issued as Scrip Consideration (i.e. between 41% and 46% of the number of Palladium Shares). This upper and lower bound also limits the amount of funding required to pay the Cash Consideration, and therefore sets the new debt to be raised within a certain range.

In addition to the approval of the Proposed Scheme itself, two of the conditions of the Proposed Scheme are that Palladium Shareholders must approve two resolutions:

- The Financial Assistance Resolution – to approve Palladium providing security to facilitate FinCo receiving financing to undertake the Proposed Scheme; and
- The Constitution Resolution – to approve FinCo acquiring a 100% interest in Palladium. This approval is required in accordance with the existing Palladium constitution, because FinCo is a related entity of Mr Hirst who is a shareholder of Palladium.

These resolutions are required in order for the Proposed Scheme to be implemented.

We recommend that Palladium Shareholders read the Scheme Booklet to obtain a full understanding of the Proposed Scheme.

Requirement for an independent expert's report

The Independent Board Committee is required to commission an independent expert's report ("IER") in relation to the Proposed Scheme, as Mr Bredhauer is a director of both Palladium and NewCo. The Directors of Palladium have engaged Ernst & Young Strategy and Transactions Limited ("EY" or "us") to prepare this IER (the "Report") in relation to the Proposed Scheme in accordance with the *Corporations Regulations 2001* (the "Regulations").

Accordingly, we have prepared this Report to consider whether or not, in our opinion, the Proposed Scheme is in the best interests of the Palladium Shareholders and the reasons for that opinion. Our report is to be included in the Scheme Booklet being sent to Palladium Shareholders in respect of the Scheme Meeting.

Approach

Neither the *Corporations Act 2001* (the "Act") nor the Regulations define the term "in the best interests of". Australian Securities and Investments Commission ("ASIC") has issued Regulatory Guide 111: *Content of expert reports* ("RG 111") which provides guidance as to what matters an independent expert should consider when determining whether or not a particular transaction is in the best interests of shareholders.

RG 111 provides explicit guidance regarding particular forms of transaction. The guidance provided regarding schemes of arrangement focuses on control transactions. Specifically, where the transaction has a similar effect on the company's shareholding as a takeover bid then RG 111 requires that the transaction should be analysed as if it were a takeover bid. With respect to a takeover offer:

- an offer is "fair" if the value of the offer price or consideration is equal to or greater than the value of the securities that are the subject of the offer. The comparison is to be made assuming 100% ownership of the target and it is "inappropriate to apply a discount on the basis that the shares being acquired represent a minority or portfolio parcel of shares"; and
- an offer is "reasonable" if it is fair. It might also be "reasonable" if, despite being "not fair", the expert believes that there are sufficient reasons for security holders to accept the offer in the absence of any higher bid before the close of the offer.

RG 111 states that, in the case of a scheme, if an expert can conclude that an offer is "fair and reasonable" then they will be able to conclude that the scheme is in the "best interests" of shareholders. It also states that if the expert concludes that an offer is "not fair but reasonable" then it is still open to the expert to conclude that the scheme is in the "best interests" of shareholders.

RG 111 does not provide explicit guidance regarding schemes of arrangement which are not control transactions. RG 111 requires an expert to consider the substance of a transaction, rather than its legal form and have regard to the concerns that could reasonably be anticipated of the individuals impacted by the proposed transaction.

In doing so, we acknowledge that the legal form of the Proposed Scheme is an acquisition of 100% of the shares in Palladium by a new entity, FinCo, a wholly owned subsidiary of NewCo. However, the substance of the arrangements is effectively a capital restructure. Ultimately, the Proposed Scheme involves NewCo and FinCo taking on additional debt in order to buy shares from existing Palladium Shareholders. Importantly, no single shareholder (together with that shareholders' relevant interests), or any other party, will hold a controlling equity stake as a result of the Proposed Scheme being approved and implemented.

Our assessment is that the substance of the Proposed Scheme is not a control transaction. Rather, the substance is more akin to a capital restructure executed by way of an issuance of debt to buy back shares. If this were a buy-back which did not result in a change of control, the guidance in Regulatory Guide 110: *Share buy-backs* ("RG 110") refers to an IER being provided which contains "a valuation of the shares" with no further guidance provided as to what this should involve.

To address the above, we consider it appropriate to assess the merits of the Proposed Scheme with reference to whether the Proposed Scheme is "fair and reasonable" to the Palladium Shareholders.

The Proposed Scheme is considered fair if the value of the Scheme Consideration is equal to or greater than the range of values assessed for a Palladium Share. The Proposed Scheme is considered reasonable if it is fair, or if the advantages of the Proposed Scheme to Palladium Shareholders outweigh the disadvantages. If considered fair and reasonable, then the Proposed Scheme is deemed to be in the best interests of the Palladium Shareholders.

Summary of opinion

Fairness and reasonableness of the Proposed Scheme

In determining whether the Proposed Scheme is fair, we have compared the assessed fair value of a Palladium Share on a non-controlling interest basis, with the Scheme Consideration to be received by Palladium Shareholders under the terms of the Proposed Scheme, in the event that it is approved and implemented. The following table summarises this comparison:

Evaluation of the fairness of the Proposed Scheme			
$/share	Ref	Low	High
Value of a Palladium Share on a non-controlling basis	Section 6.1	12.63	15.50
Value of the Scheme Consideration:			
Value of the Cash Consideration	Section 1.2	17.50	17.50
Value of the Scrip Consideration	Section 6.7	16.91	21.32

Source: EY analysis

The assessed value of a Palladium Share on a non-controlling basis is between $12.63 and $15.50 per share. The Cash Consideration is $17.50 per share and our assessed value of the Scrip Consideration is between $16.91 and $21.32 per share. Both the Cash Consideration and the fair value of the Scrip Consideration are above the range of values assessed for Palladium Shares, and we therefore consider the Proposed Scheme to be fair.

RG 111 provides that "an offer is reasonable if it is fair". As we consider the Proposed Scheme to be "fair", it is also considered to be reasonable. Nevertheless, for completeness, we have considered the advantages, disadvantages and other relevant factors as described in the section below.

Reasonableness

The advantages, disadvantages and other factors that shareholders should consider in forming their view as to whether or not to vote in favour of the resolution required to effect the Proposed Scheme are summarised below. Individual shareholders may interpret these factors differently depending on their own circumstances. The factors set out below are relevant to all shareholders, with any additional considerations for specific Palladium Shareholders considered subsequently. Shareholders should read section 7 of this Report in conjunction with the summary below.

Advantages

- *The Proposed Scheme provides immediate liquidity for shareholders receiving Cash Consideration.* Palladium Shares are not traded on a recognised stock exchange, and therefore do not benefit from the security or opportunity which ready marketability brings. The Proposed Scheme provides an immediate opportunity for liquidity. For those Palladium Shareholders who elect to receive Cash Consideration they also receive certainty over the price received.

- *The Proposed Scheme provides Cash Consideration at a premium to historical share prices.* Palladium facilitates internal share sales and has conducted share buy-backs in the past. These transactions have generally represented small parcels of shares at significantly lower values than the Scheme Consideration. The Cash Consideration represents a 34% premium to the most recent price set by the Board in respect of the employee incentive program in March 2020. The Cash Consideration represents a 96% premium to the price offered in the equal access buy-back in June 2019.

  Whilst the Palladium constitution contains provisions to facilitate internal share sales and buy-backs, there is no guarantee as to the price that will be set for any future internal share sale or buy-back, nor is there a guarantee regarding the timing, quantity of shares that may be able to transact, price at which they would be transacted or funding available for any such process.

- *Greater alignment between shareholders and the ongoing business.* The Proposed Scheme provides an opportunity for shareholders who are not current employees to exit their investment in the business. Of the current Palladium Shares, 38.8% are held by non-employee shareholders, which includes those shares held by former employees. To the extent that this proportion reduces as a result of the Proposed Scheme, it may enhance alignment between shareholders and employees which may be seen to be an advantage for continuing shareholders. In a business such as Palladium which relies on selling the specialised skills of its key employees, it is beneficial for employee and shareholder interests to be aligned. This alignment ensures that employees are motivated to behave in a manner which increases long term business value.

- *Shareholders receiving Scrip Consideration will continue to share in any future growth in value.* To the extent that Palladium's performance exceeds the expectations reflected in our valuation, or the market improves, the continuing shareholders will retain the opportunity to share in any future value upside.

  Further, Palladium has a track record of demonstrating the capacity to repay debt and grow shareholder value. Between 1 July 2016 and May 2020 Palladium repaid debt of c.$93.1 million and returned capital and dividends to shareholders of c.$23.3 million. To the extent that Palladium is able to repay debt and return capital going forward, continuing shareholders may participate in the future growth in the value of their shares, which may be accelerated by the benefit of financial leverage.

Disadvantages

- *Shareholders who receive Cash Consideration will not share in any potential future value growth.* To the extent that Palladium exceeds the expectations reflected in our valuation, or the market improves, the exiting shareholders will lose the opportunity to continue to participate in any future value upside.

- *Shareholders receiving Cash Consideration will forgo any potential opportunity to participate in a control transaction.* The Proposed Scheme is not considered a control transaction and therefore we have valued the Palladium Shares being given up by Palladium Shareholders on a minority interest basis. In the event that a transaction was to occur in future which involved a change of control, then a control premium may be reflected in any potential offer price. We understand that the Independent Board Committee is not aware of, and has not received, any superior proposal. As such, we are not aware of any likely future control transaction involving Palladium. Moreover, given the current economic climate caused by the COVID-19 pandemic, the Independent Board Committee members consider it is unlikely that Palladium will receive a Superior Proposal in the immediate future.

  Notwithstanding this, we note that the Cash Consideration of $17.50 implies a premium above our range of value for a Palladium Share before the Proposed Scheme of 13% to 39%. The Scrip Consideration range is 34% to 38% above our range of values for a Palladium Share before the Proposed Scheme. In other words, even if this were to be assessed as a control transaction and a control premium was relevant, the Cash Consideration and Scrip Consideration would still likely be higher than most of the range of fair values of Palladium Shares on a controlling interest basis.

- *Potential for lower dividends, at least in the near term.* Palladium has paid down a substantial amount of debt since FY17. At 31 May 2020 all debt had been repaid and Palladium's net cash was $1.3 million, before implementation of the Proposed Scheme. Given the low gearing levels of Palladium currently and the rate at which it has generated cash flow to pay down debt in recent years, it could reasonably be anticipated that a greater level of cash would be available for dividends going forward, subject to the Board's discretion around dividend policy and relevant bank covenants, all else being equal.

  Should the Proposed Scheme be approved and implemented, our valuation of NewCo immediately following implementation implies a gearing level (debt to enterprise value) of 36% to 45%. This reflects the new bank debt and mezzanine debt to be raised in conjunction with the Proposed Scheme. The interest and debt repayments payable on both forms of financing are to be paid ahead of dividends to shareholders. As such, this debt servicing will reduce the cash available for dividends to those Palladium Shareholders electing to receive Scrip Consideration. Given Palladium currently has a negligible net debt balance and that the Proposed Scheme will not result in a change to the underlying

operations of the business, arguably the interest on the new bank and mezzanine debt to be raised could otherwise be available for distribution, all else being equal.

Notwithstanding the above, we note that no change to the current dividend policy whereby any dividends are declared at the Board's discretion (including the amount, timing and method) is proposed as part of the Proposed Scheme.

- *Changed capital structure and increased gearing levels.* The higher gearing as a result of the change in the capital structure may represent a capital structure and level of financing risk that individual Palladium Shareholders do not desire. If so, then this may be perceived to be a disadvantage.

- *Costs associated with the Proposed Scheme*[1]. If approved and implemented, transaction costs in the order of $1.1 million are expected to be incurred. Of this, $0.7 million is expected to be incurred regardless of whether or not the Proposed Scheme is approved and implemented. That is, only $0.4 million of this cost is truly a disadvantage, because the remainder will be incurred regardless of whether or not Palladium Shareholders vote to approve the Proposed Scheme.

Other factors

- *Alternatives to the Proposed Scheme.* Prior to considering the Proposed Scheme, various alternatives were considered by the Directors. While details of any specific alternatives considered have not been released to shareholders, the Directors have represented that there is no alternative which is considered to be superior to the Proposed Scheme as set out in section 1.1.4 of the Scheme Booklet. Ultimately, the Independent Board Committee members have unanimously recommended that Palladium Shareholders should approve the Proposed Scheme.

- *If too many shareholders elect to receive cash, the Proposed Scheme will not proceed.* The terms of the Proposed Scheme are such that for it to be implemented, Palladium Shareholders must elect to receive Scrip Consideration in respect of at least 41% of Palladium Shares held. i.e., Cash Consideration may be received in respect of no more than 59% of shares.

  This means that in the instance that the relevant majority of Palladium Shareholders voted to approve the Proposed Scheme, but the required election proportions are not met, the Proposed Scheme may not proceed despite it being the preference of the majority of Palladium Shareholders. We note that Mr Bredhauer, Mr Hirst and Mr Purdy own 26.7%, 9.1% and 7.0% of Palladium Shares respectively[2]. It is mathematically possible for those shareholders to vote in such a way that the Minimum Scrip Condition is fulfilled, but that no individual shareholder takes a stake of 50% or more in NewCo. Given that these three individuals are able to meet the Minimum Scrip Condition themselves, we consider it unlikely that the Minimum Scrip Condition will not be fulfilled. However, we note that none of these individuals have made any representation to Palladium Shareholders regarding their voting intentions.

- *New Board.* If approved and implemented, an outcome of the Proposed Scheme will be a change in the Board of Directors. The current Board includes seven directors (comprised of an Executive Chairman, five non-executive directors and one director). At the date of this Report, Mr Hirst and Mr Bredhauer are the only directors of NewCo. If the Proposed Scheme is approved and implemented, it is intended that additional directors, including at least one independent director will be appointed to the NewCo Board with the proposed NewCo constitution stating that there shall be between two and eight directors. The appointment of all directors for an initial term will be confirmed at a General Meeting of the NewCo shareholders within a short period of time after implementation as set out in section 8.1.3 of the Scheme Booklet.

  In the short term, immediately following the Proposed Scheme, there will only be the minimum two directors (Mr Bredhauer and Mr Hirst). Until another director is appointed, these directors will be able

[1] Amounts referenced are exclusive of GST

[2] These shareholdings represent their relevant interests exclusive of the 418,773 shares held by Palladium Group SST Pty Ltd ATF Palladium Group Staff Shareholders Trust

to exercise the powers of the full NewCo Board. Palladium Shareholders will need to consider whether this short-term concentration of Board power with Mr Bredhauer and Mr Hirst is considered to be a risk.

- *New Constitution*. If approved and implemented, an outcome of the Proposed Scheme will be the revision of the constitution with key changes set out in section 1.7 of this Report and section 1.3.5 of the Scheme Booklet. Broadly, the proposed amendments have been made to align the constitution with the Act. Further, these changes could have been made to the existing constitution in accordance with the terms therein by special resolution i.e., these changes could have been made even in the absence of the Proposed Scheme. Notwithstanding this, we highlight that the amendments will have an impact on shareholders' rights. For example, a key advantage of the proposed NewCo constitution is less restrictive rules regarding share transfers, which could facilitate more frequent trading of shares (subject to a process being implemented and subject to shareholder appetite to buy or sell).

  Another potential impact is that the proposed NewCo constitution adopts the shareholding creep provisions of the Act. This means that a NewCo shareholder could increase their shareholding by 3% every 6 months, and potentially increase their stake to more than 50%, without shareholder approval. Whilst this is the provision from the Act, it allows for a faster 'creep' than the existing Palladium constitution (1% every 6 months).

  It is not possible to predict the precise shareholding in NewCo that any particular shareholder will have immediately after the Proposed Scheme is implemented, other than to say that no shareholder will hold 50% or more of NewCo shares. The creep provisions in the proposed NewCo constitution, combined with the less restrictive share transfer provisions, mean that a shareholder could increase their shareholding at a faster rate than under the Palladium constitution. This means that even though no shareholder will own 50% or more of NewCo shares immediately after the Proposed Scheme is implemented, a large shareholder may be able to increase their equity stake in NewCo to greater than 50% faster than they would have been able to do under the current Palladium constitution. If a stake of 50% or more was obtained in this manner, there would be no requirement for shareholder approval and the remaining NewCo shareholders may not receive any premium for control. At the date of this Report, Mr Bredhauer has the greatest shareholding in Palladium with a relevant interest of 30.4%.

- *Some shareholders may receive less Scrip Consideration than they elect*. The terms of the Proposed Scheme include a scaleback mechanism as described in section 1.2. In the event that the maximum level of scrip elections is exceeded, Palladium Shareholders who made this election may not receive their first preference for Scrip Consideration in full and instead will receive the Cash Consideration. While we consider the Cash Consideration to be greater than the value of a Palladium Share on a minority interest basis, this result may not be optimal in the context of individual shareholder's preferences and circumstances.

- *Impact if the Proposed Scheme is not approved*. If the Proposed Scheme is not approved, Palladium Shareholders will retain their Palladium Shares and will not receive the Scheme Consideration. Palladium will continue to operate as it does currently. Shareholders would be reliant on a future liquidity event occurring, which is not certain, or an internal share sale or similar as facilitated under the NewCo constitution in order to sell their shares. Even if the Proposed Scheme is not implemented, Palladium will incur approximately $0.7 million of one-off, transaction-related costs.

  For completeness, we note that if the Proposed Scheme is not approved and implemented, Palladium will be required to refinance its existing debt facilities in September 2020. However, given the current net cash balance is $1.3 million, and the business is generating cash, we do not expect this refinance to be an onerous requirement.

- *Warranties not required and no brokerage or duty is payable*. In a transaction involving a third party, certain warranties over items such as business risks and tax positions may be required by the third party that may give rise to certain contingent liabilities which in turn could reduce or at least delay any consideration to be received. In the case of the Proposed Scheme, such warranties are not required. In addition, the members of the Palladium Independent Board Committee note that no brokerage or duty is payable by Palladium Shareholders on the receipt of Scrip Consideration or Cash Consideration under the Proposed Scheme.

- *Tax consequences*. There may be certain tax implications for individual Palladium Shareholders in connection with the Proposed Scheme if it is approved and implemented. The exact nature and impact is uncertain and will depend on the profile of each Palladium Shareholder. These specific consequences need to be borne in mind by each Palladium Shareholder in weighing up the merits of the Proposed Scheme.

Factors relevant to specific Palladium Shareholders

- *Holders of small parcels (less than 1% of shares on issue) Palladium Shares*. Currently, the Palladium Board may buy-back a shareholder's shares if the parcel represents less than 1% of Palladium Shares on issue and the holder is not and has not been for 12 months an employee or director of Palladium. This is undertaken at the latest price set by the Board. Under the proposed NewCo constitution, the Board of Directors of NewCo may require any holders of small parcels of NewCo shares (1% of outstanding shares or less) to sell their shares within 6 months if the holder ceases to be an employee or director of NewCo. If the shares are not sold within 6 months, the Directors of the NewCo Board may buy-back the shares or require them to be transferred to the trustee of any trust created for the purposes of administering a Palladium employee share scheme. This will be undertaken at the prevailing share price set by the Board.

  Based on the current Palladium share register, there are over 120 shareholders holding fewer than 1% of the shares on issue, representing in aggregate c.15% of total issued Palladium Shares. Of these, c.43 are not employees or directors, representing c.6.0% of the shares currently on issue. As such, to the extent Palladium Shareholders are not currently employees or directors of Palladium or may cease to be so in future, the potential price at which any future transfer may be enforced should be considered in the context of the proposed Scheme Consideration.

- *Ineligible foreign shareholders*. As set out in section 1.9 of this Report, restrictions in certain foreign countries may make it impractical or unlawful for NewCo Shares to be issued under the Proposed Scheme to Palladium Shareholders in countries where these restrictions apply. In such cases, these shareholders are considered ineligible and, if the Proposed Scheme is approved and implemented, will not be entitled to elect to receive Scrip Consideration and instead will receive the Cash Consideration. This is the case unless NewCo and Palladium agree otherwise in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares to that Palladium Shareholder if the Palladium Shareholder so elects under the Proposed Scheme. Ineligible foreign shareholders will receive the Cash Consideration and will not be entitled to elect to receive the Scrip Consideration.

  We understand that c. 23 shareholders holding approximately 10.9% of the Palladium Shares on issue are foreign shareholders which may be considered ineligible. Excluding an interest held by Mr Bredhauer through a foreign domiciled entity, c. 22 shareholders holding approximately 1.4% of the Palladium Shares on issue would be foreign shareholders which may be considered ineligible.

Opinion

In our view, the potential advantages of the Proposed Scheme outweigh the potential disadvantages to the Palladium Shareholders as a whole. In our opinion, the Proposed Scheme is fair and reasonable and therefore is in the best interests of the Palladium Shareholders.

Other matters

This Report has been prepared specifically for Palladium Shareholders. Neither Ernst & Young Strategy and Transactions Limited, Ernst & Young nor any employee thereof undertakes responsibility to any person, other than Palladium Shareholders, in respect of this Report, including any errors or omissions howsoever caused.

This Report constitutes general financial product advice only and has been prepared without taking into consideration the individual circumstances of Palladium Shareholders. The decision as to whether to approve or not approve the Proposed Scheme is a matter for individual Palladium Shareholders. Palladium Shareholders should have regard to the Scheme Booklet prepared by the Directors and management of Palladium

("Management"). Palladium Shareholders who are in doubt as to the action they should take in relation to the Proposed Scheme should consult their own professional adviser.

Our opinion is based on the prevailing economic, market and other conditions as of the date of this Report. In making our assessment, we considered the current financial and economic uncertainty which has arisen as a result of the coronavirus ("COVID-19") pandemic. Potential impacts include a global, regional or other economic recession with this uncertainty adversely impacting on investors' views of asset values. We held discussions with the management team of Palladium to understand the potential impact on the business and recent trading. Management has represented to us that there have been no significant impacts related to COVID-19 as at the date of this Report that would materially impact the forecast for the year ending 30 June 2020 or the future performance of the business. For example, no material projects currently in the backlog have been delayed or cancelled. Our valuation does consider risks associated with potential future impacts, however we note that precise quantification of potential future risks is inherently difficult. Our views reflect the circumstances prevailing at the date of this Report, and any change in these expectations or impact on the business, strategy or its clients could materially impact our opinion. Furthermore, given the uncertainty, this may result in a wider range of valuation outcomes.

Our opinion is made as at the date of this letter and reflects circumstances and conditions as at that date. This letter must be read in conjunction with the full independent expert's report as attached. All amounts are in Australian dollars ("$") unless otherwise stated.

Ernst & Young Strategy and Transactions Limited has prepared a Financial Services Guide in accordance with the Act. The Financial Services Guide is included as Part 2 of this Report.

Yours faithfully

Ernst & Young Strategy and Transactions Limited

Jamie Stewart
Director and Representative

Julie Wolstenholme
Director and Representative

Contents

Part 1 – Independent Expert's Report

Building a better working world

1. Introduction

1.1 Overview of the Proposed Scheme

Palladium is a private Australian company providing program management services in the international development market. Its key clients include donors, governments and institutions in Australia, the UK and the US. Palladium has over 100 shareholders, most of whom are current or former employees of the company.

Palladium has announced its intention to undertake a recapitalisation and restructuring of its shareholder base by way of scheme of arrangement. Under this restructure, a newly formed legal entity ("NewCo"), via an intermediate holding company ("FinCo"), is proposing to acquire 100% of the equity in Palladium.

If the Proposed Scheme is approved by Palladium's shareholders, the restructure will be implemented as follows:

- Palladium Group Management Pty Ltd ("FinCo"), a wholly owned subsidiary of Palladium Holdings Pty Ltd ("NewCo"), will acquire 100% of the issued ordinary share capital in Palladium ("Palladium Shares")
- Palladium shareholders (who elect, subject to certain scaleback arrangements, to take scrip in the Proposed Scheme) will be issued ordinary shares in NewCo ("Scrip Consideration")
- Palladium Shareholders who do not elect to take scrip in NewCo or are subject to the scaleback arrangements, will receive $17.50 cash consideration per Palladium share held ("Cash Consideration")
- Following implementation of the Proposed Scheme, NewCo will be the ultimate holding company of Palladium.

The diagram below summarises the corporate structure before and after the Proposed Scheme.


Structure summary before the Proposed Scheme
Non-Associated Shareholders
Associated Shareholders[1]
64.2%
35.8%
Palladium
Parent – Holding company
100%[2]
Operating subsidiaries and JVs
Structure summary after the Proposed Scheme
Non-Associated Shareholders receiving scrip
Associated Shareholders receiving scrip[1]
100%, collectively
Not more than 50% individually
Not more than 50% individually
NewCo
100%
FinCo
100%
Palladium
Parent – Holding company
100%[2]
Operating subsidiaries and JVs
Mezzanine debt
NewCo is the borrower, lenders include the Associated Shareholders and other existing shareholders of Palladium

Notes:

1: Mr Christopher Hirst and Mr Kim Bredhauer are considered to be associates of NewCo, as they are the proponents of the Proposed Scheme. They are associates of NewCo and FinCo but are not considered associates of one another.

2: Includes controlled entities which are less than 100% owned by Palladium

Under the Proposed Scheme, all shareholders will be offered the opportunity to sell their Palladium Shares, in return for either cash or scrip. No new shareholders will be admitted as a result of the Proposed Scheme. However, FinCo proposes to raise new bank debt and new mezzanine finance which will be used to fund the Cash Consideration. As at the date of this independent expert's report (the "Report") there were 11,174,123 Palladium Shares on issue.

Our understanding is that the primary purpose of the Proposed Scheme is to provide a liquidity event for shareholders, including those who may no longer wish to be invested in Palladium (for example, those shareholders who are no longer employees). Shareholders who wish to remain invested in Palladium will have the opportunity to retain an equity investment in a re-capitalised business, via their NewCo shares.

Shareholders are asked to consider a resolution seeking approval of the Proposed Scheme at the scheme meeting to be held on the date specified in the Scheme Booklet (expected to be late August 2020).

Palladium has set up an Independent Board Committee to evaluate and oversee the transaction, comprised of the Directors of Palladium other than Mr Bredhauer and Mr Purdy. The Independent Board Committee is co-chaired by Ms Marita Corbett. Ms Corbett is not an employee or director of Palladium but is the independent chair of Palladium's Audit and Risk Committee and has been engaged as an independent third party to assist the Independent Board Committee conduct its business.

1.2 Key terms of the Proposed Scheme

Under the Proposed Scheme, Palladium Shareholders are entitled to receive, at their election and subject to scaleback arrangements, the following consideration per Palladium Share held ("Scheme Consideration"):

- Cash Consideration, which is cash of $17.50 per Palladium Share; or
- Scrip Consideration, being 1 share in NewCo ("NewCo Share") for each Palladium Share held; or
- A combination of both the above.

The Proposed Scheme includes the following key aspects:

- Scaleback arrangements – even if Palladium Shareholders elect to receive Scrip Consideration, the amount of Scrip Consideration that may be issued to each Palladium Shareholder will be subject to certain scaleback arrangements. These arrangements mean that if the total number of NewCo Shares elected to be received as Scheme Consideration by Palladium Shareholders exceeds the number of NewCo Shares available (being 5,140,097, or 46% of the current number of Palladium Shares on issue), then the elections will be scaled back and Cash Consideration provided instead. The effect of this is to limit the number of NewCo Shares issued. The scaleback, if it is required, will be applied to all shareholders that made the scrip election. The scaleback mechanism is set out in section 4.3.1 of the Scheme Booklet and will be applied on a pro rata basis.
- The newly established FinCo will fund the cash portion of the Scheme Consideration through a combination of bank debt refinancing undertaken by FinCo and mezzanine debt funding raised by NewCo. In addition to funding the Cash Consideration, the various tranches of debt may be utilised to:
  - Refinance existing Palladium debt facilities
  - Pay transaction related costs
  - Fund working capital requirements and general corporate purposes of FinCo
  - Fund bank guarantees, performance bonds, bid bonds, rental guarantees, letters of credit and other such related products in connection with FinCo operations.
- The Proposed Scheme cannot proceed if the outcome would be that an individual shareholder (including that shareholder's relevant interests) would own 50% or more of the ordinary shares in NewCo.

For the Proposed Scheme to be implemented, the aggregate number of NewCo Shares issued under valid Scrip Consideration elections must represent not less than 41% of the issued capital in Palladium (on a fully diluted basis) ("Minimum Scrip Condition")[3]. The scaleback mechanism also means the number of NewCo Shares cannot be more than 46% of the total number of Palladium Shares. A key consequence of this upper and lower bound is to limit the amount of funding required to pay the Cash Consideration. In turn, this limits the amount of new debt to be raised by FinCo. Refer to section 1.4 below.

1.3 NewCo

As set out in section 8.1.6 of the Scheme Booklet, NewCo does not hold any Palladium Shares at the date of this Report. Mr Christopher Hirst, the current CEO and Mr Kim Bredhauer, the current Executive Chairman, are the sole directors. Mr Hirst is the sole shareholder of NewCo, holding a single NewCo Share. At the date of this Report, NewCo held all the shares on issue in FinCo.

The proponents of the Proposed Scheme are two of the major shareholders and officeholders of Palladium, being the Executive Chairman Kim Bredhauer and CEO Christopher Hirst.

We understand that Mr Bredhauer and Mr Hirst are considered to be "associated" shareholders of NewCo and FinCo for the purposes of the Proposed Scheme, pursuant to section 12 of the Corporations Act 2001 Cth (the "Act"). All other shareholders are considered to be non-associated for the purposes of the Proposed Scheme.

We also note that Mr Hirst, Mr Bredhauer and Executive Director Mr Purdy are among the group of individuals proposing to provide the mezzanine debt facility to Palladium as part of the Proposed Scheme. Mr Purdy is not a proponent of the Proposed Scheme nor is he considered an "associated" shareholder under the Act, however, he is contributing to the mezzanine debt facility and therefore is not an independent director of Palladium in the context of the Proposed Scheme.

1.4 New debt

If the Proposed Scheme is approved, then immediately following implementation FinCo will conduct a refinancing to fund the Cash Consideration. The terms of the new debt are outlined in section 9 of the Scheme Booklet.

Broadly, the new debt will be in two tranches, as follows:

- $72 million of new senior debt, to be provided by Palladium's existing banking consortium. This new debt will have a term of three years and will be raised by FinCo.
- Between $33.6 million and $43.4 million of mezzanine debt. This debt will rank behind the senior debt, but ahead of NewCo equity. Interest and principal repayments of both senior and mezzanine debt will be prioritised ahead of dividends to shareholders. The mezzanine debt will have a higher interest rate than the senior debt and will be repaid over five years. This will be raised by NewCo.

In addition to the above, FinCo proposes to raise new working capital and other facilities from Palladium's existing banking consortium. The new debt will only be raised in the event that the Proposed Scheme is approved and implemented. If the Proposed Scheme does not proceed, Palladium's current facilities would be due for refinancing in September 2020.

1.5 Impact on Palladium Shareholders

If the Proposed Scheme is approved and implemented, Palladium will become wholly owned by the recently established NewCo. Palladium Shareholders will receive the Scheme Consideration as either cash, scrip in NewCo or a combination of both based on their election[4]. Palladium Shareholders who elect to receive the Scrip

[3] The Minimum Scrip Condition could, in theory, be waived by NewCo prior to implementation of the Proposed Scheme (as noted in section 4.3.1 of the Scheme Booklet). However, if this condition were waived, NewCo would need to be able to fund a higher Cash Consideration amount. We note that the amount of bank debt and mezzanine debt has been agreed with the lenders as outlined in section 9.2 of the Scheme Booklet. We also understand that the Independent Board Committee is not aware of any intention of NewCo to waive the Minimum Scrip Condition (unless the minimum scrip amount is not met by an immaterial number of shares). We have no reason to expect this condition would be waived. As such, in undertaking our analysis we have assumed this condition will not be waived.

[4] Cash Consideration is the default should a Palladium Shareholder fail to make an election

Consideration, subject to the scaleback provisions, will be issued with fully paid ordinary shares in NewCo, representing a continuing indirect minority interest in Palladium.

If the Proposed Scheme is approved and implemented then NewCo will have fewer shares on issue than Palladium but will have more debt. This means that, all other things being equal, the value of equity in Palladium will reduce (by the amount of new debt), but this value will be spread across fewer shares. The requirements to pay interest on the new debt, and to repay the new debt, will impact NewCo's ability to pay dividends to shareholders, at least in the short to medium term.

As set out in section 3 of the Scheme Booklet, if the Proposed Scheme is approved and implemented, we understand that NewCo intends to continue to operate the business with the current management team in the same manner as the current Palladium business following the same strategic direction.

1.6 Resolutions

In addition to the approval of the Proposed Scheme itself, interdependent resolutions must be passed for the Scheme to be approved. These interdependent resolutions are:

- The Financial Assistance Resolution: As part of the funding for the Proposed Scheme, Palladium will provide security to the funding banks to enable the provision of debt to FinCo. This constitutes financial assistance and for it to be provided, Palladium must obtain specific shareholder approval; and
- The Constitution Resolution: Palladium's current constitution, per clause 9.10, requires the approval of the Palladium Shareholders where a Palladium Shareholder (either themselves, or together with affiliates, related entities and/or relatives) would increase their shareholding from 20% or below to more than 20% of the issued shares in Palladium. If the Proposed Scheme is approved and implemented, FinCo will acquire 100% of the shares in Palladium. As Mr Hirst is a Palladium Shareholder and a director of FinCo, FinCo is a related entity of a Palladium Shareholder for the purposes of clause 9.10 of the Palladium constitution. Therefore, the Palladium Shareholders must approve the transfer of 100% of the shares in Palladium as part of the Proposed Scheme.

These resolutions are required in order to facilitate the Proposed Scheme being implemented i.e., the resolutions are interdependent. As such, the impact of these resolutions on Palladium Shareholders is considered part of the overall impact of the Proposed Scheme. Our opinion as to whether or not the Proposed Scheme is in the best interests of the Palladium Shareholders only considers the resolution for the approval of the Proposed Scheme. We offer no opinion regarding these two additional resolutions.

1.7 NewCo Constitution

NewCo will have a new constitution, which will be different to the current Palladium constitution. A full listing of the rights and liabilities attaching to NewCo shares is set out in section 1.3.5 of the Scheme Booklet.

Broadly, differences between the current Palladium constitution and the proposed NewCo constitution seek to align the constitution with standard provisions of the Act. We have been provided with the current Palladium constitution and the proposed NewCo constitution. The table below summarises some of the key differences we consider relevant for the purposes of this Report. This Report does not constitute legal advice, and we have confirmed the factual accuracy of the comparison provided below with Palladium's management ("Management").

Subject	Current Palladium constitution	Difference in proposed NewCo constitution
Share transfers	Palladium Shareholders are able to offer to sell and offer to purchase Palladium Shares in accordance with clause 10 of its constitution, at certain times determined by the Board. This process enables shareholders to offer to sell and purchase Palladium Shares at a price set by the Board. Palladium has a pre-emptive right to buy-back any shares offered for sale between Palladium Shareholders.	The proposed NewCo constitution contains provisions to allow for less restricted transfer of shares. Ultimately, it is anticipated that a third-party mechanism will be used, however this has not yet been established. Share transfers between NewCo shareholders will be allowed at any time. The Board of NewCo will set a price for the shares but we understand this is only a guide as opposed to a prescribed price. NewCo will not have an express pre-emptive right to buy-back shares offered for sale between NewCo shareholders.

Subject	Current Palladium constitution	Difference in proposed NewCo constitution
Third party transfers	The Palladium constitution allows for sales of shares to third parties, but these are subject to pre-emptive rights and are subject to Board approval.	The proposed NewCo constitution contains similar pre-emptive rights and Board approval conditions regarding third party share sales.
Deemed transfers	If: • a change of control occurs in a shareholder; or • a shareholder is not a director or employee of Palladium; and • more than 12 months has elapsed since the person ceased to be a director or employee; and • the shareholder owns less than 1% of the total shares on issue, the Palladium Board may, at its discretion, determine that the shareholder is deemed to have given a transfer notice, and prior to that transfer notice being sent to other shareholders, the board can elect to use a pre-emptive right to seek the buy-back of those Palladium Shares. This is undertaken at the last price set by the Board.	Under the proposed NewCo constitution, if a shareholder undergoes a change in control, or a shareholder holding less than 1% of the shares on issue is not, or ceases to be, a director or employee, a sale notice is deemed to have been issued to the shareholder. The subject shareholder then has 6 months to sell its interest after which the company may exercise a right to buy-back the shares or require the shares to be transferred to the trustee of any trust created for the purposes of administering an employee incentive scheme. This is proposed to be undertaken at the prevailing share price set by the Board at the date of the sale notice or the date of exercise of the company's rights, whichever is lesser.
Term limits	The current constitution sets out the terms of the Directors as does the Board's governance policy.	It is proposed that the NewCo constitution will not include this clause and rather, the term limits will only be included in the Board's governance policy. The NewCo Board governance policy has not yet been provided to us or to shareholders, meaning that we do not know if different term limits are proposed.
Number of directors	The current constitution sets out that the Board must consist of no more than eight and no less than three directors with no more than 50% being Executive Directors. Under the current constitution, directors may elect additional directors. Directors may be appointed or removed by the company by ordinary resolution by the shareholders.	The proposed NewCo constitution requires that the Board must consist of no more than eight and no less than two. Directors may appoint additional directors up to the maximum of eight and NewCo will confirm that appointment by ordinary resolution at the next general meeting. The NewCo constitution does not provide any limitations regarding the composition of the Board in respect of executive or independent directors however it does provide that directors may be removed (and also appointed) by the company at a general meeting by ordinary resolution. Immediately following implementation of the Proposed Scheme, NewCo will have two directors; Mr Hirst and Mr Bredhauer. Section 8.1.3 of the Scheme Booklet states that it is intended that additional directors, including at least one independent Director, will be appointed to the NewCo Board. The Scheme Booklet states that appointment of all directors for an initial term will be confirmed at a General Meeting of the shareholders of NewCo within a short period of time after implementation, if approved, of the Proposed Scheme.
Shareholding creep	The current constitution requires the approval of a special majority of shareholders for any increase in a shareholder's interest of 1% in a 6 month period where that shareholder's interest is already greater than 20%.	The proposed NewCo constitution will not include a shareholding creep provision. The standard rules governing increases in shareholdings (under Chapter 5) set out in the Act will be applicable. This would enable increases of up to 3% every 6 months (i.e. a faster rate of shareholding creep than is in the current constitution).
Event of default	If a shareholder is the subject of an event of default, the constitution allows the Board to determine that a transfer notice is deemed to have been issued, with the price of the shares to be the lower of: • net tangible assets in the last quarterly accounts divided by the number of shares on issue; and • the latest price set by the Board The company may use a pre-emptive right to buy-back the shares once the transfer notice is deemed to have been issued. If the company does not buy-back the shares, they are offered for sale to all other shareholders.	If a shareholder is the subject of an event of default, the proposed NewCo constitution allows the Board to determine to issue a default notice, under which the company may exercise a right to buy-back, subject to law, all or some of the shares, or direct that they be transferred to the trustee of any employee share trust. The price at which shares may be bought back or transferred is the latest price set by the Board, less a discount to be determined by the Board (up to a maximum discount of 50%). This means that shares may be bought back at a different price compared to the current constitution. If the buy-back/transfer right is not exercised, the shareholder is required to attempt to sell their shares to other shareholders, though the company has a further subsequent right to buy-back, subject to law, or require the transfer of the shares.
Decisions requiring special majority	The current constitution requires the approval of a special majority of shareholders to issue additional shares within a 12 month period if the number of shares to be issued represents more than 15% of all shares then on issue.	Instead of 15%, the threshold in the proposed NewCo constitution is 10% within 12 months.

Refer to section 1.3.5 of the Scheme Booklet for further detail regarding the proposed NewCo constitution.

The above proposed changes could be made to the Palladium constitution at any time subject to the relevant special majority approvals required and in accordance with the Act i.e., amendments do not have to be made via the Proposed Scheme. However, we note that one impact of the Proposed Scheme is the adoption of a new constitution for NewCo.

1.8 Conditions precedent

Approval and implementation of the Proposed Scheme is subject to a number of conditions precedent. All of these must be satisfied or waived (as set out in section 14.2 of the Scheme Booklet) and include, amongst other matters:

- Approval of the Scheme by the Federal Court of Australia
- Approval of the Scheme by the requisite majorities of Palladium Shareholders at the Scheme Meeting
- Approval of the Financial Assistance Resolution
- Approval of the Constitution Resolution
- No court or regulatory authority restraining or preventing the implementation of the scheme
- No prescribed occurrences as defined in the Scheme Implementation Agreement appended to the Scheme Booklet which includes, amongst others, events such as Palladium entering into a buy back arrangement, resolving to reduce or change its capital structure and classes of shares and insolvency
- No material adverse effect occurring
- FinCo and NewCo having obtained approval for sufficient finance to pay the Cash Consideration
- The Minimum Scrip Condition, as described in section 1.2 above, is met.
- No Palladium Shareholder (together with that shareholder's relevant interests) would acquire 50% or more of NewCo

A description of the conditions precedent to the Proposed Scheme is included in Annexure C to the Scheme Booklet.

1.9 Foreign Palladium Shareholders

Restrictions in certain foreign countries may make it impractical or unlawful for NewCo Shares to be issued under the Proposed Scheme to Palladium Shareholders in countries where these restrictions apply. In this regard, a Palladium Shareholder whose address shown in the Palladium share register is a place outside Australia or United States of America (excluding Connecticut and Massachusetts), United Arab Emirates, United Kingdom, Canada, Netherlands and Saudi Arabia at the relevant record date will be an ineligible foreign shareholder unless NewCo and Palladium agree otherwise in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares to that Palladium Shareholder if the Palladium Shareholder so elects under the Proposed Scheme. Ineligible foreign shareholders will receive the Cash Consideration and will not be entitled to elect to receive the Scrip Consideration.

We understand that c.23 shareholders holding approximately 10.9% of the Palladium Shares on issue are foreign shareholders[5] which may be considered ineligible. Excluding an interest held by Mr Bredhauer through a foreign domiciled entity, c.22 shareholders holding approximately 1.4% of the Palladium Shares on issue would be foreign shareholders which may be considered ineligible.

[5] Includes Mr Bredhauer's interest held by a British Virgin Island's domiciled entity which is not captured within the United Kingdom exception

2. Scope of the independent expert's report

2.1 Purpose of this Report

The Proposed Scheme is to be conducted under the provisions of Section 411 of the Act. If approved by Palladium Shareholders, the Proposed Scheme will then be subject to approval by the Federal Court of Australia.

The *Corporations Regulations 2001* (the "Regulations") (specifically, Part 3 of Schedule 8) prescribes the information to be sent to security holders in relation to schemes of arrangement pursuant to Section 411. Part 3 of Schedule 8 requires an independent expert's report ("IER") to be prepared when a party to a scheme of arrangement holds at least 30% of the company subject to the scheme, or if the parties have a common director. In those circumstances, the documents to be sent to shareholders must be accompanied by a report prepared by an independent expert which provides an opinion as to whether or not the Proposed Scheme is in the best interests of shareholders subject to the scheme and set out the reasons for that opinion.

Since Mr Bredhauer is a director of both Palladium and NewCo, an IER is required in accordance with Part 3 of Schedule 8 of the Regulations. The Independent Board Committee has commissioned the preparation of this IER for the purposes of full transparency, to assist the Independent Board Committee and the Palladium Shareholders in respect of the Proposed Scheme.

We have prepared our Report in accordance with the Act, the Regulations and associated regulatory guidance. Since this Report has been commissioned in respect of a scheme of arrangement, it is appropriate that our opinion is in accordance with Part 3 of Schedule 8 of the Corporations Regulations.

The Independent Board Committee has therefore engaged us to prepare this Report which sets out our opinion as to whether the Proposed Scheme is in the best interests of the shareholders of Palladium and the reasons for that opinion.

2.2 Basis of evaluation

There is no legal definition of the term "in the best interests of" in the Act or the Regulations. However, ASIC has issued Regulatory Guide 111: *Content of expert reports* ("RG 111") which provides guidance as to what matters an independent expert should consider when determining whether or not a particular transaction is in the best interests of shareholders.

RG 111 provides explicit guidance regarding particular forms of transactions. The guidance provided regarding schemes of arrangement focuses on control transactions. Specifically, where the transaction has a similar effect on the company's shareholding as a takeover bid then RG 111 requires that the transaction should be analysed as if it were a takeover bid. With respect to a takeover offer:

- an offer is "fair" if the value of the offer price or consideration is equal to or greater than the value of the securities that are the subject of the offer. The comparison is to be made assuming 100% ownership of the target and it is "inappropriate to apply a discount on the basis that the shares being acquired represent a minority or portfolio parcel of shares"; and
- an offer is "reasonable" if it is fair. It might also be "reasonable" if, despite being "not fair", the expert believes that there are sufficient reasons for security holders to accept the offer in the absence of any higher bid before the close of the offer.

RG 111 states that, in the case of a scheme, if an expert can conclude that an offer is "fair and reasonable" then they will be able to conclude that the scheme is in the "best interests" of shareholders. It also states that if the expert concludes that an offer is "not fair but reasonable" then it is still open to the expert to conclude that the scheme is in the "best interests" of shareholders.

The guidance in RG 111 regarding control transactions applies regardless of the manner in which control is gained. Typically, an individual or entity would gain control through a transaction similar to a takeover, however control may also be gained by an existing shareholder as a consequence of a selective capital reduction or buy-back.

RG 111 provides less prescriptive guidance regarding IERs prepared for transactions which may not involve a change of control, including share buy-backs and selective capital reductions. In the case of buy-backs, RG 111 refers to Regulatory Guide 110: *Share buy-backs* ("RG 110"), which refers to an IER being provided which contains "a valuation of the shares" with no further guidance provided as to what this should involve.

RG 111 does not provide explicit guidance regarding schemes of arrangement which are not control transactions. Regulatory Guide 60: *Schemes of Arrangement* ("RG 60") also provides limited guidance other than for specific transaction types which are not relevant to the Proposed Scheme (such as expulsion of minority shareholders). RG 60 simply states that the independent expert must set out their opinion and the reasons for that opinion.

Where no explicit guidance is provided, it is up to the expert to consider the appropriate analysis required in order to consider whether a scheme is "in the best interests" of shareholders.

2.3 Substance of the Proposed Scheme

RG 111 requires an expert to consider the substance of a transaction, rather than its legal form. Specifically, clause 5 of RG 111 provides the following guidance:

"the main purpose of the report is to adequately deal with the concerns that could reasonably be anticipated of those persons affected by the proposed transaction. An expert should focus on the purpose and outcome of the transaction, that is, the substance of the transaction, rather than the legal mechanism used to effect the transaction."

As such, in forming our opinion it is necessary for us to consider the impact of the Proposed Scheme and the potential concerns of, or factors relevant to, the shareholders being impacted.

As described in section 1.1, the legal form of the Proposed Scheme is an acquisition of 100% of the shares in Palladium by a new entity, FinCo, a wholly owned subsidiary of NewCo. However, the substance of the arrangements is effectively a capital restructure. In making this observation, we note:

- There is no new equity holder or third-party acquirer. The equity in FinCo will be owned 100% by NewCo which in turn will be owned by persons who are current Palladium Shareholders.
- No individual Palladium Shareholder can hold an interest of 50% or more in NewCo following the Proposed Scheme. In other words, immediately after the Proposed Scheme is approved and implemented, no individual can own 50% or more of the ordinary issued shares in NewCo.
- No individual Palladium Shareholder currently owns more than 50% of Palladium Shares. This means that no individual shareholder will either gain or lose a controlling equity stake as a consequence of the Proposed Scheme.
- Whilst the mezzanine debt is being provided by persons including Palladium Shareholders, this debt is not convertible into equity, and does not provide voting rights to the lenders.
- The underlying business of Palladium, including the management team, will not change as a part of the Proposed Scheme.
- Whilst NewCo will have a different Board of Directors to Palladium, we note that the proposed NewCo constitution contains similar provisions as those in the existing Palladium constitution regarding voting rights of Directors, meaning that no individual shareholder or Director can unilaterally make decisions for the NewCo Board.
- Whilst NewCo will have a different constitution to Palladium, the differences do not afford control to any individual shareholder. We do note that immediately following implementation of the Proposed Scheme there will be a period of time for which Mr Hirst and Mr Bredhauer are the only directors of NewCo, meaning they will exercise the full power of the Board, for a time. These two directors will also have the right to appoint new directors, in accordance with a Board charter which is yet to be developed. Further, as set out in section 1.7, the shareholding creep provisions of the Act, which are effectively adopted in the proposed NewCo constitution, allow for a shareholder to increase their stake more quickly.

- The shareholding structure will likely change, as different shareholders make different elections regarding their receipt of Cash Consideration or Scrip Consideration. However, the minimum acceptance and scaleback conditions mean that the number of shares on issue in NewCo will be between 41% and 46% of the number of Palladium Shares on issue. In other words, between 41% and 46% of Palladium Shares will effectively be 'swapped' for 100% of the shares in NewCo.

- The debt structure of NewCo and FinCo following the implementation of the Proposed Scheme will be different to that of Palladium currently. The level of debt will increase by the amount required to fund the total Cash Consideration.

- The Scheme Consideration is being offered to all shareholders equally, subject to the scaleback arrangements and certain foreign shareholder exclusions.

Ultimately, the Proposed Scheme involves NewCo and FinCo taking on additional debt in order to buy shares from existing Palladium Shareholders. Importantly, no single shareholder (together with that shareholders' relevant interests), or any other party, will hold a controlling equity stake as a result of the Proposed Scheme being approved and implemented.

Based on the above our assessment is that the substance of the Proposed Scheme is not a control transaction. Rather, the substance is more akin to a capital restructure in which a company issues debt to buy back shares.

2.4 Shareholder considerations

There is no specific regulatory guidance which prescribes how an expert should assess a transaction of the nature of the Proposed Scheme. As such, we have taken the guidance in RG 111 clause 5 and had regard to what the considerations of Palladium Shareholders might be.

We understand that every Palladium Shareholder will hold shares for different reasons, although most have acquired those shares as a consequence of their current or past employment by Palladium. It is not possible to anticipate the matters most relevant to each individual shareholder. However, based on our understanding of the Proposed Scheme, and of the Palladium shareholding structure, we have outlined below the factors which we consider might be relevant to the Palladium Shareholders when assessing the Proposed Scheme:

- Is the fair value being offered as Scheme Consideration, in the form of both cash and scrip, equal to or greater than the value of the existing shares held in Palladium?

- For shareholders who receive Scrip Consideration, and therefore retain an equity interest after the Proposed Scheme is approved and implemented, will there be advantages and/or disadvantages arising from the new capital structure?

- What is the rationale for the Proposed Scheme being undertaken, and what are the consequences if the Proposed Scheme is not approved and implemented?

- What are the alternatives to the Proposed Scheme?

- Are there any other advantages or disadvantages of the Proposed Scheme?

- Are there any other factors that may be relevant including to specific types of shareholder such as foreign shareholders and holders of small parcels of shares?

We note that matters above reflect our expectations of the considerations of non-associated Palladium Shareholders. We expect that, as proponents of the Proposed Scheme and providers of mezzanine funding, Mr Bredhauer, Mr Hirst and Mr Purdy will have their own specific considerations. Our analysis does not consider the specific concerns of these associated shareholders.

To address the above, we consider it appropriate to assess the merits of the Proposed Scheme with reference to whether the Proposed Scheme is "fair and reasonable" to the Palladium Shareholders. That is, we regard it appropriate to consider:

- Is the Scheme Consideration fair? In other words, is the fair value of the Scheme Consideration offered to shareholders equal to or greater than the fair value of Palladium Shares being given up?

- Is the Proposed Scheme reasonable? In other words, do the advantages of the Proposed Scheme outweigh the disadvantages?

The concepts of "fairness" and "reasonableness" are described below.

2.5 Fairness

In considering whether the Proposed Scheme is "fair", we have estimated the value of the Palladium Shares being given up, on a non-controlling interest basis. We have then compared this with the fair value of the Scheme Consideration on a non-controlling basis.

It is important to note that we have considered both the value given up and the value received on a non-controlling interest basis. In other words, we have considered that each shareholder currently holds a non-controlling, minority stake in Palladium and, if Scrip Consideration is received, will continue to hold a non-controlling, minority stake in NewCo.

We have adopted this approach as we consider the substance of the Proposed Scheme to be a capital restructure, rather than a control transaction. If the Proposed Scheme were considered to be a control transaction, then we would need to assess the value being given up on a controlling interest basis in accordance with RG 111.

We have assessed the value of Palladium Shares and the Scrip Consideration on a fair value basis. Fair value in this context is considered to be:

"the price at which an asset could be exchanged between a knowledgeable and willing but not anxious seller and a knowledgeable and willing but not anxious buyer both acting at arm's length".

Fair value does not incorporate any special value. Special value is the additional value that may accrue to a particular purchaser. In a competitive bidding situation, potential purchasers may be prepared to pay part, or all, of the special value that they expect to realise from the acquisition to the seller.

RG 111 provides that an independent expert should usually give a range of values for the securities that are the subject of the offer. If the value of the consideration offered falls within the range of values of the securities, the offer is considered to be fair. As such, we have considered a range of fair values in our analysis.

The Proposed Scheme is considered fair if the value of the Scheme Consideration is equal to or greater than the range of values assessed for a Palladium Share.

2.6 Reasonableness

In considering whether the Proposed Scheme is reasonable, we have had regard to the potential considerations of Palladium Shareholders, as outlined above. We have addressed these considerations by setting out the key advantages and disadvantages of the Proposed Scheme, as well as other relevant matters.

After considering both the fairness of the Scheme Consideration, and the balance of other identified advantages and disadvantages, we have formed our view as to whether or not the Proposed Scheme is in the best interests of the Palladium Shareholders.

In undertaking our assessment of the Proposed Scheme, we have had regard to a number of references including ASIC Regulatory Guidelines, in particular, RG 111 and Regulatory Guide 112 *Independence of experts* ("RG 112"), and relevant market valuation guidelines and generally accepted practices in the preparation of expert reports. This report has also been prepared in accordance with APES 225 *Valuation Services* ("APES 225") issued by the Accounting Professional & Ethical Standards Board Limited in July 2008 (revised May 2012).

A glossary summarising the abbreviations we have used in this report is contained in Appendix H - *Glossary*.

2.7 Independence

Prior to accepting this engagement, we considered our independence with respect to Palladium and NewCo with reference to RG 112. In our opinion, we are independent of Palladium and NewCo.

Ernst & Young Strategy and Transactions Limited, Ernst & Young, and global affiliations, have not provided any services to Palladium or NewCo in relation to the Proposed Scheme.

Ernst & Young has however previously provided professional services in Indonesia and Brazil to Palladium, and subsidiaries thereof. These services included the provision of tax compliance, dispute services and certain advisory services in respect of trade in a particular market in respect of matters not related to the Proposed Scheme.

2.8 Limitations of scope

We have considered a number of sources of information in preparing our report and arriving at our opinion. These sources of information are detailed in Appendix G – *Sources of information*.

The information provided to us for the preparation of our report has been evaluated through analysis, enquiry and review for the purposes of forming an opinion as to whether the Proposed Scheme is in the best interests of the Palladium Shareholders. We also held discussions with the Management in relation to the Proposed Scheme, as well as the operations, financial position and operating results of Palladium. However, we do not warrant that our enquiries have identified all of the matters that an audit, an extensive examination or tax investigation might disclose.

Preparation of this Report does not imply that we have, in any way, audited the accounts or records of Palladium. It is understood that the accounting information that was provided was prepared in accordance with generally accepted accounting principles including the Australian equivalents to International Financial Reporting Standards, as applicable.

In forming our opinion, we have also assumed that:

- Matters such as title, compliance with laws and regulations and contracts in place are in good standing and will remain so and that there are no material legal proceedings, other than as publicly disclosed
- The assessments by Palladium and its advisers with regard to legal, regulatory, tax and accounting matters relating to the transaction are complete and accurate
- The information set out in the Scheme Booklet and accompanying documents provided to Palladium Shareholders is complete, accurate and fairly presented in all material respects
- The publicly available information relied upon by us in our analysis was accurate and not misleading
- The Proposed Scheme will be implemented in accordance with its terms.

The statements and opinions given in this Report are given in good faith and in the belief that such statements and opinions are not false or misleading. This report should be read in the context of the full qualifications, limitations and consents set out in Appendix A – *Statement of qualifications and declarations* of this Report.

To the extent that there are legal issues relating to assets, properties, or business interests or issues relating to compliance with applicable laws, regulations and policies, we assume no responsibility and offer no legal opinion or interpretation on any issue.

Our work is based on the prevailing economic, market and other conditions as of the date of issuance of this Report. Our views on value reflect the current financial and economic uncertainty which has arisen as a result of the coronavirus ("COVID-19") pandemic. Potential impacts include a global, regional or other economic recession with this uncertainty adversely impacting on investors' views of asset values. We held discussions with Management to understand the potential impact on the business and recent trading history. Management has represented to us that there have been no significant impacts related to COVID-19 as at the date of this Report

that would materially impact the forecast for the year ending 30 June 2020 or the future performance of the business. For example, no material projects currently in the backlog have been delayed or cancelled. Our valuation does consider risks associated with potential future impacts, however we note that precise quantification of potential future risks is inherently difficult.

Given the significant uncertainty, extent of government intervention and evolving situation globally, our views on value reflect the circumstances prevailing at the date of this Report, and any change in these expectations or impact on the business, strategy or its suppliers could materially impact on the value. Furthermore, given the uncertainty, this may result in a wider range of valuation outcomes. Our Report does not take account of events or circumstances arising after the date of this Report.

We provided draft copies of this Report to the Independent Board Committee and management of Palladium for their comments and confirmation as to factual accuracy, as opposed to opinions, which are the responsibility of us alone. The valuation results presented in this Report were updated subsequent to the full draft of this Report being provided to the Independent Board Committee and ASIC, to reflect a more recent balance sheet position provided by Palladium. This revision was required due to the passage of time between provision of the full draft Report and lodgement to the Court. Amendments made to this Report as a result of the review by the members of the Independent Board Committee and Management of Palladium and the reflection of updated financial data have not changed the conclusions reached by us.

2.9 Shareholders' decisions

This Report constitutes general financial product advice only. In forming our opinion, we have considered the interests of Palladium Shareholders as a whole, and we have not considered, nor is it practical or possible to consider, the individual circumstances of each Palladium Shareholder. The decision to vote for or against the Proposed Scheme is a matter for individual shareholders. Palladium Shareholders should consider the advice in the context of their own circumstances, including investment objectives, liquidity preferences, risk profiles, tax position and expectations of future market conditions. Shareholders should also have regard to the Scheme Booklet prepared by the directors and Management of Palladium. Shareholders who are in doubt as to the action they should take in relation to the Proposed Scheme should consult their own professional adviser.

Similarly, it is a matter for individual shareholders as to whether to hold or sell shares in Palladium. This is an investment decision upon which we do not offer an opinion and is independent of a decision to vote for or against the Proposed Scheme. Shareholders should consult their own professional adviser in this regard.

Ernst & Young Strategy and Transactions Limited has prepared a Financial Services Guide in accordance with the Act. The Financial Services Guide is included as Part 2 of this Report.

3. Industry overview

Palladium operates in the international development industry (which includes the Official Development Assistance ("ODA") market) whereby donors, typically large government bodies, provide aid to promote the economic development and welfare of emerging economies. The international development industry includes organisations which address a broad range of international issues including humanitarian rights, health, education and social infrastructure.

While Palladium offers a breadth of services, its core business involves being contracted by several key donors to provide project management services to deliver international development projects on behalf of the donors.

The ODA market is competitive and includes a number of 'for-profit' companies with a global presence providing services to multiple different donors. Contracts are typically awarded based on a company's ability to bring local knowledge and technical expertise to each specific contract. In turn, this is dictated by the quality and geographic coverage of their workforce. Palladium has teams in over 90 countries, working under a mix of employment agreement types, so the company is flexibly able to deploy people in required regions to service tendered contracts.

3.1 The international development industry at a global level

Aid can be provided directly from donor to recipient or, as is primarily the case, channelled through regional development banks (c.51%), the World Bank Group (c.29%), and the United Nations (c.20%)[6]. Companies such as Palladium are then engaged to assist in the deployment of funds typically through the award and implementation of specific projects. In 2019, the United States of America ("US") maintained its position as the largest ODA donor, with other key donors being large western countries as set out in the chart to the below left[7]. The largest recipients of funds in 2018 were Africa and Asia, as seen in the chart below to the right[8].

Net ODA provided by country (2019[1])


1%
6%
12%
6%
3%
3%
9%
16%
44%
Australia
France
Germany
Japan
Netherlands
Sweden
UK
US
Other

ODA spend by region (2018)


3%
29%
6%
25%
2%
35%
Europe
Africa
America
Asia
Oceania
Unspecified

Source: EY analysis, OECD
Note 1: 2019 data is preliminary

Palladium's largest clients are the development agencies of the Australian, United Kingdom ("UK") and US governments – respectively the Department of Foreign Affairs and Trade ("DFAT"), the Department for International Development ("DFID"), and the United States Agency for International Development ("USAID"). These three donors accounted for over 70% of Palladium's project income in FY19[9]. We understand that Palladium currently holds a top three market position in the UK and Asia Pacific international development market, with a currently lower relative market share in the US[10].

[6] OECD Development Cooperation Report, 2019
[7] OECD, 16 April 2020 (http://www.oecd.org/dac/financing-sustainable-development)
[8] OECD, 16 April 2020; 2019 data on disbursements was not yet available as at the date of this Report
[9] Refer to section 4.1.1
[10] Palladium Scheme Booklet

Outlined below is a summary of the total spend of Palladium's key donor countries and the year on year growth since 2000. This demonstrates a gradual increase over time in aid levels, albeit with some fluctuations. to reach a reasonably stable level in the last four years.



Official development assistance 2000 to 2019
Net ODA (US$m)
Total net ODA growth
Australia
UK
US
Other
Growth

Source: EY analysis, OECD data for 30 largest member countries of OECD's Development Assistance Committee ("DAC")

The contributions made by each country can be influenced by many factors including economic conditions, exchange rates, catastrophic events / natural disasters and political drivers. Governments typically use a variety of avenues to deploy funds, engaging with a broad supplier base of public and private sector companies.

The contestable share of the market for Palladium is a subset of the total aid funds donated. However, the opportunities available to Palladium may not be directly correlated with changes in total aid spend, as this also depends on the type of projects to which the aid is directed, and whether or not program management is required.

The allocation of funds for 2018 versus 2009 can be seen below, which shows that despite some minor shifts between sectors during this period, spend by sector is relatively evenly distributed.



ODA spend by sector 2009 vs 2018
2009
$120.7b
4.6%
8.8%
12.5%
16.8%
14.9%
6.4%
8.8%
8.7%
18.5%
2018
$150.1b
5.4%
7.2%
12.8%
11.3%
17.4%
7.0%
8.3%
11.6%
19.1%
Health
Education
Government and Civil Society
Other social and administrative infrastructure
Economic infrastructure
Production
Multi-sector
Humanitarian aid
Other

Source: EY analysis, OECD

Palladium's core business is the provision of program management services across the range of sectors identified above with a significant focus on health, education, governance and economic development.

The ODA industry has evolved in recent decades with changes in the composition of donors (e.g. institutions, governments and private sector), changes in regulatory and funding mechanisms and even changes in duration of contracts. Nevertheless, there are opportunities for ODA providers, particularly as the donor pool widens to the private sector. We discuss each of Palladium's three key donor clients in further detail below.

3.2 DFAT

Palladium has been working with DFAT (previously AusAID and AidAB), the key government department delivering ODA for Australia, for more than 20 years. The majority of DFAT ODA funds are allocated to Asia and Pacific regions with 61% spent in these areas in 2019 with the sector spread shown in the chart below[11].



Australian ODA spend by sector in 2019
9%
18%
14%
15%
17%
9%
19%
General development support
Building resilience
Health
Education
Effective governance
Agriculture, fisheries and water
Infrastructure and trade

Source: DFAT
Note: Numbers may not add due to rounding

Since 2014, Australia's ODA contribution as a proportion of GNI has been steadily declining, with certain commentators forecasting a continued decline in future years from 0.23% of GNI in 2019 to 0.19% in 2023[12].



Total Australian ODA flows
Net ODA (US$ millions)
6,000
5,000
4,000
3,000
2,000
1,000
0
2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019
0.40%
0.30%
0.20%
0.10%
0.00%
Total Aus ODA as a portion of GNI (%)
Australian aid flows
Portion of GNI (%)

Source: EY analysis, OECD

According to AusTender, as at May 2020, the DFAT Australian Aid Program has issued c.$187 million worth of contracts which are scheduled to begin throughout 2020[13]. Palladium has secured $27.2 million of this which is primarily attributable to the Impact Private Sector Partnerships ("IPSP") Program contract worth $17.6 million in revenue for Palladium. Palladium has the 4th largest share of DFAT contractor spend in 2020 and has consistently had a share of approximately 9% of DFAT contractor spend over the last 4 years. Cardno and Coffey are Palladium's key competitors, with each having higher share than Palladium at various points in time within the last 4 years.

DFAT's current and expected future ODA by investment priority is to promote effective governance as well as infrastructure development and trade in the Indo-Pacific region[14]. The Australian Government set ODA at $4 billion (US $2.6 billion[15]) in the 2019-20 budget. We note the 2020-21 budget has been delayed due to COVID-19[16,17]. This FY20 forecast represented a decline from actual spend of $4.4 billion in 2018-2019 by 8% which arguably had reflected the coalition government's budget surplus focus pre COVID-19.

[11] DFAT
[12] Donor Tracker, 2019; http://devpolicy.org/aidtracker/trends/
[13] AusTender, contract notices published for DFAT as at 15 May 2020
[14] Australian Aid Budget 2019-20
[15] Based on AUD:USD exchange rate of 0.6524 as at 18 May 2020 per Bloomberg
[16] The Australian government has delayed the budget until 6 October 2020, https://ministers.treasury.gov.au/ministers/josh-frydenberg-2018/media-releases/2020-21-budget-announcement
[17] DFAT website with published budget data; https://www.dfat.gov.au/sites/default/files/2019-20-aus-aid-budget-at-a-glance.pdf

3.3 DFID

The UK is the third largest contributor to global ODA and is Palladium's most significant donor by revenue as described further in section 4 of this Report. Since 2015, DFID has contracted c. £494 million of award value to Palladium[18]. Humanitarian aid and health are DFID's largest aid focus areas, as shown in the chart below, with Ethiopia and Pakistan being the largest recipient regions[19,20].

Data published by DFID suggests that for 2020-21, the UK will allocate the majority of aid funds to health and disaster relief with the total DFID budget estimated to be approximately £7.1 billion[21].


DFID 2020-21 budget by sector
12%
12%
7%
3%
9%
15%
9%
7%
26%
Banking and Financial Services
Disaster relief
Education
Environment
Government and Civil Society
Health
Industry
Multisector
Other

Source: https://devtracker.dfid.gov.uk/sector

The below chart shows total UK ODA spend since 2010 including the significant proportion channelled through DFID. Based on data from Development Aid, between January and September 2019 Palladium was DFID's 4th largest contractor[22].


UK and DFID ODA flows
Net ODA (£ millions)
20,000
15,000
10,000
5,000
0
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
0.80%
0.60%
0.40%
0.20%
0.00%
Total UK ODA as a portion of GNI (%)
DFID ODA spend
Total UK ODA spend
Portion of GNI (%)

Source: EY analysis, OECD

Total ODA contributions by DFID have historically increased in line with economic growth, given the UK Government targets total aid spend of 0.7% of GNI. Arguably there is a level of uncertainty around the future outlook for aid, given the significant economic stress in the UK (not to mention financial, social and health crises) caused by the COVID-19 pandemic.

---

[18] Palladium Scheme Booklet
[19] UK Government: Total UK Bilateral ODA by Sector
[20] UK Government: Total Country Specific Bilateral ODA
[21] DevTracker UK
[22] Developmentaid.org

3.4 USAID

The US commits aid primarily to Africa and the Middle East, with Jordan and Afghanistan receiving the most assistance in 2019[23]. Health and population related programs are USAID's largest focus area, as shown below[24].



USAID spend by sector (2019)
11.3%
5.5%
26.6%
23.2%
2.0%
9.3%
3.8%
2.5%
2.9%
12.9%
Education
Health and Population
Governance
Infrastructure
Economic Growth
Agriculture
Other
Commodity Assistance
Humanitarian
Administrative Costs

Source: EY analysis, USAID

In 2019, Palladium was the 7th largest contractor for USAID by dollar spend, responsible for 3% of USAID's top 25 contractor ODA spend[25]. Total US ODA spend and its portion of gross national income ("GNI") since 2001 is shown below. While currently the largest contributor globally, the US is expected to reduce its aid levels given recent announcements indicating a proposed 21% decline in the US Government's foreign aid allocation under the Trump administration[26]. Future levels of US investment in foreign aid may be lower and less predictable.



Total US ODA flows
Net ODA (US$ millions)
40,000
30,000
20,000
10,000
0
2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
Total US ODA as a portion of GNI (%)
Total US ODA spend
Portion of GNI (%)

Source: EY analysis, OECD

Under the Trump administration, the focus for future development assistance is centred on US national security concerns and economic growth. In early 2020, the United States International Development Finance Corporation ("DFC") was launched to focus on national security and women's economic empowerment, reflecting key priorities in the USAID budget. It is expected that funding allocated to global health will continue to face significant cuts under current leadership[27] notwithstanding that the US Government, as at 1 May 2020, had so far pledged US $775 million to assist in the global response to the current COVID-19 pandemic[28]. The most recent budget announced for FY21 for aid is US$41 billion of which c. US$19.6 billion is funds that will be fully or partially managed by USAID[29].

[23] USAID data
[24] USAID data
[25] Palladium Scheme Booklet
[26] *"Trump seeks to halve US funding for World Health Organization as Coronavirus rages"*. R Gramer and C Lynch. published by www.foreignpolicy.com , 20 February 2020
[27] Donor Tracker
[28] USAID: COVID-19 Global Response - Fact Sheet#2 FY20 published 5 May 2020,https://www.usaid.gov/crisis/coronavirusl/fy20/fs2
[29] USAID website, Budget and Spending details published 4 March 2020, https://www.usaid.gov/cj

3.5 The impact of global crises on foreign aid

At the time of this Report, the global economy is facing unprecedented challenges as a result of COVID-19. The full economic impact of the COVID-19 outbreak is yet to be realised, however in a joint statement, the OECD's Development Aid Committee, comprised of 30 of the largest donor countries in the world, ("DAC") and OECD acknowledged the significant pressures on public finances which are likely to have an impact on ODA budgets. This, in turn, may impact Palladium's project pipeline.

We have considered ODA contribution trends following previous economic crises. Following historic downturns, donors have reduced their aid budgets, however the impact has not always been immediately felt given existing aid commitments and projects underway[30]. This was seen following the GFC, where total ODA budgets fell by 1% in real terms in 2011 and a further 4% in 2012 arguably due to the impact of the GFC and euro zone turmoil[31].

The following analysis presents ODA spend between 1980 and 2019. During the GFC period (2007-09), spend for Palladium's three key countries grew, albeit off a low base after a decline in 2007. Since then growth has declined. Aid spend from other donor countries in the same periods showed more volatility. Generally, the chart shows fluctuations in aid spend over time, with declines followed by rebounds around periods of economic instability.


DAC ODA (1980-2019) - Aus, UK, US
ODA (US$ millions)
60,000
50,000
40,000
30,000
20,000
10,000
0
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
Growth
1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019
Australia
United Kingdom
United States
Aggregate ODA growth (Aus, UK, US)

Source: EY analysis, OECD

While considering historical crises is relevant, each crisis is unique and often disproportionately impacts countries. As such, it is difficult to predict the impact of COVID-19 on the ODA market.

The joint statement released by DAC and OECD regarding COVID-19 highlighted the key role that private sector donors will play in supporting governments to deliver effective responses and economic recovery during the COVID-19 crisis[32]. This suggests that the current pandemic may result in donor countries increasing aid efforts to assist other nations during the crisis, presenting increased activity and demand for the international development industry. However, there is also risk that the significant economic and health impact on donor countries (such as the US) could cause those countries to increase domestic spending and reduce aid to other countries. The situation is evolving rapidly and remains highly uncertain.

[31] ECFIN Economic Brief, European Commission, November 2009
[30] OECD, 16 April 2020
[32] COVID-19 Global Pandemic – Joint Statement by the OECD and DAC, 9 April 2020

3.5.1 Outlook

As outlined above, aid spend is often expressed as a percentage of gross domestic product ("GDP") or GNI. In the UK, spend is explicitly tied to 0.7% of GNI. In Australia and the US, the link is not as explicit, but actual aid spend over the past decade has been a relatively stable (though declining) percentage of GNI. As such, one indicator of potential future aid expenditure is forecast GNI or GDP. In understanding the potential outlook for Palladium's key donors, we considered GDP for these three regions, noting that GNI forecasts are not available and GDP is a reasonable proxy / indicator.

In June 2020, the OECD estimated there would be a decline in global annual GDP of between 6.0% and 7.6% during 2020 (based on two key forecast scenarios). The below charts present potential real GDP forecasts prepared by the IMF (in June 2020) and Oxford Economics (sourced in July 2020). These forecasts are based on a range of scenarios reflecting different possible circumstances such as there being a global recession as well as COVID-19 upside and downside cases.


United States real GDP growth
GDP growth
10.0%
5.0%
0.0%
-5.0%
-10.0%
-15.0%
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020F
2021F
2022F
2023F
2024F
2025F
Forecast range
GDP growth
Mean

Source: Oxford Economics, IMF


United Kingdom real GDP growth
GDP growth
20.0%
10.0%
0.0%
-10.0%
-20.0%
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020F
2021F
2022F
2023F
2024F
2025F
Forecast range
GDP growth
Mean

Source: Oxford Economics, UK Government


Australia real GDP growth
GDP growth
10.0%
5.0%
0.0%
-5.0%
-10.0%
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020F
2021F
2022F
2023F
2024F
2025F
Forecast range
GDP Growth
Mean

Source: Oxford Economics, RBA

From these charts, it is evident that significant declines in growth are predicted in the shorter term through 2020 to 2021 regardless of which scenario is considered. Thereafter, all scenarios show a strong rebound in the medium term before a return to more stable growth. This suggests that companies such as Palladium with projects under way and contracted arrangements supporting the short to medium term may be relatively better positioned. It remains to be seen whether the short term economic downturn will have longer terms impacts for ODA spend.

4. Overview of Palladium

4.1 Company background

Palladium is a private company incorporated in Australia and headquartered in Brisbane with 75 offices across the globe. The business is split into three geographic operating segments, referred to internally as 'Partnerships'. The three Partnerships are: Asia Pacific ("APAC"), Europe, Middle East and Africa ("EMEA") and the Americas. The Partnerships broadly follow Palladium's key donor clients, being DFAT, DFID and USAID.

The Palladium business has existed since 1965 and has grown through a series of acquisitions and mergers to be the consolidated global business that exists today. The following diagram summarises the key events in the history of Palladium, with a focus on the last few years.


1965
1993
2011
2015
October 2018
July 2020
1977
2009
2013
September 2018
June 2019
August 2019
2019
2020
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Jan Feb Mar Apr May Jun Jul

Source: Palladium Annual Reports, Scheme Booklet and Shareholder Reports

As noted above, Palladium has made a number of acquisitions to expand its capabilities and geographic reach. The more recent acquisitions are detailed in the table below.

Acquired entity	Rationale for acquisition	Consideration ($ millions)[1]	Year acquired
Enclude Holdings BV and its subsidiaries	Build-out of Palladium's capital advisory capability	1.7	2018
Business assets of Palladium Group, Inc	Expand capability and move into private clients	4.3	2015
Intangible assets of Palladium Group, Inc	As above	3.3	2015
Palladium Group Spain Holdings S.L	As above	18.2	2015
Development and Training Services, Inc.	Access to particular USAID contracts	2.5[2]	2015
CARANA Corporation	Acquisition of a particular capability (niche US player)	8.0[2]	2015
HK Logistics Pty Ltd	Particular capability (disaster recovery logistics)	58.8[2]	2015

Source: Palladium Annual Reports

Note 1: Total consideration is representative of the total consideration recorded as at the date of acquisition, inclusive of deferred consideration.

Note 2: The full earn outs were not paid in respect of HK Logistics, Development and Training Services, Inc and Carana Corporation as key performance hurdles were not met in full. A total of $11.3 million of deferred consideration was not paid over the course of FY16 to FY18

4.1.1 Services

Through each of the Partnerships, Palladium offers services under four capabilities: Program management, Strategy consulting, Procurement & logistics and Impact investing. Palladium generates revenue primarily as a managing contractor within the international development market. Its services largely encompass project implementation and advisory on behalf of donor governments and institutions.

Palladium's project income by major client in FY17 to FY19 is shown in the chart below. While the business has sought to broaden its customer base, more than 70% of project income in FY19 was directly contracted with USAID, DFID and DFAT[33].



Project income by client
Project income (A$'000)
120,000
100,000
80,000
60,000
40,000
20,000
0
36%
14%
16%
34%
25%
18%
21%
35%
25%
13%
30%
32%
FY17
FY18
FY19
DFID
USAID
DFAT
Other

Source: Management

Note: Project income shown only includes instances in which Palladium is directly contracted by DFID, USAID and DFAT. Where Palladium is engaged as a subcontractor by these clients this is included in the 'Other' category.

Palladium's key offering is program management in emerging markets, with particular expertise in economic development and trade; public policy and governance; supply chain management; crisis planning and administration; workforce development and education; health systems; agriculture and food security; environment and natural resource protection; and emergency response and logistics.

Palladium also provides some management consulting services, but such services, largely associated with the EMEA region, are a minor portion of the business.

Each of the services is outlined in more detail below.

4.1.1.1 *Program management*

Program management refers to the contracted management by Palladium of a project with specific objectives linked to supporting emerging markets. A successful program drives strategic benefits and growth, and is usually not associated with a single, tangible deliverable but rather has various key milestones.

Palladium is contracted to manage a range of programs from small pilot projects to large-scale global social and economic change initiatives. An example of Palladium's role is the appointment as program manager by DFAT to work in collaboration with the Indonesian Government to deliver a $50 million project to enhance the education system in Indonesia. Students in Indonesia have continually underperformed in comparison to their global peers and on behalf of DFAT, Palladium is undertaking research and implementing effective learning methods to improve education across the country.

Program management is expected to comprise the majority of Palladium's income going forward, as per the current view of contracts in hand and the pipeline (refer to section 4.5 of this Report).

[33] Project income is total revenue less direct expenses

4.1.1.2 *Strategy consulting*

Palladium provides consulting services to help private and public sector clients design, execute and govern their strategies. These services are offered across all regions but comprise a very small proportion of revenue for all Partnerships except for EMEA. Palladium is building on its capabilities by focusing on the design and implementation of positive impact solutions for different kinds of clients (governments, private sector and other stakeholders), encompassing all phases, from strategy design to implementation.

An example of Palladium's role is its work with a seed and crop company which set ambitious targets in 2000 to reach by 2020. Palladium assisted the client by mapping the whole bean ecosystem in its specific region and identified challenges and opportunities in the supply chain. Based on the information gathered by Palladium, the client was able to implement a new system strategy to enable them to meet their targets.

4.1.1.3 *Procurement & logistics*

Palladium provides procurement and logistics services to governments, NGOs and businesses to deliver goods, services and human resources to post-disaster, post-conflict, and remote locations.

An example of Palladium's role in providing procurement and logistics is its services provided to Tonga in February 2018 following Cyclone Gita. In collaboration with DFAT and the Australian Defence Force, Palladium delivered 135 tonnes of Australian aid relief packages to Tonga and restored essential services to 5,300 people on the same day as the cyclone.

4.1.1.4 *Impact investing*

Palladium provides impact investing services aimed at mobilising capital to address social issues while generating a financial return for investors. Impact investing focuses on both developed and developing economies but, in both cases, Palladium aims to facilitate the flow of capital (through a pool of Palladium capital) by leveraging its visibility across numerous development projects, markets and sectors. Funds are yet to be raised for the Palladium Impact Investment Fund I established in August 2019.

An example of Palladium's impact investing is the investment in Naasakle, a majority female-owned company manufacturing shea butter. Naasakle sources and processes shea nuts from 5,000 female nut pickers in northern Ghana and pays the pickers up to 25% more than the middlemen and traders. Palladium's investment is expected to have a social and financial return by accelerating the growth of Naasakle which provides enhanced working conditions for the women in northern Ghana and generating a profit.

4.2 Business operations by partnership

The three segments are comparable in size (by revenue generation), with the largest being EMEA (including consulting) and the smallest being APAC. However, the Americas and EMEA contribute substantially more at the project income level as shown in the charts below.


Revenue by partnership
250,000
200,000
150,000
100,000
50,000
0
($'000)
FY17
FY18
FY19
EMEA
APAC
Americas


Project income by partnership
60,000
50,000
40,000
30,000
20,000
10,000
0
($'000)
FY17
FY18
FY19
APAC
EMEA
Americas

Source: EY analysis, annual financial and shareholder reports

In addition, Palladium has interests in four joint ventures, Palladium Group (Kuwait) Management Consulting WLL (49%), Palladium Consulting India Pvt Ltd (51%), Palladium Limited (51%) in Saudi Arabia and P2 Infrastructure

Pty Ltd (50%)[34]. All four are controlled entities of Palladium with a local minority investor to satisfy local ownership requirements. In addition, Palladium has numerous wholly owned subsidiaries which, like the joint ventures, were largely established to facilitate the delivery of services in particular regions where certain tax and other regulatory requirements necessitated this.

The majority of Palladium's revenue is attributable to relatively large, long-term contracts with DFAT, USAID, and DFID. These contracts are often on a "cost-plus" basis whereby the contractor, Palladium, is reimbursed for allowed expenses plus an additional profit margin. In such cases, Palladium is exposed to little cost risk as there is certainty of reimbursement for costs incurred in the process of delivering services. Reimbursement typically occurs shortly after the actual spend. However, these contracts do not mitigate revenue risk entirely as projects have a natural expiry, may be cancelled or delayed and do not guarantee future contracts with the donor.

4.2.1 APAC

The APAC Partnership provides services to clients within the APAC region, with the majority of business originating from DFAT. Palladium has a longstanding relationship with DFAT spanning over 20 years and several key sectors including education, justice and governance, and economic growth. This positions Palladium well to win contracts in the APAC region.

Palladium's revenue in APAC has declined in the last three years, largely as a result of unsuccessful tenders with DFAT during FY17 to FY19. Since this time, Palladium has been more successful evidenced by more recent win rates and the current backlog and pipeline as described further in section 4.5.

International development work is largely contracted by the Australian Federal Government and is completed in accordance with contract terms that are standard for DFAT and set as part of the tender process. The majority of contracts are service level agreements requiring the provision of the agreed services being carried out to the client's satisfaction. The remainder of contracts are time and materials contracts or milestone contracts. Generally, DFAT has the ability to reduce funding at any time or terminate these contracts at DFAT's discretion, though this has historically not occurred to any significant extent.

APAC's share of project income in FY19 and the composition of this by key client is shown in the charts below.


APAC share of FY19 project income
APAC - Major customers by FY19 project income
APAC
13%
DFAT
97%
Other, 3%

Source: Management

[34] Palladium does have other subsidiaries beyond the noted joint ventures which are partially owned. However, Management considers these to be "cost centres" as these do not contract with any clients. Such entities include Palladium Haiti Limited S.A. (98% owned), Palladium Pakistan (Pvt) Limited (97% owned), and The Palladium Group International Zim Pty Ltd (49% owned)

4.2.2 The Americas

The Americas Partnership provides services to clients within the Americas region, with the majority of business originating from USAID. Palladium has a longstanding relationship with USAID spanning over 20 years. The majority of Palladium's group revenue awarded in FY19 was in relation to projects from USAID. The chart below shows the Americas' contribution to overall group project income and its composition by service for FY19.



The Americas share of FY19 project income
The Americas - Major customers by FY19 project income
The Americas 40%
USAID 72%
U-UNC CH 6%
Other 22%

Source: Management

Note: U-UNC CH represents a USAID project for which Palladium is the sub-contractor rather than the prime contractor

There are five contract types typically used in the Americas: firm fixed price ("FFP"), cost reimbursement, cost plus fixed fee, time and materials, and indefinite-delivery/indefinite-quantity. All contracts except for FFP and some indefinite-delivery/indefinite-quantity contracts reduce Palladium's exposure to cost risk as the contract mechanisms generally require the client to reimburse costs. Revenue in the Americas segment is generated largely from a few key USAID contracts expected to last several years, such as Nigeria Integrated Health Project, Health Policy Plus, and CATALYZE.

The Americas Partnership contributed a third of the group's revenue in FY19 which was almost exclusively associated with program management services. As such, the operations of this segment largely centre around program management and impact investment contracts awarded by USAID. Notwithstanding the contract types described above, most of these contracts are typically "cost-plus" and as such, mitigates certain revenue risks.

4.2.3 EMEA

The EMEA Partnership provides services to clients within the EMEA region, with the majority of business originating from DFID. Palladium has a longstanding relationship with DFID spanning over 15 years. While program management comprises the majority of revenue in this Partnership as shown below, consulting services contributes a greater proportion of revenue in the Middle East (c.16.0% in FY19) than in other regions.


EMEA share of FY19 project income
EMEA
42%
EMEA - Major customers by FY19 project income
DFID
82%
Ministry of Environment
8%
Ministry of Health - CDC
5%
European Union
5%

Source: Management

The EMEA Partnership contract engagements are spread across three entities/groups of entities: Palladium International Limited; Enclude BV and Palladium International BV; GCC / Middle East / India entities. Each entity / group of entities services clients within specific areas of the region.

The EMEA Partnership contributed c.40% of the group's revenue in FY19, with 16% of EMEA revenue derived from consulting - substantially greater in proportion than the other Partnerships.

4.3 Employees, contractors and consultants

As at February 2020, Palladium had over 2,666 full time, part time and casual employees deployed at various locations around the world. In addition to employees, Palladium engages consultants, subcontractors and contractors. This mix of employment arrangements gives Palladium the flexibility to provide the required personnel to projects when needed. The charts below show employees, employees, contractors and consultants by deployment area and contract type.


Employees, contractors and consultants by region
11%
25%
9%
9%
3,083
people
18%
28%
Africa
Asia
America
Middle East
Europe
Oceania


Employees and contractors by contract type
17%
19%
64%
Full Time - Fixed term
Full Time - Continuous
Other

Source: Management

4.4 Financial information

4.4.1 Historical financial performance

The following table outlines Palladium's audited consolidated statement of profit and loss for the last three financial years ended 30 June 2019 ("FY19") and the unaudited forecast for FY20 which reflects eight months actuals to February 2020 and four months forecast to June 2020 ("FY20F").

Currency: AUD millions[1]	FY17	FY18	FY19	FY20F[2]
Revenue from continuing operations	449.6	479.7	539.0	618.7
Direct labour	(116.7)	(138.1)	(163.2)	(199.6)
Consultants and subcontractors	(73.0)	(99.1)	(115.1)	(126.2)
Other direct project expenses	(159.5)	(155.6)	(151.0)	(165.3)
Direct project expenses	(349.3)	(392.9)	(429.4)	(491.1)
Gross margin (synonymous with project income)	**100.3**	**86.8**	**109.6**	**127.6**
Gain/loss on foreign exchange	0.3	(1.9)	(0.5)	(1.4)
Other income	4.4	2.3	0.3	-
Salaries, wages and employee benefits expenses	(52.5)	(47.4)	(53.4)	(65.1)
Operating lease and rental expenses	(4.2)	(4.7)	(5.4)	-
Impairment expense	(25.0)	-	(1.5)	-
Depreciation & amortisation	(9.7)	(8.3)	(5.9)	(5.1)
Finance cost	(2.6)	(2.5)	(2.3)	(1.2)
Other operating expenses	(27.5)	(19.8)	(26.3)	(28.7)
Profit before income tax	**(16.5)**	**4.7**	**14.7**	**26.1**
Income tax benefit/(expense)	(1.3)	(2.3)	(6.0)	(5.6)
Net profit after tax (reported)	**(17.9)**	**2.4**	**8.7**	**20.5**
Add back: interest, tax, depreciation & amortisation, impairment expense per above	38.6	13.0	15.7	11.9
EBITDA (including fully consolidated JVs)	**20.7**	**15.4**	**24.4**	**32.4**
Normalisations (see section 4.4.1.1 for details)	2.1	(1.3)	1.3	(0.3)
Normalised EBITDA (including fully consolidated JVs)	**22.8**	**14.1**	**25.7**	**32.0**
KPIs				
Revenue growth	*na*	*6.7%*	*12.4%*	*14.8%*
EBITDA margin (as % of revenue)	*4.6%*	*3.2%*	*4.5%*	*5.2%*
Normalised EBITDA margin (as % of revenue)	*5.1%*	*2.9%*	*4.8%*	*5.2%*
Gross or project income margin (%)	*22.3%*	*18.1%*	*20.3%*	*20.6%*

Source: Palladium FY17 - FY19 Annual Reports, FY19 Annual Shareholder Report, Scheme Booklet

Note 1: Figures may not add due to rounding

Note 2: FY20F reflects a management accounting estimate and thus may not be presented on a like for like basis with the historical years shown. Management has confirmed to us that the presentation is expected to be materially consistent. We have not conducted a formal audit or review on this information.

We note the following in relation to Palladium's financial performance:

- The FY17 and FY18 historical data may not be comparable to more recent performance, due to:
  - Palladium reviewed its operations in FY18 and undertook a restructure of personnel. Since then, the EBITDA margin has improved from 3.2% in FY18 to 4.5% in FY19.
  - Palladium revised its revenue recognition processes in FY18 incorporating a detailed review of accrued income. The effect was the adoption of a more conservative approach which resulted in restatements to FY17 results. The figures shown above for FY17 reflect the restated results.

– On 20 September 2018, Palladium acquired Enclude for net consideration of $1.7 million. The results of Enclude were consolidated from 1 July 2018, being the effective date of acquisition.

- Total revenue from continuing operations consists of service fees and reimbursement income which reflects the types of client contracts in place e.g., service level agreements or cost-plus agreements.
- Direct labour costs include consultants and subcontractor costs. Increases in these costs are in line with growth in revenue reflecting that the business relies on deployment of people to generate revenue.
- Palladium transacts in a number of foreign currencies and is exposed to movements in foreign exchange rates. From FY17 to FY19, Palladium has made a total foreign exchange loss of $2.1 million.
- Other income relates to the profit on sale of property plant and equipment and gains on reversal of deferred purchase consideration for acquired entities that did not meet certain KPIs. We note that deferred consideration of $4.0 million and $1.9 million was reversed in FY17 and FY18, respectively.
- In FY17, HK Logistics Pty Ltd, acquired in 2015, had a principal contract end and there was no extension or follow-on contract granted. As a result, Palladium recorded a $25 million impairment.
- In FY19, Palladium recognised an impairment expense of $1.5 million. $1.2 million of this related to the write off of the investment in Carana Agricultural Partnership. $0.3 million related to a restructure of entities within the EMEA cash generating unit ("CGU") which resulted in impairment of goodwill.
- FY20F is presented on a consolidated basis i.e., includes contributions from minority interests. This differs to the figures presented in section 5.14 of the Scheme Booklet which are presented on a normalised and proportional ownership basis i.e., exclusive of the minority interest contributions. Based on year to date performance and backlog, as of the date of this Report Management considers the FY20 forecast remains achievable. Refer to section 4.5 of this Report for further detail.

4.4.1.1 *EBITDA normalisations*

The table below shows the calculation of normalised EBITDA after removing the impact of one-off or exceptional items. These normalisations have regard to the normalisations set out in the annual financial statements and in sections 5.12.3 and 5.14 of the Scheme Booklet. We have seen no reason to consider these inappropriate.

Currency: AUD millions	FY17[1]	FY18	FY19	FY20F
Reported EBITDA	**20.7**	**15.4**	**24.4**	**32.4**
Deferred purchase consideration	-	(1.9)	-	-
Prior year USAID revenue adjustment[2]	-	(1.8)	(1.4)	(1.0)
M&A related costs	-	0.2	1.2	0.2
Capital raise costs	-	0.1	-	-
Redundancy costs	-	1.7	-	-
Banking facility[3]	-	0.4	0.2	0.4
Prior year Saudi withholding tax	-	-	1.3	-
Total normalisations	***2.1[1]***	***(1.3)***	***1.3***	***(0.3)***
Normalised EBITDA (100% basis)	**22.8**	**14.1**	**25.7**	**32.0**
Normalised EBITDA margin as a % of revenue	*5.1%*	*2.9%*	*4.8%*	*5.2%*
EBITDA attributable to minority interests	**(1.6)**	**(2.7)**	**(0.2)**	**(0.4)**
Normalised EBITDA (proportional ownership)	**21.2**	**11.4**	**25.5**	**31.7**

Source: Annual financial statements FY17 to FY19, Management, EY analysis, Scheme Booklet

Note 1: For FY17, a detailed breakdown was not available by dollar value though the annual financial statements do refer to the normalisation adjustments as reflecting non-recurring expenses related to legal and advisory services, bank facility set up costs, employee costs from reorganisation, audit/ valuations and systems integration costs which we consider to be of a non-recurring nature.

Note 2: Relates to a change in the USAID arrangements regarding the capture of certain indirect costs such that additional revenue was earned. The additional revenue received related to prior years and so has been reversed from the year it was received.

Note 3: Reflects non-recurring establishment costs for banking facilities.

4.4.2 Historical financial position

The following table outlines Palladium's audited consolidated statement of financial position for the last three financial years ended 30 June 2019 and the unaudited statement of financial position as at 31 May 2020.

Summary of consolidated statement of financial position				
Currency: AUD millions	Jun17	Jun18	Jun19	May20
Cash and cash equivalents	5.4	4.3	14.1	14.3
Trade and other receivables	81.2	73.5	80.9	78.0
Accrued income	21.2	29.3	21.9	19.1
Inventory	0.2	-	-	-
Financial assets	0.3	0.1	0.2	-
Other current assets	8.4	8.4	9.1	10.6
Total current assets	**116.7**	**115.6**	**126.2**	**122.0**
Other non-current assets	1.2	1.3	1.4	-
Property, plant & equipment	3.1	2.7	3.4	2.7
Investments in associate entity	-	1.0	-	0.8
Deferred tax assets	4.9	4.8	5.4	6.4
Goodwill and intangible assets	59.1	52.8	49.4	46.1
Total non-current assets	**68.3**	**62.6**	**59.6**	**56.0**
Total assets	**185.0**	**178.2**	**185.8**	**178.0**
Trade and other payables	39.1	44.3	53.9	39.9
Deferred income	13.0	20.6	15.0	31.4
Current tax liabilities	3.0	3.3	8.3	6.8
Borrowings	55.7	11.5	18.2	(0.0)
Provision for employee benefits	10.9	10.6	16.2	21.1
Total current liabilities	**121.7**	**90.2**	**111.7**	**99.2**
Trade and other payables	0.7	-	-	-
Other liabilities	1.9	2.0	2.3	4.8
Borrowings	-	23.5	15.4	(0.0)
Provision for employee benefits	4.7	3.6	3.9	4.4
Deferred tax liabilities	8.1	1.2	1.0	2.0
Total non-current liabilities	**15.3**	**30.2**	**22.6**	**11.2**
Total liabilities	**137.0**	**120.4**	**134.2**	**110.4**
Net assets	**48.0**	**57.7**	**51.6**	**67.6**
Share capital	23.1	24.8	22.2	27.7
Reserves	(4.4)	(3.1)	(3.1)	0.1
Retained earnings	28.0	33.6	29.3	40.0
Total equity to parent interest	**46.7**	**55.3**	**48.5**	**n/a**
Equity attributable to non-controlling interest[1]	1.3	2.4	3.1	n/a
Total equity	**48.0**	**57.7**	**51.6**	**67.6**
KPIs				
Net debt / (cash)[2]	50.3	30.7	19.5	(14.3)
Net working capital	45.0	32.5	18.5	8.6
Debtors days[3]	63.9	58.9	52.3	n/a
Creditors days[3]	35.5	38.7	41.7	n/a

Source: Palladium FY17 Annual Report, Palladium FY18 Annual Report, Palladium FY19 Annual Report, Management accounts as at 31 May 2020

Note 1: May20 is from unaudited management accounts and equity is reported on a 100% basis

Note 2: Net debt / (cash) has been calculated as total cash less current and non-current borrowings which may differ to actual net debt presented by Management or referred to elsewhere in this Report which adjusts to exclude restricted cash

Note 3: Does not adjust for deferred or accrued income; reflects trade receivables and payables only

In relation to Palladium's financial position we note the following:

- Cash and cash equivalents increased from $4.3 million at 30 June 2018 to $14.3 million at 31 May 2020. We understand that the cash balance as at May 2020 included $13.0 million of restricted cash (for example, cash held in specific project entities). For the purposes of calculating net debt / cash, the cash balance at 31 May 2020 was c.$1.3 million.

- Accrued income relates to unbilled revenue for work performed which has been recognised based on Palladium's revenue recognition methodology. Current accrued income decreased from $29.3 million at 30 June 2018 to $21.9 million at 30 June 2019. A more conservative approach to revenue recognition was adopted in FY18 and a review of accrued income was undertaken by Management. The review found that FY17 accrued income was overstated by $8.5 million and was later restated from $29.8 million to $21.2 million.

- Deferred income relates to revenue received in advance for services that have not yet been provided and the corresponding revenue has not been recognised. Deferred income reduced from $20.6 million in FY18 to $15.0 million as at 30 June 2019.

- In September 2017, Palladium entered into a three-year financing arrangement with facilities of $90 million in term and revolving debt, along with $10 million in letters of credit. These facilities are due for refinancing in September 2020. Palladium has been paying down its financial debt over recent years.

- Palladium has operations in developing and emerging countries with evolving tax regimes. As definitive tax guidance is not available in some countries and the business has experienced some tax revisions historically, Palladium recognised a provision at 30 June 2019 of $1.9 million for potential historical tax liabilities.

- Net working capital reflects current trade and other receivables, accrued income, inventory, other assets, trade and other payables, deferred income, other liabilities, current tax liabilities and current employee benefits. Net working capital as a percentage of revenue has declined from 10.0% in FY17 to 3.4% for FY19. This is largely attributable to an increase in trade and other payables.

- There have been the following key changes to the financial position since the last audited position being as at 30 June 2019[35]:
  - Quarterly payments of dividends, totaling $0.44 per Palladium Share (i.e. $3.4 million).
  - Receipt of a €9.3 million advanced payment in November 2019 which was subsequently used to reduce net debt.
  - As at 31 May 2020, the net cash position was $1.3 million. Net cash would be $0.1 million including a commitment which is not shown as debt on the balance sheet but which is captured in net debt for Board and bank purposes. As such, Palladium's debt has been repaid as at 31 May 2020, indicating a reduction of financial debt of $33.6 million since 30 June 2019.

[35] See section 5.12.5 of the Scheme Booklet

Building a better working world

4.4.3 Historical cash flows

The following table outlines Palladium's audited consolidated statement of cash flows for the last three years.

Currency: AUD millions	FY17	FY18	FY19
Receipts from customers	456.7	503.3	571.6
Payments to suppliers and employees	(418.5)	(463.1)	(520.0)
Interest received	0.0	0.0	0.1
Interest paid	(2.4)	(2.6)	(2.3)
Income taxes paid	(3.7)	(3.3)	(1.6)
GST (paid)/recovered	(4.1)	(10.4)	(14.8)
Net cash provided by operating activities	**27.9**	**23.9**	**33.1**
Proceeds from sale of plant and equipment	0.7	0.3	0.0
Payments for plant and equipment	(1.2)	(0.5)	(1.4)
Payments for software and intangible assets	(1.6)	-	(1.3)
Payments of deferred consideration (acquisitions)	-	(0.8)	(1.2)
Net cash acquired from business combination	(0.8)	-	0.7
Receipts/(payments) from derivative transactions	-	0.2	(0.2)
Loan advances	-	(0.8)	(0.0)
Net cash used in investing activities	**(2.9)**	**(1.7)**	**(3.3)**
Proceeds from share capital contribution	-	(0.0)	-
Acquisition of treasury shares	-	-	(1.9)
Share buy back	-	-	(3.8)
Employee share trust shares	-	-	-
Proceeds from issuance of convertible notes	4.0	-	-
Payments of redemption of convertible notes	-	(1.2)	-
Net repayment of borrowings	(35.1)	(21.0)	(3.4)
Dividend paid (B)	(3.8)	(1.2)	(12.4)
Receipts from other financing activities	-	0.0	-
Net cash provided by financing activities	**(34.9)**	**(23.4)**	**(21.5)**
Net increase in cash held (A)	(9.9)	(1.1)	8.3
Cash and cash equivalents at beginning of the year	13.6	3.9	2.8
Effects of changes in foreign exchange rate	0.2	0.0	0.2
Cash at end of year	**3.9**	**2.8**	**11.3**
Net cash flow pre dividend payments (A add back B)	**(6.1)**	**0.1**	**20.7**

Source: Palladium FY17 to FY19 Annual Reports, FY20 Q3 Management accounts

Palladium's net operating cashflows increased from $27.9 million in FY17 to $33.1 million in FY19. The surplus in cash from operations has primarily been used to repay borrowings and pay dividends. The repayment of debt over the last three years has resulted in a low net debt position at April 2020 as noted above.

We note that over the three years (FY17 to FY19), Palladium has repaid bank debt of c.$59.5 million and paid dividends (including share buy-backs) of c.$21.2 million. This equates to a total capital return of c.$80.7 million[33]. This indicates that the earnings of the business have been converted to cash and returned to debt and equity holders. Since 30 June 2019, Palladium has further repaid all its debt of $33.6 million as indicated in section 4.4.2. For the half year ended 31 December 2019, Palladium paid dividends of $2.1 million. If these amounts were added, the total capital return since 1 July 2016 would be $116.4 million ($93.1 million of debt repayments and $23.3 million of dividends, including buy-backs).

[33] The capital return of $80.7 million has been calculated with reference to the figures presented in the historical cash flow table above. It is calculated as the sum of net repayments of borrowings for FY17 to FY19 ($35.1 million + $21.0 million + $3.4 million) plus dividends paid, including the share buy-back, over the same period ($3.8 million + $1.2 million + $12.4 million + the share buy-back of $3.8 million).

4.5 Backlog and pipeline

To aid in strategy and planning, Palladium undertakes a rigorous bottom-up evaluation of revenue opportunities by region. In summary, a universe of known opportunities is generated, and evidence is collected to qualify opportunities before being added to Palladium's pipeline. Over time, Palladium's expectations of revenue, margin, and probability of winning each opportunity are updated. This process is supported by the visibility provided by DFAT, USAID and DFID which typically announce opportunities years in advance. Once an opportunity is won and contracted, it then forms part of Palladium's work in hand or backlog.

The quantum of the work in hand and the pipeline at any point in time are critical indicators as to the expected future performance of Palladium.

4.5.1 Backlog (i.e. work in hand)

At any point in time, the higher the project income forecast from contracted work, the more certain the future cash flows of the business.

The chart below shows the project income backlog reported by Palladium at each financial year end since FY15 for the overall business as well as December 2019 and May 2020. The backlog as at 14 May 2020 is the highest observed over the period shown.

Project income backlog reported at year or period end



400
350
300
250
200
150
100
50
0
AUD million
118
200
215
214
234
305
338
Jun-15
Jun-16
Jun-17
Jun-18
Jun-19
Dec-19
May-20

Source: FY16 – FY19 Annual shareholders report, Project Income backlog May 2020, EY analysis

Backlog for each Partnership is denominated in that region's local currency and converted into Australian dollars using foreign exchange rates at the date on which the backlog is reported. As such, there is some risk that the actual project income to be delivered in the future in Australian dollar terms may differ from the current backlog balance.

We note that the FX rates used by Management to convert the backlog into Australian dollars at 14 May 2020 are at the high end of actual FX rates observed over the period from 9 March 2020 to 15 July 2020 but are lower than the spot rate as at the date of this Report. Conversely, if the AUD was to strengthen, the backlog in Australian dollar terms would decrease. To provide an order of magnitude, if spot rates at 15 July 2020 were applied (rather than 14 May 2020) project income would decrease 6.2%. However, if spot rates at 23 March 2020 were applied, project income would increase by 9.5%.

EY
Building a better working world

4.5.1.1 *Potential phasing of backlog as at 14 May 2020*

Projects awarded to Palladium can cover multiple years given the nature of the initiatives. Accordingly, the backlog at any point in time will be converted to income over the contract life, which may span multiple future years. The chart below shows the expected phasing of the project income to be earned from the backlog as at 14 May 2020. This phasing is based on Management's current expectations and may vary depending on how the contracts are ultimately executed. Management expects more than 94% of the backlog to be realised over the next four years.


AUD million
120
100
80
60
40
20
0
23.2
109.5
83.3
60.9
40.9
11.9
5.4
2.9
FY20 (Remaining)
FY21F
FY22F
FY23F
FY24F
FY25F
FY26F
FY27F
Total Backlog: $338 million
Currency mix:
USD: 54%
GBP: 33%
AUD: 6%
Others: 7%
Partnership mix:
Americas: 55%
EMEA: 39%
APAC: 6%
APAC
Americas
EMEA

Source: Project income backlog May 2020, EY analysis

4.5.2 Pipeline

In addition to backlog, Palladium's future performance is critically dependent upon its pipeline of future opportunities. Palladium's current pipeline includes over 280 potential opportunities that would be delivered to over 60 countries. The chart below shows the pipeline, broken down by stage of the opportunity, weighted by likelihood of success as estimated by Management.

Breakdown of weighted pipeline by stage at year or period end


AUD million
250
200
150
100
50
0
124.1
167.2
194.5
200.1
227.0
Jun-18
Dec-18
Jun-19
Dec-19
May-20
Pre-Proposal
Proposal Development
Qualified Lead
Submitted
18.2%
34.3%
47.5%
May-20
Americas
EMEA
APAC

Source: Shareholder Reports, Project pipeline May 2020

The current pipeline of project income is the largest it has been when compared to the prior years shown above. Submitted opportunities represent c.29% of the total May 2020 pipeline. The pipeline as at May 2020 includes

c.39.4% project income from qualified leads. We note the probability applied on qualified leads is c.18% (lowest between the different stages) but this proportion of qualified leads in the pipeline is the highest since FY18.

The pipeline is weighted based on Management's judgment regarding the likelihood of each particular opportunity being converted into actual project income. In order to consider how this judgment might have been exercised in the 14 May 2020 pipeline, it is relevant to look at actual historical win rates.

The chart below presents the project income won each financial year from 1 June 2016 and for the half year to 31 December 2019. The win rate is based on outcomes announced for the bids submitted. The win rate in a particular year is calculated as the project income won in that year divided by the total potential project income from submitted opportunities for which outcomes were announced in that same year. The project income won in a given year may be from opportunities submitted in the current period or prior years. In other words, the win rate is comparable to the weighting applied to submitted opportunities in the pipeline.

Project income won over time and win rates for submitted opportunities



Win rate assumed in 14 May 2020 pipeline is 23%
AUD million
160
140
120
100
80
60
40
20
0
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
119
121
137
134
100
87
110
29%
20%
34%
53%
FY17
FY18
FY19
HYFY20
PI Won
Project income delivered
Actual Win rate

Source: Shareholder Reports, CEO Report, Project pipeline May 2020

For HY FY20 (the six months to December 2019), total project income won was $134 million which is only slightly lower than the level of project income won of $137 million over the full 12 months to June 2019. This represents a win rate of 53%, which is higher than the win rate in any year since FY17. We observe that the win rate declined in FY18 but we understand based on discussions with Management that this may be due to some limitations in the recording and tracking of opportunities as the business changed forecasting systems during that year.

As at 14 May 2020, Management has applied a weighting of 23% to submitted opportunities in the pipeline. This is lower than recent win rates and appears to reflect conservatism applied by Management in the current uncertain economic environment. Refer to Appendix C for detailed analysis regarding pipeline win rates.

4.5.3 A combined view of work in hand and pipeline

Backlog plus weighted pipeline gives a view of potential future project income that Palladium may earn. The chart below presents backlog plus weighted pipeline since FY18.

Project income as at year or period end represented by backlog plus weighted pipeline


600
500
400
300
200
100
0
AUD million
338
360
428
505
565
Jun-18
Dec-18
Jun-19
Dec-19
May-20
Project Income (Backlog)
Project Income (Weighted Pipeline)

Source: Shareholder Reports, Project pipeline May 2020

The total of backlog and weighted pipeline at 14 May 2020 is higher than it has been in any previous period presented. This reflects FX rates at 30 April 2020, and the assumed win rates provided by Management.

Our detailed analysis was undertaken on the backlog and pipeline as at 14 May 2020. We understand that as at 31 May 2020, the total backlog and weighted pipeline were $361 million and $207 million, respectively. This represents a combined total project income level of $568 million which is approximately in line with the backlog and weighted pipeline provided to us as at 14 May 2020. Management has represented to us that there has been no significant change in backlog and pipeline as at the date of this Report.

4.5.4 Potential future project income

Management has represented to us that based on actual results up to the end of May 2020, Palladium is expected to meet its FY20 forecast EBITDA figure of approximately $32 million. The key driver of this EBITDA is forecast project income of $127.6 million as set out in section 4.4.1 of this Report.

The chart below shows the historical project income earned and forecast project income for FY20. The chart also shows historical EBITDA, which broadly follows the same trend as project income. That is, higher project income broadly results in higher earnings. The final column shows the estimate of the portion of backlog and weighted pipeline project income which is estimated to be delivered in FY21 as described above. This estimate is based on the expected timing of projects as per Management's backlog and weighted pipeline. We have not made adjustments to these estimates.

Project income and EBITDA – Historical and FY21 phased backlog and pipeline



160
140
120
100
80
60
40
20
0
AUD million
100
87
110
104
23
28
109
23
14
26
32
FY17A
FY18A
FY19A
FY20B
FY21e
Actual PI
Backlog PI
Pipeline weighted PI
Normalised EBITDA (including fully consolidated JVs)

Source: Shareholder Reports. Project pipeline May 2020, Project income backlog May 2020, EY analysis

Whilst it is difficult to precisely estimate when the backlog and pipeline will be delivered, the phasing of the current backlog and weighted pipeline indicates that project income in FY21 is expected to be higher than FY20F. Even including only estimated project income from backlog and submitted opportunities (weighted at a historically low win rate, as described above), the FY21 project income would be broadly in line with FY20F.

Any unidentified opportunities represent upside. Further upside may also be realised if historic win rates are achieved or if FX rates are favourable. Conversely, there may be risk to the pipeline, particularly in the current environment given COVID-19, given potential delays or cancellations to projects. Notwithstanding this, we understand that to date, there have been no significant impacts as a result of COVID-19 and there is little history of cancellation of projects once awarded, albeit there may be variations.

4.6 Capital structure

As at the date of this Report, Palladium had 11,174,123 fully paid ordinary shares on issue.

4.7 Major shareholders

As at the date of this Report, the five largest shareholders in Palladium are as follows:

Palladium – Top shareholders		
Shareholder	Number of shares	Voting interest
Munna Holdings Pty Ltd ATF Warriner Superannuation Fund	1,108,700	9.92%
Kim Bredhauer	1,097,303	9.82%
Unameit Ventures Limited	1,063,000	9.51%
Christopher Hirst	877,266	7.85%
Aurelian Pastoral Company Pty Ltd	870,428	7.79%

Source: Palladium

However, we note that certain shareholders have control, or the right to exercise control over additional shares. The below table shows the shareholder composition of Palladium as at May 2020 including the substantial shareholders and their relevant interests which incorporates shares held by the Palladium Group Staff Shareholders Trust ("PGSST") for which Mr Bredhauer, Mr Hirst and Mr Purdy are directors. In total, the largest five shareholders own or control relevant interests in 77.1% of Palladium Shares.

Shareholder	Number of shares held/ controlled	As percentage of shares on issue	Share controlled via PGSST	Total relevant interest (number of shares)	Voting interest
Kim Bredhauer	2,983,444	26.7%	418,773	3,402,217	30.4%
Ken Warriner	1,598,816	14.3%	-	1,598,816	14.3%
David Crombie	986,943	8.8%	-	986,943	8.8%
Christopher Hirst	1,019,956	9.1%	418,773	1,438,729	12.9%
Darryn Purdy	780,223	7.0%	418,773	1,198,996	10.7%
PGSST[1]	418,773	3.7%	-	418,773	3.7%
Other non-employee shareholders	1,755,011	15.7%	-	1,755,011	15.7%
Other employee shareholders	1,630,957	14.6%	-	1,630,957	14.6%
Total	**11,174,123**	**100%**	**n/a**	**n/a**	**n/a**

Source: Scheme Booklet

Note 1: The PGSST holds shares for employees. The employees themselves are the shareholders. However, these shares are included within the 'relevant interest' of Mr Hirst, Mr Bredhauer and Mr Purdy because they are directors of the company which controls the PGSST and therefore have the ability to influence the voting power of these shares. This also means that the 'voting interest' column will not sum to 100%.

4.8 Options and performance rights

As at the date of this Report, Palladium had no options or performance rights on issue.

4.9 Dividend history

The graph below shows the dividend history and payout ratios (dividends paid as a proportion of reported net profit after tax). Between FY15 and December 2019, the average dividend per annum was $2.8 million and the payout ratio was c.30%, excluding FY17 as an outlier. We note that Palladium's ability to pay dividends is subject to various debt related covenants.

Dividend history and payout ratio


AUD million
Payout ratio
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
60%
50%
40%
30%
20%
10%
0%
3.4
3.8
3.8
1.2
2.8
2.1
20.4%
26.1%
50.8%
31.8%
25.9%
FY15
FY16
FY17
FY18
FY19
HYFY20

Source: FY15 – FY19 Annual shareholder reports

Note 1: The share buy-back (which included a $9.6 million dividend component and $3.8 million share purchase component) in FY19 has not been shown as part of the dividends in the graph above.

Note 2: The FY17 payout ratio is not meaningful as Palladium incurred losses in FY17. The payout ratio is not presented in the graph above.

4.10 Previous trading in Palladium Shares

Palladium is a private company and its shares are not quoted on any securities exchange. However, the company has a policy of allowing shareholders to trade shares in an internal share sale process at certain times with the price set by the Board in accordance with the terms of the constitution. Additionally, Palladium undertook an equal access share buy-back in June 2019.

In setting the price for these transactions, the Board has followed a calculation methodology developed with an external consulting firm which was set in accordance with the terms of the constitution. This involves observing market multiples for similar companies quoted on a stock exchange and applying a range thereof to certain historical and forecast revenue and earnings of Palladium. While the methodology is fairly prescriptive, we understand that the Board does exercise judgement when setting the final price.

For certain employees, Palladium offers shares as part of an employee incentive scheme. In issuing these shares, the Board sets a price per share which is done on the same basis as the methodology described above for buy-backs and internal share sales. While these issuances are not market trades of shares as such, they do reflect a marker of share prices set by the Board over time. The chart below presents the prices at which Palladium Shares have historically been transferred or issued at.


Share price history
$ per share
14
12
10
8
6
4
2
0
$10.10
$10.72
$11.00
$10.87
$11.00
$12.60
$10.55
$10.55
$7.78
$7.78
$8.93
$9.66
$11.74
$13.04
$13.04
$13.04
Dec-15
Apr-16
Jun-16
Feb-17
Apr-17
Nov-17
Mar-18
Apr-18
Oct-18
Dec-18
Jun-19
Sep-19
Oct-19
Dec-19
Feb-20
Mar-20
Internal Share Sale Process
Employee Share Scheme Buy-back
Equal Access Buy-Back
Shares issued under the incentive program

Source: Management, EY analysis

Note: Share transfers in the internal share sale in December 2018 occurred at the same price shown above for issuances under the incentive program.

Furthermore, in recent years the internal share sales and buy-backs (included in the chart above) have indicated there are more shareholders seeking to sell their shares than those willing to buy, as shown in the following table:

Share buy-backs and internal share sales

Date	Share transaction type	Shares offered for sale	No. of shares offered to be sold or bought back	(Excess shares) / shortfall	(Excess shares) / shortfall (%)	Subscription
14 Jun 2019	Equal Access Buy-Back	1,776,431	1,500,000	276,431	18.0%	Under subscribed
6 Dec 2018	Internal share sale	194,451	2,600	191,851	98.7%	Under subscribed
2 Apr 2018	Internal Share Sale Process	216,173	2,000	214,173	99.1%	Under subscribed
26 Mar 2018	Employee Share Scheme Buy-back	n/a	1,050	n/a	n/a	n/a
5 Apr 2017	Internal share sale	227,815	242,161	(14,346)	(6.3%)	Over subscribed
16 Jun 2016	Internal Share sale	64,500	109,000	(44,500)	(69.0%)	Over subscribed
4 Apr 2016	Internal Share sale	248,118	250,800	(2,682)	(1.1%)	Over subscribed
14 Dec 2015	Internal Share sale	110,804	133,202	(22,398)	(20.2%)	Over subscribed

Source: Management, 2019 Annual shareholder report, EY analysis

As shown above, the most recent opportunity for shareholders to sell Palladium Shares was the equal access buy-back in June 2019. This was over subscribed by 18%.

5. Valuation methodology and approach

Section 2.5 explains the basis for our valuation analysis. As noted in that section, we have considered whether the Proposed Scheme is fair by comparing our assessed fair value of each Palladium Share being given up, on a non-controlling interest basis, with the fair value of the Scheme Consideration (which incorporates the Cash Consideration and the Scrip Consideration). The Proposed Scheme is considered fair if the value of the Scheme Consideration is equal to or greater than the range of values assessed for a Palladium Share.

5.1 Valuation methodology and approach adopted

A number of valuation approaches may be applied in determining the fair value of an investment or business, with the appropriate approach dependent upon the circumstances of the business being valued. Details of the various accepted approaches are outlined in *Appendix B – Valuation methodologies*, and typically comprise the income, market and cost approaches. The approach adopted in our analysis is described below.

5.1.1 Value of a Palladium Share before the Proposed Scheme

Palladium shares are not listed on any securities exchange and there is no active market for Palladium Shares. Whilst the internal share sale undertaken in 2018 and the buy-back undertaken in 2019 represented arm's length transactions between willing buyers and willing sellers, the price was set by the Board rather than the 'market'. Further, this trading was in relatively small parcels of shares and was conducted in a different business and market environment from the one we are in today. As such, we do not consider these to be indicators of the fair value of Palladium Shares at the current time.

Given that no market price is observable, we have assessed the fair value of a Palladium Share as follows:

- Calculate the enterprise value of the Palladium business (i.e. the value of the overall operating business, before considering the specific capital structure)
- Adjust for the value of any assets or liabilities which are 'surplus' to the operating business
- Deduct net debt (or add net cash), to calculate equity value
- Deduct any relevant discounts, to calculate the value of the issued ordinary equity on a non-controlling, non-marketable basis
- Divide the equity value by the total numbers of shares on issue, to calculate the value per share.

Our approach regarding each of these elements is explained below. Our analysis is contained in section 6.

5.1.1.1 *Enterprise value*

Having regard to the nature of Palladium's business and the available information, we have applied the market approach and specifically the capitalisation of maintainable earnings method as our primary methodology. We have adopted this approach for the following reasons:

- Earnings-based approaches are widely used to value operating businesses, particularly for established businesses with a track record of profitability and performance, such as Palladium.
- Earnings multiples are able to be calculated using recent evidence of trading multiples of comparable companies, the shares of which are quoted on an exchange, and multiples implied in recent acquisitions of broadly similar companies. These multiples are observable for companies with similar business models, or operating in similar markets, as Palladium.
- Medium term cash flow forecasts have been prepared by Management, based on backlog and weighted pipeline for FY20, FY21 and FY22, and assumed growth rates for a further two years. Similar forecasts have, in prior periods, been used for various purposes by Palladium's Management. The most recent forecast has been provided to us, and we have sought to understand this forecast as part of our analysis. However, this forecast has not been approved or endorsed by the Board, and we do not consider the

assumptions underpinning this forecast to have reasonable grounds upon which to base a discounted cash flow valuation analysis (as per the guidance in RG 111). As such, we have not relied on this forecast to underpin our valuation, and we have not conducted a formal discounted cash flow valuation.

We relied on EV/EBITDA multiples as our primary methodology in valuing the operating business of Palladium. We consider EBITDA to be the appropriate capitalisation metric as:

- The depreciation policies adopted by comparable companies may be inconsistent, meaning that multiples of EBIT or NPAT may not be comparable.
- Expenses related to the amortisation of intangible assets can vary significantly across different comparable companies; this is particularly relevant as Palladium and its peers are predominantly people based businesses with limited capital assets and as such acquisitions in this sector typically result in significant intangible asset recognition and thus amortization.
- Adopting an EBITDA basis reflects earnings which include relevant expenses of a business other than tax and are not impacted by the capital structure of the business.
- Companies in this industry are commonly valued using EBITDA multiples.

We considered the Palladium business as a whole, rather than separately reporting values for each of the regional business units. This reflects the manner in which the business is managed and reported.

In applying the capitalisation of earnings approach, we had regard to:

- The earnings stream that may be considered representative for the business on a normalised proportional[37] EBITDA basis. Our selected maintainable EBITDA is based on historical earnings trends, discussions with Management and has regard to forecasts, where available.
- An appropriate earnings multiple to apply to the selected maintainable EBITDA, having regard to comparable listed companies, relevant comparable transactions, growth prospects and other factors specific to Palladium.

We selected a multiple on a controlling interest basis, meaning that our assessment resulted in an enterprise value for a controlling interest in the Palladium business.

The enterprise value reflects business value before considering its capital structure, meaning that to calculate the value of equity we need to adjust for debt, as outlined below.

5.1.1.2 *Net debt / (cash)*

We deducted the net debt / (cash) as at 31 May 2020 in order to arrive at the equity value of Palladium. The book values of cash and debt were considered to be equal to their fair values. Management has confirmed to us that the net debt position as at the date of this Report is not materially different from the balance used in our valuation.

5.1.1.3 *Other assets and liabilities*

We enquired as to whether any assets or liabilities exist which are surplus to the operating business. No surplus assets or liabilities were identified.

At 30 June 2019 Palladium reported a deferred tax asset related to carried forward tax losses. We considered this to be part of the operations of the business and have not ascribed separate value to the deferred tax assets.

[37] Proportional EBITDA includes the earnings attributable to Palladium's ownership percentage of subsidiaries. This differs from consolidated EBITDA which includes earnings on a 100% interest basis. We did not separately value Palladium's investments in subsidiaries which are not 100% owned. These entities are controlled by Palladium, with minority owners in place to comply with regional requirements. Therefore, it is appropriate to consider these as controlled entities as part of the broader group.

5.1.1.4 *Discounts for lack of control and marketability*

Minority investments in privately held unlisted companies, such as Palladium, are generally valued at a discount relative to controlling interests in publicly listed investments. Our valuation of a Palladium Share does not incorporate a premium for control as the Proposed Scheme is not considered a control transaction and therefore, we have valued the Palladium Shares being given up by Palladium Shareholders on a minority interest basis. Refer to section 2.5 for further detail. Accordingly, we have made adjustments to the calculated equity value to reflect a discount for lack of control and marketability as described below.

Control premium / minority discount

Our enterprise valuation has been assessed using a range of valuation multiples which has been calculated on controlling basis. This means that a discount for lack of control i.e., a minority discount, is required to determine the value of a Palladium Share on a minority interest basis.

Historically, bid premiums on successful takeovers in Australia have broadly been in the range of 20% to 40% with the premium varying significantly depending on the circumstances of each transaction and are often reflective at least in part of the potential for significant synergies to be realised by a particular purchaser. A controlling interest in a company generally provides the holder of such an interest with rights and benefits such as:

- Access to cash flows;
- Access to tax benefits; and
- Control of the board of directors and the direction of the company.

Most valuers in Australia tend to apply a control premium of around 30%. This is consistent with the median control premium observed globally during 2019 of 29.5%, as reported by Mergerstat[38].

There is an argument that in times of economic uncertainty control premiums may increase. We have considered control premiums observed over time, and there is a broad trend of this increase occurring, for example after the Global Financial Crisis. This phenomenon may indicate that share prices do not reflect underlying value during those volatile periods, however it may also reflect that in volatile times there may be fewer transactions[39].

We have not observed sufficient market evidence in the current market to indicate that control premiums have increased since the beginning of 2020. We also note that the share prices of most of the comparable companies have rebounded since their lows in March 2020, as discussed in section 6.2.2.1. This indicates that a higher premium may not be as applicable now as it was, say, immediately following the market decline in March 2020.

Discount for lack of marketability

The multiples of the comparable companies considered in our analysis typically reflect marketable stakes in those companies. We considered a discount to the enterprise value calculated using these multiples, to reflect that Palladium is not listed, with no ready market for its shares.

Marketability can be broadly defined as the ability to convert the business ownership interest to cash quickly, with minimal transaction and administration costs, and with a high degree of certainty of realising the expected amount of net proceeds. All other things being equal, an investment is worth more if it is readily marketable or, conversely, worth less if it is not.

Refer to Appendix F for a more detailed discussion regarding marketability discounts, and data from empirical studies and recent legal precedent regarding these discounts. Broadly, the studies and legal precedent show a range of discounts between 15% and 46%. The specific discount applied varies by company and must be considered in light of the specific circumstances of that company.

[38] 4th Quarter 2019 Control Premium study, Mergerstat BVR

[39] EY analysis of historical transactions, Mergerstat quarterly control premium studies. *"Bulls vs. Bears vs. COVID-19: How do Control Premiums Change?"* Valuation Research, 6 April 2020

Shares in Palladium are restricted in that there is no active market for trading shares and, even when such a market is created, the price is set by the Board and involves only existing shareholders selling small parcels of shares. Any prospect of marketability afforded by a major transaction such as a trade sale or share market listing is by no means guaranteed, and we understand that no such transactions are imminent as set out in section 1.1.4 of the Scheme Booklet. This means that a marketability discount is appropriate.

On the other hand, we consider that the marketability discount applied to Palladium may not be at the high end of the range indicated by the data as Palladium Shareholders do, on occasion, have an opportunity to sell their shares via an internal share sales process. This is less restrictive, say, than for a company in which no such opportunity exists.

Discount for lack of control and marketability

Based on the factors relevant to discounts for lack of control and marketability, we view an appropriate discount range of 40% to 45% to be appropriate in arriving at the fair value of a Palladium Share.

5.1.1.5 *Value of a Palladium Share before the Proposed Scheme*

We assessed a value per share based on the equity value derived in the steps above, and the number of shares in Palladium outstanding immediately prior to the Proposed Scheme.

5.1.1.6 *Valuation cross checks*

We considered the reasonableness of our assessed valuation ranges by considering cross checks including a comparison to the prices at which Palladium Shares have been transferred or issued at recently as well as considering the enterprise value to revenue ("EV / Revenue") multiples and dividend yield implied by our valuation.

5.1.2 Value of the Scheme Consideration

As discussed in section 1, the Scheme Consideration is in the form of the Cash Consideration of $17.50 per Palladium Share, the Scrip Consideration of 1 NewCo Share per Palladium Share held or a combination of both.

We have calculated the fair value of the Scrip Consideration by applying the same method set out in section 5.1.1, with the following exceptions to determine the value of a NewCo Share after implementation of the Proposed Scheme if approved:

- Net debt has been deducted based on the expected net debt position immediately following implementation of the Proposed Scheme. This incorporates the new banking facilities and the mezzanine debt proposed to be raised to finance the payment of the Cash Consideration. This will reflect the net debt position on the day that shareholders receiving Scrip Consideration will be issued NewCo Shares.
- The net debt has been calculated in a range, reflecting that the precise amount of Cash Consideration to be paid, and therefore debt to be raised, is currently unknown. The range reflects the percentage of scrip to be issued, subject to the minimum acceptance and scaleback mechanisms.
- To calculate the value per share, we have divided the assessed value by the number of shares to be issued based on the scrip election range of 41% to 46%.

We note there may be an argument that NewCo Shares should have a lower discount for lack of marketability than Palladium Shares due to the differences in the NewCo constitution outlined in section 1.7 of this Report. For the sake of simplicity, we have applied the same discounts when calculating the value of a NewCo share.

6. Valuation of Palladium

6.1 Summary of values

Our valuation of a Palladium Share, before the Proposed Scheme on a minority (i.e. non-controlling), non-marketable basis is summarised in the following table.

Palladium – Valuation summary

$ million	Ref	Low	High
Selected Maintainable EBITDA range	6.2.1	32.0	32.0
Selected EV / EBITDA multiple range	6.2.2	8.0x	9.0x
Enterprise value		**256.0**	**288.0**
Less: (Net debt) / cash	6.3.1	1.3	1.3
Less: Transaction costs	6.4	(0.7)	(0.7)
Fair value of equity (marketable, controlling basis)		**256.6**	**288.6**
Discount for lack of control and marketability	5.1.1.4	45%	40%
Fair value of equity (non-marketable, minority basis)		**141.1**	**173.2**
Number of shares on issue (million)	6.5	11.2	11.2
Fair value of a Palladium Share on a non-marketable, minority basis ($)		**12.63**	**15.50**

Source: EY analysis

Note: Fair values per share have been calculated using unrounded amounts

6.2 Valuation of Palladium before the Proposed Scheme

As discussed in the previous section, our fair valuation of Palladium is based on the capitalisation of earnings approach. This required an assessment of:

- The future maintainable earnings of Palladium on a normalised proportional EBITDA basis
- An appropriate EBITDA multiple on a controlling interest basis
- Adjustments for debt and relevant discounts to assess the value of a single Palladium Share, on a non-controlling, non-marketable basis

Our assessed valuation range of a Palladium Share has been considered in conjunction with various cross checks. Refer to section 6.6 for our analysis of the cross checks considered.

6.2.1 Maintainable earnings

In assessing the future maintainable earnings of Palladium, we considered:

- Historical performance of the business, and discussion with Management regarding that performance
- Forecast performance for FY20 which includes actual year to date performance to February 2020
- Backlog as at 14 May 2020 which is contracted to be delivered in future periods
- The pipeline of opportunities, including the likelihood of Palladium being awarded specific future contracts, and the potential timeframe over which the revenue might be delivered
- Palladium's potential growth outlook, considering its geographical focus and strategic growth prospects. We considered analysis of the international development sector, including the level of competition and growth outlook for the broader sector in light of the economic impacts of the COVID-19 pandemic.

The table below summarises the recent actual normalised proportional EBITDA and the FY20 forecast:

Maintainable EBITDA analysis					
$ million	Ref	FY17	FY18	FY19	FY20F
Total revenue	4.4.1	449.6	479.7	539.0	618.7
Project income	4.4.1	100.3	86.8	109.6	127.6
EBIT	4.4.1	(13.9)	7.1	18.5	27.3
EBITDA	4.4.1	20.7	15.4	24.4	32.4
Normalised EBITDA (100% basis)		22.8	14.1	25.7	32.0
Normalised EBITDA (on a proportional ownership basis)	**4.4.1.2**	21.2	11.4	25.5	31.7
NPAT		(17.9)	2.4	8.7	20.5
Project income margin		***22.3%***	***18.1%***	***20.3%***	***20.6%***
EBIT margin		***(3.1%)***	***1.5%***	***3.2%***	***4.4%***
EBITDA margin		***4.6%***	***3.2%***	***4.5%***	***5.2%***
Normalised EBITDA margin		***5.1%***	***2.9%***	***4.8%***	***5.2%***
NPAT margin		***(4.0%)***	***0.5%***	***1.6%***	***3.3%***

Source: Audited financial statements, Management discussions, EY analysis and adjustments

In relation to the above and our assessment of maintainable earnings, we note:

- We have given less weighting to the FY17 and FY18 performance, due to the circumstances described in Section 4.4.1.
- FY19 earnings are broadly reflective of the current business structure, including the contribution of all recently acquired businesses.
- FY20F reflects year to date performance for the business up to February 2020 with a forecast 4 months to June 2020. The forecast was prepared in April 2020 and reflects Management's best estimate of the impact of the COVID-19 restrictions on the business. Given the majority of this forecast represents actual results and the work to be delivered in the remaining months is reasonably certain (i.e., as it is largely from existing contracts), we consider this a good representation of FY20 performance that Management expects will be achieved. Management has represented to us that as of the date of this Report, and having regard to all information available to Management, the $32 million EBITDA in FY20F shown above remains the best estimate of Palladium's performance for FY20.
- Palladium's normalised EBITDA margin has been relatively stable at 4.8% in FY19 and 5.2% in the FY20 forecast. This is driven by consistent project income margins (i.e. gross margin) of 20.3% for FY19 and 20.4% as forecast for FY20. This stability in margin is driven by Palladium's structure, which allows costs to be flexed to support revenue. In turn, this means it is reasonable to assume that EBITDA is largely driven by project income such that if project income increases, EBITDA should also increase.
- The outlook for Palladium's future performance is supported by backlog and pipeline. Over the last few years, Palladium's reported backlog and pipeline have increased, and higher project income has been achieved. As set out in section 4.5, Palladium's backlog and pipeline as at May 2020 are both very strong.
- The FY20 forecast indicates project income of $127.6 million, which is higher than previous years. The backlog and weighted pipeline indicate that Palladium appears to have reasonable prospects of maintaining this level of project income beyond FY20 and may achieve growth above this level. Furthermore, the current backlog and pipeline provide a level of certainty beyond FY21, with some current contracts in place extending to FY27.

- The immediate impacts of COVID-19 on Palladium's earnings have been considered by Management both in the FY20 forecast, as well as in the weighting applied to opportunities in the pipeline. Even after these considerations, the pipeline appears strong, indicating prospects for future growth. Management has also represented to us that the FY20 forecast is expected to be met. We understand the key potential impacts to Palladium's earnings from COVID-19 include:

  - Delayed award of contracts and delays to project implementation due to difficulties of deploying people into required countries. We understand this risk has been considered in the pipeline weightings assumed by Management, and we observe that the assumed likelihood of success is much lower than recent actual win rates.

  - Reduced aid contributions from donors. We note this may only be felt in a few years' time as donors have typically committed spend for identified projects in the near term. No such action to any significant effect has been announced to date, and thus we do not have a basis for adjusting earnings for this risk. We considered this risk in our assessment of an appropriate multiple.

  - Foreign exchange rate fluctuations, which may cause the project income earned in AUD terms to be higher or lower than indicated in the backlog and pipeline. It is very difficult to predict FX rate volatility. We note that Management's backlog and pipeline adopt FX rates which are within the actual range of rates (close to the mid-point) observed in the past three months.

  - Longer term risks to earnings, such as potential future government decisions regarding aid spend, have been considered in our selection of the multiples.

Based on the above we have considered $32.0 million as a reasonable estimation of Palladium's maintainable EBITDA. This is based on the recent actual and forecast performance of the business and is supported going forward by the backlog and pipeline.

We acknowledge the significant uncertainty that COVID-19 has created more broadly and to the extent that there is risk to Palladium's future earnings, this has been reflected in our assessment of an appropriate multiple.

6.2.2 EBITDA multiples

We capitalised the assessed maintainable EBITDA at a multiple that we consider reasonably reflects the nature of the business and its growth prospects. In assessing an appropriate EBITDA multiple, we considered the current trading multiples of companies that may be considered broadly comparable to Palladium. In addition, we analysed the multiples implied from recent acquisitions of companies with similar operations.

6.2.2.1 *Trading multiples*

The EBITDA multiples calculated for selected listed companies are shown on a minority basis in the table below.

Trading multiples (EV / EBITDA) as at 15 July 2020

Company	Country	Enterprise Value[1] (AUDm)	Revenue (Jun-19) (AUD m)	EBITDA margin[2] (Jun-20F)	Revenue growth (Jun-20F)	Backlog / revenue (Jun-20F)	Multiple Jun-19A EBITDA[3]	Multiple Jun-20F EBITDA[4]
Palladium	**Australia**	**n/a**	**539**	**5.2%**	**14.6%**	**268.2%**	**n/a**	**n/a**
Ricardo plc	UK	508	697	12.0%	(3.9%)	87.4%	6.4x	6.5x
ICF International.	USA	2,467	2,024	8.8%	9.8%	165.3%	12.7x	12.0x
Booz Allen Hamilton	USA	16,409	9,816	10.1%	14.5%	262.5%	17.2x	14.8x
The Hackett Group.	USA	559	371	11.6%	(0.8%)	n/a	8.7x	11.9x
Accenture plc	Ireland	190,444	59,499	17.7%	12.4%	n/a	16.8x	13.9x
Tetra Tech	USA	6,607	3,301	10.6%	7.5%	133.6%	16.2x	15.0x
Cardno Limited	Australia	158	955	3.9%	3.4%	131.5%	4.7x	4.6x
AECOM	USA	10,494	24,324	5.5%	(20.3%)	470.7%	8.9x	9.1x
MAXIMUS	USA	6,359	3,837	11.4%	24.4%	287.4%	11.6x	11.2x
High							17.2x	15.0x
Mean							11.5x	11.0x
Median							11.6x	11.9x
Low							4.7x	4.6x

Source: S&P Capital IQ, Annual Reports, Broker research notes and EY analysis

Notes:

1. *Enterprise value includes net debt (interest bearing), preference shares, and market capitalisation (using information available as at 15 July 2020).*
2. *Historical and forecast earnings have been adjusted to remove the impact of IFRS 16 (or the equivalent accounting standards).*
3. *Jun-19A reflects actual EBITDA for the 12 months ended 30 June 2019*
4. *Jun-20F reflects forecast EBITDA for the 12 months ending 30 June 2020 sourced from S&P Capital IQ.*
5. *Cardno's historical multiple adjusted for the pro forma EBITDA attributable to the Cardno business after carve out of Intega. We have used pro-forma Jun-19 EBITDA of $38 million based on the independent expert's report prepared for the Intega demerger.*

We note the following in relation to the multiples above:

- The listed comparable company multiples above are based on the observed market capitalisation of each company, in turn based on trading in minority parcels of shares. As such, these multiples are shown on a non-controlling interest basis, with no adjustments to include any premium for control.
- The comparable companies are in the process of adopting new accounting standards for leases, which has a material impact on the calculation of net debt (which impacts enterprise value) and EBITDA. Further, the comparable companies selected are domiciled in different geographies, which means that different lease standards are being adopted, and at different times. In general, companies domiciled in the United States are adopting FASB ASC 842 while those domiciled in the UK and Australia are adopting IFRS 16 and AASB 16, respectively. Palladium has not yet adopted AASB 16. Therefore, to ensure that the multiples were on a like-for-like basis with the selected maintainable earnings, we excluded the impact of the new accounting standards on the earnings and debt of the comparable companies. In effect, this means that our calculations for debt have excluded operating leases, and EBITDA includes operating lease expenses. As a result, the net debt and EBITDA used in our analysis may differ slightly from those metrics in the actual reported financial statements of these companies.
- The listed companies above have been selected because they have exposure to the international development market or have a similar business structure. However, there is a wide mix of size and diversity of operations within these companies. We have assessed the comparability of the observed selected trading companies giving consideration to a number of factors including:

- Size of company: The size of a company has meaningful consequences for the way that it conducts business and how sensitive it may be to developments in the industry and broader market. Larger companies with more diverse operations tend to attract higher multiples. Based on various metrics such as revenue, EBITDA and enterprise value, Palladium is smaller than almost all of the comparables (except Cardno Limited ("Cardno") and The Hackett Group, Inc. ("Hackett")).

- Geography and business diversification: Companies with operations in developing countries or those with less diverse operations tend to attract lower multiples. Palladium is much less diversified than the comparables, with most of its earnings being from program management services for international development projects. Palladium also has a very high customer concentration and is more exposed to operations in developing economies.

- EBITDA margin: When considering the broad universe of consulting company comparables (which includes those shown above), there appears to be a relationship between the observed EBITDA multiples and the EBITDA margins, such that higher margin companies tend to have higher observable multiples. Typically, we would not consider EBITDA multiples to be linked with margin in this manner, as the margins should already be reflected in the EBITDA itself. A reasonable interpretation of this observation is that differences in EBITDA margin are indicative of structural differences between the companies. For example, lower margins could mean more exposure to cost plus contracts in competitive markets, with limited potential for margin growth. Palladium's EBITDA margins are toward the low end of the range observed for the comparable companies.

- Revenue and EBITDA growth: Companies with higher growth rates tend to attract higher multiples. We acknowledge that forecast revenue growth is inherently difficult to assess in the current market, meaning that analysts' forecasts for the comparable companies may be unreliable. However, generally we did observe that of the comparable companies, those with higher forecast growth broadly also had higher multiples. Palladium's forecast FY20 growth is towards the upper end of the range observed, however we note multiples are likely to be impacted by growth beyond FY20.

- Backlog: We considered the reported backlog for each company relative to historical revenue, on the basis that higher backlog should mean greater certainty of revenue. For the comparable companies, this ratio does not appear to be correlated with the observed multiples, indicating that the factors noted above may have a greater impact than the quantum of backlog. Palladium has a higher backlog ratio (c.270%) than most of the comparable companies.

► Based on the above, we note that differences in the multiples of the most relevant comparable companies are driven by differences in growth prospects (both revenue and margins), business structure, diversity of revenue streams and customers, exposure to cost-risk through contracts and company size. Whilst Palladium has a strong backlog which may be an indicator of potential future growth and strong recent growth, it falls at the low end of the comparables for most other metrics. On balance, we would expect Palladium's multiple to be at the low end of the range observed for the comparable companies.

► Based on size, historical earnings margins, geographic spread and exposure to international development, we would consider Cardno to be the most comparable listed company to Palladium. However recent weak performance in Cardno's business and a lack of available information regarding its forecasts mean that we would expect Palladium to have a higher multiple than Cardno. Specifically, we were only able to find one broker providing a June 2020 EBITDA forecast for Cardno and Cardno withdrew its FY20 guidance in March 2020 due to the uncertainty caused by COVID-19. We have therefore placed little reliance on Cardno's forecast multiple.

► Tetra Tech has a particularly high multiple in the context of the group of comparables. Tetra Tech is a major competitor to Palladium in key markets and was the acquiror of Palladium's primary competitor, Coffey, in 2015. Arguably Tetra Tech's high multiple is largely driven by its forecast strong revenue and the size and diversity of its operations. Tetra Tech has recently been further diversifying through technology acquisitions such as Global Tech Inc. (April 2019) and Segue Technologies Inc. (February 2020) which though small contributors to its business now, are likely to add to the growth outlook and increase the multiple.

Share price movements for the listed companies over the last 12 months



160%
140%
120%
100%
80%
60%
40%
20%
0%
Price Movment
Jul-19
Aug-19
Sep-19
Oct-19
Nov-19
Dec-19
Jan-20
Feb-20
Mar-20
Apr-20
May-20
Jun-20
Jul-20
Ricardo
ICF International
Accenture
Tetra Tech
Cardno
Hackett
Booz Allen
AECOM
MAXIMUS

Source: S&P Capital IQ and EY analysis

The chart above shows the share price movements for the comparable companies over the last 12 months. We note that Booz Allen, Accenture and AECOM are currently trading at a price higher than their respective prices 12 months ago. All comparable companies experienced a decline in share price in March 2020 due to COVID-19 though most have now recovered. Irrespective of COVID-19, Cardno has experienced a significant and sustained share price reduction following the demerger of Intega Group Limited and continued weak performance.

6.2.2.2 *Transaction multiples*

We have considered the multiples implied in transactions since 2015 involving the acquisition of companies operating in the broader international development sector, consulting businesses or people-based services businesses. The implied multiples of the observed transactions are illustrated in the table below.

Transaction multiple

Date	Target	Acquirer	Transaction value (A$m)	Percentage acquired	LTM multiple	NTM multiple
20-May-19	WYG PLC	Tetra Tech UK	109	100%	19.3x	7.9x
10-Dec-18	Pöyry Oyj	ÅF AB	1,000	100%	8.9x	10.4x
10-Sep-18	Engility Holdings	Science Applications International	3,497	100%	11.5x	14.7x
28-Mar-18	Willbros Group	Primoris Services Corporation	224	100%	nm	6.1x
14-Aug-17	Opus International Consultants	WSP Global	300	100%	8.0x	8.3x
11-Oct-16	Mouchel Limited	WSP | Parsons Brinckerhoff	121	100%	7.7x	n/a
11-May-16	SMEC Holdings	Surbana Jurong	446	100%	11.1x	n/a
2-May-16	Ausenco Limited	RCF	130	60%	nm	8.7x
29-Mar-16	MWH Global	Stantec	1,049	100%	10.2x	n/a
14-Oct-15	Professional Service Industries	Intertek Group	454	100%	8.3x	n/a
14-Oct-15	Coffey International	Tetra Tech	200	100%	8.2x	7.3x
14-Sep-15	Cardno Limited	Crescent Capital Investments	121	21%	8.9x	7.4x
High					19.3x	14.7x
Mean					**10.2x**	**8.9x**
Mean					**8.9x**	**8.1x**
Low					7.7x	6.1x

Source: S&P Capital IQ, Annual Reports and EY analysis
Notes: LTM and NTM stands for last twelve months and next twelve months, respectively

We note that since May 2019, there have been no new transactions involving international development businesses. We have observed transactions involving engineering and consulting firms, however we did not consider these to be sufficiently comparable to include in this analysis.

In relation to the above transaction multiples, we note the following:

- The transaction multiples are as at the date of the specific transactions, with last twelve months actual ("LTM") and next twelve months forecast ("NTM") EBITDA figures relative to that date.

- There is a wide range of transaction multiples reflecting the different levels of size, diversification and growth outlook for each of the precedent transactions. In general, we would expect the larger and more diversified companies to have higher multiples than Palladium.

- Palladium, as outlined in section 4.1, has undertaken several acquisitions in recent years. We do not consider these meaningful reference points as these acquisitions were significantly smaller than the overall Palladium business, were typically undertaken to acquire a specific capability or access to a particular client, most are dated and, in many cases, earn outs were not paid due to weak performance with subsequent impairments recognised. Further, limited information was available, publicly or otherwise, with which to determine the implied multiples.

- Except for the relatively small acquisitions undertaken by Palladium as noted above, there have been no transactions involving pure-play international development firms. We have necessarily broadened the transaction group to include professional services firms, technical consultancy firms and engineering consultancy firms. In general, these are people-based service firms that effectively sell the capability and time of their staff. This is broadly comparable to Palladium's business model, but it means these multiples will also reflect growth outlooks driven by factors other than the international development market.

- We consider that all of the transactions are on a controlling interest basis, noting that the 2015 investment in Cardno by Crescent Capital gave it significant influence based on its existing shareholding at the time[43].

- We consider the following transactions to be most comparable to Palladium:

  - Acquisition of Coffey International by Tetra Tech: Coffey is a global professional services company with a relatively significant international development business (c.55% of Coffey's revenue at the time of the acquisition). In FY15, Coffey had revenues of c.$559 million and an EBITDA margin of c.4.2%, which is similar to Palladium's current size and margin profile. The key limitation of this multiple is that it occurred five years ago in a different market environment.

  - Acquisition of Cardno by Crescent Capital Investments: We discussed the Cardno business in the comparable company analysis. This acquisition was for a c.21% stake, adding to Crescent Capital Investments' existing interest at the time. This acquisition related to a larger business and since this time, the company has subsequently demerged Intega.

6.2.2.3 *Selection of multiple*

In summary, when selecting an appropriate multiple to value Palladium, we considered:

- We would expect Palladium's multiple to be lower than most of the trading multiples of the large listed comparable companies due to the characteristics outlined in section 6.2.2.1 (after including a premium for control). We would expect Palladium to have a higher multiple than Cardno.

- Many of the transactions involved companies which are larger and more diverse than Palladium. Further, the transactions largely occurred in a less volatile market than the current point in time. We would not expect the Palladium multiple to be higher than the average and median of the comparable transactions.

- Palladium continues to be one of the primary participants in the international development sector in its key operating regions being APAC, the Americas and EMEA. Its market position is relatively strong particularly in Australia within the APAC region, the UK within the EMEA region and the Americas due to its relationships and track record with key clients over several decades.

[43] *Intention to demerge scheme booklet in relation to the proposed demerger of Intega Group Limited from Cardno Limited* refers to Crescent Capital's greater than 50% voting interest in 2019. At the time of the 2015 acquisition, Crescent Capital reached a total interest of 41% (had sought to reach c.60%) and a board transition plan was agreed which gave Crescent Capital three board seats out of an intended total of eight. Refer to Appendix E for further detail

- Palladium has a strong pipeline of growth opportunities through its EMEA and Americas regions in particular. Palladium also has other growth opportunities related to the diversification of its client base and services which are currently small relative to the core business.

- The immediate impacts of COVID-19 on Palladium's business have been considered in the FY20 forecast, however the longer-term impacts on the outlook for project income are uncertain. Palladium is highly exposed to future aid spend of the US, as well as the UK and Australia. This spend may be impacted by lower economic activity arising from the COVID-19 restrictions, or from an increased domestic focus. We have considered this risk and uncertainty in our assessment of the multiple.

Having regard to the above we have selected an EBITDA multiple of 8.0x to 9.0x on a controlling basis to apply to the selected maintainable earnings range of Palladium.

Our selected multiple reflects the significant uncertainty, extent of government intervention and evolving situation globally as a result of the COVID-19 pandemic. Our view on value reflects the circumstances prevailing at the date of this Report, and any change in these expectations or impact on the business, strategy or its donors could materially impact on the value.

6.2.3 Net debt / cash

As at 31 May 2020, Palladium's net cash position was $1.3 million, comprised of nil interest bearing debt and $1.3 million of cash. The fair value of cash and debt were considered to be equal to their book values.

As of the date of this Report, Palladium is still in the process of adopting the new leasing standard (i.e. AASB 16 / IFRS 16 *Leases*) and is assessing the impact of the associated changes on its financial statements. As such, our net debt does not include any operating lease liabilities as the costs associated with these arrangements are already considered in our selected maintainable EBITDA.

We note that the net debt balance typically reduces (or net cash increases) every month as Palladium generates more cash flows. Given Palladium's history of having paid down debt and cash generation it may be expected that Palladium's net cash position may increase by the time the Proposed Scheme, if approved, is implemented on the date specified in the Scheme Booklet (expected to be late August 2020). We note that every extra $1 million increase in net cash results in approximately a $0.05 increase in the fair value per Palladium Share.

6.2.4 Surplus assets or liabilities

Based on discussion with Management and our analysis of the balance sheet, we have not identified any surplus assets or liabilities.

6.3 One-off transaction costs

Palladium estimates one-off transaction costs of $1.1 million to be incurred in relation to the Proposed Scheme. For the purposes of our valuation of Palladium before the Proposed Scheme, we have deducted transaction costs which are expected to be incurred regardless of whether or not the Proposed Scheme is implemented, of approximately $0.7 million. In the event that the Proposed Scheme is approved and implemented, these costs are expected to be $1.1 million, noting that certain financial advisory fees are contingent on the Proposed Scheme proceeding. We note that our fee for this Report is not in any way contingent on the approval or implementation of the Proposed Scheme.

We understand no portion of the one-off transaction costs have already been incurred and reflected in the cash balance as at the date of this Report.

6.4 Discount for lack of control and marketability

As discussed in Section 5.1.1.4, we view a discount for lack of control and marketability in the range of 40% to 45% to be appropriate in arriving at the fair value of a Palladium Share.

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6.5 Number of shares on issue

In order to determine a value per Palladium Share on a non-controlling interest basis, we have divided the total equity value by the number of Palladium Shares on issue immediately prior to the implementation of the Proposed Scheme.

As set out in section 4.6, there are 11.2 million Palladium Shares on issue prior to the Proposed Scheme. We are advised there are no financial instruments (such as options or performance rights) which could vest and therefore result in a greater number of shares participating in the Proposed Scheme.

6.6 Valuation cross check

We have considered the reasonableness of our valuation using a number of cross checks. These include comparison of the revenue multiples and dividend yield implied by our valuation with the multiples and yields of broadly comparable companies and recent industry transactions, where relevant.

6.6.1 Recent prices of Palladium Shares cross check

As set out in section 4.10 of this Report, Palladium Shares have been transferred or issued as part of internal share sales, buy-backs or employee incentive schemes. Most recently, Palladium issued shares as part of an employee incentive scheme in March 2020 at a price of $13.04 per Palladium Share. This is the same price at which Palladium had performed earlier employee incentive issuances over the period December 2019 to March 2020 i.e., prior to COVID-19 significantly impacting Australia. The most recent price at which Palladium Shares were actually 'sold' was $8.93 per share in June 2019 under the buy-back process.

Our assessed value of a Palladium Share prior to the Proposed Scheme on a non-controlling basis is between $12.55 and $15.41. This implies a premium of up to 18% above the most recent issuance price of $13.04 and 41% to 73% above the most recent buy-back price of $8.93.

While these issuances are not market trades of shares as such, they do reflect a marker of share prices at which Palladium Shares have been transferred or issued at. As our valuation is within the range or at a premium to the most recent prices, we consider this supportive of our assessment.

6.6.2 EV / Revenue multiple cross check

The table below shows the implied EV to revenue multiples for Palladium based on our assessed valuation range.

Implied EV / Revenue multiple			
$ million	Ref	Low	High
Enterprise value	6.6	256.0	289.0
FY19A revenue	6.2.1	537.7	537.7
FY20F revenue	6.2.1	618.7	618.7
FY19 EV / Revenue multiple		**0.48x**	**0.54x**
FY20 EV / Revenue multiple		**0.41x**	**0.47x**

Source: EY analysis

6.6.2.1 *Comparable companies and transaction multiples*

The implied EV / revenue multiples of comparable companies and comparable transactions compared to the multiples implied by our valuation of Palladium are shown in the graph over page. Refer to Appendix D and Appendix E for further information on trading and transactions multiples.

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Jun-20 EV/Revenue multiples
3.5x
3.0x
2.5x
2.0x
1.5x
1.0x
0.5x
0.0x
Cardno
Willbros - Mar 18
Coffey - Oct 15
WYG - May 19
Palladium (Low)
Palladium (High)
Cardno - Sep 15
Ausenco - May 16
AECOM
Opus - Aug 17
Ricardo
Pöyry - Dec 18
ICF
Engility - Sep 18
MAXIMUS
Booz Allen
Hackett
Tetra Tech
Accenture
Comparable companies (Minority basis)
Comparable transactions (Control basis)

Source: EY analysis, S&P Capital IQ

Note 1: Enterprise value as at 15 July 2020

We note the following in relation to the graph above:

- There is a wide range of multiples, reflecting the size, growth forecast and other qualitative factors relevant to each company. Revenue multiples are likely to be influenced by the EBITDA margins of the business. Palladium has lower EBITDA margins than all of the trading comparables except for Cardno.
- Palladium's implied multiples are on a controlling basis. The transaction multiples are presented on a controlling basis and the trading multiples are on a non-controlling basis. If a control premium was considered for the trading multiples, then the trading multiples would be higher than those shown above.
- Palladium's implied multiple is at the low end of the observed comparable company and transaction multiples which appears appropriate considering the factors we discussed in section 6.2.2 above.

6.6.3 Dividend yield cross check

We have also cross checked our valuation by comparing the dividend yield implied by our equity valuation of Palladium, with the yield of the comparable companies.

The table below shows the implied dividend yield for Palladium based on our valuation range assuming a payout ratio of 30%. This ratio is based on the historical average ratio as set out in section 4.9, applied to the FY19 and FY20 NPAT per section 6.2.1. This payout ratio is not dissimilar to the historical payout ratios of the comparable listed companies. Since the payout ratio will depend on various factors including the debt profile of each business, this is intended as a high-level cross check only.

Implied dividend yield			
$ million	Ref	Low	High
Equity value (non-marketable, minority basis)	6.1	141.1	173.2
Estimated dividend[1]	4.4.1	2.6	6.2
Implied dividend yield		**1.8%**	**3.6%**

Source: EY analysis

Note 1: Dividend range is calculated using payout ratio of 30% and FY19 Actual and FY20 Forecast NPAT of $8.7 million and $20.6 million, respectively.

Noting that as Palladium has a net cash balance at May 2020 having paid down debt over the last three years, a higher payout ratio may be appropriate. A higher payout ratio would result in a higher yield. For example, assuming a payout ratio of say 50% (which is broadly in line with Palladium's actual FY18 payout), would result in an implied dividend yield of 3.1% to 5.9%.

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6.6.3.1 *Comparable companies' dividend yield*

The graph below shows the dividend yields of comparable companies compared to that implied by our valuation.



Last Twelve Months ("LTM") Dividend Yield
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
0.9%
1.0%
1.2%
1.7%
1.7%
1.8%
3.2%
3.6%
5.9%
Tetra Tech
ICF
Accenture
Booz Allen
MAXIMUS
Palladium (Low)
Hackett
Palladium (High)
Ricardo

Source: EY analysis, S&P Capital IQ

Note 1: Dividend yield of comparable companies has been calculated as at 15 July 2020

Note 2: We have considered LTM dividends as at 15 July 2020 per S&P Capital IQ

We note the following in relation to the graph above:

- The average and median LTM dividend yield is 2.2% and 1.7%, respectively. Ricardo Plc has the highest dividend yield reflecting an increasing dividend payout ratio in recent periods as well as a larger reduction in share price post COVID-19 compared to the other comparable companies.
- Cardno and AECOM have not paid any dividends in recent periods and thus has been excluded.
- Palladium's implied dividend yield falls within the range of the comparable yields observed.
- Typically, private unlisted companies tend to provide higher yield to compensate shareholders for the relatively lower liquidity of their investment. As such, we would expect Palladium to have a yield towards the upper end, as it does, or above that of the listed peers as it does when assuming a higher payout ratio of say 50% as set out above.

Based on the above, and also considering that Palladium's payout ratio may actually be higher due to its current low gearing, we consider the dividend yield implied by our valuation to be supportive of our valuation conclusion.

6.7 Valuation of Scrip Consideration

The Scrip Consideration is in the form of one NewCo Share for each Palladium Share held. Section 5.1.2 outlines our approach to valuing the Scrip Consideration.

The Proposed Scheme will not result in any immediate change to the operations of Palladium, and therefore we do not consider there would be any impact on the enterprise value. That is, the enterprise value of NewCo after the Proposed Scheme is approved and implemented will simply be the enterprise value of Palladium.

As such, to value the Scrip Consideration we have adopted the enterprise value calculated in section 6.1. We have then made adjustments to the value to reflect the impact of the capital structure that will be in place should the Proposed Scheme be approved and implemented. This is set out below.

6.7.1 Number of NewCo Shares immediately following the Proposed Scheme

As discussed in section 1.2, for the Proposed Scheme to be implemented, the aggregate number of NewCo Shares will be between 41% and 46% of the total numbers of Palladium Shares on issue.

The potential range of the number of NewCo Shares is shown below.

Number of share post Proposed Scheme		
Shares in millions	Low	High
Number of Palladium Shares before the Proposed Scheme	11.2	11.2
Scrip election range	41.0%	46.0%
Number of shares post Proposed Scheme	**4.6**	**5.1**

Source: EY analysis, Scheme Booklet

6.7.2 Net debt

As discussed in section 1.4, FinCo will conduct a refinancing to fund the Cash Consideration. A key consequence of the upper and lower bound created for scrip election, as discussed in section 1.2, is to limit the amount of funding required to pay the Cash Consideration.

Broadly, the new debt will be in two tranches, as follows:

- $72 million of new senior debt, to be provided by Palladium's existing banking consortium.
- Between $33.6 million and $43.4 million of mezzanine debt to be raised by NewCo.

Based on the above, the revised net debt following the Proposed Scheme is expected to be as follows:

Net debt post Proposed Scheme			
$ million	Ref	Low	High
New senior debt	1.4	72.0	72.0
Mezzanine debt	1.4	43.4	33.6
Existing debt	6.2.3	-	-
Cash and bank balance	6.2.3	(1.3)	(1.3)
Net debt		**114.1**	**104.3**
Net debt / EV		**44.6%**	**36.2%**
Net debt / FY20 EBITDA		**3.6x**	**3.3x**

Source: Management, EY analysis

As we explain in section 6.3, Palladium will incur $1.1 million of one-off transaction costs in the event that the Proposed Scheme is approved and implemented. Practically, these costs may be paid for with increased debt or cash generated up to the implementation date, however we have kept them separate for the sake of simplicity.

6.7.3 Valuation conclusion

The table below sets out our valuation of a NewCo Share on a non-controlling basis.

NewCo – Valuation summary			
$ million	Ref	Low	High
Selected maintainable EBITDA range	6.2.1	32.0	32.0
Selected EV / EBITDA multiple range	6.2.2	8.0x	9.0x
Enterprise value		**256.0**	**288.0**
Less: Net debt	6.7.2	(114.1)	(104.3)
Less: Transaction costs	6.7.2	(1.1)	(1.1)
Fair value of equity (marketable, controlling basis)		**140.8**	**182.6**
Discount for lack of control and marketability	5.1.1.4	45%	40%
Fair value of equity (non-marketable, minority basis)		**77.5**	**109.6**
Number of shares on issue (million)	6.5	4.6	5.1
Fair value of a NewCo Share on a non-marketable, minority basis ($)		**16.91**	**21.32**

Source: EY analysis

Note: Fair values per share have been calculated using unrounded amounts

7. Evaluation of the Proposed Scheme

7.1 Overview

In forming our opinion as to whether the Proposed Scheme is in the best interests of Palladium Shareholders, we have considered whether the Proposed Scheme is fair and reasonable, and whether the advantages of approving the Proposed Scheme outweigh the disadvantages.

To assess fairness of the Proposed Scheme, we have considered whether the estimated value of a Palladium Share, on a non-controlling interest basis, is higher or lower than the fair value of the Scheme Consideration that will be received by Palladium Shareholders in the event that the Proposed Scheme is approved and implemented.

To assess reasonableness, we considered the advantages, disadvantages and other factors that Palladium Shareholders may consider, including:

- For shareholders who receive Scrip Consideration, and therefore retain an equity interest after the Proposed Scheme is approved and implemented, whether the new capital structure could have an impact on the value received from continuing to hold equity in NewCo.
- The existence of alternatives to the Proposed Scheme and the consequences for Palladium Shareholders
- The likelihood of an alternative superior proposal being received
- The impact to Shareholders if the Proposed Scheme is not approved
- Other advantages, disadvantages and relevant factors of the Proposed Scheme for Shareholders.

These factors are broadly informed by our considerations of the matters which may be of concern to Palladium Shareholders, as outlined in section 2.4 of this Report.

7.2 Fairness

In determining whether the Proposed Scheme is fair, we compared the assessed fair value of a Palladium Share on a non-controlling interest basis, with the Scheme Consideration to be received by Palladium Shareholders, in the event that the Proposed Scheme is approved and implemented. The following table summarises this comparison.

Evaluation of the fairness of the Proposed Scheme

$/share	Ref	Low	High
Value of a Palladium Share on a non-controlling basis	6.1	12.63	15.50
Value of the Scheme Consideration:			
Value of the Cash Consideration	6.1	17.50	17.50
Value of the Scrip Consideration	6.7	16.91	21.32

Source: EY analysis

The assessed value of a Palladium Share on a non-controlling basis is between $12.63 and $15.50 per share. The Cash Consideration is $17.50 per share and our assessed value of the Scrip Consideration is between $16.91 and $21.32 per share. Both the Cash Consideration and the fair value of the Scrip Consideration are above the range of values assessed for Palladium Shares, and we therefore consider the Proposed Scheme to be fair.

It should be noted that the analysis above was performed based on information that was current as at the date of this Report. To the extent that either market or business conditions change, these values may change.

7.3 Reasonableness

We also considered the advantages, disadvantages and other factors that shareholders should consider in forming their view as to whether or not to vote in favour of the resolution required to effect the Proposed Scheme. Individual shareholders may interpret these factors differently depending on their own circumstances. The factors set out below are relevant to Palladium Shareholders, with any additional considerations for specific Palladium Shareholders considered subsequently.

7.3.1 Advantages of the Proposed Scheme

7.3.1.1 *Immediate liquidity for shareholders receiving Cash Consideration*

Palladium Shares are not traded on a recognised stock exchange, and therefore do not benefit from the security or opportunity which ready marketability brings. Palladium operates an internal share market to facilitate transactions between shareholders at certain times and has conducted share buy-backs in the past. However, in recent years these transactions have been oversubscribed indicating that there have been more shareholders seeking to sell than those willing to buy.

The Palladium constitution contains provisions to facilitate future internal share sales and buy-backs but does not guarantee the timing of any such processes, the quantity of shares that may be able to transact or the price at which they would be transacted. If the Proposed Scheme is not approved, there is no certainty regarding the next opportunity for shareholders to realise cash for their shares.

The Proposed Scheme provides an immediate opportunity for liquidity. For those Palladium Shareholders who elect to receive Cash Consideration they also receive certainty over the price received.

7.3.1.2 *Cash Consideration at a premium to historical share prices*

As described above in section 7.3.1.1, Palladium operates an internal share market and has conducted share buy-backs in the past. These transactions have generally represented small parcels of shares at significantly lower values than the Scheme Consideration.

The chart below shows the actual historical prices at which Palladium Shares have been transferred or issued at in recent years, compared to the Cash Consideration offered as part of the Scheme Consideration. For further discussion of this information, refer to section 4.10 of this Report.



Share price history
$ per share
20
15
10
5
0
$10.10
$10.72
$11.00
$10.87
$11.00
$12.60
$10.55
$10.55
$7.78
$7.78
$8.93
$9.66
$11.74
$13.04
$13.04
$13.04
Dec-15
Apr-16
Jun-16
Feb-17
Apr-17
Nov-17
Mar-18
Apr-18
Oct-18
Dec-18
Jun-19
Sep-19
Oct-19
Dec-19
Feb-20
Mar-20
Internal Share Sale Process
Employee Share Scheme Buy-back
Equal Access Buy-Back
Shares issued under the incentive program
Cash Consideration - Proposed Scheme

Source: Management, EY analysis

Note: Share transfers in the internal share sale in December 2018 occurred at the same price shown above for issuances under the incentive program.

The Cash Consideration represents a 34% premium to the most recent price set by the Board in respect of the employee incentive program. The Cash Consideration represents a 96% premium to the price offered in the equal access buy-back in June 2019. These prices were based on business and market considerations at the time and may not be an indication of prices which could be offered in future internal share sales or buy-back processes.

Whilst the Palladium constitution contains provisions to facilitate the internal share sales and buy-backs, there is no guarantee as to the price that will be set for any future internal share sale or buy-back, nor is there a guarantee regarding the timing, quantity or funding available for any such process.

7.3.1.3 *Greater alignment between shareholders and the ongoing business*

The Proposed Scheme provides an opportunity for Palladium Shareholders who are not current employees to exit their investment in the business. Since most shares have been earned or acquired as a consequence of employment with Palladium, the Board of Directors has historically stated that the ideal shareholding structure is one in which the shareholders are current employees of Palladium.

To promote alignment between shareholders and employees, the Palladium Constitution contains provisions which allow Palladium to compulsorily acquire, buy-back, cancel or require the transfer of shares after a shareholder ceases to be an employee or Director of Palladium, if those shares represent less than a 1% stake in the company. In certain circumstances, and subject to Board discretion, the price at which these shares are acquired may be lower than the most recent price set by the Board (for example, if the former employee commences employment with a competitor).

The table below sets out the current shareholding of Palladium, showing a breakdown between employees and non-employees. As shown, approximately 38.8% of Palladium Shares are held by non-employees who are not considered associates of NewCo in the context of the Proposed Scheme:

Composition of shareholders by employee status

# shares	Status	# shares	% of register
Kim Bredhauer[1]	Associated Shareholder, Chairman	2,983,444	26.7%
Christopher Hirst[1]	Associated Shareholder, CEO	1,019,956	9.1%
Darryn Purdy[1]	Executive Director	780,223	7.0%
Non-associated shareholders[1]	Employee	2,049,730	18.3%
Non-associated shareholders[2]	Non-employee	4,340,770	38.8%
Total		**11,174,123**	**100.0%**

Source: Palladium

Note 1: The interests for Messrs Hirst, Bredhauer and Purdy presented above do not include their relevent interest associated with the 418,773 shares held by Palladium Group SST Pty Ltd as trustee for the Palladium Group Staff Shareholders Trust. These shares are included within the non-associated, employee shareholders' shares in this table.

Note 2: Non-employee shareholders include large shareholders such as Mr Ken Warriner (14.3% interest) and Mr David Crombie (8.8% interest)

The relatively large number of Palladium Shareholders who are former employees may explain the higher number of sellers in the recent internal share sales and buy-back processes. The Proposed Scheme provides these shareholders an opportunity to exit such that remaining shareholders are more likely to be employees and thus more committed to the growth of the company.

Whilst the Proposed Scheme provides an advantageous opportunity for non-employee shareholders to exit, the alignment between shareholders and employees is also seen to be an advantage for all Palladium Shareholders. In a business such as Palladium, which relies on selling the specialised skills of its key employees, it is beneficial for employee and shareholder interests to be aligned. This alignment ensure that employees are motivated to behave in a manner which increases long term business value.

7.3.1.4 *Shareholders receiving Scrip Consideration will continue to share in any future growth in value*

To the extent that Palladium exceeds the expectations reflected in our valuation, or the market improves, the continuing shareholders will retain the opportunity to share in any future value upside.

Further, Palladium has a track record of demonstrating the capacity to repay debt and grow shareholder value. Between 1 July 2016 and May 2020 Palladium has repaid debt of c.$93.1 million and returned capital and dividends to shareholders of c.$23.3 million. To the extent that Palladium is able to repay debt and return capital

going forward, continuing shareholders may participate in the future growth in the value of their shares, which may be accelerated by the benefit of financial leverage.

7.3.2 Disadvantages of the Proposed Scheme

7.3.2.1 *Shareholders who receive Cash Consideration will not share in any potential future value growth*

Our valuation has been undertaken using market data, business performance and outlook at a point in time. While our valuation reflects assumptions in relation to potential future growth opportunities available to Palladium, these are subject to various risks which have been reflected in our valuation. Further, our valuation multiples reflect market uncertainty relating to COVID-19.

To the extent that Palladium exceeds the expectations reflected in our valuation, or the market improves, the exiting shareholders will lose the opportunity to continue to participate in any future value upside.

7.3.2.2 *Shareholders receiving Cash Consideration will forgo any potential opportunity to participate in a control transaction*

The Proposed Scheme is not considered a control transaction and therefore we have valued the Palladium Shares being given up by Shareholders on a minority interest basis. This approach is explained in detail in sections 2.2 and 2.5 of this Report.

In the event that a transaction did occur which involved a change of control, then a control premium may be reflected in the offer price. This type of transaction could take various forms, including a transaction involving an existing shareholder increasing their holding to be greater than 50%, or a third party buying a controlling stake.

Historically, bid premiums on successful takeovers in Australia have broadly been in the range of 20% to 40% with the premium varying significantly depending on the circumstances of each transaction. Most valuers in Australia have tended to apply a control premium of approximately 30%, as explained in section 5.1.1.4.

Palladium Shareholders receiving Cash Consideration will no longer hold an interest in the business. As such, they will lose the chance to participate in any subsequent transactions which may include a control premium. In addition, if the Proposed Scheme were to be viewed as a control transaction, then the value of shares given up would likely be higher to reflect a control premium.

As set out in the Scheme Booklet, the Directors are not aware of, and have not received, any superior proposal. As such, we are not aware of any likely future control transaction involving Palladium. Moreover, given the current economic climate caused by the COVID-19 pandemic, the Independent Board Committee members consider it is unlikely that Palladium will receive a Superior Proposal in the immediate future.

Notwithstanding this, we note that the Cash Consideration of $17.50 implies a premium above our range of value for a Palladium Share before the Proposed Scheme of 13% to 39%. The Scrip Consideration range is 34% to 38% above our range of values for a Palladium Share before the Proposed Scheme. In other words, even if this were to be assessed as a control transaction and a control premium was relevant, the Cash Consideration and Scrip Consideration would still likely be higher than most of the range of fair values of Palladium Shares on a controlling interest basis.

7.3.2.3 *Potential for lower dividends, at least in the near term*

Palladium has paid down a substantial amount of debt since FY17. At 31 May 2020 all debt had been repaid and Palladium's net cash was $1.3 million[41], before implementation of the Proposed Scheme. Given the low gearing levels of Palladium currently and the rate at which it has generated cash flow to pay down debt in recent years, it could reasonably be anticipated that a greater level of cash would be available for dividends going forward, subject to the Board's discretion around dividend policy and relevant bank covenants, and all else being equal.

Should the Proposed Scheme be approved and implemented, our valuation of NewCo immediately following implementation implies a gearing level (debt to enterprise value) of 38% to 45%. This reflects the new bank debt

[41] Excluding operating leases as the lease cost associated with any such leases is captured within EBITDA currently

and mezzanine debt to be raised in conjunction with the Proposed Scheme. The interest and debt repayments payable on both forms of financing are to be paid ahead of distributions to shareholders. As such, servicing and repayment of this new debt will reduce the cash available for distribution to those Palladium Shareholders electing to receive Scrip Consideration. Given Palladium currently has a negligible net debt balance and that the Proposed Scheme will not result in a change to the underlying operations of the business, arguably the interest on the new bank and mezzanine debt to be raised could otherwise be available for distribution, all else being equal. This could be perceived to be a disadvantage for shareholders holding shares for short term yield.

Notwithstanding the above, we note that no change to the current dividend policy whereby any dividends are declared at the Board's discretion (including the amount, timing and method) is proposed as part of the Proposed Scheme.

7.3.2.4 *Changed capital structure and increased gearing levels*

As noted above, if approved and implemented, the capital structure of Palladium will change with the level of gearing substantially increased following the raising of bank and mezzanine debt. The servicing of both bank and mezzanine debt is paid before any dividends. This higher gearing represents a capital structure and level of financing risk that individual Palladium Shareholders may not desire. If so, then this may be perceived to be a disadvantage.

7.3.2.5 *Costs associated with the Proposed Scheme*

If approved and implemented, transaction costs in the order of $1.1 million are expected to be incurred. Of this, $0.7 million are expected to be incurred regardless of whether or not the Proposed Scheme is approved and implemented. That is, only $0.4 million of this cost is truly a disadvantage, because the remainder will be incurred regardless of whether Palladium Shareholders vote to approve the Proposed Scheme.

7.3.3 Other factors

7.3.3.1 *Alternatives to the Proposed Scheme*

Possible alternatives to the Proposed Scheme include:

- **Do nothing:** If Palladium does not proceed with the Proposed Scheme, Palladium will continue to operate as it currently does. Since the net debt position is low then, all else being equal and subject to Board direction, there may be more cash available to distribute to shareholders.

- **Attract a superior proposal:** The Palladium Independent Directors are not aware of, and have not received, any superior proposal. Moreover, given the current COVID-19 outbreak and its adverse impact on the investment market, the Independent Directors consider it is unlikely that Palladium will receive a superior proposal in the immediate future.

- **Perform another buy-back/internal share sale:** A key purpose of the Proposed Scheme is to provide a liquidity event for Palladium Shareholders wishing to sell their interest. The company could undertake a buy-back or facilitate internal share sales as it has done in the past. However, this would require either sufficient cash to be available for a buy-back or sufficient demand between existing shareholders to purchase shares in an internal share sale. Based on the analysis in section 4.10, we note that the market prices such transactions were completed at in the past were at prices below the offered Cash Consideration and such events were typically oversubscribed, meaning there were more sellers than buyers. There is no guarantee therefore as to whether Palladium Shareholders could sell their interest, at what price or when this could occur in the future.

Prior to considering the Proposed Scheme, various alternatives were considered by the Directors. While details of any specific alternatives considered have not been released to shareholders, the Directors have represented that there is no alternative which is considered to be superior to the Proposed Scheme as set out in section 1.1.4 of the Scheme Booklet. Ultimately, the Independent Board Committee members have unanimously recommended that Palladium Shareholders should approve the Proposed Scheme.

7.3.3.2 *If too many shareholders elect to receive cash, the Proposed Scheme will not proceed*

The terms of the Proposed Scheme are such that for it to be implemented, Palladium Shareholders must elect to receive Scrip Consideration in respect of at least 41% of Palladium Shares held. i.e., Cash Consideration may be received in respect of no more than 59% of shares. Given the Cash Consideration is in excess of our assessed value of a Palladium Share before the Proposed Scheme, it may be that too many shareholders elect to receive Cash Consideration and the Proposed Scheme cannot be implemented. In this case, the Proposed Scheme will not proceed and therefore none of the advantages of the Proposed Scheme will result.

This means that it is possible that the Proposed Scheme may not be able to proceed despite it being the preference of the majority of Palladium Shareholders. We note that Mr Bredhauer, Mr Hirst and Mr Purdy own 30.4%, 12.9% and 10.7% of Palladium Shares respectively[42]. It is mathematically possible for those shareholders to vote in such a way that the Minimum Scrip Condition is fulfilled, but that no individual shareholder takes a stake of 50% or more in NewCo. Given that these three individuals are able to meet the Minimum Scrip Condition themselves, we consider it unlikely that the Minimum Scrip Condition will not be fulfilled. However, we note that none of these individuals have made any representation to Palladium Shareholders regarding their voting intentions.

7.3.3.3 *New Board*

If approved and implemented, an outcome of the Proposed Scheme will be a change in the Board of Directors. The current Palladium Board includes seven directors (comprised of an Executive Chairman, five non-executive directors and one director). At the date of this Report, Mr Hirst and Mr Bredhauer are the only directors of NewCo. If the Proposed Scheme is approved and implemented, it is intended that additional directors, including at least one independent director will be appointed to the NewCo Board with the proposed NewCo constitution stating that there shall be between two and eight directors. The appointment of all directors for an initial term will be confirmed at a General Meeting of the NewCo shareholders within a short period of time after implementation as set out in section 8.1.3 of the Scheme Booklet.

In the short term, immediately following the Proposed Scheme, there will only be the minimum two directors (Mr Bredhauer and Mr Hirst). Until another director is appointed, these directors will legally be able to exercise the powers of the full NewCo Board. Palladium Shareholders will need to consider whether this short-term concentration of Board power with Mr Bredhauer and Mr Hirst is considered to be a risk.

7.3.3.4 *New Constitution*

If approved and implemented, an outcome of the Proposed Scheme will be the revision of the constitution with key changes set out in section 1.7 of this Report and section 1.3.5 of the Scheme Booklet. Broadly, the proposed amendments have been made to align the constitution with the Act. Further, these changes could have been made to the existing constitution in accordance with the terms therein by special resolution i.e., these changes could have been made even in the absence of the Proposed Scheme. Notwithstanding this, we highlight that the amendments will have an impact on shareholders' rights. For example, a key advantage of the proposed NewCo constitution is less restrictive rules regarding share transfers, which could facilitate more frequent trading of shares (subject to a process being implemented and subject to shareholder appetite to buy or sell).

Another potential impact is that the proposed NewCo constitution adopts the shareholding creep provisions of the Act. This means that a NewCo shareholder could increase their shareholding by 3% every 6 months, and potentially increase their stake to more than 50%, without shareholder approval. Whilst this is the provision from the Act, it allows for a faster 'creep' than the existing Palladium constitution (1% every 6 months).

It is not possible to predict the precise shareholding in NewCo that any particular shareholder will have immediately after the Proposed Scheme is implemented, other than to say that no shareholder will hold 50% or more of NewCo shares. The creep provisions in the proposed NewCo constitution, combined with the less restrictive share transfer provisions, mean that a shareholder could increase their shareholding at a faster rate than under the Palladium constitution. This means that even though no shareholder will own 50% or more of NewCo shares immediately after the Proposed Scheme is implemented, a large shareholder may be able to increase their equity stake in NewCo to greater than 50% faster than they would have been able to do under the current Palladium constitution. If a stake of 50% or more was obtained in this manner, there would be no

[42] Based on their relevant interests including the shares held by Palladium Group SST Pty Ltd ATF Palladium Group Staff Shareholders Trust

requirement for shareholder approval and the remaining NewCo shareholders may not receive any premium for control. At the date of this Report, Mr Bredhauer has the greatest shareholding in Palladium with a relevant interest of 30.4%.

7.3.3.5 *Some shareholders may receive less Scrip Consideration than they elect*

The terms of the Proposed Scheme include a scaleback mechanism as described in section 1.2. In the event that the maximum level of scrip elections is exceeded, Palladium Shareholders who made this election may not receive their first preference for Scrip Consideration in full and instead will receive the Cash Consideration.

While we consider the Cash Consideration to be greater than the value of a Palladium Share on a minority interest basis, this result may not be optimal in the context of individual shareholder's preferences and circumstances. For example, if due to tax profiles, a longer holding period may be preferred or if the shareholder believes the business may outperform current expectations such that value in excess of the Cash Consideration may be achieved.

7.3.3.6 *Impact if the Proposed Scheme is not approved*

If the Proposed Scheme is not approved, Palladium Shareholders will retain their Palladium Shares and will not receive the Scheme Consideration. Palladium will continue to operate as it does currently. Shareholders would be reliant on a future liquidity event occurring, which is not certain, or an internal share sale or similar process as facilitated under the NewCo constitution in order to sell their shares.

Palladium has incurred significant costs in respect of the Proposed Scheme, including those to conduct negotiations with NewCo and FinCo, retain advisers, engage us as independent expert and prepare the Scheme Booklet. If the Scheme is not implemented, transaction-related costs of approximately $0.7 million (exclusive of GST) are expected to be incurred by Palladium.

For completeness, we note that if the Proposed Scheme is not approved and implemented, Palladium will be required to refinance its existing debt facilities in September 2020. However given the current net debt balance is $0.3 million, and the business is generating cash, we do not expect this refinance to be an onerous requirement.

7.3.3.7 *Warranties not required and no brokerage or duty is payable*

In a transaction involving a third party, certain warranties over items such as business risks and tax positions may be required by the third party that may give rise to certain contingent liabilities which in turn could reduce or at least delay any consideration to be received. In the case of the Proposed Scheme, such warranties are not required. Refer to section 4.6.6 of the Scheme Booklet. In addition, the members of the Palladium Independent Board Committee note that no brokerage or duty is payable by Palladium Shareholders on the receipt of Scrip Consideration or Cash Consideration under the Proposed Scheme.

7.3.3.8 *Tax consequences*

There may be certain tax implications for individual Palladium Shareholders in connection with the Proposed Scheme if it is approved and implemented. The exact nature and impact is uncertain and will depend on the profile of each Palladium Shareholder. These specific consequences need to be borne in mind by each Palladium Shareholder in weighing up the merits of the Proposed Scheme.

7.3.4 Factors relevant to specific Palladium Shareholders

7.3.4.1 *Holders of small parcels (less than 1%) Palladium Shares*

Currently, the Palladium Board may buy-back a shareholder's shares if the parcel represents less than 1% of Palladium Shares on issue and the holder is not and has not been for 12 months an employee or director of Palladium. This is undertaken at the latest price set by the Board. Under the proposed NewCo constitution, the Board of Directors of NewCo may require any holders of small parcels of NewCo shares (1% of outstanding shares or less) to sell their shares within 6 months if the holder ceases to be an employee or director of NewCo. If the shares are not sold within 6 months, the Directors of the NewCo Board may buy-back the shares or require them to be transferred to the trustee of any trust created for the purposes of administering a Palladium employee share scheme. This will be undertaken at the prevailing share price set by the Board.

Based on the current Palladium share register, there are over 120 shareholders holding fewer than 1% of the shares on issue, representing in aggregate c.15% of total issued Palladium Shares. Of these, approximately 43 are non-employees, representing c. 6.0% of the shares on issue. As such, to the extent Palladium Shareholders are not currently employees or directors of Palladium or may cease to be so in future, the potential price at which any future transfer may be enforced should be considered in the context of the proposed Scheme Consideration.

7.3.4.2 *Ineligible foreign shareholders*

As set out in section 1.9 of this Report, restrictions in certain foreign countries may make it impractical or unlawful for NewCo Shares to be issued under the Proposed Scheme to Palladium Shareholders in countries where these restrictions apply. In such cases, these shareholders are considered ineligible and, if the Proposed Scheme is approved and implemented, will not be entitled to elect to receive Scrip Consideration and instead will receive the Cash Consideration. This is the case unless NewCo and Palladium agree otherwise in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares to that Palladium Shareholder if the Palladium Shareholder so elects under the Proposed Scheme. Ineligible foreign shareholders will receive the Cash Consideration and will not be entitled to elect to receive the Scrip Consideration.

We understand that c. 23 shareholders holding approximately 10.9% of the Palladium Shares on issue are foreign shareholders which may be considered ineligible. Excluding an interest held by Mr Bredhauer through a foreign domiciled entity, c. 22 shareholders holding approximately 1.4% of the Palladium Shares on issue would be foreign shareholders which may be considered ineligible.

7.4 Conclusion

In our view, the potential advantages of the Proposed Scheme outweigh the potential disadvantages to the Palladium Shareholders as a whole. In our opinion, the Proposed Scheme is fair and reasonable and therefore is in the best interests of the Palladium Shareholders.

Appendix A Statement of qualifications and declarations

Ernst & Young Strategy and Transactions Limited, which is wholly owned by Ernst & Young, holds an Australian Financial Services Licence under the Act and its representatives are qualified to provide this report. The directors of Ernst & Young Strategy and Transactions Limited responsible for this report have not provided financial advice to Palladium.

Prior to accepting this engagement, we considered our independence with respect to Palladium and NewCo with reference to RG 112. In our opinion, we are independent of Palladium and NewCo. Ernst & Young Strategy and Transactions Limited, Ernst & Young, and global affiliations, have not provided any services to Palladium or NewCo in relation to the Proposed Scheme.

Ernst & Young has however previously provided professional services in Indonesia and Brazil to Palladium, and subsidiaries thereof. These services included the provision of tax compliance, dispute services and certain advisory services in respect of trade in a particular market in respect of matters not related to the Proposed Scheme.

This report has been prepared specifically for the Independent Board Committee on behalf of Palladium Shareholders in relation to the Proposed Scheme. Neither Ernst & Young Strategy and Transactions Limited, Ernst & Young and any employee thereof undertakes responsibility to any person, other than Palladium Shareholders, in respect of this Report, including any errors or omissions howsoever caused.

The statements and opinions given in this report are given in good faith and the belief that such statements and opinions are not false or misleading. In the preparation of this Report we have relied upon and considered information believed after due inquiry to be reliable and accurate. We have no reason to believe that any information supplied to us was false or that any material information has been withheld from us. We have evaluated the information provided to us by Palladium, its advisors, as well as other parties, through inquiry, analysis and review, and nothing has come to our attention to indicate the information provided was materially mis-stated or would not afford reasonable grounds upon which to base our report. We do not imply and it should not be construed that we have audited or in any way verified any of the information provided to us, or that our inquiries could have verified any matter which a more extensive examination might disclose.

The information relied upon in the preparation of this Report is set out in Appendix G to this Report.

Palladium has provided an indemnity to us for any claims arising out of any mis-statement or omission in any material or information provided to it in the preparation of this Report.

We provided draft copies of this Report to Palladium for comments as to factual accuracy, as opposed to opinions, which are the responsibility of us alone. Changes made to this Report as a result of this review by the Directors and Management of Palladium have not changed the methodology or conclusions reached by us.

We will receive a professional fee based on time spent in the preparation of this Report estimated at approximately $101,750 (inclusive of GST). We will not be entitled to any other pecuniary or other benefit whether direct or indirect, in connection with the making of this Report.

Mr Jamie Stewart, a director and representative of Ernst & Young Strategy and Transactions Limited and a partner of Ernst & Young and Julie Wolstenholme a director and representative of Ernst & Young Strategy and Transactions Limited and a partner of Ernst & Young have assumed overall responsibility for this report. Both have the necessary experience and professional qualifications appropriate to the advice being offered. Other staff have been consulted in the preparation of this Report.

It is not intended that the report should be used for any other purpose other than to be included in the Scheme Booklet to be sent to Palladium Shareholders with respect to the Proposed Scheme. In particular, it is not intended that this report should be used for any other purpose other than as an expression of our opinion as to whether or not the Proposed Scheme is in the best interests of Palladium Shareholders.

We consent to the issue of this Report in the form and context in which it is included in the Scheme Booklet.

Appendix B Valuation methodologies

Most valuation approaches can be categorised under one or more of the following broad approaches:

- The income approach under which an asset is valued as the present value of the future net economic benefits that are expected to accrue to the owner from the use or sale of the asset.
- The market approach under which an asset is valued by reference to evidence (if any) of prices obtained in sales of interests in the asset that is the subject of the valuation, or by reference to the value of comparable assets related to some common variable such as earnings, cash flow or revenue.
- The cost approach under which an asset is valued by reference to its historical cost or replacement cost.

Each of these approaches is appropriate in certain circumstances. The decision as to which approach and methodology to utilise generally depends on the availability of appropriate information and type of business.

Income approach

The most common methodology within the income approach is the DCF methodology. The DCF methodology involves calculating the net present value of cash flows that are expected to be derived from future activities. The forecast cash flows are discounted by a rate that reflects the time value of money and the risk inherent in the cash flows.

This methodology is particularly appropriate in valuing projects, businesses and companies that are in a start-up phase and are expecting considerable volatility and/or growth in earnings during the growth phase, as well as businesses with a finite life. The utilisation of this methodology generally requires management to be able to provide long term cash flows for the company, asset or business.

Market approach

The main methodology within the market approach is the capitalisation of earnings methodology. This involves capitalising the earnings of a business at an appropriate multiple, which reflects the risks underlying the earnings together with growth prospects. This methodology requires consideration of the following factors:

- Estimation of normalised earnings having regard to historical and forecast operating results, abnormal or non-recurring items of income and expenditure and other factors. The normalised earnings are generally based on net profit after tax, EBIT, EBITA or EBITDA.
- Determination of an appropriate earnings multiple reflecting the risks inherent in the business, growth prospects and other factors. Multiples may be derived from listed comparable trading companies as well as implied from recent acquisitions of similar companies.
- Earnings multiples applied to net profit after tax are known as price earnings multiples and are commonly used in relation to listed public companies. Earnings multiples applied to EBIT, EBITA or EBITDA are known, respectively, as EBIT, EBITA or EBITDA multiples, and are commonly used in respect of companies comprising a number of businesses where debt cannot be precisely allocated or in acquisition scenarios where the purchaser is likely to influence the capital structure.
- An adjustment for financial debt, in the event that maintainable earnings are based on EBIT, EBITA or EBITDA.
- An assessment of any surplus assets and liabilities, being those which are not essential to the generation of the future maintainable earnings.

This methodology is appropriate where a company or business is expected to generate relatively stable levels of earnings.

Building a better working world

Cost approach

The main method within the cost approach is the net realisable value of assets methodology. This involves the determination of the net realisable value of the assets of a business or company, assuming an orderly realisation of those assets. This value includes a discount to allow for the time value of money and for reasonable costs of undertaking the realisation. It is not a valuation on the basis of a forced sale, where assets may be sold at values materially different to their fair value.

This methodology is appropriate for asset intensive businesses, or where a business does not generate an adequate return on its assets.

Appendix C Palladium pipeline win rate analysis

In the below table we have presented the breakdown of the unweighted and weighted pipeline as at 14 May 2020 by stage of opportunity and also by Partnership.

Unweighted pipeline project income as at May 2020	Submitted	Proposal development	Pre-proposal	Qualified lead	Total
Americas	216	20	99	59	394
EMEA	76	20	32	257	385
APAC	7	17	25	177	226
Total	299	57	156	493	1,005

Source: Project pipeline May 2020, EY analysis

Weighted pipeline project income as at May 2020	Submitted	Proposal development	Pre-proposal	Qualified lead	Total
Americas	53	5	37	13	108
EMEA	13	9	8	48	78
APAC	3	4	6	28	41
Total	69	18	51	89	227

Source: Project pipeline May 2020, EY analysis

Assumed likelihood (weighted pipeline as a percentage of unweighted pipeline)	Submitted	Proposal development	Pre-proposal	Qualified lead	Total
Americas	25%	24%	38%	22%	27%
EMEA	17%	44%	24%	19%	20%
APAC	46%	25%	23%	16%	18%
Total	23%	31%	33%	18%	23%

Source: Project pipeline May 2020, EY analysis

The table below shows the historical win rates achieved in previous years, as well as the win rate assumed for submitted opportunities as at May 2020 per the table above. On an overall basis, the win rate shown above of 23% is lower than the historical average of 32% shown below. In other words, if historical win rates are achieved on the current pipeline, the project income would be higher than the weighted pipeline indicates.

Historical win rates	FY17	FY18	FY19	HYFY20	Average	May 2020[1]
Americas	20%	19%	20%	41%	25%	25%
EMEA	38%	28%	38%	55%	40%	17%
APAC	40%	10%	40%	41%	33%	46%
Company	29%	20%	34%	54%	34%	23%

Source: December 2019 Shareholder Report, CEO Report on project pipeline and win rates, EY analysis

Note 1: These are assumed win rates in the pipeline as at May 2020

Appendix D Comparable trading companies

Enterprise value build-up as at 15 July 2020							
Company	Market cap[1]	Financial debt[1]	Financing lease liabilities[1]	Total debt[1]	Minority interests[1]	Cash and ST investments[1]	Enterprise value[1]
Palladium	**n/a**						**n/a**
Ricardo plc	365	212	3	215	1	74	508
ICF International	1,717	846	-	846	-	96	2,467
Booz Allen Hamilton	14,284	3,335	-	3,335	-	1,209	16,409
The Hackett Group	597	-	-	-	-	38	559
Accenture plc	199,356	91	-	91	706	9,709	190,444
Tetra Tech	6,284	543	-	543	0	220	6,607
Cardno Limited	100	92	12	103	-	46	158
AECOM	8,660	3,366	100	3,465	218	1,850	10,494
MAXIMUS	6,320	245	-	245	-	206	6,359

Source: EY analysis, S&P Capital IQ, Annual Reports

Notes:

Figures have been presented in millions of AUD.

Comparable company earnings as at 15 July 2020[1]								
Company	Revenue (Jun-19)[1]	Revenue (Jun-20)[1]	Revenue growth (Jun-20F)	EBITDA (Jun-19)[3]	EBITDA (Jun-20)[1]	EBITDA margin (Jun-19)	EBITDA margin (Jun-20)	EBITDA growth (Jun-20)
Palladium	**539**	**617.7**	**14.6%**	**25.5**	**31.7**	**4.7%**	**5.1%**	**24.3%**
Ricardo plc	697	641	(8.0%)	81	78	11.6%	12.2%	(3.9%)
ICF International	2,024	2.110	4.3%	165	169	9.1%	8.9%	2.1%
Booz Allen Hamilton	9,816	10,658	8.6%	978	1,077	10.0%	10.1%	10.1%
The Hackett Group	371	343	(7.5%)	58	40	15.7%	11.6%	(31.5%)
Accenture plc	59,499	63,315	6.4%	9,789	11,494	16.5%	18.2%	17.4%
Tetra Tech	3,301	3,353	1.6%	349	367	10.6%	10.9%	5.2%
Cardno Limited	955	988	3.4%	38	39	4.0%	3.9%	2.4%
AECOM	24,324	18,383	(24.4%)	1,092	1,012	4.5%	5.5%	(7.3%)
MAXIMUS	3,837	4,558	18.8%	525	509	13.7%	11.2%	(3.1%)

Source: EY analysis, S&P Capital IQ, Annual Reports

Notes:

1. *Figures have been presented in millions of AUD.*
2. *Historical and forecast earnings have been adjusted to remove the impact of IFRS 16 (or the equivalent accounting standards e.g., ASC 842 in United States).*
3. *Jun-19A reflects actual EBITDA for the 12 months ended 30 June 2019.*
4. *Jun-20F reflects forecast EBITDA for the 12 months ending 30 June 2020 sourced from S&P Capital IQ.*
5. *For Cardno we have used pro-forma Jun-19 EBITDA of $38 million based on Cardno's demerger independent expert's report.*

Comparable company – Other quantitative factors analysed				
Company	Backlog / Jun-19 revenue	Backlog / Jun-20 revenue	Revenue % from government	Largest client revenue %
Palladium	**307.4%**	**268.2%**	**>95%**	**35%**
Ricardo plc	307.4%	268.2%	n/a	19.0%
ICF International	83.9%	91.3%	65.0%	16.0%
Booz Allen Hamilton	181.6%	174.1%	96.0%	13.0%
The Hackett Group	300.7%	276.9%	n/a	4.0%
Accenture plc	n/a	n/a	16.5%	n/a
Tetra Tech	n/a	n/a	59.0%	12.4%
Cardno Limited	143.6%	141.4%	27.0%	n/a
AECOM	136.0%	131.5%	54.0%	n/a
MAXIMUS	375.3%	496.6%	100.0%	12.6%

Source: EY analysis, S&P Capital IQ, Annual Reports

Note 1: Figures have been presented in millions of AUD.

Note 2: Cardno – We have assumed revenue % from the international development division as a proxy for revenue % from government.

Please refer to section 6.2.2 of this Report for a discussion of the companies considered more similar to Palladium which takes into account the descriptions included below and the characteristics presented in the tables above.

Comparable company descriptions

Company	Description
Ricardo plc	Ricardo is primarily involved in providing the capabilities of its employees for engineering, technical, environmental and strategic consulting services. It operates in APAC, EMEA and the Americas with government and private sectors including the US Department of Defence and the UK Government's Department for Business, Energy and Industrial Strategy.
ICF International, Inc.	ICF International derives the majority of its revenue from government-related work. ICF is a player in the international development market having worked with USAID, DFID, EuropeAid and other development agencies. ICF provides advisory (research, planning, strategy) as well as program implementation services which makes them comparable to Palladium, although with a focus on US-based clients.
Booz Allen Hamilton Holding Corporation	Booz Allen Hamilton operates primarily in the US. Whilst Booz does not operate in the international development market; the firm's revenue is derived almost exclusively from government-related work. In addition, most of Booz's revenue is derived from cost-plus and similar contracts, underpinned by selling the capability of its employees. As such, its operations are comparable to Palladium.
The Hackett Group, Inc.	The Hackett Group largely operates in the US and Europe, with a value proposition substantially derived from intellectual property, i.e., data collected from benchmarking companies. However, the firm also provides strategy consulting and implementation services through their Business Transformation segment (i.e. providing capabilities) with contracts generally on a cost-plus or similar basis. As such, the client profile and contract nature make the Hackett Group somewhat comparable to Palladium.
Accenture plc	Accenture is primarily in the business of strategy, consulting and providing end-to-end solutions specifically in the digital and technology markets. They operate across APAC, EMEA and the Americas and their Health and Public Service segment works closely with government-related agencies. As such we have included Accenture in our comparable list despite the fact they do not operate directly in the international development market.
Tetra Tech, Inc.	Tetra Tech's Government Services Group (GSG) includes an international development division which is directly comparable to Palladium. Tetra Tech primarily works with US-based clients, however it does own Coffey which is a key competitor to Palladium in the Australian ODA market. In addition, Tetra Tech's services are primarily performed under cost-plus and time-and-materials contracts which makes them comparable to Palladium's model.
Cardno Limited	Cardno is a player in the international development market and is a key competitor of Palladium in the Australian market. Cardno provides services through their international development segment. Their services are delivered largely through cost-plus contracts in the APAC and Americas region, with small operations in EMEA.
AECOM	AECOM is a major contractor to the US federal government in addition to other foreign governments, and in total over half of their revenue is derived from government-related work. In addition, their services are largely delivered under cost-plus or similar contracts and the majority of their revenue originates from APAC, EMEA and the Americas.
MAXIMUS, Inc.	MAXIMUS operates government health and human services programmes worldwide and their revenue is almost exclusively derived from government-related work. While most of their revenue is derived from US-based clients, they also operate in APAC and EMEA. In addition, a substantial proportion of their contracts are under a cost-plus basis. Based on these factors we consider this as a comparable company.

Source: S&P Capital IQ, Company websites, Annual reports and EY analysis

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Appendix E Transaction multiples

Transaction multiple						
Date	Target	Acquirer	Transaction value (A$m)	Percentage acquired	LTM multiple[1]	NTM multiple[1]
20-May-19	WYG PLC	Tetra Tech UK	109	100%	19.3x	7.9x
10-Dec-18	Pöyry Oyj	ÅF AB	1,000	100%	8.9x	10.4x
10-Sep-18	Engility Holdings	Science Applications International	3,497	100%	11.5x	14.7x
28-Mar-18	Willbros Group	Primoris Services Corporation	224	100%	nm	6.1x
14-Aug-17	Opus International Consultants	WSP Global	300	100%	8.0x	8.3x
11-Oct-16	Mouchel Limited	WSP | Parsons Brinckerhoff	121	100%	7.7x	n/a
11-May-16	SMEC Holdings	Surbana Jurong	446	100%	11.1x	n/a
2-May-16	Ausenco Limited	RCF Management; Resource Capital	130	60%	nm	8.7x
29-Mar-16	MWH Global	Stantec	1,049	100%	10.2x	n/a
14-Oct-15	Professional Service Industries	Intertek Group	454	100%	8.3x	n/a
14-Oct-15	Coffey International	Tetra Tech	200	100%	8.2x	7.3x
14-Sep-15	Cardno Limited	Crescent Capital Investments	121	21%	8.9x	7.4x
High					19.3x	14.7x
Mean					10.2x	8.9x
Mean					8.9x	8.1x
Low					7.7x	6.1x

Source: EY analysis, S&P Capital IQ, Annual Reports, Merger Market

Note 1: A control premium may or may not be included depending on the stake acquired and specific detail pertaining to each individual transaction.

Set out on the following pages are descriptions of the transactions. However, we acknowledge that the majority of the businesses acquired are engaged in substantially more diverse activities and/or are larger than Palladium. These are also historical transactions that occurred during different market environments to the current Proposed Scheme.

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Comparable transaction details

Date	Target	Acquirer	Transaction description	Target description
20-May-19	WYG PLC	Tetra Tech UK Holdings Limited	Tetra Tech reached an agreement to acquire WYG PLC from a group of shareholders for cash consideration of £42.8 million on 20 May 2019 via a scheme of arrangement. Tetra Tech's intention was for WYG to be integrated as a division of the combined group. Tetra Tech had no stated intention of effecting material changes to WYG's strategic plans, operations, locations or R&D activities. Tetra Tech's intention was to de-list WYG.	WYG provides project management and technical consultancy services in Europe, Africa, Asia and the Middle East. It offers expert program management, socio-economic, and technical services to international development funding agencies. The company offers planning consultancy and transport solutions; including in the areas of program/project management, infrastructure and environment, surveying, and asset management projects. The company provides services in the aviation, commercial, defence, education, energy, environment, healthcare, social development and infrastructure sectors.
10-Dec-18	Pöyry Oyj	ÅF AB	ÅF AB signed an agreement to acquire Pöyry PLC from a group of sellers for a cash consideration of approximately €630 million on 10 December 2018. The combined company was to operate under the united brand ÅF-Pöyry AB. After the completion of the tender offer, ÅF's shares were to continue to be listed on Nasdaq Stockholm AB. The management team and the managers of the business areas in the combined company were expected to consist of individuals from both ÅF and Pöyry.	Pöyry Oyj provides consulting and engineering services for clients in the infrastructure, industrial, and energy sectors worldwide. It offers services in the areas of energy management consulting, strategy, operational, and transactions and investment banking. The company also provides services in the areas of process technology, project development, EPCM and project implementation, project planning and plant engineering, and other projects, as well as in operational improvement. The company is headquartered in Vantaa, Finland.
10-Sep-18	Engility Holdings	Science Applications International Corporation (SAIC)	SAIC entered an agreement to acquire Engility Holdings from Birch Partners, LP and others for US$1.6 billion on 9 September 2018. Under the terms of the agreement, Engility shareholders were to receive a fixed exchange ratio of 0.450 shares of SAIC shares for each Engility share in an all-scrip transaction. The transaction included the repayment of $900 million in Engility's debt.	Engility Holdings, Inc. provides a range of technical services to the US Department of Defence, US Department of Justice, US Department of State, Federal Aviation Administration, Department of Homeland Security, and space-related and intelligence community agencies. It offers systems engineering and integration services, and cybersecurity services. The company also provides high performance computing services. The company is based in Chantilly, Virginia.
28-Mar-18	Willbros Group	Primoris Services Corporation	Primoris Services Corporation entered an agreement to acquire Willbros Group from a group of shareholders for $38.5 million on 27 March 2018. Primoris intended to finance the purchase through cash on hand and existing credit facilities and settled all the existing Willbros debt obligations.	Willbros Group, Inc. is a specialty energy infrastructure contractor serving the oil and gas, and power industries in the US and Canada. It engages in the engineering design, installation, maintenance, and repair of electrical and gas transmissions and distribution networks, serving utilities, municipalities, gas and oil developers/operators. also offers construction, maintenance, and fabrication services for piping projects.
14-Aug-17	Opus International Consultants	WSP Global Inc.	WSP Global Inc. made an offer to acquire Opus International Consultants Limited for cash on 14 August 2017. The offer was revised and the deal completed in November 2017. The purchase price was financed using available cash and credit facilities.	Opus International Consultants Limited provides infrastructure consultancy and project management services for governments and government-related agencies in North America, the UK and ANZ. It offers services for the building and transportation sectors which includes architecture, asset management, building, and surveying services. The company is based in Wellington, New Zealand.
11-Oct-16	Mouchel Limited	WSP | Parsons Brinckerhoff, Inc.	WSP | Parsons Brinckerhoff, Inc. entered into a definitive agreement to acquire Mouchel Limited from Kier Group for £75 million in cash on 11 October 2016. The consideration was financed using funds drawn under the WSP's current credit facilities.	Mouchel Limited provides infrastructure engineering and environmental consulting services to clients in the UK and internationally. Its services range from infrastructure consulting, planning, advising, design, contract management, asset management, construction and operation. The company offers services in the areas of energy, environmental, highways design and management, supervision and asset management. The company is based in London, UK.

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Date	Target	Acquirer	Transaction description	Target description
11-May-16	SMEC Holdings	Surbana Jurong Private Limited	Surbana International Consultants Pte Ltd entered into an agreement to acquire SMEC Holdings Limited for approximately $390 million in cash, by a scheme of arrangement, on 9 May 2016. Following completion, it was planned that SMEC would be run as a division within Surbana Jurong retaining the SMEC name. SMEC management and employees were to remain in place but new directors nominated by the buyer to be appointed as new SMEC Directors.	SMEC Holdings, based in Brisbane, Australia, is a professional services company that provides consultancy services to private organisations, government agencies, and international financial institutions in Asia-Pacific, EMEA, and the Americas in the transport, water and environment, social development, urban development, energy, and resources sectors. Its services include planning, feasibility studies, design, development management and asset management services.
2-May-16	Ausenco Limited	RCF Management LLC	Resource Capital entered into a scheme implementation deed to acquire an additional 60.2% stake in Ausenco Limited, headquartered in Brisbane, Australia, from First Samuel Limited and others for $45.2 million on 14 June 2016. The non-binding proposal was to privatise Ausenco. As announced on 25 August 2016, the transaction was approved by the shareholders of Ausenco and the Supreme Court of NSW.	Ausenco Limited provides engineering, construction and project management services to the resources and energy markets in Australia and internationally covering generation, ports/terminals and pipeline systems. The company offers environmental and social consulting, sustainability, mining engineering, geotechnical and civil, water management, conventional upstream and midstream consulting, and specialty services for oil and gas sector.
29-Mar-16	MWH Global	Stantec Inc.	Stantec Inc. entered into a merger agreement to acquire MWH Global, Inc, headquartered in Colorado, for approximately US$790 million in cash on 29 March 2016. Stantec was to acquire 1.42 million shares of MWH Global. The transaction completed in May 2016.	MWH Global engages in the engineering, construction, and management of water, hydropower, mining, and transportation projects for municipalities, governments, and multi-national private corporations worldwide. It offers program management, management consulting, analytics and research, engineering and design, sustainability and climate change, and construction management.
14-Oct-15	Professional Service Industries	Intertek Group plc	Intertek Group plc agreed to acquire Professional Service Industries, Inc from Olympus Partners and others for US$330 million in cash on 14 October 2015. Under the agreement, Professional Service Industries' construction business was to join Intertek's Commercial & Electrical division, while its non-destructive pipeline infrastructure testing activities unit was to join Intertek's Industry & Assurance division.	Professional Service Industries provides consulting engineering and testing services including environmental consulting, geotechnical engineering, specialty engineering and testing services. It serves commercial development, education, energy and utilities, financial and insurance, government, healthcare, industrial and manufacturing, transportation, architecture, engineering, and construction industries in the US.
14-Oct-15	Coffey International Limited	Tetra Tech	Tetra Tech Inc. entered into a bid implementation agreement to acquire Coffey International Limited, headquartered in Chatswood, Australia, from Ellerston Capital Pty Limited and other shareholders for approximately $110 million in cash on 14 October 2015 via an off-market takeover. The consideration was financed by Tetra Tech's existing cash reserves and debt facilities. Tetra Tech compulsorily acquired all of the shares and subsequently delisted Coffey.	Coffey International Limited provides consulting services in the geoservices, international development, and project management areas worldwide. It operates in the international development sector and is a key competitor of Palladium. It provides development assistance services such as fund and grant management, gender and social inclusion, organisational development and training, project design and management, scaling up, and strategic communications services, as well as research, monitoring, and evaluation services.
14-Sep-15	Cardno Limited	Crescent Capital Investments Pty Limited	Crescent Capital Investments Pty Limited made a bid to acquire an additional 41% stake in Cardno Limited for approximately A$210 million in cash on 14 September 2015. The board of Cardno recommended initially that the shareholders reject the offer. Independent Expert, Lonergan Edwards & Associates concluded that the offer was not fair and reasonable. The offer was subsequently revised and on 2 November 2015, completed. Crescent had acquired a further 21% stake taking its total interest to 41%. As part of the deal, a board transition plan was put in place whereby the composition of the board would be 3 Crescent directors and 4 independent non-executive directors and the managing director of Cardno.	Cardno Limited is an Australian-based professional infrastructure and environmental services company that engages in the development and improvement of physical and social infrastructure for communities worldwide. It is a key competitor to Palladium albeit we note that this transaction involved a larger, more diversified business than the current Cardno Limited entity referred to in our trading multiples analysis. The company's International Development segment designs and implements large-scale sustainable solutions for development assistance agencies and private clients. Its other segments provide civil, structural, water, environmental, and transport engineering, as well as environmental science, planning, and asset management services.

Source: EY analysis, S&P Capital IQ

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Appendix F Discounts for lack of marketability

A variety of empirical studies have been carried out in the marketplace in order to quantify the level of discount that may be applicable. Three general types of empirical studies provide evidence for the existence and magnitude of the discount for lack of marketability.

- The first type, restricted stock studies, compares the trading prices of a company's publicly held stock sold on the open market with those of unregistered or restricted shares of the same company sold in private transactions.
- The second type, pre-initial public offering studies, examines the prices of transactions while the company was still private, compared to the eventual initial public offering price to estimate the discount which was applied to the company when it was private for its lack of marketability.
- The third type, comparable company studies, compares the prices of private company transactions with a comparable set of public company transactions to estimate the discounts which were applied to the private companies for their lack of marketability.

The tables below summarise the headline results from some of these studies. As shown, the discounts shown below range from 15% to 46%.

Restricted stock studies

Study by	Source	Years	Discount (%)
Aschwald	Shannon Pratt's Business Valuation Update	1996 – 1997	21
Johnson	Business Valuation Review	1991 - 1995	20
Oliver, Robert & Meyers	The Handbook of Advanced Business Valuation	1980 – 1996	27.1
Hall, Lance & Polacek	Estate Planning	1992	23

Source: Shannon P Pratt, Valuating a Business, 5th Edition

Pre-IPO studies

Study by	Source	Years	Discount (%)
John D. Emory	Business Valuation Review	1980 - 2000	46
Willamette Management Associates	Pratt	1999	26.4
Willamette Management Associates	Pratt	2000	18
Valuation Advisors (1-90 days Pre-IPO)	Pratt	1999 - 2006	27.3

Source: Shannon P Pratt, Valuating a Business, 5th Edition

Comparable company studies

Study by	Source	Date	Discount (%)
John Koeplin	Journal of Applied Corporate Finance	2000	20 – 30[1]
Gus De Franco	Massachusetts Institute of Technology	2007	21 - 37
Micah S. Officer	Journal of Financial Economics	2007	15 – 30

Note 1: Relevant when considering EV/EBIT or EV/EBITDA multiples; the study suggested this was lower when using P/B multiples and negligible for EV/revenue multiples.

It is also relevant to consider recent precedent for valuers in Australia. Most independent experts refer to studies similar to those shown on the previous page and adopt discounts within this range. Recent discounts accepted by Courts in legal proceedings in Australia are between 20% and 45%, as shown in the table below.

Court cases

Case	Date	Discount (%)
Kieman v Cranston and Purcell	2019	40 - 45
UDP v Ironshore	2019	20 - 30

Source: Austlii

The assessment of the applicable discount is largely dependent on the circumstances in each case and can also vary by type of asset. Furthermore, the terms of any shareholder agreement in place are critical in considering this issue.

With any asset or business, the lack of marketability discount is a function of the perceived number of potential buyers for the asset and the ease with which that asset can be sold. The factors that determine the applicability and quantum of any discount for lack of marketability include:

- Size of the shareholding.
- The existence of any form of market in which the shareholding could be traded.
- The prospects for the shares to become readily marketable/more marketable or any restrictions on trading to be lifted. The stated intention of management with respect to a trade sale, initial public offering or any form of exit should also be considered.
- The impact of any provisions (such as restrictions on transfer) in the constitution of the company and the terms of any shareholders agreements.
- The size of the capital market in which the entity operates and the size of the company in question.
- The likelihood of dividends.
- The financial health and cash flows of the company.
- The transaction and administration costs associated with trading the shares.
- The degree of risk concerning the actual price that will be realised relative to the estimated price.

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Appendix G Sources of information

In arriving at our views, we have had regard to the following sources of information:

- Audited financial statements of Palladium for FY16, FY17, FY18 and FY19
- Recent unaudited management accounts including up to 31 May 2020
- Shareholder reports of Palladium for FY16 to FY19 and HY FY20
- Board Reports for the period 2017 – 2020
- CEO Report for historical win rates
- Business Development Report for October, November and December 2019
- Pipeline and backlog as at 30 June 2019, 14 May 2020 and 31 May 2020
- 2019 Share buy-back offer booklet
- Historical buy-back and internal share sale prices and data
- FY19 impairment analysis for APAC, Americas and EMEA regions
- NewCo constitution summary
- Details pertaining to Palladium's current shareholder register
- The draft Scheme Booklet
- Draft indicative debt term sheets from HSBC and CBA
- Draft mezzanine loan agreement
- Three way financial model for Palladium
- Company websites for Palladium and other broadly comparable companies
- Analyst reports and investor presentations relating broadly comparable companies
- Market data obtained from sources including ThomsonOne, S&P Capital IQ, Alphasense, mergermarket, IBISWorld and Factiva
- In addition, we have held discussions with various members of Palladium's senior management, including in relation to the financial position of Palladium and alternatives considered.

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Appendix H Glossary

Glossary	
Abbreviation	**Full Title / Description**
$ / AUD / A$	Australian dollars unless otherwise stated
£ / GBP	Pound sterling
AASB	Australian Accounting Standards Board
AASB 16	Australian Accounting Standard AASB 16 Leases
Act	Corporations Act 2001 Cth
Americas	The Americas region comprising the totality of the continents of North and South America, unless otherwise stated.
ASC 842 / FASB ASC 842	FASB Accounting Standards Codification Topic 842 Leases
APAC	The Asia-Pacific region
APES 225	Accounting Professional & Ethical Standards Board 225: Valuation Services
ASIC	Australian Securities and Investments Commission
ASX	Australian Securities Exchange
Board	The Board of Directors of Palladium
CAPM	Capital Asset Pricing Model
Cardno	Cardno Limited
Cash Consideration	$17.50 for every Palladium Share held
CEO	Chief Executive Officer
CGU	Cash generating unit
Constitution Resolution	One of two resolutions that must be approved by Palladium Shareholders, being to approve FinCo as a related entity under clause 9.10 in Palladium's existing constitution, increasing its interest in Palladium from 0% to 100%.
COVID-19	Global pandemic related to the outbreak of a new coronavirus, first reported in December 2019
CPI	Consumer price index
DAC	OECD's Development Aid Committee
DCF	Discounted cash flow
DFAT	Australian government Department of Foreign Affairs and Trade
DFC	The United States International Development Finance Corporation
DFID	UK government Department for International Development
Directors	The Directors of Palladium, unless otherwise stated
EBIT	Earnings before interest and tax
EBITA	Earnings before interest, tax and amortisation
EBITDA	Earnings before interest, tax, depreciation and amortisation
EMEA	The Europe, Middle East and Africa region
Ernst & Young / EY / we / us	Ernst & Young Strategy and Transactions Limited
EV	Enterprise value
EV/EBITDA	Enterprise value to EBITDA
EV/Revenue	Enterprise value to revenue
FASB	Financial Accounting Standards Board
FFP	Firm fixed-price contract

Glossary	
Abbreviation	**Full Title / Description**
Financial Assistance Resolution	One of two resolutions that must be approved by Palladium Shareholders, being to provide security to facilitate FinCo receiving financing to undertake the Proposed Scheme
FinCo	The intermediate holding company through which NewCo will acquire Palladium using bank debt refinancing and mezzanine debt funding. FinCo (Palladium Group Management Pty Ltd) is a wholly-owned subsidiary of NewCo (Palladium Holdings Pty Ltd)
FSG	Financial Services Guide
FY20F	The forecast for FY20 as presented by Management
FYXXF	Forecast financial year ending 30 Jun 20XX
FX	Foreign exchange
GDP	Gross domestic product
GFC	The Global Financial Crisis of 2007-08
GNI	Gross national income
GST	The Australian Goods and Services Tax
Hackett	The Hackett Group
HYFYXX	Half year ending 31 December 20XX
IBC	Independent Board Committee
IDIQ	Indefinite-delivery/indefinite-quantity contract
IER	Independent expert's report
IFRS	International Financial Reporting Standards
IFRS 16	International Financial Reporting Standards 16 Leases
IMF	The International Monetary Fund
Independent Directors	Directors on the Independent Board Committee
IPSP	DFAT's Impact Private Sector Partnerships Program
JV	Joint venture
KPI	Key performance indicator
LFY	Last financial year
LTM	Last twelve months actual
m	Millions
Management	The management of Palladium, unless otherwise stated
M&A	Mergers and acquisitions
Market cap	Market capitalisation
Minimum Scrip Condition	the aggregate number of NewCo Shares received as Scrip Consideration must represent not less than 41% of the number of Palladium Shares (on a fully diluted basis)
Net debt	Total debt (excluding operating lease liabilities) less cash and short-term investments
New Board	The proposed new Board of Directors of NewCo
NewCo	The newly-formed legal entity which will acquire 100% of the equity in Palladium
NewCo Share	A share in NewCo
New Constitution / NewCo Constitution	The revised constitution that will only be implemented subject to the outcome of the Proposed Scheme
NFY	Next financial year
NGO	Non-governmental organisation
NPAT	Net profit after tax
NTM	Next twelve months forecast

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Glossary	
Abbreviation	Full Title / Description
ODA	Official Development Assistance
OECD	The Organisation for Economic Co-operation and Development.
PBT	Profit before tax
P/E	Equity price to earnings (net income)
PI	Project income
Proposed Scheme	The subject of this Report under which FinCo intends to acquire all of the issued shares in Palladium via a scheme of arrangement
Regulations / Corporate Regulations	Corporations Regulations 2001
Report	This independent expert's report
RG 60	ASIC Regulatory Guide 60: Schemes of Arrangement
RG 110	ASIC Regulatory Guide 111: Share buy-backs
RG 111	ASIC Regulatory Guide 111: Content of expert reports
RG 112	ASIC Regulatory Guide 112: Independence of experts
Scheme Booklet	Scheme booklet prepared by Palladium in relation to the Proposed Scheme
Scheme Consideration	Cash Consideration or Scrip consideration or both
Scrip Consideration	The scrip consideration, being the offer of 1 share in NewCo for each Palladium share
Palladium / the Company	Palladium Group Holdings Pty Limited
Palladium Constitution	The current constitution of Palladium.
Palladium Shares	Shares in Palladium
Palladium Shareholders	Holders of ordinary shares in Palladium
UK	The United Kingdom
US / USA	The United States of America
USD	US dollars
USAID	United States Agency for International Development

THIS FINANCIAL SERVICES GUIDE FORMS PART OF THE INDEPENDENT EXPERT'S REPORT

28 July 2020

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Except for the fees and benefits referred to above, Ernst & Young Strategy and Transactions Limited, including any of its directors, employees or associated entities should not receive any fees or other benefits, directly or indirectly, for or in connection with the provision of a Report.

6. Associations with product issuers

Ernst & Young Strategy and Transactions Limited and any of its associated entities may at any time provide professional services to financial product issuers in the ordinary course of business.

7. Responsibility

The liability of Ernst & Young Strategy and Transactions Limited, if any, is limited to the contents of this Financial Services Guide and the Report.

8. Complaints process

As the holder of an Australian Financial Services Licence, we are required to have a system for handling complaints from persons to whom we provide financial services. All complaints must be in writing and addressed to the AFS Compliance Manager or Chief Complaints Officer and sent to the address below. We will make every effort to resolve a complaint within 30 days of receiving the complaint. If the complaint has not been satisfactorily dealt with, the complaint can be referred to the Australian Financial Complaints Authority Limited.

9. Compensation Arrangements

The Company and its related entities hold Professional Indemnity insurance for the purpose of compensation should this become relevant. Representatives who have left the Company's employment are covered by our insurances in respect of events occurring during their employment. These arrangements and the level of cover held by the Company satisfy the requirements of section 912B of the Corporations Act 2001.

Contacting Ernst & Young Strategy and Transactions Limited	**Contacting the Independent Dispute Resolution Scheme:**
AFS Compliance Manager Ernst & Young 200 George Street Sydney NSW 2000 Telephone: (02) 9248 5555	Australian Financial Complaints Authority Limited GPO Box 3 Melbourne, VIC 3001 Telephone: 1800 931 678

This Financial Services Guide has been issued in accordance with ASIC Corporations (Financial Services Guides) Instrument 2015/541.

Annexure B – Scheme Implementation Agreement

THOMSON GEER
LAWYERS

Level 28, Waterfront Place
1 Eagle Street
Brisbane QLD 4000 Australia

T +61 7 3338 7500 | F +61 7 3338 7599

Scheme Implementation Agreement

between

Palladium Holdings Pty Ltd
ACN 640 464 197
(NewCo)

and

Palladium Group Management Pty Ltd
ACN 641 052 548
(FinCo)

and

Palladium Group Holdings Pty Ltd
ACN 140 654 075
(Palladium)

EXECUTION VERSION

Table of contents

This agreement is made on 27 July 2020

Between	**Palladium Holdings Pty Ltd** ACN 640 464 197 (**NewCo**)
and	**Palladium Group Management Pty Ltd** ACN 641 052 548 (**FinCo**)
and	**Palladium Group Holdings Pty Ltd** ACN 140 654 075 (**Palladium**)

Recitals

A Palladium, NewCo and FinCo are unlisted proprietary companies limited by shares incorporated in Australia.

B Palladium NewCo and FinCo propose to implement the Scheme on and subject to the terms and conditions of this agreement.

C Palladium, NewCo and FinCo have agreed certain other matters in connection with the proposed implementation of the Scheme as set out in this agreement.

Now it is agreed as follows:

1 Definitions and interpretation

1.1 Definitions

In this agreement:

Announcement means any press release or other public announcement in relation to the proposed Scheme;

ASIC means the Australian Securities and Investments Commission;

Business Day means:

(a) for the purposes of receiving a Notice, a day which is not a Saturday, Sunday, public holiday or bank holiday in the city in which the Notice is to be received; and

(b) for any other purposes, a day on which the banks are open for business in Brisbane, Australia other than a Saturday, Sunday, public holiday in Brisbane, Australia or other day on which commercial banks are authorized or required by law to be closed in Brisbane, Australia;

Cash Consideration means $17.50 per Scheme Share held by a Scheme Participant;

Claim means any claim, demand, legal proceeding or cause of action including any claim, demand, legal proceeding or cause of action under common law or under statute in any way relating to this agreement or the Scheme , and includes a claim, demand, legal proceeding or cause of action arising from a breach of Warranty;

Conditions Precedent means the conditions precedent set out in clause 3.1;

Constitution Resolution means the resolution to be passed in relation to Clause 9.10 of the Palladium Constitution and described in the Notice of General Meeting attached as Annexure F to the Scheme Booklet and detailed in Section 12 of the Scheme Booklet;

Corporations Act means the *Corporations Act 2001* (Cth);

Court means an Australian court of competent jurisdiction;

Deed Poll means a deed poll to be executed by NewCo and FinCo in favour of the Scheme Participants, substantially in the form set out in Annexure B (or in such other form agreed between NewCo, FinCo and Palladium in writing);

Effective means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act (and if applicable, section 411(6) of the Corporations Act), but in any event at no time before an office copy of the order of the Court is lodged with ASIC;

Effective Date means the date on which the Scheme becomes Effective;

Election has the meaning specified in the Scheme;

Election Time has the meaning given to it in the Scheme Booklet or such other date as agreed by NewCo and Palladium in writing;

Eligible Foreign Shareholder means a Palladium Shareholder whose address in the Palladium Register as at the Record Date is in United States of America (except Connecticut and Massachusetts), United Arab Emirates, United Kingdom, Canada, Netherlands and Saudi Arabia;

End Date means 31 October 2020, subject to and as may be extended in accordance with this agreement or such later date as NewCo, Palladium and FinCo may agree in writing;

Financial Assistance Resolution means the resolution described in the Notice of General Meeting attached as Annexure F to the Scheme Booklet and the explanatory statement in Section 11 of the Scheme Booklet;

FinCo Board means the board of directors of FinCo;

FinCo Provided Information means all information regarding FinCo that is provided by or on behalf of FinCo to Palladium or any of its Representatives to enable the Scheme Booklet to be prepared and completed in accordance with clause 5.3 and any updates to that information prepared by or on behalf of FinCo;

First Court Date means the first day of hearing of an application made to the Court by Palladium for orders pursuant to section 411(1) of the Corporations Act convening the Scheme Meeting or, if the hearing of such applications are adjourned or if the applications are subject to appeal for any reason, means the first day of the adjourned hearings or the first day on which the appeals are heard (as the case may be);

General Meeting means the meeting at which eligible Palladium Shareholders will vote on the Financial Assistance Resolution and the Constitution Resolution;

Governmental Agency means any transnational, domestic or foreign federal, state or local government, governmental, semi-governmental, administrative, fiscal, regulatory or judicial body department, commission, authority, tribunal, agency, entity or official including ASIC, the Takeovers Panel, the Australian Taxation Office and the Australian Competition and Consumer Commission, including any political subdivision thereof, any non-governmental self-regulatory agency, commission or authority or arbitrator, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund;

GST means goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply;

GST Act means *A New Tax System (Goods and Services Tax) Act 1999* (Cth);

GST Law has the same meaning as in the GST Act;

Implementation Date means 8 September 2020, or such other later date as the parties mutually agree upon up to and including the End Date;

Independent Expert means an independent expert to be engaged by Palladium to express an opinion on whether the Scheme is in the best interests of the Palladium Shareholders;

Independent Expert's Report means the report from the Independent Expert commissioned by Palladium for inclusion in the Scheme Booklet, and any update to such report that the Independent Expert issues prior to the Scheme Meeting;

Ineligible Foreign Shareholder means a Palladium Shareholder whose address in the Palladium Register as at the Record Date is a place outside Australia unless the Palladium Shareholder is an Eligible Foreign Shareholder or Palladium, NewCo and FinCo agree in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares to that Palladium Shareholder if the Palladium Shareholder so elects under the Scheme;

Insolvency Event means the occurrence of any one or more of the following events in relation to any party to this agreement:

(a) a meeting has been convened, resolution proposed, petition presented or order made for the winding up of that party;

(b) a receiver, receiver and manager, provisional liquidator, liquidator, or other officer of the court, or other person of similar function has been appointed regarding all or any material asset of the party;

(c) a security holder, mortgagee or chargee has taken attempted or indicated an intention to exercise its rights under any security of which the party is the security provider, mortgagor or chargor; or

(d) an event has taken place with respect to the party which would make, or deem it to be, insolvent under any law applicable to it;

Material Adverse Event means any effect, change, event, circumstance, occurrence or matter that individually, or when aggregated with all such effects, changes, events, circumstances, occurrences or matters (each a **Specified Event**), other than:

(a) those required or expressly permitted to be done or procured by Palladium pursuant to the Transaction Documents;

(b) those relating to changes in business conditions or financial or securities markets affecting:

(i) the industry in which Palladium conducts business generally; and/or

(ii) the economy of any region in which Palladium conducts business;

(c) an event, occurrence or matter that is known to NewCo or FinCo at the date of this agreement; or

(d) an event done with the prior written approval of NewCo or FinCo,

which is, or is reasonably likely to have an adverse effect on the business, assets, liabilities, operations, financial or trading position, condition or performance of Palladium or the ability of Palladium to effect the Scheme or the other transactions contemplated by this agreement and:

(e) that adverse effect is material when compared to the respective position of Palladium as at the date of this agreement; or

(f) that adverse effect is such as would cause a reasonable person in the position of NewCo or FinCo not to proceed with the Scheme on the terms and subject to the conditions of this agreement;

Minimum Scrip Condition means the total number of Palladium Shares in respect of which a valid Election has been made to receive Scrip Consideration represents not less than 41% of the Palladium Shares (on a fully diluted basis).

NewCo Board means the board of directors of NewCo;

NewCo Provided Information means all information regarding NewCo that is provided by or on behalf of NewCo to Palladium or any of its Representatives to enable the Scheme Booklet

to be prepared and completed in accordance with clause 5.3 and any updates to that information prepared by or on behalf of NewCo;

NewCo Share means a fully paid ordinary share in the capital of NewCo;

Notice has the meaning set forth in clause 10.1;

Palladium Independent Board Committee means the subcommittee of the board of directors of Palladium (being all directors except Kim Bredhauer and Darryn Purdy) and Marita Corbett (Chair of Palladium's Audit and Risk Committee) established for the purpose of undertaking the Scheme;

Palladium Register means the register of members of Palladium maintained by or on behalf of Palladium in accordance with section 168(1) of the Corporations Act;

Palladium Share means a fully paid ordinary share in the capital of Palladium;

Palladium Shareholder means a person who is registered in the Palladium Register as a holder of Palladium Shares from time to time;

Prescribed Occurrence means the occurrence of any of the following:

(a) Palladium converting all or any of its securities into a larger or smaller number of securities;

(b) Palladium resolving to reduce its capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its securities;

(c) Palladium declaring, paying or distributing any dividend, bonus or other share of its profits or assets by way of dividend, capital reduction, buy-back or otherwise;

(d) Palladium:

(i) entering into a buy-back agreement; or

(ii) resolving to approve the terms of a buy-back agreement under the Corporations Act; or

(e) an Insolvency Event occurring in relation to Palladium.

provided that a Prescribed Occurrence will not include a matter:

(f) which is required to be done or procured by Palladium pursuant to the Transaction Documents; or

(g) the undertaking of which has the prior written consent of NewCo or FinCo;

Record Date means 5.00pm (AEST) on 7 September 2020 or such other date as may be agreed in writing between NewCo, FinCo and Palladium;

Registered Address means, in relation to a Palladium Shareholder – that address of the Palladium Shareholder as shown in the Palladium Register;

Regulatory Approvals means those regulatory approvals referred to in clause 3.1(a);

Relevant Interest has the meaning given to that term in sections 608 and 609 of the Corporations Act;

Representatives means, in relation to an entity:

(a) each of the entity's Related Bodies Corporate; and

(b) each of its directors, officers, employees, contractors, advisers (including legal, financial and other expert advisers) and agents, but excluding the Independent Expert;

Scaleback Arrangements has the meaning specified in the Scheme;

Scheme means a scheme of arrangement under Part 5.1 of the Corporations Act between Palladium and the Scheme Participants substantially in the form set out in Annexure A to this agreement or as otherwise agreed by NewCo, FinCo and Palladium in writing;

Scheme Booklet means the explanatory material to be prepared in respect of the Scheme in accordance with the terms of this agreement and to be dispatched by Palladium to Palladium Shareholders, including the Independent Expert's Report, the Deed Poll and the notice convening the Scheme Meeting;

Scheme Consideration means the consideration to be provided to the Scheme Participants under the terms of the Scheme being the Cash Consideration and the Scrip Consideration;

Scheme Meeting means the meeting/s of Palladium Shareholders to be ordered by the Court in relation to the Scheme to be convened pursuant to section 411(1) of the Corporations Act, and includes any adjournment of such meetings;

Scheme Participant means a person who is registered in the Palladium Register as a holder of Scheme Shares as at the Record Date;

Scheme Share means the Palladium Share on issue as at the Record Date;

Scrip Consideration means one NewCo Share for each Scheme Share in respect of which a Scheme Participant makes a valid Election, subject to the Scaleback Arrangements;

Second Court Date means the first day of hearing of an application made to the Court by Palladium for orders pursuant to section 411(4)(b) of the Corporations Act approving the Scheme or, if the hearing of such application is adjourned or if the application is subject to appeal for any reason, means the first day of the adjourned hearing or the first day on which the appeal is heard (as the case may be);

Takeovers Panel means the panel established by section 171 of the *Australian Securities and Investments Commission Act 1989* (Cth) and is continued in existence by section 261 of the *Australian Securities and Investments Commission Act 2001* (Cth);

Timetable means the indicative timetable for the implementation of the Scheme set out in Schedule 1, subject to any amendments as the parties may agree;

Transaction Documents means:

(a) this agreement;

(b) the Scheme; and

(c) the Deed Poll;

Warranties means the representations and warranties in clause 7.1.

1.2 Interpretation

In this agreement, unless the context otherwise requires:

(a) a reference to:

(i) one gender includes the others;

(ii) the singular includes the plural and the plural includes the singular;

(iii) a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this agreement and references to this agreement include any recital, schedule or annexure;

(iv) any contract (including this agreement) or other instrument includes any variation or replacement of it and as it may be assigned or novated;

(v) a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(vi) a person or entity includes an individual, a firm, a body corporate, a trust, an unincorporated association or an authority;

(vii) a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;

(viii) a group of persons is a reference to any 2 or more of them taken together and to each of them individually;

(ix) an entity which has been reconstituted or merged means the body as reconstituted or merged, and to an entity which has ceased to exist where its functions have been substantially taken over by another body, means that other body;

(x) a reference to a day or a month means a calendar day or calendar month;

(xi) money (including '$', 'AUD' or 'dollars') is to Australian currency;

(b) unless expressly stated, no party enters into this agreement as agent for any other person (or otherwise on their behalf or for their benefit);

(c) the meaning of any general language is not restricted by any accompanying example, and the words 'includes', 'including', 'such as', 'for example' or similar words are not words of limitation;

(d) headings and the table of contents are for convenience only and do not form part of this agreement or affect its interpretation;

(e) if the last day for doing an act is not a Business Day, the act must be done instead on the next Business Day; and

(f) a provision of this agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this agreement or the inclusion of the provision in this agreement.

2 Agreement to propose the Scheme

2.1 Proceed with Scheme

Palladium, NewCo and FinCo agree to implement the Scheme upon and subject to the terms and conditions of this agreement.

2.2 Proposal of Scheme

(a) Palladium agrees to propose the Scheme on and subject to the terms of this agreement.

(b) NewCo and FinCo will reasonably assist Palladium to propose and give effect to the Scheme on and subject to the terms of this agreement.

2.3 Compliance with obligations

Palladium's obligations under this agreement to propose the Scheme are subject to its compliance with its obligations, functions, powers and duties under this agreement, Palladium's constitution, NewCo's, FinCo's constitution and at law.

3 Conditions Precedent

3.1 Conditions Precedent

Subject to this clause 3, the obligations of Palladium under clause 5.1(m) and NewCo and FinCo's obligation to provide the Scheme Consideration in accordance with the Deed Poll and clause 4, are subject to the satisfaction (or waiver in accordance with clause 3.2) of each of the following Conditions Precedent:

1	2	3	4	5
Condition Precedent	**Party responsible for satisfaction of the Condition Precedent (clause 3.3(a)(i))**	**Party entitled to benefit of the Condition Precedent (clause 3.2(a))**	**Party entitled to exercise right to waive the Condition Precedent (clause 3.2(b))**	**Party whose certificate must refer to the Condition Precedent (clause 3.7)**
(a) **Regulatory approvals**: (i) **ASIC**: before 8.00am on the Second Court Date, ASIC has issued or provided (and not withdrawn, revoked or varied) such consents, waivers, modifications and/or approvals or have done such other acts which are necessary or reasonably desirable to implement the Scheme. If such consents, waivers, modifications and/or approvals are subject to conditions those conditions must be acceptable to NewCo, FinCo and Palladium; and (ii) **Other Governmental Agencies:** before 8.00am on the Second Court Date, all other approvals of a Governmental Agency (if any) which are necessary to implement any material aspect of the Scheme is obtained and those approvals are given either unconditionally or on conditions that are acceptable to NewCo, FinCo and Palladium.	Palladium, NewCo and FinCo	Palladium, NewCo and FinCo	Palladium, NewCo and FinCo	Palladium, NewCo and FinCo
(b) **Orders convening Scheme Meeting:** the Court orders the convening of the Scheme Meeting under section 411(1) of the Corporations Act.	Palladium	Palladium, NewCo and FinCo	None – Condition Precedent cannot be waived	None

1	2	3	4	5
Condition Precedent	**Party responsible for satisfaction of the Condition Precedent (clause 3.3(a)(i))**	**Party entitled to benefit of the Condition Precedent (clause 3.2(a))**	**Party entitled to exercise right to waive the Condition Precedent (clause 3.2(b))**	**Party whose certificate must refer to the Condition Precedent (clause 3.7)**
(c) **Palladium Shareholder approval**: before 8.00am on the Second Court Date: (i) the Scheme is approved by the requisite majorities of Palladium Shareholders under section 411(4)(a)(ii) of the Corporations Act; (ii) the Financial Assistance Resolution is approved in accordance with section 260B(1)(a) of the Corporations Act; (iii) the Constitution Resolution is approved in accordance with the requirements of clause 9.10 of Palladium's constitution.	Palladium	Palladium, NewCo and FinCo	None – Condition Precedent cannot be waived	Palladium
(d) **Court approval**: the Scheme is approved by the Court in accordance with section 411(4)(b) of the Corporations Act.	Palladium	Palladium, NewCo, and FinCo	None – Condition Precedent cannot be waived	None
(e) **Court Order lodgement**: An office copy of the Court order approving the Scheme is lodged with ASIC as contemplated by section 411(10) of the Corporations Act.	Palladium	Palladium, NewCo and FinCo	None – Condition Precedent cannot be waived	None
(f) **No Governmental Agency challenge**: no Governmental Agency shall have commenced, or shall be threatening to commence, any action, lawsuit, or other legal proceeding seeking to obtain, pursuant to any law, a judgment, order, decree, temporary restraining order, preliminary or permanent injunction, restraint or prohibition, that would prohibit, materially restrict, make illegal or restrain the implementation of the Scheme.	Palladium, NewCo and FinCo	Palladium, NewCo and FinCo	Palladium, NewCo, and FinCo	Palladium, NewCo, and FinCo – to the best of their respective knowledge
(g) **No Material Adverse Event**: no Material Adverse Event occurs between the date of this agreement and 8.00am on the Second Court Date.	Palladium	NewCo and FinCo	NewCo and FinCo	Palladium
(h) **No Prescribed Occurrence**: no Prescribed Occurrence occurs between the date of this agreement and 8am on the Second Court Date.	Palladium	NewCo and FinCo	NewCo and FinCo	Palladium
(i) **Finance**: before 8.00am on the Second Court Date, FinCo and NewCo have	NewCo and	Palladium	None – Condition	NewCo and

1		2	3	4	5
Condition Precedent		**Party responsible for satisfaction of the Condition Precedent (clause 3.3(a)(i))**	**Party entitled to benefit of the Condition Precedent (clause 3.2(a))**	**Party entitled to exercise right to waive the Condition Precedent (clause 3.2(b))**	**Party whose certificate must refer to the Condition Precedent (clause 3.7)**
	obtained approval for sufficient finance to pay the Cash Consideration.	FinCo		Precedent cannot be waived	FinCo
(j)	**FIRB Approval**: If an application for approval is required to be made to FIRB in connection with the Scheme, then before 8.00am on the Second Court Date, the Treasurer of the Commonwealth of Australia: (i) (**approval**) gives (either personally or through a delegate) any required approval under the *Foreign Acquisition Takeovers Act 1975* (Cth) (**FATA**), and that approval is not subject to conditions, or is subject only to conditions that the NewCo reasonably considers to be acceptable; (ii) (**no objection**) provides (either personally or through a delegate) written advice or confirmation that there is no objection to the issue of the NewCo Shares (the subject of the FIRB application) under the FATA or the foreign investment policy of the Australian Government, and that advice or confirmation is not subject to conditions, or is subject only to conditions that NewCo reasonably considers to be acceptable; or (k) (**expiry of notice period**) ceases to be empowered to make any order under Part II of the FATA in respect of the issue of the relevant NewCo Shares.	NewCo	Palladium	If an application for approval is required to be made to FIRB pursuant to FATA in connection with the Scheme – this Condition Precedent cannot be waived. If the application is not required – Palladium may waive the Condition Precedent.	NewCo
(l)	**(Minimum Scrip Condition)** at the Election Time, the Minimum Scrip Condition is satisfied.	Palladium	NewCo	NewCo	Palladium
(m)	**(Control of NewCo)** if the outcome on the Implementation Date will be that a Palladium Shareholder (together with that shareholders Relevant Interests) would acquire 50% or more of NewCo.	NewCo and Palladium	NewCo	None – Condition Precedent cannot be waived	NewCo and Palladium

3.2 Waiver

(a) Each Condition Precedent is for the benefit of the party listed alongside that Condition Precedent in column 3 of clause 3.1.

(b) Any breach or non-fulfilment of each Condition Precedent may only be waived with the written consent of all parties listed alongside that Condition Precedent in column 4 of clause 3.1.

(c) A party entitled to waive the breach or non-fulfilment of a Condition Precedent pursuant to this clause 3.2 may do so in its absolute discretion.

(d) If a waiver by a party of a Condition Precedent is itself expressed to be conditional and the other party accepts the conditions, the terms of the conditions apply accordingly. If the other party does not accept the conditions, the relevant Condition Precedent has not been waived.

(e) If a party waives the breach or non-fulfilment of a Condition Precedent, that waiver will not preclude it from suing the other party for any breach of this agreement constituted by the same event that gave rise to the breach or non-fulfilment of the Condition Precedent.

(f) Waiver of a breach or non-fulfilment in respect of one Condition Precedent does not constitute:

(i) a waiver of breach or non-fulfilment of any other Condition Precedent resulting from the same events or circumstances; or

(ii) a waiver of breach or non-fulfilment of that Condition Precedent resulting from any other event or circumstance.

3.3 Best endeavours and co-operation

(a) Without prejudice to any other obligations of the parties under this agreement:

(i) each party must use its best endeavours to ensure that the Conditions Precedent for which it is listed in column 2 of clause 3.1 as having responsibility are satisfied as expeditiously as possible after execution of this agreement and in any event no later than the End Date (unless otherwise agreed in writing by NewCo, FinCo and Palladium);

(ii) no party will take any action that will or is likely to hinder or prevent the satisfaction of any Condition Precedent, except to the extent that such action is required to be done or procured pursuant to, or is otherwise permitted by, this agreement, or is required by law.

3.4 Notifications

Each party must:

(a) keep the other party promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions Precedent;

(b) promptly notify the other party in writing if it becomes aware that any Condition Precedent has been satisfied; and

(c) promptly notify the other party in writing of a failure to satisfy a Condition Precedent or of any fact or circumstance that results in that Condition Precedent becoming incapable of being satisfied or that may result in that Condition Precedent not being satisfied in accordance with its terms (having regard to the obligations of the parties under clause 3.3).

3.5 Regulatory Approvals

Without limiting the generality of clauses 3.3 and 3.4:

(a) each party must promptly apply for all relevant Regulatory Approvals and take all steps it is responsible for as part of the approval process for the Scheme, including responding to requests for information at the earliest practicable time; and

(b) each party must in good faith and on a timely and pragmatic basis consult with the other in advance in relation to all material communications with any Governmental Agency relating to any Regulatory Approval or implementation of the Scheme.

3.6 Failure of Conditions Precedent

(a) If:

(i) there is a breach or non-fulfilment of a Condition Precedent that is not waived in accordance with clause 3.2 before the End Date; or

(ii) a Condition Precedent becomes incapable of satisfaction, having regard to the obligations of the parties under clause 3.3 and the terms of clause 3.7(and the breach or non-fulfilment of the Condition Precedent that would otherwise occur has not already been waived),

any party may serve notice on the other parties (**CP Failure Notice**), and the parties must then consult in good faith with a view to determining whether:

(iii) the Scheme may proceed by way of alternative means or methods;

(iv) to extend the relevant time or date for satisfaction of the Condition Precedent;

(v) to change the date of the application to be made to the Court for orders under the Corporations Act approving the Scheme or to adjourn that application (as applicable) to another date agreed by the parties; or

(vi) to extend the End Date.

(b) If the parties are unable to reach agreement under clauses 3.6(a)(iii) to 3.6(a)(vi) by the earlier of:

(i) the 10th Business Day after the delivery of the CP Failure Notice; or

(ii) 5pm on the day before the Second Court Date,

any party may terminate this agreement by notice in writing to the other parties in which case clause 8.1(a) will have effect.

3.7 Certificates in relation to Conditions Precedent

(a) If Palladium is listed in column 5 of clause 3.1 alongside a Condition Precedent as having to provide a certificate in respect of that Condition Precedent, then Palladium must provide to the Court on the Second Court Date a certificate (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8am on the Second Court Date that Condition Precedent has been satisfied or waived in accordance with this agreement.

(b) If NewCo or FinCo is listed in column 5 of clause 3.1 alongside a Condition Precedent as having to provide a certificate in respect of that Condition Precedent, then NewCo in its own behalf and on behalf of FinCo must provide to the Court on the Second Court Date a certificate (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8am on the Second Court Date that Condition Precedent has been satisfied or waived in accordance with this agreement.

4 Scheme

4.1 Outline of the Scheme

(a) The parties agree that the Scheme, if approved by the Court, will be subject to any alterations or conditions that are made or required by the Court and approved in writing by each party.

(b) Subject to this agreement and the Scheme, if the Scheme becomes Effective, then on the Implementation Date:

(i) (**Scheme Consideration**) Each Scheme Participant will be entitled to receive the Scheme Consideration in respect of each Palladium Share held by that Scheme Participant. In accordance with the Scheme:

(A) if a Scheme Participant does not make an Election to receive the Scrip Consideration they will be deemed to have made an Election to receive the Cash Consideration; and

(B) Ineligible Foreign Shareholders will receive the Cash Consideration.

(ii) (**Cash Consideration**): FinCo undertakes to Palladium that in consideration of the transfer to FinCo of each Palladium Share held by a Scheme Participant, FinCo will accept that transfer and pay or procure the payment of the Cash Consideration in accordance with the Scheme.

(iii) (**Issue of NewCo Shares**):

(A) NewCo must issue the NewCo Shares to the Scheme Participants who have made valid Elections to receive the Scrip Consideration in accordance with the Scheme.

(B) Each NewCo Share issued as Scrip Consideration will rank equally with each NewCo Share, will have the rights set out in the NewCo constitution and will be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest.

(C) The issue of the NewCo Shares will be subject to the Scaleback Arrangements.

(D) NewCo will not issue NewCo Shares to any Ineligible Foreign Shareholders.

(iv) (**Election mechanism**): The Election must be made in accordance with the terms of the Scheme Booklet.

4.2 Timetable

(a) The parties acknowledge the Timetable is an indicative timetable.

(b) The parties must use their best endeavours to implement the Scheme and perform their respective obligations substantially in accordance with the Timetable.

5 Steps for implementation of the Scheme – Parties' respective obligations

5.1 Palladium's obligations

Palladium must use its best endeavours to propose and implement the Scheme as soon as is reasonably practicable after the date of this agreement and otherwise substantially in accordance with the Timetable, and in particular Palladium must:

(a) **preparation of Scheme Booklet**: prepare the Scheme Booklet in accordance with clause 5.3;

(b) **Independent Expert**: promptly appoint the Independent Expert (if the Independent Expert has not been appointed prior to the date of this agreement), and provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert's Report;

(c) **liaison with ASIC**: as soon as reasonably practicable after the date of this agreement but no later than 14 days before the First Court Date, provide an advanced draft of the Scheme Booklet to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act, and keep NewCo reasonably informed of any matters raised by ASIC in relation to the Scheme Booklet (and of any resolution of those matters), and use its best endeavours to resolve any such matters;

(d) **indication of intent**: apply to ASIC for a letter indicating whether ASIC proposes to make submissions to the Court, or intervene to oppose the Scheme, on the First Court Date;

(e) **approval of Scheme Booklet**: as soon as practicable after ASIC has provided its indication of intent in accordance with clause 5.1(d), procure that meeting of the Palladium Independent Board Committee is convened (or a circulating resolution is signed) to approve the Scheme Booklet for dispatch to Palladium Shareholders;

(f) **Court documents**: prepare all documents necessary for the Court proceedings (including any appeals) relating to the Scheme;

(g) **first Court hearing**: lodge all documents with the Court and use its best endeavours to ensure that an application is heard by the Court for orders under section 411(1) of the Corporations Act directing Palladium to convene the Scheme Meeting;

(h) **registration of Scheme Booklet**: if the Court directs Palladium to convene the Scheme Meeting, as soon as practicable after such orders are made, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

(i) **Scheme Meeting**: use its best endeavours to comply with the orders of the Court, including, as required, dispatching the Scheme Booklet (which includes the notice of General Meeting) to Palladium Shareholders, convening and holding the Scheme Meeting in accordance with the Court's orders, provided that if this agreement is terminated under clause 8 it may use its best endeavours to ensure the Scheme Meeting is not held;

(j) **update Scheme Booklet**: if it becomes aware of information after the date of dispatch of the Scheme Booklet, that is material for disclosure to Palladium Shareholders in deciding whether to approve the Scheme or that is required to be disclosed to the Palladium Shareholders under any applicable law, as expeditiously as practicable inform the Palladium Shareholders of the information in an appropriate and timely manner, and in accordance with applicable law;

(k) **section 411(17)(b) statement**: apply to ASIC for the production of statements in writing pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(l) **Court approval**: if the Scheme is approved by the requisite majorities of Palladium Shareholders under section 411(4)(a)(ii) of the Corporations Act, as soon as practicable after such time apply to the Court for orders approving the Scheme;

(m) **implementation of the Scheme**: if the Court approves the Scheme:

(i) lodge with ASIC an office copy of the orders approving the Scheme in accordance with section 411(10) of the Corporations Act, as soon as practicable after the Court makes those orders;

(ii) close the Palladium Register as at the Record Date to determine the identity of Scheme Participants to determine their entitlements to the Scheme Consideration in accordance with the Scheme;

(iii) promptly execute proper instruments of transfer of, and register all transfers of, the Scheme Shares to FinCo in accordance with the Scheme; and

(iv) promptly do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme.

5.2 NewCo's obligations

NewCo on its own behalf and on behalf of its wholly owned subsidiary, FinCo, must use its best endeavours to implement the Scheme as soon as is reasonably practicable after the date of this agreement and otherwise substantially in accordance with the Timetable, and in particular NewCo must:

(a) **preparation of Scheme Booklet**: provide assistance reasonably requested by Palladium with the preparation of the Scheme Booklet in accordance with clause 5.3;

(b) **Independent Expert information**: provide assistance and information reasonably requested by Palladium or by the Independent Expert in connection with the preparation of the Independent Expert's Report;

(c) **liaison with ASIC**: provide assistance reasonably requested by Palladium to assist Palladium to resolve any matter raised by ASIC regarding the Scheme Booklet or the Scheme during its review of the Scheme Booklet;

(d) **approval of Scheme Booklet**: as soon as practicable after ASIC has provided its indication of intent as contemplated in clause 5.1(d), procure that a meeting of NewCo Board and FinCo Board are convened (or a circulating resolution is signed) to approve those sections of the Scheme Booklet that comprise NewCo Provided Information and FinCo Provided Information as being in a form appropriate for dispatch to the Palladium Shareholders; and

(e) **Deed Poll**: prior to the First Court Date, execute the Deed Poll and cause FinCo to execute the Deed Poll.

5.3 Preparing of Scheme Booklet

(a) **Compliance requirements**: Palladium must use its best endeavours to ensure that the Scheme Booklet complies in all material respects with the requirements of the Corporations Act and all ASIC Regulatory Guides applicable to members' schemes of arrangement under Part 5.1 of the Corporations Act, except that the obligation to do so in respect of:

(i) NewCo Provided Information is subject to NewCo complying with its obligations under clauses 5.3(c); and

(ii) FinCo Provided Information is subject to FinCo complying with its obligations under clauses 5.3(c);

(b) **Content of Scheme Booklet**: Without limiting clause 5.3(a), the Scheme Booklet will include or be accompanied by the Scheme, the Deed Poll, the Independent Expert's Report and the notice convening the Scheme Meeting and the General Meeting. The Scheme Booklet will also include a statement by the Palladium Independent Board Committee unanimously recommending that the Palladium Shareholders vote in favour of the Scheme.

(c) **NewCo Provided Information and FinCo Provided Information**: NewCo must provide NewCo Provided Information to Palladium and FinCo must provide the FinCo Provided Information to Palladium as soon as is reasonably practicable after the date of this agreement.

(d) **Verification**: the parties must undertake appropriate verification processes in relation to the information in the Scheme Booklet.

5.4 Conduct of Court proceedings

(a) Nothing in this agreement gives any party any right or power to make undertakings to the Court for or on behalf of another party without that party's written consent.

(b) Each party agrees to give all undertakings to the Court in all Court proceedings which it is reasonably required to give (on an individual basis) to obtain Court approval and confirmation of the Scheme as contemplated by this agreement.

6 Public announcements and confidentiality

6.1 Announcements with consent

Subject to clauses 6.2, each party must not make any Announcements in connection with the Scheme without prior notice to be provided to the other parties (unless otherwise agreed between the parties).

6.2 Announcements required by law

Where a party is required by applicable law to make any announcement or to make any disclosure in connection with this agreement (including its termination) or the Scheme, it may do so only after it has given the other parties reasonable notice. Nothing in this clause requires the giving of prior notice or the taking of any action if doing so would lead to a party breaching an applicable law.

7 Representations and warranties

7.1 Palladium representations and warranties

Subject to this agreement, Palladium represents and warrants to NewCo and FinCo that:

(a) **incorporation**: it is a body corporate validly existing under the laws of its place of incorporation;

(b) **power**: it has the corporate power to enter into and perform or cause to be performed its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c) **corporate authorisations**: it has taken all necessary corporate action to authorise the entry into this agreement, the Scheme and, subject to Palladium Shareholders approving the Scheme, has taken all necessary corporate action to authorise the performance of this agreement and the Scheme and to carry out the transactions contemplated by this agreement and the Scheme;

(d) **binding obligations**: (subject to laws generally affecting creditors' rights and principles of equity) this agreement is valid and binding upon it;

(e) **solvency**: no Insolvency Event has occurred in relation to it;

(f) **no regulatory action or legal proceeding**: no regulatory action or legal proceeding of any nature has been taken which would prevent, inhibit or otherwise have a material adverse effect on its ability to fulfil its obligations under this agreement;

(g) **Scheme Shares**: each of the Scheme Shares, at the time of its transfer to FinCo pursuant to the Scheme, be fully paid;

(h) **compliance with law**: as far as Palladium are aware, Palladium has complied in all material respects with all laws applicable to its business, operations or assets. Palladium has not received any written or, to its knowledge, other notice of or been charged with the violation of any laws;

(i) **permits:** as far as Palladium is aware, it holds all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Agencies necessary for the lawful conduct of its businesses as presently conducted; and

(j) **litigation**: there is no investigation commenced or legal proceeding pending (other than legal proceedings which have been filed with a Governmental Agency and not served on Palladium and of which filing Palladium has no knowledge) or, to Palladium's knowledge, threatened against Palladium (or to Palladium's knowledge, pending or threatened against any of the officers, directors, managers or employees of Palladium with respect to their business activities on behalf of Palladium), or to which Palladium is otherwise a party before any Governmental Agency.

7.2 **NewCo representations and warranties**

NewCo represents and warrants to Palladium that, except as consented to in writing by Palladium:

(a) **incorporation**: it is a body corporate validly existing under the laws of its place of incorporation;

(b) **power**: it has the corporate power to enter into and perform or cause to be performed its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c) **corporate authorisations**: it has taken all necessary corporate action to authorise the entry into this agreement and the Scheme and has taken all necessary corporate action to authorise the performance of this agreement and the Scheme and to carry out the transactions contemplated by this agreement and the Scheme;

(d) **binding obligations**: (subject to laws generally affecting creditors' rights and principles of equity) this agreement is valid and binding upon it;

(e) **solvency**: no Insolvency Event has occurred in relation to NewCo; and

(f) **regulatory action**: no regulatory action of any nature has been taken which would prevent, inhibit or otherwise have a material adverse effect on its ability to fulfil its obligations under this agreement.

7.3 **FinCo representations and warranties**

FinCo represents and warrants to Palladium that, except as consented to in writing by Palladium:

(a) **incorporation**: it is a body corporate validly existing under the laws of its place of incorporation;

(b) **power**: it has the corporate power to enter into and perform or cause to be performed its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c) **corporate authorisations**: it has taken all necessary corporate action to authorise the entry into this agreement and the Scheme and has taken all necessary corporate action to authorise the performance of this agreement and the Scheme and to carry out the transactions contemplated by this agreement and the Scheme;

(d) **binding obligations**: (subject to laws generally affecting creditors' rights and principles of equity) this agreement is valid and binding upon it;

(e) **solvency**: no Insolvency Event has occurred in relation to FinCo; and

(f) **regulatory action**: no regulatory action of any nature has been taken which would prevent, inhibit or otherwise have a material adverse effect on its ability to fulfil its obligations under this agreement.

7.4 **Timing**

Each representation and warranty made or given under clauses 7.1,7.2 and 7.3is given:

(a) at the date of the agreement and at 8.00am on the Second Court Date; or

(b) where expressed, at the time at which the representation or warranty is expressed to be given.

7.5 **Reliance by parties**

Each party (**Representor**) acknowledges that:

(a) in entering into this agreement the other party has relied on the representations and warranties provided by the Representor under this clause 7;

(b) any breach of the representations and warranties provided by the Representor under this clause 7 after the Scheme becomes Effective cannot result in a termination of this agreement; and

(c) it has not entered into this agreement in reliance on any warranty or representation made by or on behalf of the other party except those warranties and representations set out in this agreement.

7.6 **Notifications**

Each party will promptly advise the other party in writing if it becomes aware of any fact, matter or circumstance that constitutes or may constitute a breach of any of the representations or warranties given by it under this clause 7.

7.7 **Status of representations and warranties**

Each representation and warranty in this clause 7:

(a) is severable;

(b) will survive the termination of this agreement; and

(c) is given with the intent that liability under it will not be confined to breaches that are discovered prior to the date of termination of this agreement.

7.8 **Claims**

(a) The liability of Palladium under a Claim arising from a breach of a Warranty for any loss or amount described below will be reduced to the extent that such loss or amount:

(i) (**pre-completion actions**): arises from an act or omission by or on behalf of Palladium before 8.00am on the Second Court Date that was done or made with the written consent of NewCo or FinCo or at the written direction or instruction of NewCo or FinCo;

(ii) (**no double Claim**): has been recovered by NewCo or FinCo under another Claim;

(iii) (**no indirect loss**): is indirect loss, including loss of opportunity, loss of access to markets, loss of future reputation and remote or abnormal loss, but excluding, and for the avoidance of doubt, this clause 7.8(a)(iii) does not apply to:

(A) loss which is direct loss of profits, direct loss of revenue or direct loss of production;

(B) loss arising naturally and in the usual course of things from the relevant breach of Warranty (**Breach**);

(C) loss arising from a Breach which may fairly and reasonably be considered to be reasonably foreseeable; or

(D) any diminution in the value of the Scheme Shares; and

(iv) **(liable for own warranties and representations):**arises or relates to a warranty or representation by another party as to that party or its affairs.

7.9 Exclusion of liability

To the maximum extent permitted by law all terms, conditions, warranties, indemnities and statements (whether express, implied, written, oral, collateral, statutory or otherwise) which are not expressly set out in this agreement are excluded and, to the extent they cannot be excluded, Palladium disclaims all liability in relation to them.

8 Termination

8.1 Termination by any party

Any party (**terminating party**) may terminate this agreement by notice to the other parties:

(a) in accordance with clause 3.6;

(b) at any time before 8am on the Second Court Date if another party is in material breach of any clause of this agreement (including a material breach of a representation or warranty given by another party under clause 7), provided that:

(i) the terminating party has given notice to the other party setting out the relevant circumstances and stating an intention to terminate this agreement; and

(ii) the relevant circumstances have continued to exist for 15 Business Days (or any shorter period ending at 5pm on the last Business Day before the Second Court Date) from the time such notice is given;

(c) if such termination is mutually agreed upon by the other party; or

(d) if the Scheme has not become Effective by the End Date.

8.2 Termination by NewCo or FinCo

NewCo or FinCo may terminate this agreement at any time before 8am on the Second Court Date by notice in writing to Palladium if the Palladium Independent Board Committee or a director of Palladium Independent Board Committee publicly changes (including by attaching qualifications to) or withdraws its, his or her recommendation that Palladium Shareholders approve the Scheme.

8.3 Notice of breach

Each party must give notice to the other as soon as practicable after it becomes aware of a breach by it of this agreement (including in respect of any representation or warranty).

8.4 Termination right

Any right to terminate this agreement ceases at the earlier of:

(a) the moment when the Scheme become Effective; and

(b) where expressed, the deadline specified in the relevant termination right set out in this clause 8.

8.5 **Effect of termination**

In the event of termination of this agreement by either NewCo, FinCo or Palladium pursuant to clauses 8.1 or 8.2, this agreement will have no further force or effect and the parties will have no further obligations under this agreement, provided that:

(a) this clause 8 and clauses 1, 9 and 10 will survive termination; and

(b) each party will retain any accrued rights and remedies, including any rights and remedies it has or may have against the other party in respect of any past breach of this agreement.

9 GST

This clause applies if a party to this agreement is, or becomes, liable to pay GST regarding any Supply of goods, services or anything else under this agreement.

9.1 **Recovery of GST**

If GST is payable, or notionally payable, on a supply made under or in connection with this agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (**GST Amount**). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.

9.2 **Liability net of GST**

Where any reimbursement or similar payment under this agreement is based on any cost, expense or other liability, it must be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

9.3 **Adjustment events**

If an adjustment event occurs in relation to a supply made under or in connection with this agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties.

9.4 **Cost exclusive of GST**

Any reference in this agreement to a cost, expense or other similar amount (**Cost**) is a reference to that Cost exclusive of GST.

9.5 **Survival**

This clause will continue to apply after expiration or termination of this agreement.

9.6 **Definitions**

Unless the context requires otherwise, words and phrases used in this clause 9 that have a specific meaning in the GST Law will have the same meaning in this clause 9.

10 General

10.1 **Notices**

(a) In this agreement, a **Notice** means:

(i) a notice; or

(ii) a consent, approval or other communication required to be in writing,

under this agreement.

(b) A Notice must be in writing and signed by or on behalf of the sender addressed to the recipient and:

(i) delivered by personal service;

(ii) sent by pre-paid mail; or

(iii) sent by email

to the recipient's address set out in this agreement.

(c) A Notice given to a person in accordance with this clause is treated as having been given and received:

(i) if delivered in person, on the day of delivery if delivered before 5pm on a Business Day, otherwise on the next Business Day;

(ii) if sent by pre-paid mail within Australia, on the fifth Business Day after posting;

(iii) if sent by pre-paid airmail to an address outside Australia or from outside Australia, on the 10th Business Day (at the address to which it is posted) after posting; and

(iv) if sent by email and no message received that it was undeliverable or the person is out of the office, on the day it is sent if before 5pm on a Business Day, otherwise on the next Business Day.

(d) A party may change its address for service by giving Notice of that change to each other party.

(e) The provisions of this clause 10.1 are in addition to any other mode of service permitted by law.

10.2 NewCo's and FinCo's address

NewCo's and FinCo's address for service and facsimile number are:

Attention:	Chris Hirst
Address:	C/O Palladium Level 7, 307 Queen Street Brisbane QLD 4000
Email:	Chris.Hirst@thepalladiumgroup.com

10.3 Palladium' address

Palladium' address for service and facsimile number are:

Attention:	David Campbell
Address:	C/O Palladium Level 7, 307 Queen Street Brisbane QLD 4000
Email	David.Campbell@thepalladiumgroup.com

10.4 Duty

NewCo or FinCo must pay all duty (including any penalties) payable or assessed in connection with this agreement and any document required by or contemplated under this agreement.

10.5 **Legal costs**

Except as expressly stated otherwise in this agreement or as agreed between the parties, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this agreement.

10.6 **Governing law and jurisdiction**

(a) This agreement is governed by and is to be construed in accordance with the laws applicable in Queensland, Australia.

(b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

10.7 **Severability**

(a) Subject to clause 10.7(b), if a provision of this agreement is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this agreement.

(b) Clause 10.7(a) does not apply if severing the provision:

(i) materially alters the:

(A) scope and nature of this agreement; or

(B) the relative commercial or financial positions of the parties; or

(ii) would be contrary to public policy.

10.8 **Further steps**

Each party must reasonably promptly do whatever any other party reasonably requires of it to give effect to this agreement and to perform its obligations under it.

10.9 **Consents**

Except as expressly stated otherwise in this agreement, a party may give or withhold consent to be given under this agreement and is not obliged to give reasons for doing so.

10.10 **Rights cumulative**

Except as expressly stated otherwise in this agreement, the rights of a party under this agreement are cumulative and are in addition to any other rights of that party.

10.11 **Waiver and exercise of rights**

(a) A single or partial exercise or waiver by a party of a right relating to this agreement does not prevent any other exercise of that right or the exercise of any other right.

(b) A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

10.12 **Survival**

The rights and obligations of the parties do not merge on completion of any transaction under this agreement.

10.13 **Amendment**

This agreement may only be amended, varied or replaced by an agreement executed by the parties.

10.14 **Assignment**

(a) Except as provided in this agreement, a party must not assign its interest in this agreement without the prior written consent of the other parties.

(b) Any purported dealing in breach of this clause is of no effect.

10.15 **Counterparts**

This agreement may consist of a number of counterparts and, if so, the counterparts taken together constitute one agreement. Satisfactory evidence of execution of this agreement will include evidence by facsimile or email of execution by the relevant party and in such case the executing party undertakes to provide the other party with an original of the executing party's counterpart as soon as reasonably practicable after execution.

10.16 **Entire understanding**

This agreement contains the entire understanding between the parties as to the subject matter of this agreement.

Schedule 1

Timetable

The following timetable is indicative only and is subject to allocation of court hearing dates. The key dates in the Scheme Booklet take precedence to the extent of any inconsistency with the dates below.

Event	Date
Lodge Scheme Booklet with ASIC	17 June 2020
Application in respect of the hearing to be held on the First Court Date, filed with the Court	20 July 2020
First Court Date	29 July 2020
Dispatch of Scheme Booklet	29 July 2020
Scheme Meeting and General Meeting held	24 August 2020
Second Court Date	2 September 2020
Lodge Court orders with ASIC (Effective Date)	3 September 2020
Record Date	7 September 2020
Implementation Date	8 September 2020

Executed as an agreement

Executed by **Palladium Group Holdings Pty Ltd** ACN 140 654 075 in accordance with section 127 of the *Corporations Act 2001* (Cth):

Director

JOHN EALES

Name of Director
BLOCK LETTERS

Date: 27 July 2020

*Director/*Company Secretary

DAVID CAMPBELL

Name of *Director/*Company Secretary
BLOCK LETTERS
*please strike out as appropriate

Executed by **Palladium Holdings Pty Ltd** ACN 640 464 197 in accordance with section 127 of the *Corporations Act 2001* (Cth):

Director

KIM BREDHAUER.

Name of Director
BLOCK LETTERS

Date: 24/7/2020.

*Director/*Company Secretary

CHRISTOPHER HIRST

Name of *Director/*Company Secretary
BLOCK LETTERS
*please strike out as appropriate

Executed by **Palladium Group Management Pty Ltd** ACN 641 052 548 in accordance with section 127 of the *Corporations Act 2001* (Cth) by its sole director:

Sole Director

CHRISTOPHER HIRST

Name
BLOCK LETTERS

Date: 24/7/2020

Annexure A

Scheme of Arrangement

Annexure B

Deed Poll

Annexure C – Scheme of Arrangement

THOMSON GEER
LAWYERS

Level 28, Waterfront Place
1 Eagle Street
Brisbane QLD 4000 Australia

T +61 7 3338 7500 | F +61 7 3338 7599

Scheme of Arrangement
pursuant to section 411 of the Corporations Act 2001 (Cth)

between

Palladium Group Holdings Pty Ltd
ACN 140 654 075
(Palladium)

and

Scheme Participants

This Scheme is made on 27 July 2020

between **Palladium Group Holdings Pty Ltd** ACN 140 654 075 (**Palladium**)

and **Scheme Participants**

Recitals

A Palladium is an unlisted proprietary company limited by shares and incorporated in Queensland, Australia.

B NewCo, FinCo and Palladium have entered into a Scheme Implementation Agreement dated 27 July 2020 (**SIA**), pursuant to which:

(i) FinCo proposes to acquire Scheme Shares pursuant to this Scheme; and

(ii) NewCo, FinCo and Palladium agreed to propose and implement the terms of, and to perform their respective obligations under, this Scheme.

C NewCo and FinCo have entered into a deed poll for the purpose of covenanting in favour of each Scheme Participant that it will observe and perform the obligations contemplated of it under this Scheme.

Now it is agreed as follows:

1 Definitions and interpretation

1.1 Definitions

In this Scheme:

ASIC means the Australian Securities and Investments Commission;

Business Day means:

(a) for the purposes of receiving a Notice, a day which is not a Saturday, Sunday, public holiday or bank holiday in the city in which the Notice is to be received; and

(b) for any other purposes, a day on which the banks are open for business in Brisbane, Australia other than a Saturday, Sunday, public holiday in Brisbane, Australia or other day on which commercial banks are authorized or required by law to be closed in Brisbane, Australia;

Cash Consideration means $17.50 per Scheme Share held by a Scheme Participant;

Corporations Act means the *Corporations Act 2001* (Cth);

Court means an Australian court of competent jurisdiction;

Deed Poll means a deed poll executed by NewCo and FinCo in favour of the Scheme Participants dated 27 July 2020;

Effective means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act (and if applicable, section 411(6) of the Corporations Act), but in any event at no time before an office copy of the order of the Court is lodged with ASIC;

Effective Date means the date on which the Scheme becomes Effective in accordance with the SIA;

Election means an election that a Scheme Participant makes in accordance with the Scheme:

(a) to receive Cash Consideration in respect of some or all of the Palladium Shares held by them on the Record Date;

(b) to receive Scrip Consideration in respect of some or all of the Palladium Shares held by them on the Record Date;

subject to the Scaleback Arrangements (in the case of paragraph (b)) only;

Election Form means the election form to be completed by the Scheme Participants to make an Election;

Election Time has the meaning given to it in the Scheme Booklet or such other date as agreed by NewCo and Palladium in writing;

Eligible Foreign Shareholder means a Palladium Shareholder whose address in the Palladium Register as at the Record Date is in United States of America, United Arab Emirates, United Kingdom, Canada, Netherlands and Saudi Arabia;

End Date has the meaning given to that term in the SIA;

FinCo means Palladium Group Management Pty Ltd ACN 641 052 548;

Government Agency means any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity (including any stock or other securities exchange), or any minister of the Crown in right of the Commonwealth of Australia or any state, or any other federal, state, provincial, local or other government, whether foreign or Australian;

Implementation means the implementation of the Scheme on the Implementation Date;

Implementation Date has the meaning given to that term in the SIA;

Ineligible Foreign Shareholder means a Palladium Shareholder whose address in the Palladium Register as at the Record Date is a place outside Australia unless the Palladium Shareholder is an Eligible Foreign Shareholder or Palladium, NewCo and FinCo agree in writing that it is lawful and not unduly onerous or impractical to issue NewCo Shares to that Palladium Shareholder if the Palladium Shareholder so elects under the Scheme;

Mezzanine Lenders means the lenders described in Section 9.2.2 of the Scheme Booklet;

Mezzanine Loan means the loan described in Section 9.2.2 of the Scheme Booklet;

NewCo means Palladium Holdings Pty Ltd ACN 640 464 197;

NewCo Share means a fully paid ordinary share in the capital of NewCo;

Palladium Register means the register of members of Palladium maintained by or on behalf of Palladium in accordance with section 168(1) of the Corporations Act;

Palladium Share means a fully paid ordinary share in the capital of Palladium;

Palladium Shareholder means a person who is registered in the Palladium Register as a holder of Palladium Shares from time to time;

Record Date means 7.00pm (AEST) on the date that is 5 Business Days after the Effective Date, or such other date as may be agreed in writing between NewCo, FinCo and Palladium;

Regulatory Authority means:

(a) any government or governmental, semi-governmental, administrative, monetary, fiscal or judicial body, tribunal, agency or entity;

(b) a minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government; or

(c) any regulatory organisation established under statute;

in any part of the world, and whether foreign, federal, state, territorial or local.

Scaleback Arrangements means the provisions of the Scheme providing for the scaleback of the NewCo Shares applied for pursuant to this Scheme in accordance with clause 5.4 of this Scheme;

Scheme means a scheme of arrangement under Part 5.1 of the Corporations Act between Palladium and the Scheme Participants substantially in the form set out in this document or as otherwise agreed by NewCo, FinCo and Palladium in writing;

Scheme Booklet has the meaning given to it in the SIA;

Scheme Consideration means the consideration to be provided to the Scheme Participants under the terms of the Scheme being the Cash Consideration and the Scrip Consideration;

Scheme Meeting means the meeting/s of Palladium Shareholders to be ordered by the Court in relation to the Scheme to be convened pursuant to section 411(1) of the Corporations Act, and includes any adjournment of such meetings;

Scheme Participant means a person who is registered in the Palladium Register as a holder of Scheme Shares as at the Record Date;

Scheme Share means the Palladium Share on issue as at the Record Date;

Scheme Transfer means, in relation to each Scheme Participant, a proper instrument of transfer of their Scheme Shares for the purpose of section 1071B of the Corporations Act, in favour of Palladium as transferee, which may be a master transfer of all or part of all of the Scheme Shares;

Scrip Consideration means one NewCo Share for each Scheme Share in respect of which a Scheme Participant makes a valid Election, subject to the Scaleback Arrangements;

Scrip Election means a valid Election that a Palladium Shareholder makes in accordance with the Scheme to receive the Scrip Consideration in respect of some or all Palladium Shares held by them on the Record Date, subject to the Scaleback Arrangements;

Scrip Participant means a Palladium Shareholder who has made a valid Scrip Election will be a Scrip Participant if the Scheme is Implemented;

Second Court Date means the first day of hearing of an application made to the Court by Palladium for orders pursuant to section 411(4)(b) of the Corporations Act approving the Scheme or, if the hearing of such application is adjourned or if the application is subject to appeal for any reason, means the first day of the adjourned hearing or the first day on which the appeal is heard (as the case may be); **Subsidiary** has the meaning given in Division 6 of Part 1.2 of the Corporations Act, provided that an entity will also be taken to be a Subsidiary of another entity if it is controlled by that entity (as 'control' is defined in section 50AA of the Corporations Act) and, without limitation:

(a) a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share;

(b) an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation; and

(c) an entity will also be deemed to be a Subsidiary of an entity if that entity is required by the accounting standards to be consolidated with that entity.

Trust Account means an Australian dollar denominated trust account which:

(a) attracts interest at a commercial rate; and

(b) is operated by Palladium as trustee for the Scheme Participants.

1.2 Interpretation

In this Scheme, unless the context otherwise requires:

(a) a reference to:

(i) one gender includes the others;

(ii) the singular includes the plural and the plural includes the singular;

(iii) a recital or clause is a reference to a clause of or recital to this Scheme and references to this Scheme include any recital;

(iv) any contract (including this Scheme) or other instrument includes any variation or replacement of it and as it may be assigned or novated;

(v) a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(vi) a person or entity includes an individual, a firm, a body corporate, a trust, an unincorporated association or an authority;

(vii) a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;

(viii) a group of persons is a reference to any 2 or more of them taken together and to each of them individually;

(ix) an entity which has been reconstituted or merged means the body as reconstituted or merged, and to an entity which has ceased to exist where its functions have been substantially taken over by another body, means that other body;

(x) a reference to a day or a month means a calendar day or calendar month;

(xi) money (including '$', 'AUD' or 'dollars') is to Australian currency;

(b) unless expressly stated, no party enters into this Scheme as agent for any other person (or otherwise on their behalf or for their benefit);

(c) the meaning of any general language is not restricted by any accompanying example, and the words 'includes', 'including', 'such as', 'for example' or similar words are not words of limitation;

(d) headings and the table of contents are for convenience only and do not form part of this Scheme or affect its interpretation;

(e) if the last day for doing an act is not a Business Day, the act must be done instead on the next Business Day; and

(f) a provision of this Scheme must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this Scheme or the inclusion of the provision in this Scheme.

2 Conditions precedent

2.1 Conditions precedent

The Scheme is conditional upon, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a) as at 8.00am on the Second Court Date each of the conditions precedent set out in clause 3.1 of the SIA (other than the condition precedent relating to the:

(i) approval of the Court set out in clause 3.1(d) of the SIA;

(ii) lodgement with ASIC of the Court order set out in clause 3.1(e) of the SIA;

(iii) financing of the Cash Consideration set out in clause 3.1(i) of the SIA;

(iv) Foreign Investment Review Board set out in clause 3.1(i) of the SIA (if applicable); and

(v) control of NewCo after the Implementation Date set out in clause 3.1(k) of the SIA)

has been satisfied or waived in accordance with the SIA;

(b) as at 8.00am on the Second Court Date, the SIA has not been terminated;

(c) as at 8.00am on the Second Court Date, the Deed Poll has not been terminated;

(d) the Court makes orders approving the Scheme under section 411(4)(b) of the Corporations Act, including with such alterations made or required by the Court under section 411(6) of the Corporations Act as are acceptable to NewCo, FinCo and Palladium;

(e) such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to the Scheme as are acceptable to NewCo, FinCo and Palladium have been satisfied; and

(f) the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act approving the Scheme come into effect, pursuant to section 411(10) of the Corporations Act on or before the End Date (or any later date NewCo, FinCo and Palladium agree in writing).

2.2 Certificate in relation to conditions

Each of NewCo, FinCo and Palladium will provide the Court at the hearing on the Second Court Date a certificate confirming whether all conditions in clause 2.1 of this Scheme (other than in relation to the conditions in clauses 2.1(d), 2.1(e) and 2.1(f) of this Scheme) have been satisfied or, as applicable, waived as at 8:00am on the Second Court Date.

2.3 Certificate constitutes conclusive evidence

The giving of a certificate by each of NewCo, FinCo and Palladium in accordance with clause 2.2 will be conclusive evidence for the purpose only of assessing whether the conditions precedent referred to in that certificate have been satisfied or waived.

2.4 Termination

If the SIA is terminated in accordance with its terms before 8:00am on the Second Court Date:

(a) the Scheme will lapse and be of no further force or effect; and

(b) subject to any rights and obligations arising pursuant to the SIA, each of NewCo, FinCo and Palladium are released from:

(i) any further obligation to take steps to implement the Scheme; and

(ii) any liability with respect to the Scheme.

3 Scheme becoming Effective

3.1 Effective Date of Scheme

Subject to clause 2.4, the Scheme will take effect on and from the Effective Date.

3.2 Lodgement of Court order

Subject to the satisfaction of all conditions in clause 2.1 (other than the condition in clause 2.1(f)) following the approval of the Scheme by the Court in accordance with section 411(4)(b) of the Corporations Act, Palladium will, as soon as possible and in any event no later than 5:00pm on the Business Day following that approval or such later time as may be agreed between NewCo, FinCo and Palladium in writing, lodge with ASIC under section 411(10) of the Corporations Act office copies of the Court orders under section 411(4)(b) of the Corporations Act approving the Scheme.

4 Implementation of Scheme

4.1 Transfer of Scheme Shares

All of the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to FinCo (subject to the provision of the Scheme Consideration), without the need for any further act by any Scheme Participant (other than acts performed by Palladium or any of its directors and officers as attorney and agent for Scheme Participants under the Scheme), by Palladium effecting a valid transfer or transfers of the Scheme Shares to FinCo by:

(a) Palladium delivering FinCo for execution a duly completed Scheme Transfer to transfer all of the Scheme Shares to FinCo, duly executed by Palladium (or any of its directors and officers) as the attorney and agent of each Scheme Participant as transferor under clause 4.3;

(b) FinCo executing the Scheme Transfer as transferee (and subsequent attending to the stamping of the Scheme Transfer) and delivering it to Palladium for registration; and

(c) Palladium, immediately after receipt of the Scheme Transfer under clause 4.1(b), entering, or procuring the entry of, the name and address of FinCo in the Palladium Register as the holder of all of the Scheme Shares.

4.2 Scheme Participant's agreements and consents

Each Scheme Participant:

(a) irrevocably agrees to the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, to FinCo in accordance with the terms of the Scheme;

(b) to the extent the Scheme Participant becomes is issued NewCo Shares, it agrees to become a member of NewCo and to be bound by the terms of the NewCo constitution;

(c) it agrees to comply with the terms and conditions of this Scheme as they relate to the Scheme Participant;

(d) irrevocably agrees to destroy any share certificates relating to their Scheme Shares; and

(e) irrevocably consents to NewCo, FinCo and Palladium doing all things and executing all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the terms of the Scheme and the transactions contemplated by it (other than the execution of the deed poll referred to in the SIA and any transactions in relation to that deed poll),

without the need for any further act by that Scheme Participant.

4.3 Appointment of Palladium as attorney for implementation of Scheme

Each Scheme Participant, without the need for any further act by that Scheme Participant, irrevocably appoints Palladium as that Scheme Participant's agent and attorney for the purpose of:

(a) doing all things and executing all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the terms of the Scheme and the transactions contemplated by it (other than the execution of the deed poll referred to in the SIA and any transactions in relation to that deed poll), including the effecting of a valid transfer or transfers (or the execution and delivery of any Scheme Transfers) under clause 4.1; and

(b) enforcing the Deed Poll against NewCo and FinCo,

and Palladium accepts such appointment. Palladium, as agent and attorney of each Scheme Participant, may sub-delegate its functions, authorities or powers under this clause 4.3 to all or any of its directors and officers (jointly, severally, or jointly and severally).

4.4 Warranty by Scheme Participants

Each Scheme Participant is deemed to have warranted to NewCo and FinCo:

(a) that they have valid title to all of their Scheme Shares;

(b) to have appointed and authorised Palladium as that Scheme Participant's agent and attorney to warrant to NewCo and FinCo, that all of their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) will, at the time of the transfer of them to FinCo pursuant to the Scheme, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any 'security interests' within the meaning of section 12 of the *Personal Property Securities Act 2009* (Cth)) and other interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind;

(c) that they have full power and capacity to sell and to transfer their Scheme Shares (together with any rights and entitlements attaching to those Scheme Shares) to FinCo pursuant to the Scheme; and

(d) it understands the an Election Form cannot be varied, withdrawn or revoked after the Election Time without NewCo's written consent which NewCo may withhold in its absolute discretion.

4.5 Palladium undertaking

(a) Palladium undertakes in favour of each Scheme Participant that it will provide such warranty, to the extent enforceable, to NewCo and FinCo on behalf of that Scheme Participant.

4.6 Title to Scheme Shares

(a) To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to FinCo will, at the time of transfer of them to FinCo, vest in FinCo free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any 'security interests' within the meaning of section 12 of the *Personal Property Securities Act*

2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind.

(b) Upon provision of the Scheme Consideration, FinCo will be beneficially entitled to the Scheme Shares transferred to it under the Scheme pending registration by Palladium of the name and address of FinCo in the Palladium Register as the holder of the Scheme Shares.

4.7 Appointment of FinCo as sole proxy

(a) Upon provision of the Scheme Consideration, until FinCo is registered in the Palladium Register as the holder of all Scheme Shares, each Scheme Participant:

(i) without the need for any further act by that Scheme Participant, irrevocably appoints FinCo as its sole proxy to (and irrevocably appoints FinCo as its agent and attorney for the purpose of appointing any director or officer of FinCo as that Scheme Participant's proxy and, where appropriate, its corporate representative to):

(A) attend shareholders' meetings of Palladium;

(B) exercise the votes attaching to the Palladium Shares registered in the name of the Scheme Participant; and

(C) sign any Palladium Shareholder resolution; and

(ii) must take all other action in the capacity of a Scheme Participant as FinCo reasonably directs.

(b) Upon provision of the Scheme Consideration, until FinCo is registered in the Palladium Register as the holder of all Scheme Shares, no Scheme Participant may attend or vote at any meetings of Scheme Participants or sign any Scheme Participant's resolution (whether in person, by proxy or by corporate representative) other than under this clause 4.7.

5 Scheme Consideration

5.1 Scheme Consideration

If a Scheme Participant has not made a valid Election they will be deemed to have made an Election to receive the Cash Consideration.

5.2 Election

(a) Subject to this document, each Scheme Participant may make an Election by no later than the Election Time.

(b) An Election is effective provided it is validly made by a Scheme Participant.

(c) A person who makes an Election may vary, withdraw or revoke that Election by lodging a replacement Election Form that is received on or before the Election Time;

(d) An Election not made in accordance with the Election Form, the Scheme Booklet and this document will not be a valid Election for the purpose of the Scheme and will not be recognised for any purpose;

5.3 Provision of Scheme Consideration

(a) Subject to this Scheme, NewCo and FinCo undertakes to Palladium that in consideration of the transfer to FinCo of the Scheme Shares it will or will procure (as applicable) the payment of the Cash Consideration or the issue of the Scrip Consideration (as applicable) on the Implementation Date.

(b) The issue of the Scrip Consideration will be subject to the Scaleback Arrangements.

(c) NewCo will not issue (or procure the issue of) NewCo Shares to Ineligible Foreign Shareholders and any Ineligible Foreign Shareholders purporting to accept Scrip Consideration will be deemed to have elected Cash Consideration.

(d) Unless otherwise agreed between Palladium and FinCo, Palladium must notify FinCo of the details of the Trust Account no later than 5 Business Days before the Implementation Date.

(e) The obligation of FinCo to provide the Cash Consideration under the Scheme and the Deed Poll will be satisfied by FinCo, on or before the Implementation Date depositing (or procuring the deposit), in immediately available funds, the Cash Consideration into the Trust Account (except that the amount of any interest on the amount deposited, less bank fees and other charges, will be credited to FinCo's account), such amount to be held by Palladium on trust for the purpose of paying the Cash Consideration to Scheme Participants who are entitled to receive it.

(f) On the Implementation Date, and subject to receipt of the Cash Consideration from FinCo in accordance with clause 5.3(e) Palladium must pay (or procure payment) by:

(i) conversion into debt (for the amount of each Mezzanine Loan) in respect of those Scheme Participants who have agreed that they or their nominees will be Mezzanine Lenders; and

(ii) payment from the Trust Account to each Scheme Participant (including the Mezzanine Lenders except to the extent the Cash Consideration payable to them has been satisfied pursuant to clause 5.3(f)(i)),

an amount equal to the applicable amount of Cash Consideration that the Scheme Participant is entitled to.

(g) Palladium's obligation under clause 5.3(f) will be satisfied by Palladium:

(i) where a Scheme Participant has, before the Scheme Record Date, validly registered their bank account details with the Palladium registry, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means directly to that bank account; or

(ii) whether or not a Scheme Participant has registered their bank account details with Palladium, dispatching, or procuring the dispatch of, a cheque in Australian currency for the relevant amount to the Scheme Participant by prepaid post to their registered address, such cheque being drawn in the name of the Scheme Participant (or in the case of joint holders, in the names of the joint holders).

(h) In the event that:

(i) a Scheme Participant does not have a registered address and no account has been notified in accordance with clause 5.3(g)(i) or a deposit into such an account is rejected or refunded; or

(ii) a cheque issued under this clause 5 has been cancelled,

Palladium as the trustee for the Scheme Participant may credit the amount payable to the relevant Scheme Participant to a separate bank account of Palladium (**Separate Account**) to be held until the Scheme Participant claims the amount or the amount is dealt with in accordance with the Public Trustee Act 1978 (Qld) or other applicable legislation. For the avoidance of doubt, if the amount is not credited to a Separate Account, the amount will continue to be held in the Trust Account until the Scheme Participant claims the amount or the amount is dealt with in accordance with the Public Trustee Act 1978 (Qld) or other applicable legislation.

(i) An amount credited to the Separate Account or Trust Account (as applicable) in accordance with clause 5.3(h) is to be treated as having been paid to the Scheme Participant when credited to the Separate Account or Trust Account (as applicable). Palladium must maintain records of the amounts paid, the people who are entitled to the amounts and any transfers of the amounts.

(j) To the extent that there is a surplus in the amount held by Palladium as the trustee for the Scheme Participants in the Trust Account after the process above has completed, that surplus may be paid by Palladium as the trustee for the Scheme Participants to FinCo following the satisfaction of Palladium's obligations as the trustee for the Scheme Participants under this clause 5.3.

(k) Palladium may cancel a cheque issued under this clause 5.3 if the cheque:

(i) is returned to Palladium; or

(ii) has not been presented for payment within six months after the date on which the cheque was sent.

(l) During the period of one year commencing on the Implementation Date, on request in writing from a Scheme Participant to Palladium (which request may not be made until the date which is 5 Business Days after the Implementation Date), a cheque that was previously cancelled under clause 5.3(k) must be reissued.

(m) Palladium must, before no later than 12:00 noon (or such later time as Palladium and NewCo may agree in writing) on the Implementation Date, procure that the name of each Scheme Participant entitled to be issued NewCo Shares under this Scheme is entered in NewCo's register of shareholders (as maintained by NewCo or its agent) as the holder of those NewCo Shares with the same holding name and address and other details as the holding of the relevant Palladium Shares.

(n) On the Implementation Date, NewCo must send or procure the sending of a holding statement (or equivalent document) to the registered email address of each Scheme Participant to whom NewCo Shares are issued under this Scheme, reflecting the issue of such NewCo Shares.

(o) If any amount is required under any Australian law or by any Regulatory Authority in Australia to be:

(i) withheld from an amount payable under this clause and paid to that entity or authority; or

(ii) retained by Palladium out of the amount payable under this clause ;

the payment or retention by Palladium will constitute the full discharge of the payment obligations under this clause with respect to the amount so paid or retained, until, in the case of clause 5.3(o)(ii), it is no longer required to be retained.

5.4 **Scaleback Arrangements**

(a) If the total number of NewCo Shares validly Elected by the Palladium Shareholders exceeds 5,140,097 NewCo Shares (**Maximum Available NewCo Shares**), the Scaleback Arrangements in this clause 5.4 will apply.

(b) A Palladium Shareholder that is subject to the Scaleback Arrangements will receive the Cash Consideration for those NewCo Shares which it would have received as Scrip Consideration, but which will not be issued as a result of the application of the Scaleback Arrangements.

(c) Where the valid Scrip Elections are less than the Maximum Available NewCo Shares, Scrip Participants with receive their elected NewCo Shares in full and not be subject to the Scaleback Arrangement.

(d) If the valid Scrip Elections exceed the Maximum Available NewCo Shares then each Palladium Shareholder who made a valid Election will receive the number of NewCo Shares calculated in accordance with the formula below, and that Palladium Shareholder will receive the Cash Consideration in respect of the remaining number of NewCo Shares that would otherwise have been issued to that Palladium Shareholder had the Scaleback Arrangement not applied:

$$Scaleback\ percentage = \frac{A}{D}$$

where:

A = Amount required to be scaled back and calculated as follows, B-C where:

B = Total Scrip Elections
C = The Maximum Available NewCo Shares

D= Total Scrip Elections

6 Dealings in Palladium Shares

6.1 Dealings by Scheme Participants

For the purpose of establishing the persons who are Scheme Participants, dealings in Palladium Shares will be recognised by Palladium provided that registrable transfers or transmission applications in respect of those dealings are received by the Palladium's share registry by 5.00pm on the day which is the Record Date (in which case Palladium must register such transfers or transmission applications before 7.00pm on that day), and Palladium will not accept for registration, nor recognise for the purpose of establishing the persons who are Scheme Participants, any transfer or transmission application in respect of Palladium Shares received after such times, or received prior to such times but not in registrable form.

6.2 Palladium Register

Palladium will until the name and address of FinCo has been entered in the Palladium Register as the holder of all of the Scheme Shares, maintain, or procure the maintenance of, the Palladium Register in accordance with this clause 5.

6.3 Information to be given to NewCo or FinCo

Palladium must procure that, as soon as practicable after the Record Date and if requested by NewCo or FinCo, details of the names, registered addresses and holdings of Palladium Shares of every Scheme Participant as shown in the Palladium Register as at the Record Date are given to NewCo or FinCo (or as it directs) in such form as NewCo or FinCo may reasonably require.

6.4 No disposals after Record Date

If the Scheme becomes Effective, each Scheme Participant, and any person claiming through that Scheme Participant, must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Record Date otherwise than pursuant to the Scheme, and any attempt to do so will have no effect.

6.5 Effect of share certificates and holding statements

As from the Record Date (and other than certificates or statements in favour of FinCo following the Implementation Date), all share certificates and holding statements for Scheme Shares will cease to have effect as documents of title in respect of those Scheme Shares.

7 Orders of a court or Government Agency

If written notice is given to Palladium, NewCo or FinCo of an order or direction made by a court of competent jurisdiction or by another Government Agency that:

(a) requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Palladium Shares held by a particular Scheme Participant, which would otherwise be payable or required to be issued to that Scheme Participant by NewCo or FinCo in accordance with this Scheme, then NewCo or FinCo (as applicable) shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(b) prevents NewCo or FinCo from providing consideration to any particular Scheme Participant in accordance with this Scheme, or the payment or issuance of such consideration is otherwise prohibited by applicable law, NewCo or FinCo shall be entitled (as applicable):

(i) to retain an amount, in Australian dollars, equal to the Cash Consideration as that Scheme Participant would otherwise be entitled to under this Scheme; or

(ii) not to issue, or to issue to a trustee or nominee, such number of NewCo Shares as that Scheme Participant would otherwise be entitled to under this Scheme,

until such time as provision of the Scheme Consideration is permitted by that (or another) order or direction or otherwise by law.

8 General

8.1 Further assurances

(a) Each Scheme Participant and will do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the terms of the Scheme and the transactions contemplated by it.

(b) Each Scheme Participant consents to, without limiting Palladium's other powers under the Scheme, Palladium doing all things that Palladium considers necessary or desirable to give effect to the Scheme and the SIA.

8.2 Alterations and conditions to Scheme

If the Court proposes to approve the Scheme subject to any alterations or conditions, Palladium may, by its counsel or solicitors, and with the prior consent of NewCo and FinCo, consent on behalf of all persons concerned, including each Scheme Participant, to those alterations or conditions.

8.3 Binding effect of Scheme

The Scheme binds Palladium and all of the Scheme Participants from time to time (including those who did not attend the Scheme Meeting, did not vote at that meeting or voted against the Scheme) and, to the extent of any inconsistency, overrides the constitution of Palladium.

8.4 Enforcement of Deed Poll

Palladium undertakes in favour of each Scheme Participant that it will enforce the Deed Poll against NewCo and FinCo on behalf of and as agent and attorney for the Scheme Participants.

8.5 Notices

Where a notice, transfer, transmission application, direction or other communication referred to in the Scheme is sent by post to Palladium, it will not be deemed to be received in the

ordinary course of post or on a date other than the date (if any) on which it is actually received at Palladium' registered office or by Palladium' share registry, as the case may be.

8.6 Costs and duty

NewCo or FinCo will pay all duty (including duty and any related fines, penalties and interest) payable on or in connection with the transfer by Scheme Participants of the Scheme Shares to FinCo pursuant to the Scheme.

8.7 Governing law and jurisdiction

(a) This Scheme is governed by and is to be construed in accordance with the laws applicable in Queensland Australia.

(b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

8.8 Further action

Palladium must do all things and execute all documents necessary to give full effect to this Scheme and the transactions contemplated by it.

8.9 No liability when acting in good faith

Each Scheme Participant agrees that neither Palladium, NewCo or FinCo nor any director, officer, secretary or employee of Palladium, NewCo or FinCo, shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

Annexure D – Deed Poll

THOMSON GEER
LAWYERS

Level 28, Waterfront Place
1 Eagle Street
Brisbane QLD 4000 Australia

T +61 7 3338 7500 | F +61 7 3338 7599

Deed Poll

by

Palladium Holdings Pty Ltd
ACN 640 464 197
(NewCo)

and

Palladium Group Management Pty Ltd
ACN 641 052 548
(FinCo)

in favour of

Each Scheme Participant

Execution version

This deed poll is made on 27 July 2020

By **Palladium Holdings Pty Ltd** ACN 640 464 197 **(NewCo)**

and **Palladium Group Management Pty Ltd** ACN 641 052 548 **(FinCo)**

in favour of **Each Scheme Participant**

Recitals

A NewCo, FinCo and Palladium have entered into a scheme implementation agreement dated 27 July 2020 **(SIA)**.

B The effect of the Scheme will be that all Scheme Shares will be transferred to FinCo.

C Pursuant to the SIA, NewCo and FinCo have agreed to provide the Scheme Consideration to Scheme Participants subject to the satisfaction of certain conditions.

D In accordance with the SIA, NewCo and FinCo are entering into this deed poll for the purpose of covenanting in favour of Scheme Participants that they will observe and perform the obligations contemplated of it under the Scheme.

Now it is covenanted and agreed as follows:

1 Definitions and interpretation

1.1 Definitions

Each capitalised term used but not defined in this deed poll has the meaning given to that expression in the SIA.

1.2 Interpretation

The provisions of clause 1.2 of the SIA form part of this deed poll as if set out in full in this deed poll, and on the basis that references to 'this agreement' in that clause are references to 'this deed poll'.

2 Nature of deed poll

NewCo and FinCo acknowledge that:

(a) this deed poll may be relied on and enforced by any Scheme Participants in accordance with its terms, even though the Scheme Participants are not party to it; and

(b) under the Scheme, each Scheme Participant appoints Palladium as its agent and attorney to enforce this deed poll against NewCo and FinCo on behalf of that Scheme Participant.

3 Conditions Precedent

3.1 Conditions Precedent

NewCo's and FinCo's obligations under this deed poll are subject to the Scheme becoming Effective.

3.2 Termination

If the SIA is terminated or the Scheme does not become Effective on or before the End Date, the obligations of NewCo and FinCo under this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect.

3.3 Consequences of termination

If this deed poll is terminated under clause 3.2, then, in addition and without prejudice to any other rights, powers or remedies available to it:

(a) NewCo and FinCo are released from their obligations under this deed poll, except those obligations under clauses 8.3 and 8.4; and

(b) each Scheme Participant retains any rights, powers or remedies that Scheme Participant has against NewCo and FinCo in respect of any breach of its obligations under this deed poll that occurred before termination of this deed poll.

4 Compliance with Scheme obligations

Subject to clause 3, NewCo and FinCo covenant in favour of each Scheme Participant that NewCo and FinCo will:

(a) observe and perform all obligations contemplated of it under the Scheme; and

(b) subject to the Scaleback Arrangements under the Scheme, NewCo will on the Implementation Date issue the NewCo Shares to each Scheme Participant who has made a valid Election to receive Scrip Consideration;

(c) in consideration of the transfer to FinCo of each Scheme Share held by a Scheme Participant, FinCo will on the Implementation Date accept the transfer and pay or procure the payment of the Cash Consideration to the Scheme Participants (who are to receive the Cash Consideration) in accordance with the Scheme.

5 Representations and warranties

NewCo and FinCo each represent and warrants that:

(a) **incorporation**: it is a body corporate validly existing under the laws of its place of incorporation;

(b) **power**: it has the corporate power to enter into and perform or cause to be performed its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c) **corporate authorisations**: it has taken all necessary corporate action to authorise the entry into this deed poll and has taken all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(d) **binding obligations**: (subject to laws generally affecting creditors' rights and principles of equity) this deed poll is valid and binding upon it;

(e) **solvency**: no Insolvency Event has occurred in relation to it; and

(f) **regulatory action**: no regulatory action of any nature has been taken which would prevent, inhibit or otherwise have a material adverse effect on its ability to fulfil its obligations under this deed poll.

6 Continuing obligations

This deed poll is irrevocable and, subject to clause 3, remains in full force and effect until the earlier of:

(a) NewCo and FinCo having fully performed their obligations under this deed poll; and

(b) termination of this deed poll under clause 3.

7 Further assurances

NewCo and FinCo will do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this deed poll and the transactions contemplated by it.

8 General

(a) In this deed poll, a **Notice** means:

  (i) a notice; or

  (ii) a consent, approval or other communication required to be in writing,

  under this deed poll.

(b) A Notice must be in writing and signed by or on behalf of the sender addressed to the recipient and:

  (i) delivered by personal service;

  (ii) sent by pre-paid mail; or

  (iii) sent by email

  to the recipient's address set out in this deed poll.

(c) A Notice given to a person in accordance with this clause is treated as having been given and received:

  (i) if delivered in person, on the day of delivery if delivered before 5pm on a Business Day, otherwise on the next Business Day;

  (ii) if sent by pre-paid mail within Australia, on the fifth Business Day after posting;

  (iii) if sent by pre-paid airmail to an address outside Australia or from outside Australia, on the 10th Business Day (at the address to which it is posted) after posting; and

  (iv) if sent by email and no message received that it was undeliverable or the person is out of the office, on the day it is sent if before 5pm on a Business Day, otherwise on the next Business Day.

(d) A party may change its address for service by giving Notice of that change to each other party.

(e) The provisions of this clause 8.1 are in addition to any other mode of service permitted by law.

8.2 **NewCo's and FinCo's address**

NewCo's and FinCo's address for service and facsimile number are:

Attention:	Chris Hirst
Address:	C/O Palladium Level 7, 307 Queen Street Brisbane QLD 4000
Email:	Chris.Hirst@thepalladiumgroup.com

8.3 **Duty**

NewCo or FinCo must pay all duty (including any penalties) payable or assessed in connection with this deed poll and any document required by or contemplated under this deed poll.

8.4 **Legal costs**

NewCo and FinCo must pay their own legal and other costs and expenses incurred in negotiating, preparing, executing and performing its obligations under this deed poll.

8.5 **Governing law and jurisdiction**

(a) This deed poll is governed by and is to be construed in accordance with the laws applicable in Queensland, Australia.

(b) NewCo and FinCo irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Queensland, Australia and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

8.6 **Severability**

(a) Subject to clause 8.6(b), if a provision of this deed poll is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this deed poll.

(b) Clause 8.6(a) does not apply if severing the provision:

(i) materially alters the:

(A) scope and nature of this deed poll; or

(B) the relative commercial or financial positions of the parties; or

(ii) would be contrary to public policy.

8.7 **Rights cumulative**

Except as expressly stated otherwise in this deed poll, the rights of NewCo, FinCo and each Scheme Participant under this deed poll are cumulative and are in addition to any other rights of that person.

8.8 **Waiver and exercise of rights**

A single or partial exercise or waiver by NewCo, FinCo or by any Scheme Participant of a right relating to this deed poll does not prevent any other exercise of that right or the exercise of any other right.

8.9 **Amendment**

This deed poll may only be varied by NewCo and FinCo if:

(a) the variation is agreed to in writing by Palladium (which such agreement Palladium may give or withhold without reference to or approval by any Palladium Shareholder being required);

(b) (on or after the Second Court Date) the variation is approved by the Court; and

(c) NewCo and FinCo enter into a further deed poll in favour of the Scheme Participants giving effect to that amendment or variation.

8.10 Assignment

The rights and obligations of NewCo and FinCo and of each Scheme Participant under this deed poll are personal. They cannot be assigned, encumbered or otherwise dealt with and no person may attempt, or purport, to do so without the prior written consent of NewCo, FinCo and Palladium (which consent may be given or withheld in their absolute discretion).

Executed as a deed poll

Executed as a deed by **Palladium Group Holdings Pty Ltd** ACN 140 654 075 in accordance with section 127 of the *Corporations Act 2001* (Cth):

Director

JOHN EALES

Name of Director
BLOCK LETTERS

Date: 27 July 2020

*Director/*Company Secretary

DAVID CAMPBELL

Name of *Director/*Company Secretary
BLOCK LETTERS
*please strike out as appropriate

Executed as a deed by **Palladium Holdings Pty Ltd** ACN 640 464 197 in accordance with section 127 of the *Corporations Act 2001* (Cth):

Director

KIM BREDHAUER

Name of Director
BLOCK LETTERS

Date: 24/7/2020.

*Director/*Company Secretary

CHRISTOPHER HIRST

Name of *Director/*Company Secretary
BLOCK LETTERS
*please strike out as appropriate

Executed as a deed by **Palladium Group Management Pty Ltd** ACN 641 052 548 in accordance with section 127 of the *Corporations Act 2001* (Cth) by its sole director:

Sole Director

CHRISTOPHER HIRST

Name
BLOCK LETTERS

Date: 24/7/2020

Annexure E – Notice of Scheme Meeting

Palladium
MAKE IT POSSIBLE

Notice of Scheme Meeting


IMPACT

Palladium Group Holdings Pty Ltd
ACN 140 654 075

Level 7, 307 Queen Street
Brisbane, Australia

Monday, 24 August 10:00am (AEST)

Notice of Scheme Meeting

Notice of Court Ordered Meeting of Palladium Shareholders

Notice is given that, by an order of the Federal Court of Australia (Court), made on 29 July 2020, pursuant to Section 411(1) of the Corporations Act 2001 (Cth) (**Corporations Act**), a meeting of the shareholders of Palladium Group Holdings Pty Ltd ACN 140 654 075 (**Company**) will be held at:

Address	Date	Time
Level 7, 307 Queen Street Brisbane, Australia	**Monday, 24 August 2020**	**10:00am** (AEST)

The Court has directed that Ann Sherry AO or failing her John Eales AM act as Chair of the Scheme Meeting and has directed the Chair to report the result of the Scheme Meeting to the Court.

Purpose of Scheme Meeting

The Scheme Meeting will be held for the following purpose:

To consider and, if thought fit, to agree (with or without modification) to the Scheme proposed to be made between Palladium and the Palladium Shareholders.

A copy of the Scheme and the explanatory statement required by Section 412 of the Corporations Act in relation to the Scheme are contained in the Scheme Booklet of which this Notice forms part.

Scheme Resolution

Capitalised terms in the Scheme Resolution have the same meaning as in the Scheme Booklet.

Palladium Shareholders will be asked to consider and, if thought fit, to pass with or without modification, the following resolution:

'That:

(a) *in accordance with the provisions of section 411 of the Corporations Act 2001 (Cth), the arrangement proposed between Palladium Holdings Pty Ltd (ACN 640 464 197), Palladium Group Management Pty Ltd (ACN 641 052 548), the Company and the holders of the Company's ordinary shares as contained in and more particularly described in the Scheme Booklet of which the notice convening this meeting forms part, is approved (with or without modification as approved by the Federal Court of Australia); and*

(b) *the approval is conditional on the approval of the Financial Assistance Resolution and the Constitution Resolution at the General Meeting (and as described in the Scheme Booklet).'*

Dated: 29 July 2020



Company Secretary
Palladium Group Holdings Pty Ltd

Explanatory Notes

Explanatory Notes for the Items of Business to be considered at the Scheme Meeting

General

The Notice of Scheme Meeting, including the Scheme Resolution, should be read in conjunction with the Scheme Booklet of which this notice forms part.

Terms used in this Notice of Scheme Meeting, unless otherwise defined, have the same meaning as set out in the Glossary in Section 15 of the Scheme Booklet.

A copy of the scheme is contained in Annexure C to the Scheme Booklet.

Required voting majorities

In accordance with section 411(4)(a) of the Corporations Act, in order to become Effective, the Scheme requires the approval of Palladium Shareholders by the Requisite Majorities as set out below:

(a) approval by more than 50% of Palladium Shareholders present and voting at the Scheme Meeting in person or by proxy, attorney or body corporate representative, unless the Court orders otherwise; and

(b) approval by at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting by Palladium Shareholders.

Voting at the Scheme Meeting will be by poll rather than by show of hands.

Exercise your vote

Each Palladium Shareholder may vote by attending the Scheme Meeting in person or by proxy, attorney or, in the case of a corporation which is a Palladium Shareholder, by body corporate representative.

Voting in person

To vote in person at the Scheme Meeting, you must attend the Scheme Meeting. A Palladium Shareholder who wishes to attend and vote at the Scheme Meeting in person will be admitted to that meeting and given a voting card upon disclosure of their name and address at the point of entry to that meeting.

Voting by proxy

Any Palladium Shareholder entitled to attend and vote at the Scheme Meeting is entitled to appoint a proxy to attend and vote instead of that shareholder. The proxy does not need to be a shareholder of Palladium.

A Palladium Shareholder who is entitled to cast 2 or more votes may appoint 2 proxies and may specify the proportion or number of votes each proxy is appointed to exercise. If no proportion or number is specified, each proxy may exercise half of the shareholder's votes.

Proxies must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified below and received at any time prior to the time of the Scheme Meeting.

Palladium (hand deliveries):	Level 7, 307 Queen Street, Brisbane QLD 4000, Australia
Palladium postal address:	GPO Box 449, Brisbane QLD 4000, Australia
Email for lodgement:	companysecretary@thepalladiumgroup.com

The proxy form has been enclosed with the Notice of Scheme Meeting at Annexure E. Please read all instructions carefully before completing the proxy form.

Please see the instructions below in relation to the Completion of the Proxy Form.

Voting by attorney

Your attorney may attend a meeting at which you are entitled to attend and vote, and vote on your behalf.

If you wish to vote by attorney at the Scheme Meeting, you must, if you have not already presented an appropriate power of attorney to Palladium for notation, deliver the original or certified copy of the power of attorney by post or by hand delivery so that it is received before the meeting commences.

The power of attorney must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified above and received at any time prior to the time of the Scheme Meeting.

Voting by body corporate representative

A corporation that is a Palladium Shareholder must appoint a person to act as its representative to vote at a meeting (if it does not wish to vote by proxy or attorney). The appointment must comply with the Corporations Act. An authorised body corporate representative will be admitted to that meeting upon providing written evidence of their appointment including any authority under which it is signed, their name and address and the identity of their appointer.

The body corporate representative form has been enclosed at Annexure G. Please read all instructions carefully before completing the form.

The body corporate representative form must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified above not later than and received at any time prior to the time of the Scheme Meeting .

Voting entitlement

If you are a Palladium Shareholder and are registered at 5:00pm (AEST) on 21 August 2020, you will be entitled to attend and vote at the Scheme Meeting.

Court approval

If the Scheme is approved by the Requisite Majorities and all other Conditions Precedent are satisfied or waived (as applicable), Palladium will apply to the Court for orders approving the Scheme at the Second Court Hearing. The Court has broad discretion as to whether or not to approve the Scheme under section 411(4)(b) of the Corporations Act.

The Court has a discretion under section 411(4)(a)(ii)(A) of the Corporations Act to approve the Scheme if it is approved by at least 75% of the votes cast on the Scheme Resolution but not by a majority in number of Palladium Shareholders present and voting at the Scheme Meeting.

Recommendation
The Palladium Independent Board Committee unanimously recommends that Palladium Shareholders vote in favour of the Scheme Resolution.

Completion of a Proxy Form

Directing a proxy how to vote
If you would like to direct your proxy how to vote, place a mark in one of the boxes for the resolution. If you mark both boxes on a resolution, your vote on that resolution will be invalid. If you do not mark a box your proxy may vote how they choose.

Signing Instructions
The Form must be signed to be effective.

Individual: Where the holding is in one name, the Palladium Shareholder must sign.

Joint Holding: Where the holding is in more than one name, all of the Palladium Shareholders must sign.

Companies: Where the company has a sole Director, who is also the Sole Company Secretary, the Form must be signed by that person. If the company (pursuant to section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone. Otherwise the Form must be signed by

a Director jointly with either another Director or a Company Secretary. Please sign in the appropriate place to indicate the office held. Delete titles as applicable.

Lodge your vote
By Mail:
Att: Company Secretary, Scheme Meeting
Palladium Group Holdings Pty Ltd
GPO Box 449, Brisbane QLD 4000, Australia
By hand delivery:
Att: Company Secretary, Scheme Meeting
Palladium Group Holdings Pty Ltd
Level 7, 307 Queen Street, Brisbane QLD 4000, Australia
By email:
companysecretary@thepalladiumgroup.com

Palladium Group Holdings Pty Ltd ACN 140 654 075

Proxy Form for Scheme Meeting

Proxies must be submitted to the Company Secretary and received at any time prior to the time of the Scheme Meeting .
I / We are a Palladium Shareholder /s of Palladium Group Holdings Pty Ltd and being entitled to attend and vote at the Scheme Meeting to be held at **10:00am (AEST)** on **24 August 2020**,
appoint:

☐ The Chair of the Meeting **OR** ____________________ (name of Proxy / Corporate Representative)

or, if no person indicated above, the Chair of the Scheme Meeting, to act as my/our proxy to attend on my/our behalf and to vote in accordance with the directions on this proxy form, or if no directions have been given, as he or she sees fit, at the Scheme Meeting of Palladium Group Holdings Pty Ltd to be held at **10:00am (AEST)** on **24 August 2020**, at Level 7, 307 Queen Street, Brisbane, Australia, and at any adjournment of that meeting.

____________________ (name of Member/s)

____________________ (address of Member/s)

Voting directions to your Proxy Please mark ☒ to indicate your directions.

Resolution: Scheme Resolution

☐ FOR ☐ AGAINST ☐ ABSTAIN*

*If you mark the Abstain box for a particular item, you are directing your proxy NOT to vote on your behalf on a show of hands or on a poll and your votes will not be counted in computing the required majority on a poll.

Please note:

(1) All your securities will be voted in accordance with your direction unless you indicate a proportion of voting rights on any item by inserting the percentage or number of securities you wish to vote.

(2) If the Chair of the Scheme Meeting is appointed as your proxy (or becomes your proxy by default including if your named proxy does not attend the meeting), the Chair of the Scheme Meeting intends to vote all available proxies in favour of the resolution (to the extent those proxies are undirected). This is in accordance with the recommendations of the Palladium Independent Board Committee.

Signature of Palladium Shareholder (s)

Sole Shareholder / Sole Director / Joint Shareholder	If Shareholder is a company	
	Director	Director / Company Secretary
Date: / /	Date: / /	

Annexure F – Notice of General Meeting

Notice of General Meeting


IMPACT

Palladium Group Holdings Pty Ltd
ACN 140 654 075

Level 7, 307 Queen Street
Brisbane, Australia

Monday, 24 August 2020 11:00am (AEST)

Notice of General Meeting

Notice of Meeting of Palladium Shareholders

Notice is given that a meeting of the shareholders of Palladium Group Holdings Pty Ltd ACN 140 654 075 (**Company**) will be held at:

Address	Date	Time
Level 7, 307 Queen Street Brisbane, Australia	**Monday, 24 August 2020** (or as soon thereafter as the Scheme Meeting is concluded or has been adjourned)	**11:00am** (AEST)

Purpose of General Meeting

The General Meeting will be held for the following purpose:

To consider and, if thought fit, to approve the following resolutions:

- **Resolution 1** - Financial Assistance Resolution; and
- **Resolution 2 -** Constitution Resolution.

Section 11 of the Scheme Booklet (of which this Notice forms part) forms the explanatory statement required by Section 260B(4) of the Corporations Act in connection with the Financial Assistance Resolution.

Section 12 of the Scheme Booklet (of which this Notice forms part) provides the background in relation to the Constitution Resolution.

Capitalised terms in this Notice of Meeting and the Financial Assistance Resolution and the Constitution Resolution have the same meaning as in the Scheme Booklet.

Financial Assistance Resolution

Palladium Shareholders will be asked to consider and, if thought fit, to pass, the following resolution as a special resolution:

To consider and, if thought fit, pass the following resolutions [as a special resolutions]:

"That, for the purposes of section 260B(1) of the Corporations Act 2001 (Cth) and for all other purposes, approval is given to the giving of Financial Assistance by the Company, in the manner set out in the Scheme Booklet accompanying the notice convening this meeting, in connection with the acquisition by Palladium Group Management Pty Ltd (ACN 641 052 548) of all of the issued shares in the capital of the Company.

That the Company:

(a) *execute, deliver and perform the transactions contemplated by all documents, forms and notices necessary to approve or provide the Financial Assistance (including each Relevant Finance Document); and*

(b) *provide the Financial Assistance contemplated by, or in connection with, the Transaction and the Relevant Finance Documents."*

Constitution Resolution

Palladium Shareholders will be asked to consider and, if thought fit, to pass, the following resolution:

To consider and, if thought fit, pass the following resolution:

"That, for the purposes of clause 9.10 of the Palladium Constitution approval is given to the acquisition by Palladium Group Management Pty Ltd (ACN 641 052 548) of all of the issued shares in the capital of the Company."

Dated: 29 July 2020

Company Secretary
Palladium Group Holdings Pty Ltd

Explanatory Notes

Explanatory Notes for the Items of Business to be considered at the General Meeting

General

The Notice of General Meeting, including the Financial Assistance Resolution and the Constitution Resolution, should be read in conjunction with the Scheme Booklet of which this notice forms part.

Terms used in this Notice of General Meeting, unless otherwise defined, have the same meaning as set out in the Glossary in Section 15 of the Scheme Booklet.

A copy of the Scheme is contained in Annexure C to the Scheme Booklet.

Required voting majorities

The Financial Assistance Resolution must be approved by a special resolution (75% of the votes cast by Palladium Shareholders entitled to vote in person or by proxy, attorney or corporate representative) with no votes being cast in favour of the resolution by FinCo (as the acquirer of the Palladium Shares) or FinCo's Associates.

The Constitution Resolution must be approved by Palladium Shareholders (in person or by proxy, attorney or corporate representative) who individually or collectively hold at least 75% of the Palladium Shares on issue.

For the avoidance of doubt, the Implementation of the Scheme is contingent on the passing of the resolutions proposed at the General Meeting. If both the Financial Assistance Resolution and the Constitution Resolution are not passed or if either of the Financial Assistance Resolution or the Constitution Resolution are not passed, then the Scheme will not be Implemented and Palladium Shareholders will retain their Palladium Shares.

Exercise your vote

Each Palladium Shareholder may vote by attending the General Meeting in person or by proxy, attorney or, in the case of a corporation which is a Palladium Shareholder, by body corporate representative.

Voting in person

To vote in person at the General Meeting, you must attend the General Meeting. A Palladium Shareholder who wishes to attend and vote at the General Meeting in person will be admitted to that meeting and given a voting card upon disclosure of their name and address at the point of entry to that meeting.

Voting by proxy

Any Palladium Shareholder entitled to attend and vote at the General Meeting is entitled to appoint a proxy to attend and vote instead of that shareholder. The proxy does not need to be a shareholder of Palladium.

A Palladium Shareholder who is entitled to cast 2 or more votes may appoint 2 proxies and may specify the proportion or number of votes each proxy is appointed to exercise. If no proportion or number is specified, each proxy may exercise half of the shareholder's votes.

Proxies must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified below and received at any time prior to the time of the General Meeting.

Palladium (hand deliveries):	Level 7, 307 Queen Street, Brisbane QLD 4000, Australia
Palladium postal address:	GPO Box 449, Brisbane QLD 4000, Australia
Email for lodgement:	companysecretary@thepalladiumgroup.com

The proxy form has been enclosed with the Notice of General Meeting at Annexure F. Please read all instructions carefully before completing the proxy form.

Please see the instructions below in relation to the Completion of the Proxy Form.

Voting by attorney

Your attorney may attend a meeting at which you are entitled to attend and vote, and vote on your behalf.

If you wish to vote by attorney at the General Meeting, you must, if you have not already presented an appropriate power of attorney to Palladium for notation, deliver the original or certified copy of the power of attorney by post or by hand delivery so that it is received before the meeting commences.

The power of attorney must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified above and received at any time prior to the time of the General Meeting.

Voting by body corporate representative

A corporation that is a Palladium Shareholder must appoint a person to act as its representative to vote at a meeting (if it does not wish to vote by proxy or attorney). The appointment must comply with the Corporations Act. An authorised body corporate representative will be admitted to that meeting upon providing written evidence of their appointment including any authority under which it is signed, their name and address and the identity of their appointer.

The body corporate representative form has been enclosed at Annexure G. Please read all instructions carefully before completing the form.

The body corporate representative form must be hand delivered to Palladium's registered office, mailed to Palladium's postal address, or emailed to the address specified above and received at any time prior to the time of the General Meeting.

Voting entitlement

If you are a Palladium Shareholder and are registered at 5:00pm (AEST) on 21 August 2020, you will be entitled to attend and vote at the General Meeting.

Completion of a Proxy Form

Directing a proxy how to vote
If you would like to direct your proxy how to vote, place a mark in one of the boxes for the resolution. If you mark both boxes on a resolution, your vote on that resolution will be invalid. If you do not mark a box your proxy may vote how they choose.

Signing Instructions
The Form must be signed to be effective.

Individual: Where the holding is in one name, the Palladium Shareholder must sign.

Joint Holding: Where the holding is in more than one name, all of the Palladium Shareholders must sign.

Companies: Where the company has a sole Director, who is also the Sole Company Secretary, the Form must be signed by that person. If the company (pursuant to section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone. Otherwise the Form must be signed by a Director jointly with either another Director or a Company Secretary. Please sign in the appropriate place to indicate the office held. Delete titles as applicable.

Lodge your vote
By Mail:
Att: Company Secretary, General Meeting
Palladium Group Holdings Pty Ltd
GPO Box 449, Brisbane QLD 4000, Australia
By hand delivery:
Att: Company Secretary, General Meeting
Palladium Group Holdings Pty Ltd
Level 7, 307 Queen Street, Brisbane QLD 4000, Australia
By email:
companysecretary@thepalladiumgroup.com

Palladium Group Holdings Pty Ltd ACN 140 654 075
Proxy Form for General Meeting

Proxies must be submitted to the Company Secretary and received at any time prior to the time of the General Meeting.
I / We are a Palladium Shareholder /s of Palladium Group Holdings Pty Ltd and being entitled to attend and vote at the General Meeting to be held at **11:00am (AEST)** on **24 August 2020**(or as soon thereafter as the Scheme Meeting is concluded or has been adjourned), appoint:

☐ The Chair of the Meeting **OR** ________________ (name of Proxy / Corporate Representative)

or, if no person indicated above, the Chair of the General Meeting, to act as my/our proxy to attend on my/our behalf and to vote in accordance with the directions on this proxy form, or if no directions have been given, as he or she sees fit, at the General Meeting of Palladium Group Holdings Pty Ltd to be held at **11:00am (AEST)** on **24 August 2020** (or as soon thereafter as the Scheme Meeting is concluded or has been adjourned)at Level 7, 307 Queen Street, Brisbane, Australia, and at any adjournment of that meeting.

(name of Member/s)

(address of Member/s)

Voting directions to your Proxy
Please mark ☒ to indicate your directions.

Resolution 1: Financial Assistance Resolution

☐ FOR ☐ AGAINST ☐ ABSTAIN*

Resolution 2: Constitution Resolution

☐ FOR ☐ AGAINST ☐ ABSTAIN*

*If you mark the Abstain box for a particular item, you are directing your proxy NOT to vote on your behalf on a show of hands or on a poll and your votes will not be counted in computing the required majority on a poll.

Please note:

(1) All your securities will be voted in accordance with your direction unless you indicate a proportion of voting rights on any item by inserting the percentage or number of securities you wish to vote.

(2) If the Chair of the General Meeting is appointed as your proxy (or becomes your proxy by default including if your named proxy does not attend the meeting), the Chair of the General Meeting intends to vote all available proxies in favour of the resolution (to the extent those proxies are undirected). This is in accordance with the recommendations of the Palladium Independent Board Committee.

Signature of Palladium Shareholder (s)

Sole Shareholder / Sole Director / Joint Shareholder	If Shareholder is a company	
	Director	Director / Company Secretary
Date: / /	Date: / /	

Annexure G – Body Corporate Representative Form

APPOINTMENT OF BODY CORPORATE REPRESENTATIVE

Section 250D of the *Corporations Act 2001* (Cth)

Pursuant to Section 250D of the *Corporations Act 2001* (Cth),

Name of company: ______________________________

ACN: ______________________________

(**Shareholder**), being a shareholder of Palladium Group Holdings Pty Ltd ACN 140 654 075 (**Company**), certifies that the Shareholder has appointed

Full name of representative: ______________________________

to be its representative and to exercise all or any of the powers the Shareholder may exercise:

- at the Company's Scheme Meeting proposed to be held on ____________________ (and at any adjournment of such general meeting)*
- at the Company's General Meeting proposed to be held on ____________________ (and at any adjournment of such general meeting)*

** Please delete as appropriate.*

The above appointment is a standing appointment which remains valid and effectual until revoked by notice in writing from the Shareholder to the Company.

Dated / /

Executed by__________________
ACN_______________ in accordance with section 127 of the *Corporations Act 2001* (Cth):

______________________________	______________________________
*Director/*Company Secretary	Director
______________________________	______________________________
Name of *Director/*Company Secretary (BLOCK LETTERS) *please delete as appropriate	Name of Director (BLOCK LETTERS)

Palladium
MAKE IT POSSIBLE

Annexure H – Election Form

Palladium
MAKE IT POSSIBLE

A	Your name	Your holding
	NAME 1	
	NAME 2	Palladium Group Holdings Pty Ltd Shares held as at 5:00pm 28 July 2020
	ADDRESS 1 ADDRESS 2	These are your Palladium Shares as described in the Scheme Booklet. This is an important document. If you are in doubt as to how to complete this Form, please consult your financial or other professional adviser immediately. Terms used but not defined in this document have the meaning given to them in the Scheme Booklet dated 29 July 2020.

Election Form

This is a personalised Form for the sole use of the holder and holding recorded above.

If you have any questions about your Election, please email David Campbell, Company Secretary by email: companysecretary@thepalladiumgroup.com

Lodgement instructions

Email completed Election Form to the Company Secretary at companysecretary@thepalladiumgroup.com

Your Election Form must be received by no later than the Election Time, which is 5:00 pm (AEST) on 13 August 2020.

B Election

I elect to receive the Cash Consideration for the number of Palladium Shares below:

__________ number of Palladium Shares

[Subject to the Scheme, you will receive $17.50 per Palladium Share inserted above].

I elect to receive the Scrip Consideration for the number of Palladium Shares below:

__________ number of Palladium Shares

[Subject to the Scheme, if you receive your full Election for Scrip Consideration, you will receive the same number of NewCo Shares as you have inserted above. However you may receive fewer NewCo Shares and Cash Consideration if the Scaleback Arrangement applies. Your Election of Scrip Consideration confirms you agree to be bound by the Constitution of NewCo and other governing documents and agree to be issued NewCo Shares, subject to any Scaleback Arrangement]

I understand that if I do not make the Election above, do not return this Election Form by the Election Time, or return an invalid Election, I will have elected the default Cash Consideration Election for all my Palladium Shares.

C Sign and return this form

Shareholder 1 (individual)	Shareholder 2 (individual)	Shareholder 3 (individual)
Sole Director & Sole Company Secretary	Secretary/Director (delete one)	Director

Further Important Instructions

For your Election to be valid, you must complete and return this Election Form in accordance with the instructions below and in the Scheme Booklet.

Please refer to the Scheme Booklet dated 29 July 2020 which accompanies this Election Form. Terms are defined in Section 15 of the Scheme Booklet and have the same meaning in this Election Form.

Complete instructions

A
- **Please ensure** that your name and address are correct. If incorrect, please write your correct details and initial the amendments. **Please note** your consideration will be issued in the names as they appear on the Palladium Group Holdings Pty Ltd Share register.

B
- **Please complete** the number of your Palladium Shares for which you elect to receive Cash Consideration and/or Scrip Consideration'

C
- **Please sign this Form** in the places of signature(s) set out on the front page and in accordance with the following instructions:
  - **Joint shareholders:** If your Palladium Shares are held in the names of more than one person, all of those persons must sign this Election Form.
  - **Corporations**: This Election Form must be signed by either two directors or a director and a company secretary. Alternatively, where the company has a sole director and, pursuant to the Corporations Act, there is no company secretary, or where the sole director is also the sole company secretary, that director may sign alone. Alternatively, a duly appointed attorney may sign.
  - **Powers of attorney:** If this Election Form is signed under a power of attorney, please attach a certified copy of the power of attorney to this Section Form when you return it. If this Section Form is signed under Power of Attorney, the attorney declares that he/she has no notice of revocation of the Power of Attorney.

Personal Information Collection Notification Statement: Please also see Palladium's website at www.thepalladiumgroup.com/privacy.

Palladium
MAKE IT POSSIBLE

Annexure I – NewCo Constitution

Palladium
MAKE IT POSSIBLE

Palladium Holdings Pty Ltd
ACN 640 464 197

Constitution

Adopted on 17 July 2020

Contents

page

Contents

page

Contents

page

Palladium Holdings Pty Ltd

Constitution

Part 1- Preliminary

1. Name

The Company is **Palladium Holdings Pty Ltd**.

The Company is a proprietary company limited by shares.

2. Replaceable rules

The Company is a company registered in Australia and this constitution is to be interpreted subject to the Corporations Act. However, the rules that apply as replaceable rules to companies under the Corporations Act do not apply to the Company. Where there is any inconsistency between the Corporations Act and this constitution, the provisions in the Corporations Act will prevail.

3. Powers and authorisation

3.1 The Company has the rights, powers, privileges and legal capacity of a natural person and a body corporate.

3.2 The Company may do all such acts matters and things which are authorised or permitted by the Corporations Act and at such times as the Company thinks fit.

3.3 Where the Corporations Act authorises or permits a company to do anything if so authorised by its constitution, the Company is authorised by this clause to do that thing.

Part 2 - Shares

4. Issue of shares

4.1 Initially, the issued shares in the Company will be ordinary shares.

4.2 Without limiting the Company's powers under the Corporations Act, the Directors, on behalf of the Company may:

(a) issue further shares of any class (including preference shares) in the Company;

(b) issue securities convertible into shares in the Company; and

(c) grant options over unissued shares in the Company;

on any terms, with any rights or restrictions (including any preferred, deferred or other special rights or restrictions) attached to the shares, securities or options, at any time, and for any consideration the Directors decide.

4.3 A new issue is taken not to vary the rights attached to the existing shares

5. Rights attaching to ordinary shares

5.1 The holders of ordinary shares have the right, subject to the terms of this Constitution:

(a) to receive notice of and to attend any general meeting of the Company;

(b) to vote at any general meeting of the Company on the basis of one vote for each share held;

(c) to receive dividends; and

(d) in a winding up or reduction of capital of the Company to participate in the distribution of the surplus assets of the Company.

5.2 Shareholders acknowledge and agree that the shares are illiquid and liquidity in the shares cannot be guaranteed.

6. Alteration of share capital

The Company may by ordinary resolution in general meeting convert its shares into a larger or smaller number of shares.

7. Reduction of capital and buy-backs

Subject to the Corporations Act, the Company may:

(a) reduce its share capital; or

(b) buy-back shares in itself.

8. Financial Assistance

The Company may, subject to the Corporations Act, give financial assistance to any person or entity for the purchase of its own shares.

9. Trust not recognised

Except as required by law or this constitution, the Company need not recognise:

(a) that a person holds a share on trust; or

(b) any interest in a share except the registered holder's absolute ownership of the whole share.

10. Share certificates

10.1 The Company will not issue share certificates. If a certification of shares is required by a shareholder the Company will provide this on request.

Part 3 - Liens

11. Indemnity from taxation

11.1 If the Company is required by law to pay an amount (including a tax) in respect of a shareholder or a share held by that shareholder or a Dividend in respect of a share held by that shareholder:

(a) the shareholder or the shareholder's personal representative must:

(1) indemnify the Company against that liability; and

(2) on demand, reimburse the Company for any payment by the Company, and pay to the Company interest on it at the rate fixed under this Part from the date of payment by the Company until and including the date the shareholder reimburses the Company and pays any costs incurred by the Company because of the payment; and

(b) the Company may refuse to register a transfer of any shares by or to the shareholder or the shareholder's personal representative until payment of all amounts presently payable under this clause.

11.2 The Directors may waive any of the Company's rights under this clause.

11.3 The Directors may recover an amount presently payable under this clause from a shareholder in both or either of the following ways:

(a) by withholding any Dividend until the amount payable is recovered;

(b) by suing the shareholder for debt; or

(c) by enforcing the lien on the share.

12. Lien

12.1 The Company has a first ranking lien on:

(a) each share registered to a shareholder;

(b) Dividends on the share; and

(c) proceeds of sale of the share;

for:

(d) any amounts the Company is required by law to pay (and has paid) in respect of the shares of that shareholder or deceased former shareholder;

(e) any interest and costs presently payable to the Company under this Part; or

(f) any and all money owed to a Palladium Group Company by the shareholder.

12.2 The Company may sell a share to enforce a lien if:

(a) an amount secured by the lien is presently payable;

(b) the Company gives the shareholder notice:

(1) requiring payment of that amount, any interest on it and any costs incurred by the Company because of the non-payment;

(2) stating that the share will be sold if the shareholder does not pay to the Company, at the place named, the total amount within 14 days (or any longer period stated) after service of the notice; and

(c) the shareholder does not pay the total amount within that period.

12.3 The Directors may waive any of the Company's rights under this clause.

12.4 Registration by the Company of a transfer of a share releases any lien on that share, insofar as the lien relates to money owing by the transferor or previous transferor, unless the Company gives the transferee notice of its claim.

13. Sale – Lien

13.1 The Directors may authorise a person to sign a transfer of a share sold to enforce a lien that is presently payable on any terms and in any way the Directors decide under clause 11 or 12.

13.2 The Company must apply the proceeds from the sale of a share sold to enforce a lien in the following order:

(a) to the costs of the sale;

(b) to the amount presently payable by the former holder to the Company; and

(c) to the former holder or the former holder's personal representative.

13.3 The Company must register the purchaser of the share as the holder of the share.

13.4 The purchaser need not enquire whether the Company:

(a) properly exercised its powers in respect of the share; or

(b) properly applied the sale price for the share.

These matters do not affect the title of the purchaser.

13.5 Unless expressly agreed, the purchaser is not liable for amounts presently payable in respect of the share before the sale.

14. Interest

14.1 If determined by the Directors, a shareholder must pay interest under this Part 3 to the Company at a rate of 7.5% per annum or at such other rate the Directors decide.

14.2 Interest payable to the Company accrues daily and the Company may capitalise interest monthly or at any other intervals the Directors decide.

Part 4 - Transfer of Shares

15. Price

15.1 The Directors will implement a share pricing policy in order to set a price for the shares (**Prescribed Price**) at intervals determined by the Directors.

16. Right of transfer

Subject to this Constitution, a shareholder may transfer a share by:

(a) an instrument of transfer; or

(b) any other means of transferring securities recognised by the Corporations Act.

17. Instrument of transfer

An instrument of transfer of shares must be:

(a) in writing;

(b) in a common form or as the Directors accept;

(c) executed by or for both the transferor and the transferee;

(d) stamped, if necessary; and

(e) delivered to the Company, at any place the Directors specify, together with any evidence the Directors require to prove:

(1) the title of the transferor;

(2) the transferor's right to transfer the shares; and

(3) the proper execution of the instrument of transfer.

18. Conditions of transfer

Unless the Directors otherwise agree, the following conditions of transfer must be satisfied before a transfer of shares is effective:

(a) subject to compliance with the Corporations Act, all loans from a Palladium Group Company to the shareholder transferring its shares are repaid in full; and

(b) if the transfer of shares required the approval of any relevant authority, then that transfer is conditional on the approval of that relevant authority on terms acceptable to the transferor and transferee.

19. Effect of transfer

A transferor of shares remains the holder of the shares until the transfer is registered and the name of the transferee is entered in the register of shareholders as the owner of the shares.

20. Refusal to register transfer

20.1 The Directors may refuse to register a transfer of shares in the company for any reason.

20.2 The Company must give notice of any refusal to the transferee, but may not provide any reason. Failure to provide notice does not invalidate the decision of the Directors.

21. Company retains instrument of transfer

21.1 The Company must keep an instrument of transfer after registration and it may be kept in electronic form.

21.2 If the Company gives notice of a refusal to register an instrument of transfer and there is no allegation of fraud, the Company must return the instrument of transfer to the depositor on demand.

22. Restrictions on transfer

22.1 A shareholder must not transfer shares it holds or to which it is entitled except:

(a) to other current shareholders; or

(b) to the trustee of any trust created for the purposes of administering an employee share scheme (ESS Trustee); or

(c) with the prior written approval of the Directors.

22.2 In addition, a shareholder cannot transfer shares to a third party that is not a shareholder if, in the reasonable opinion of the Directors:

(a) the third party is not of good standing and reputation and of financial substance; or

(b) the transfer is not in the best interests of the Company (for example, a transfer to a competitor of the Company).

22.3 A shareholder who transfers any share to an ESS Trustee under this clause remains liable for the performance of the duties, responsibilities and obligations assumed by the ESS Trustee to the extent relating to the shareholder and until such time as the transfer of the shares is recorded in the Company's register of members, except that performance by the ESS Trustee will, to the extent so performed, discharge the shareholder from performance of those duties, responsibilities and obligations.

23. Sale Notice

23.1 If:

(a) there is a Change in Control of a shareholder; or

(b) a shareholder or any of its Related Entities or Relatives:

(1) ceases to be a director or an employee of a Palladium Group Company, and the shareholder and each of its Related Entities and Relatives together hold less than one percent of the total number of Company shares on issue; or

(2) is not a director or an employee of a Palladium Group Company, the shareholder and each of its Related Entities and Relatives together hold less than one percent of the total number of Company shares on issue, and the Directors decide that their shares should be sold;

the Company is deemed to have given a Sale Notice on the date of the relevant event occurring.

23.2 For the purposes of this clause 23, a Sale Notice (**Sale Notice**) is a notice by the Company to the relevant shareholder and each of its Related Entities and Relatives who are shareholders (together, the **Sale Shareholders**) that the Company intends to:

(a) buy-back all of the shares in the Company held by the Sale Shareholders (together, the **Sale Shares**), or

(b) require that the Sale Shares be transferred to an ESS Trustee,

unless all of the Sale Shares are sold to the other shareholders or a third party as permitted under this constitution within 6 months from the date of the Sale Notice.

23.3 If, after a period of 6 months from the date of the Sale Notice, all of the Sale Shares have not been sold to the other shareholders or to a third party as otherwise permitted under this constitution, the Directors may at any time require that the shares be transferred to an ESS Trustee, or determine to put to the Company that it should exercise its rights to buy-back the Sale Shares at the lesser of the Prescribed Price at:

(a) the date of the Sale Notice; and

(b) the date of exercise of the Company's rights.

23.4 The Sale Shareholders shall be taken to warrant that the Sale Shares will be free of encumbrances at completion.

23.5 All shareholders will do all things necessary to give effect to any buy-back in accordance with clause 23.3, including voting in favour of any resolution of shareholders that is necessary to give effect to the buy back.

23.6 The Company will be authorised to execute any necessary instrument of transfer, on behalf of and as attorney for, the Sale Shareholders, if the Sale Shareholders do not return an executed instrument of transfer within 30 days of it being sent by the Company.

23.7 If the Company does not immediately elect to exercise its rights in clause 23.3, the Sale Shareholders must continue to seek the sale of the Sale Shares to the other shareholders until all the Sale Shares have been sold.

23.8 Each shareholder waives any rights it may have against the Company and other shareholders to claim relief from forfeiture or to claim that the operation of this clause is a penalty.

24. Third Party Offers

24.1 This clause 24 applies where a current shareholder has received a bona fide offer from a third party that is not a current shareholder of the Company to sell some or all of the current shareholder's shares.

24.2 Before selling any shares to the third party, the shareholder (**Proposed Transferor**) must give a notice (**Transfer Notice**) to the Company that it wants to transfer the shares specified in the Transfer Notice (**Offered Shares**) to the relevant third party offeror (**Offeror**).

24.3 The Transfer Notice must have annexed to it a written notice by the Proposed Transferor or an authorised officer of the Proposed Transferor, stating the Proposed Transferor has received from the Offeror a bona fide, arm's length offer (which for this purpose includes a firm expression of willingness) to purchase the Offered Shares. The Proposed Transferor or its authorised officer must state in the written notice:

(a) the name of the Offeror;

(b) the price at which the Offeror is prepared to purchase the Offered Shares (**Transfer Price**); and

(c) any other terms of such offer.

24.4 The Transfer of the Offered Shares by a Proposed Transferor to a third party is subject to approval of the Directors (in their absolute discretion) and if requested by the Directors, the Proposed Transferor must provide all information as reasonably requested to enable the Directors to make a determination.

24.5 Subject to the Proposed Transferor having complied with its obligation to provide all information as reasonably requested to enable the Directors to make a determination, and subject to clause 24.7, the Directors shall have 10 Business Days from the date of receipt by the Company of the Transfer Notice to make a determination that:

(a) the Company elects to buy-back all or some of the Offered Shares at the Transfer Price; or

(b) all or some of the Offered Shares should be transferred to an ESS Trustee at the Transfer Price; or

(c) all or some of the Offered Shares should be offered to other shareholders, for a period of 10 Business Days, at a price no higher than the Transfer Price; or

(d) a combination of any of the above.

24.6 If the Directors do not notify the Proposed Transferor of a determination in accordance with clause 24.5, or all of the Offered Shares are not sold in accordance with clause 24.5, the

Proposed Transferor may transfer all or any remaining Offered Shares to the Offeror on the terms set out in the Transfer Notice.

24.7 The pre-emptive rights set out in clause 24.5(a) to 24.5(d) will not apply where the Offeror is a Related Entity or Relative of the Proposed Transferor.

25. Tag along and Drag along

25.1 If any one or more shareholders holding between them at least 51% of all shares (**Inviter**) wants to dispose of a proportion of their respective shares (**Respective Proportion**) to an unrelated bona fide third party offeror on arms' length terms, they must give a written invitation to tag along (**Tag Along Invitation**) to the other shareholders (**Invitee**).

25.2 The Tag Along Invitation must state:

(a) the identity of the third party offeror;

(b) the sale price and any other terms of the proposed transfer to the third party offeror;

(c) that the Invitee has an option (a **Tag Along Option**) to direct the Inviter to include in any sale to the third party offeror the same proportion of that Invitee's shares as the Respective Proportion that the Inviter is proposing to sell and on the same terms;

(d) the period during which the Tag Along Option must be open for acceptance, which (unless otherwise agreed) may be not less than 30 days; and

(e) the settlement date for completion of the sale if the Tag Along Option is exercised, which (unless otherwise agreed) must be not less than 10 days and not more than 30 days after the last day for exercise of the Tag Along Option.

25.3 A Tag Along Option may be exercised by notice in writing to the Inviter, given within the period stated in the Tag Along Invitation.

25.4 If an Invitee exercises its Tag Along Option, then the Inviter must not sell its Respective Proportion to the third party offeror unless the third party offeror, at the same time, buys the same proportion of that Invitee's shares as the Respective Proportion that the Inviter is proposing to sell at the same price, and on the same terms.

25.5 If any one or more shareholders holding between them at least 75% of all shares (**Dragging Shareholder**) wants to dispose of all of the shares to an unrelated bona fide third party offeror on arms' length terms, they may give a written notice (a **Drag Along Notice**) to the other shareholders (each an **Interest Holder**).

25.6 The Drag Along Notice must state:

(a) the identity of the third party offeror;

(b) the sale price and any other terms of the proposed transfer to the third party offeror;

(c) that the Dragging Shareholder requires each Interest Holder to sell all of its shares on the same terms (except that the Interest Holder must not be required to give any warranties to the third party offeror, other than a warranty as to their clear title to their shares and that there are no options or other interests over their shares); and

(d) the settlement date for completion of the sale, which (unless otherwise agreed) must be not less than 10 days and not more than 30 days after the Drag Along Notice is given.

25.7 If a Drag Along Notice is given, then:

(a) if and when the transfer proposed by the Dragging Shareholder in the Drag Along Notice is effected, the Interest Holders must sell all of their respective shares to the third party offeror; and

(b) the Dragging Shareholder must not sell its shares to the third party offeror unless at the same time the third party offeror buys the shares of the Interest Holders,

on the terms stated in the Drag Along Notice.

26. Death of shareholder

26.1 If a shareholder (other than a joint shareholder) dies, the Company must recognise only the personal representative of the deceased shareholder as being entitled to the deceased shareholder's shares.

26.2 If a shareholder who owns shares jointly dies, the Company must recognise only the survivor as being entitled to the deceased shareholder's interest in the shares.

26.3 Whether the deceased shareholder owned the shares solely or jointly, the estate of the deceased shareholder is not released from any liability in respect of the shares.

27. Transmission

27.1 If a person is entitled to shares because of a Transmission Event and gives the Directors the information they reasonably require to establish the person's entitlement:

(a) the person may:

(1) by giving notice to the Company, elect to be registered as the holder of the shares; or

(2) by giving a completed instrument of transfer to the Company, transfer the shares to another person; and

(b) the person is entitled, whether or not registered as the holder of the shares, to the same rights as the shareholder or deceased shareholder.

27.2 On receiving a notice under clause 27.1(a)(1), the Company must register the person as the holder of the shares.

27.3 A transfer under clause 27.1(a)(2) is subject to the same rules (for example, about entitlement to transfer and registration of transfers) as apply to transfers generally, including clause 22 and 24.

28. Employee share scheme

28.1 The Company may adopt, and the Directors may implement, maintain and amend, an employee share scheme (**ESS**).

28.2 The ESS may provide that shares or instruments issued in accordance with the ESS are subject to trading or encumbrance restrictions, and establish rules regarding the compulsory acquisition of those shares and instruments by the Company or an ESS Trustee.

Part 5 - Proceedings of Shareholders

29. One shareholder

While the Company has only one shareholder:

(a) it may pass a resolution by the shareholder recording it and signing the record; and

(b) the rest of this Part does not apply.

30. Circulating resolutions

30.1 Other than resolutions or matters set out in the Corporations Act that are required to be passed at a general meeting of the shareholders, any resolution of the shareholders (including an Ordinary Resolution, Special Resolution or a matter requiring the approval of a Special Majority of shareholders), does not require a meeting of shareholders and can be passed by the required number of shareholders recording their decision that they are in favour of the resolution in writing (in a circular resolution) and signing that record or a counterpart of that record.

30.2 An original, a facsimile or other electronic copy of that record as signed by the shareholder will constitute a sufficient record of that shareholder's decision.

30.3 Despite clause 30.1, the shareholders cannot remove the Auditor of the Company by a circular resolution.

31. Calling general meetings

31.1 Where the Company has two or more Directors, the Directors may call a meeting of shareholders, when and where the Directors decide.

31.2 On request of the shareholders in accordance with this provision and the Corporations Act, the Directors must call and arrange to hold a meeting.

31.3 The Directors may change the venue for, postpone or cancel a general meeting if they consider that the meeting has become unnecessary, or the venue would be unreasonable or impractical, or a change is necessary in the interests of conducting the meeting efficiently but:

(a) a meeting called by a single Director; or

(b) a meeting which:

(1) is not called by a Directors' resolution; and

(2) is called in accordance with a shareholders' requisition under the Corporations Act,

may not be postponed or cancelled without the prior written consent of the person who called or requisitioned the meeting.

32. Notice of meeting

32.1 At least 21 days' notice must be given of a general meeting. However, unless prohibited by the Corporations Act, the Company may call a general meeting on shorter notice if shareholders with at least 95% of the votes that may be cast at the meeting agree beforehand.

32.2 Notice of a meeting must be given to shareholders, Directors and any auditor.

32.3 A notice of a general meeting must:

(a) set out the place, date and time for the meeting;

(b) state the general nature of the meeting's business;

(c) if a special resolution is to be proposed at the meeting - set out an intention to propose the special resolution and state the resolution; and

(d) contain a statement setting out the following information:

(1) that the shareholder has the right to appoint a proxy;

(2) that the proxy needs to be a shareholder of the Company; and

(3) that a shareholder who is entitled to cast two or more votes may appoint two proxies and may specify the proportion or number of votes each proxy is appointed to exercise.

32.4 Non-receipt of notice of a meeting, or failure to give proper notice of a meeting to a person entitled to receive it, does not invalidate anything done at the meeting if:

(a) the failure was accidental;

(b) the person gives notice to the Company that the person waives proper notice or agrees to the thing done at the meeting; or

(c) the person attends the meeting and:

(1) does not object at the start of the meeting to the holding of the meeting; or

(2) if the notice omitted an item of business, does not object to the consideration of the business when it is presented to the meeting.

32.5 A person's attendance at a general meeting waives any objection that person may have to:

(a) a failure to give notice, or the giving of a defective notice, of the meeting unless the person at the beginning of the meeting objects to the holding of the meeting; and

(b) the consideration of a particular matter at the meeting which is not within the business referred to in the notice of meeting, unless the person objects to considering the matter when it is presented.

32.6 Unless the Corporations Act provides otherwise:

(a) no business may be transacted at a general meeting unless the general nature of the business is stated in the notice calling the meeting; and

(b) except with the approval of the Directors or the chair, no person may move any amendment to a proposed resolution the terms of which are set out in the notice calling the meeting or to a document which relates to such a resolution and copy of which has been made available to shareholders to inspect or obtain.

32.7 Unless the Corporations Act provides otherwise, the Directors may before the date of a general meeting, or during a general meeting, withdraw any item of business included in the notice of the meeting.

33. Mode of meeting

33.1 The Company may meet in general meeting in person, or if the Directors determine, by any means of communication (including via virtual meeting) which permits each person present at a meeting to hear and be heard by each other person present at the meeting.

33.2 The failure or temporary failure of a means of communication that results in a person being unable to hear or be heard at a meeting will not invalidate the meeting, or a quorum of the meeting, and the meeting will not need to be paused, adjourned, or dissolved.

34. Quorum

34.1 The quorum for a meeting of the Company's shareholders is two shareholders entitled to vote being present at the meeting (including via virtual meeting). The quorum must be present at all times during the meeting.

34.2 In determining whether a quorum is present, the chair must count shareholders, proxies, attorneys, body corporate representatives and any other persons entitled to vote. However, if a shareholder has more than one proxy, attorney or body corporate representative, the chair must count only one of them. If an individual is attending both as a shareholder and as a proxy, attorney or body corporate representative, or in any other capacity, the chair must count them once for each capacity.

34.3 If a quorum is not present within 30 minutes after the time appointed for the meeting:

(a) if the meeting was called on the request of shareholders or by shareholders, the meeting is dissolved; and

(b) any other meeting is adjourned to any day, time and place the Directors decide.

34.4 If a quorum is not present within 30 minutes after the time appointed for a resumed meeting, the meeting is dissolved.

35. Chair

35.1 The chair of Directors is entitled to chair all meetings of shareholders.

35.2 If there is no chair of Directors, or if the chair is not present within 10 minutes after the time appointed for the meeting or is unable or unwilling to act, the Directors present must elect a person to chair the meeting. If they do not do so, the shareholders present must elect a person to chair the meeting.

35.3 A demand for a poll may not be made in respect of the election of the chair of the meeting.

35.4 A chair of a general meeting may, for any item of business or discrete part of the meeting, vacate the chair in favour of another person nominated by him or her.

35.5 The chair may regulate the meeting of shareholders in any way consistent with this constitution.

36. Adjournment

36.1 The chair may adjourn a meeting of shareholders to any day, time and place.

36.2 The chair must adjourn a meeting of shareholders if the shareholders present with a majority of votes at the meeting agree or direct the chairman to do so. The chair may adjourn the meeting to any day, time and place.

36.3 When a meeting is adjourned, new notice of the resumed meeting must be given if the meeting is adjourned for more than a month.

36.4 Only unfinished business is to be transacted at a meeting resumed after an adjournment.

37. How shareholders make decisions at meetings

37.1 A meeting of shareholders makes a decision by passing a resolution. A resolution is passed if more than 50% of the votes cast by shareholders entitled to vote are in favour of the resolution (unless the law or this constitution requires a special resolution or Special Majority).

37.2 A special resolution is passed if:

(a) the notice of the meeting sets out an intention to propose the special resolution and states the resolution; and

(b) it is passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

37.3 Decisions on any matter set out in Schedule 2 must be made by a Special Majority of Shareholders.

38. How voting is carried out

38.1 Unless a poll is properly requested, a resolution put to the vote at a meeting of shareholders must be decided on a show of hands of shareholders entitled to vote on the resolution.

38.2 If a poll is properly requested, the result of the poll is the resolution of the meeting.

38.3 A declaration by the chair that a resolution is passed, or passed by a particular majority, or lost, and an entry to that effect in the minutes, are sufficient evidence of that fact.

39. Polls

39.1 A poll may be requested on any resolution.

39.2 A poll may be requested by:

(a) at least five shareholders entitled to vote on the resolution;

(b) shareholders with at least 5% of the votes that may be cast on the resolution on a poll; or

(c) the chair.

39.3 The poll may be requested:

(a) before a vote is taken;

(b) before the voting results on a show of hands are declared; or

(c) immediately after the voting results on a show of hands are declared.

39.4 A request for a poll may be withdrawn.

39.5 A poll requested on a matter other than the question of an adjournment must be taken when and how the chair directs.

39.6 A poll on the question of an adjournment must be taken immediately.

39.7 A request for a poll does not prevent the meeting dealing with other business.

40. How many votes a shareholder has

40.1 Subject to this constitution and any special rights or restrictions attached to a share, at a meeting of shareholders:

(a) on a show of hands, each shareholder present (in person, by proxy, attorney or representative) has one vote; and

(b) on a poll, each shareholder present (in person, by proxy, attorney or representative) has one vote for each fully paid share they hold.

40.2 In the event of an equality of votes, the chair does not have a casting vote in addition to their personal vote as a shareholder (if any), in which case the resolution is not passed.

40.3 If a share is held jointly and more than one shareholder votes the share, only the vote of the shareholder whose name appears first in the register of shareholders counts.

40.4 The parent or guardian of an infant shareholder may vote that infant's share, if the parent or guardian satisfies the Directors of the relationship or appointment before the meeting. If the infant's parent or guardian votes the share, the infant shareholder must not vote.

40.5 Subject to this constitution and any special rights or restrictions attached to a share, a person may vote a share if:

(a) the person is entitled to be registered as the holder of the share because of a Transmission Event; and

(b) the person satisfies the Directors of that entitlement before the meeting.

The shareholder must not vote a share if another person does so under this sub-clause.

40.6 The chair or other person may disregard any vote by a shareholder who is not entitled to vote.

41. Challenging a right to vote

41.1 A challenge to a right to vote at a meeting of shareholders may only be made:

(a) before the meeting, to the Directors; or

(b) at the meeting, to the chair of the meeting.

41.2 The challenge must be decided by the Directors or the chair (as the case may be). The Directors' decision or the chair's decision is final.

42. Proxies, attorneys and representatives

42.1 A shareholder who is entitled to attend and cast a vote at a meeting may appoint a person as:

(a) a proxy;

(b) an attorney; or

(c) if a body corporate, its representative,

to attend and vote for the shareholder at the meeting.

42.2 A shareholder's proxy or an attorney needs to be a shareholder or Director of the Company. A representative of a shareholder that is a body corporate does not need to be a shareholder of the Company but must be a director of that shareholder.

42.3 Subject to the Corporations Act and this constitution, a proxy, attorney or representative is only entitled to vote if the shareholder:

(a) is entitled to vote;

(b) is not personally present at the meeting;

(c) has complied with the requirements set out in this constitution to properly appoint the proxy, attorney or representative and to give notice of such appointment to the Company; and

(d) has conferred a right to vote on the proxy, attorney or representative.

42.4 A shareholder may appoint a proxy, attorney or representative for all or for particular meetings of shareholders.

42.5 An instrument appointing a proxy:

(a) must be in writing and executed by or on behalf of the appointing shareholder;

(b) will not be invalid merely because it omits the name of the proxy, the address of the appointing shareholder or the address of the proxy; and

(c) will be deemed to have appointed the chair of the meeting as the proxy of the appointing shareholder where no other person has been named to act as proxy.

42.6 An instrument appointing a proxy may:

(a) specify the manner in which the proxy is to vote in respect of a particular resolution and, where an instrument of proxy so provides, the proxy is not entitled to vote on the resolution except as specified in the instrument;

(b) specify the proportion or number of votes that the proxy may exercise; or

(c) be a standing appointment.

42.7 An instrument appointing a proxy:

(a) shall be deemed to confer authority to demand or join in a demanding a poll; and

(b) shall not be treated as valid unless the instrument, and the power of attorney or other authority (if any) under which the instrument is signed or a certified copy of that power or authority, is or are delivered to the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.

42.8 For the purposes of subclause 42.7(b), delivery may be effected by:

(a) physical delivery of the documents; or

(b) delivery by email transmission,

to the place, or electronic address nominated in the notice of meeting. If no details are nominated, to the address, or electronic address of the principal place of business of the Company.

42.9 If a shareholder is entitled to cast two (2) or more votes at a meeting, that shareholder may:

(a) appoint two (2) proxies; and

(b) specify the proportion or number of the shareholder's votes each proxy may exercise and where the proportion or number of votes is not so specified, each proxy may exercise one half of the votes, whether on a show of hands or on a poll.

42.10 Subject to this constitution, a person appointed as a proxy of a shareholder shall be entitled to:

(a) speak at the meeting;

(b) vote, whether on a show of hands or on a poll, to the extent permitted under the instrument of proxy; and

(c) make or join in a demand for a poll.

42.11 A vote given in accordance with the terms of an instrument of proxy or of a power of attorney is valid notwithstanding the:

(a) previous death of the appointing shareholder;

(b) unsoundness of mind of the appointing shareholder;

(c) the revocation of the instrument (or of the authority under which the instrument was executed) or of the power; or

(d) the transfer of the share in respect of which the instrument or power is given,

if no intimation in writing of the death, unsoundness of mind, revocation or transfer has been received by the Company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument is used or the power is exercised.

42.12 A person purporting to be the attorney of a shareholder shall be required to produce either the original power of attorney or a certified copy of it, or other relevant instrument of appointment.

42.13 A corporate shareholder may appoint an individual as its corporate representative to exercise all or any of the powers the shareholder may exercise. If the appointment is to be by reference to a position held within the corporate shareholder, the appointment must identify the position. The corporate shareholder may:

(a) create a standing appointment;

(b) set out restrictions on the powers of the corporate representative in the instrument of appointment; or

(c) appoint more than one (1) corporate representative but only one (1) corporate representative may exercise the powers of the corporate shareholder at any one time.

Part 6 - Directors

43. Appointment of Directors

43.1 The Directors may appoint a Director and the Company will confirm that appointment by ordinary resolution at the Company's next general meeting.

43.2 The Company in general meeting may appoint a Director.

44. Number of Directors

44.1 Unless otherwise agreed, and subject to clause, the number of Directors must not be more than 8 and no less than 2 at any one time.

44.2 The Company may, by Special Resolution, increase or reduce either or both:

(a) the maximum number of Directors specified in clause 44.1; or

(b) the minimum number of Directors specified in clause 44.1 (but not so that it is less than two).

44.3 Where the office of a Director becomes vacant, the continuing Directors may continue to act except where the number of Directors falls below the minimum number set under clause 44.1, in which case the continuing Directors may act as a board only:

(a) to appoint Directors up to that minimum number; or

(b) to convene a general meeting.

45. Vacation of office

A Director ceases to be a director if:

(a) the Corporations Act so provides;

(b) the Director resigns by notice to the Company;

(c) the Director is removed by the other Directors;

(d) the Director is absent, without the consent of the Directors, from two or more Directors' meetings over a 3 month period;

(e) the Director becomes bankrupt;

(f) the Company in general meeting removes the Director; or

(g) the Director becomes mentally incapable and the director's estate or property has had a personal representative or trustee appointed to administer it.

46. Alternate directors

46.1 A Director may appoint an alternate to act in that Director's place:

(a) for a specified period or until a specific event; or

(b) whenever that appointing Director is unable to attend to his or her duties by reason of absence, illness or otherwise,

and such appointment will automatically be terminated after the conclusion of the next Directors' meeting or 3 months after the date of appointment (whichever is earlier).

46.2 The appointor may terminate the alternate's appointment at any time.

46.3 An appointment or termination is effective only if:

(a) it is in writing;

(b) the appointor signs it;

(c) the Company is given notice of it; and

(d) except in the case of an alternate appointed only for one specified meeting, it is approved by the other Directors.

46.4 The alternate needs to be a shareholder of the Company. The alternate must not be another Director.

46.5 The alternate is entitled to notice of Directors' meetings.

46.6 If the appointor is not present, the alternate may:

(a) attend the Directors' meeting, count in the quorum, speak, and vote in the place of the appointor;

(b) exercise any other powers (except the power to appoint an alternate) that the appointor may exercise.

46.7 A person may act as an alternate for only one Director.

46.8 If the appointor ceases to be a Director, the alternate cannot exercise the appointor's powers.

46.9 The Company may pay an alternate any remuneration the Directors decide, in reduction of the appointor's remuneration.

46.10 While acting as a Director, an alternate is an officer of the Company and not the agent of the appointor.

47. Remuneration

47.1 The maximum aggregate remuneration, including superannuation or similar funds, the Company may pay to the non-Executive Directors and members of advisory boards of the Company shall not exceed $500,000 (USD) per annum unless otherwise approved by a Special Resolution of shareholders.

47.2 The Director's remuneration shall be deemed to accrue from day to day.

47.3 The Company must also pay travelling and other expenses that a Director properly incurs on the Company's business.

47.4 If a Director performs extra or special duties for the Company, the Company may pay to the Director any special remuneration the Directors decide, in addition to the Director's normal remuneration.

47.5 The Company may establish or support superannuation or similar funds for the directors, as the Directors decide.

48. Share qualification

48.1 A Director need not be a shareholder of the Company.

48.2 A Director, who is not a shareholder, may attend and speak at meetings of shareholders.

49. Director's interests

49.1 A Director may:

(a) hold an office or place of profit (except as auditor) in the Company, on any terms the Directors decide;

(b) hold an office or otherwise be interested in any Related Body Corporate or other body corporate in which the Company is interested; and/or

(c) retain benefits for doing so.

49.2 Subject to the Corporations Act requirements, including the requirements in relation to proper notice of an interest:

(a) a director who has a material personal interest in a matter that is being considered at a Directors' meeting:

(1) may be present while the matter is being considered at the meeting;

(2) may be counted in a quorum for a meeting considering the matter; and

(3) may vote on the matter.

(b) a director (or a Spouse, parent or child of a director, or any entity in which a director or a Spouse, parent or child of a director has an interest) may contract or make an arrangement with the Company (or a Related Body Corporate or a body corporate in which the Company is interested) in any matter in any capacity;

(c) a director may sign for the Company any document in respect of that contract or arrangement;

(d) a director may retain benefits under that contract or arrangement; and

(e) the Company cannot avoid that contract or arrangement because of the director's interest.

50. Governance Policy

50.1 The Directors will adopt by Special Majority a Board Governance Policy to be amended only by Special Majority.

Part 7 - Proceedings of Directors

51. Circulating resolutions of directors

51.1 The Directors may pass a resolution without a Directors' meeting being held, if all directors are notified of the resolution and, subject to clause 51.3, the majority of the Directors entitled to vote on the resolution sign a document containing a statement that they are in favour of the

resolution set out in the document. An alternate appointed by a Director may sign the document instead of that Director.

51.2 Separate copies of a document may be used for signing by Directors, if the wording of the resolution and statement is identical in each copy.

51.3 Decisions on any matter set out in Schedule 1 must be made by a Special Majority of Directors.

52. Meetings

52.1 The Directors may meet, adjourn and otherwise regulate their meetings as they decide.

52.2 A Directors' meeting may be held using any technology consented to by all the Directors (including via virtual meeting). The consent may be a standing one. A Director may only withdraw consent within a reasonable period before the meeting.

52.3 If a Directors' meeting is held by telephone link-up or other contemporaneous audio or audio visual communication, a Director is taken to be present unless the Director states to the chair that the Director is disconnecting his or her telephone or communication device.

53. Calling meeting

53.1 Any Director may call a Directors' meeting.

53.2 On the request of any Director, the company secretary must call a Directors' meeting.

54. Notice

54.1 Notice of a Directors' meeting must be given to each Director and each alternate.

54.2 The notice must:

(a) specify the day, time and place of the meeting; and

(b) state the business to be transacted.

54.3 The Directors may determine the period of notice for each meeting of the Directors, which until otherwise determined is 24 hours (unless waived by a majority of the Directors to whom notice of a particular meeting is sent).

54.4 Non-receipt of notice of a meeting, or failure to give notice of a meeting to a Director or an alternate, does not invalidate anything done at the meeting if:

(a) the failure was accidental;

(b) the Director or alternate gives notice to the Company that he or she waives the notice or agrees to the thing done at the meeting; or

(c) the Director or alternate attends the meeting.

55. Quorum

55.1 The quorum for a Directors' meeting is half, but no less than two, of the Directors of the Company being present at the meeting (including via virtual meeting).

55.2 In determining whether a quorum is present, the chair must count alternates.

55.3 The quorum must be present at all times during the meeting.

56. Chair

56.1 The Directors may, by majority consent, elect a Director as chair for any period they decide.

56.2 The Directors may, by majority consent, remove the chair.

56.3 The chair is entitled to chair each Directors' meeting.

56.4 If there is no chair, or if the chair is not present within 10 minutes after the time appointed for the meeting or is unable or unwilling to act, the Directors present must elect one of themselves to chair the meeting.

56.5 If the chair is unable or unwilling to chair a part of a meeting, the Directors present must elect one of themselves to chair that part.

56.6 A person ceases to hold the office of chair if they cease to be a Director of the Company for any reason.

57. Decisions of Directors

57.1 Subject to the Corporations Act, each Director has one vote.

57.2 Subject to clause 57.3, a resolution of the Directors is passed by a majority of votes cast.

57.3 Decisions on any matter set out in Schedule 1 must be made by a Special Majority of Directors.

57.4 The chair does not have a casting vote, and in the event of an equality of votes the matter shall be taken to have been decided in the negative.

Part 8 - Directors' Powers

58. General powers

58.1 The business of the Company is managed by or under the direction of the Directors.

58.2 The Directors may exercise all the powers of the Company except any powers that the Corporations Act or this constitution requires the Company to exercise in general meeting.

59. Execution of documents

59.1 The Company may execute a document by a person authorised in accordance with any delegation of authority approved by the Directors.

59.2 The Directors may decide, generally or in a particular case, that a Director or company secretary may sign certificates for securities of the Company by mechanical or other means.

59.3 This clause does not limit the ways in which the Company may execute a document (including a deed).

60. Negotiable instruments

Negotiable instruments (including cheques) may be signed, drawn, accepted, endorsed or otherwise executed by any one Director, or as the Directors decide.

61. Committee and delegate

61.1 The Directors may delegate any of their powers (including this power to delegate) to one Director, or to a committee of Directors which may also include any other persons as determined by the Directors.

61.2 The Directors may revoke or vary that delegation by majority consent.

61.3 A committee or delegate must exercise the powers delegated subject to any directions of the Directors. The effect of the committee or delegate exercising a power in this way is the same as if the Directors exercised it.

61.4 Part 7 of this constitution applies with the necessary changes to meetings of a committee.

62. Attorney and agent

62.1 The Directors may appoint any person to be the attorney or agent of the Company for any purpose, for any period and on any terms (including as to remuneration) the Directors decide.

62.2 The Directors may delegate any of their powers (including the power to delegate) to an attorney or agent.

62.3 The Directors may, by majority consent, revoke or vary:

(a) the appointment; or

(b) any power delegated to the attorney or agent.

Part 9 - Executive Officers

63. Chief executive officer

63.1 The Directors must appoint a chief executive officer for any period and on any terms (including as to remuneration) the Directors decide.

63.2 The Directors may delegate any of their powers (including the power to delegate) to a chief executive officer.

63.3 The Directors may revoke or vary:

(a) the appointment; or

(b) any power delegated to the chief executive officer.

63.4 A chief executive officer must exercise the powers delegated subject to any directions of the Directors. The effect of the chief executive officer exercising a power in this way is the same as if the Directors exercised it.

63.5 Any decision to vary or alter the employment contract or alter the remuneration of the chief executive officer is to be made by the Directors.

63.6 Any decision to terminate or alter the employment conditions of senior executives of the Company is to be made by the chief executive officer.

64. Chief financial officer

64.1 The Directors must appoint a chief financial officer for any period and on any terms (including as to remuneration) the Directors decide.

64.2 Any decision to terminate or alter the employment of the chief financial officer is to be made by the Directors.

65. Company secretary

65.1 The Directors may appoint one or more company secretaries, for any period and on any terms (including as to powers and remuneration) the Directors decide.

65.2 Subject to any agreement between the Company and the company secretary, the Directors may remove or dismiss the company secretary at any time, with or without cause.

66. Indemnity

66.1 To the extent permitted by the Corporations Act, the Company:

(a) must indemnify each person who is or has been an Officer of the Company against any liability incurred by the person as an Officer of the Company; and

(b) may pay a premium for a contract insuring an Officer of the Company against that liability.

66.2 Subject to the Corporations Act, the Company may enter into an agreement or deed with an Officer of the Company under which the Company must do all or any of the following:

(a) keep a set of the Company's books (including minute books) and allow the Officer and the Officer's advisers access to the books for any period agreed;

(b) keep the Officer insured for any period agreed in respect of any act or omission by the Officer while an Officer.

66.3 In this clause, **Officer** means an officer of the Company or of a subsidiary of the Company or both, and includes Directors.

Part 10 Reports to Shareholders

67. Provision of reports

67.1 The Directors will provide financial reports to shareholders periodically and on occurrence of materials events.

Part 11 - Dividends

68. Who may determine Dividends

68.1 Subject to any special rights or restrictions attached to a share, the Directors may declare and pay Dividends as they decide.

68.2 The Directors may determine that a Dividend will be payable on a share and fix:

(a) the amount;

(b) the time for payment; and

(c) the method of payment.

The methods of payment may include the payment of cash, the issue of shares or other securities, the grant of options and the transfer of assets.

68.3 The Directors may settle any problem about a distribution under this Part in any way.

69. Transfers before payment of Dividend

If a Dividend on a share is paid after the transfer of the share but before registration, the transferor is entitled to the Dividend.

70. Deductions from Dividends

The Directors may deduct from a Dividend payable to a shareholder any money presently payable by the shareholder to the Company.

71. Capitalising profits

71.1 The Directors may capitalise any profits and distribute that capital to the shareholders, in the same proportions as the shareholders are entitled in a distribution by Dividend.

71.2 The Directors may decide to apply that capital in paying up in full any unissued shares or other securities in the Company.

71.3 The shareholders must accept that application of capital in full satisfaction of their interests in the capital.

72. Notice of Dividend

The Company must give to the shareholders notice of any Dividend.

73. Payments

73.1 The Company may pay Dividends and other amounts in respect of a share by crediting a financial institution account authorised by the shareholder, or as otherwise agreed from time to time.

74. Dividend reinvestment plan

The Directors may:

(a) implement a dividend reinvestment plan on any terms, under which the Dividends of participants are applied in subscribing for securities of the Company or a Related Body Corporate; and

(b) amend, suspend or end the plan.

Part 12– Default

75. Event of Default

75.1 An Event of Default occurs in respect of a shareholder where:

(a) an Event of Insolvency occurs in respect of that shareholder or any of its Related Entities or Relatives which is at that time a shareholder of the Company; or

(b) that shareholder commits any breach of a term of this constitution and:

(1) the breach is material and not capable of being cured; or

(2) the breach is capable of being cured within 5 Business Days after a notice specifying the breach or default is given to that shareholder by the Company, and the breach is not cured within the period set out in the notice; or

(c) the shareholder or its Related Entities or Relatives is a Bad Leaver.

76. Bad Leaver

76.1 For the purposes of clause 75.1(c), a shareholder shall be a Bad Leaver if the shareholder, its Related Entities or Relatives, as the case may be:

(a) solicits the services of, attempts to entice away, employs, or enters into a commercial arrangement with any employee of the Palladium Group;

(b) solicits, deals with or canvasses the custom of any client of the Palladium Group in a way that may be detrimental to the Palladium Group's ongoing business with that client;

(c) ceases at any time to be a Director or employee of the Palladium Group and such cessation occurs as a result of the shareholder or the Related Entities or Relatives

ceasing employment as a result of alleged gross misconduct, gross negligence, fraud, dishonesty, conviction for a criminal offence (other than a road traffic offence not resulting in a custodial sentence) for which a custodial sentence could be imposed (whether or not it is), disqualification from holding office as a director, publicly disparaging the Palladium Group, or acting or omitting to act in a manner which may materially damage the reputation of the Palladium Group.

77. Consequences of Default

77.1 If an Event of Default occurs in respect of a shareholder (**Defaulting Shareholder**) then the Directors shall consider and determine whether to give the Defaulting Shareholder a notice (**Default Notice**) or whether an alternative course of action regarding the Event of Default is appropriate in the circumstances.

77.2 Where the Directors determine to give the Defaulting Shareholder a Default Notice, the Company may, at the discretion of Directors, exercise a right to buy-back all or some of the shares, or direct that all or some of the shares be transferred to an ESS Trustee, and the price per share will be the then prevailing Prescribed Price set in accordance with clause 15.1, less a discount to be determined by the board of no more than 50%.

77.3 If the Directors do not elect to exercise the rights set out in clause 77.2, clause 23 will apply in respect of all the shares of the Defaulting Shareholder as if the Default Notice was a Sale Notice for the purposes of clause 23, except that if the Company subsequently exercises a right to buy-back any remaining shares, or directs that they be transferred to an ESS Trustee, the price per share will be the then prevailing Prescribed Price, less a discount to be determined by the board of no more than 50%.

77.4 Unless the Directors determine otherwise, notwithstanding anything to the contrary in this constitution, after an Event of Default occurs in relation to a Defaulting Shareholder, the Defaulting Shareholder is prohibited from:

(a) voting at any meeting of the Company;

(b) receiving, participating in any distribution or dividend made, declared or proposed to be made by the Company;

(c) transferring its shares in the Company except as required pursuant to this clause (notwithstanding any other provisions of this Constitution); and

(d) receiving information as to the operations, activities or affairs of the Company, except as required by any applicable laws.

Part 13 - Winding Up

78. Distribution of assets

Subject to any special rights or restrictions attached to shares, on a winding up the assets remaining after payment of all liabilities will be distributed among the shareholders in proportion to the number of fully paid shares held by them.

79. Distribution of property in kind

79.1 Subject to any special rights or restrictions attached to shares, on a winding up, the liquidator may, with the sanction of a special resolution of shareholders:

(a) distribute among the shareholders the whole or any part of the property (in its actual state) of the Company; or

(b) decide how to distribute the property as between the shareholders.

79.2 The liquidator may, with the sanction of a special resolution of shareholders, distribute the property contrary to the legal rights of the shareholders. However, a dissenting shareholder has the same rights as if section 507 of the Corporations Act applied.

79.3 The liquidator may settle any problem about a distribution under this clause in any way.

79.4 A shareholder need not accept a security carrying a liability.

80. Commissions

80.1 The Company must not pay to a Director, the Directors or a liquidator a commission or fee for sale of assets on a winding up, unless approved by the shareholders.

80.2 The Company must notify the shareholders of the amount of the proposed commission or fee at least seven days before the shareholders' meeting.

Part 14 - Records

81. Register

The Company must keep a register of shareholders.

82. Inspection

The Company must allow inspection of any register of shareholders only as required by the Corporations Act.

83. Evidence of register

Unless proved incorrect, the register of shareholders is sufficient evidence of the matters shown in the register.

84. Minute book

84.1 The Company must keep minute books, which may be in electronic form, in which it records:

(a) proceedings and resolutions of meetings of the shareholders;

(b) proceedings and resolutions of Directors' meetings (including meetings of a committee of Directors);

(c) resolutions passed by shareholders without a meeting; and

(d) resolutions passed by Directors without a meeting.

84.2 The Company must ensure that minutes of a meeting are signed by either the chair of the meeting or the chair of the next meeting.

84.3 The Company must ensure that minutes of the passing of a resolution without a meeting are signed by a Director within a reasonable time after the resolution is passed.

84.4 A minute that is so recorded and signed is evidence of the proceeding, resolution or declaration to which it relates, unless the contrary is proved.

85. Financial records

The Company must keep the financial records required by the Corporations Act.

86. Inspection

Unless authorised by the Directors or the Company in general meeting or the Corporations Act, a shareholder is not entitled to inspect the Company's books.

Part 15 – Confidentiality

87. No publicity

Subject to clause 88, a shareholder cannot make a public announcement relating to the activities or business matters related to the operations of the Company. All public announcements are to be made by, and at the direction of, the CEO or Directors or chair of the Company.

88. Publicity required by Law or Court

A shareholder may make a public announcement relating to the activities or business matters related to the Company if the disclosure is required by law, an order of a court of competent jurisdiction or by stock exchange rules.

89. Use of Confidential Information

Each shareholder (for this clause "Recipient") agrees in relation to Confidential Information of another shareholder or of the Company ("Owner"):

(a) to use the Confidential Information only for the purposes of the Business; and

(b) to keep that Confidential Information confidential and not disclose it or allow it to be disclosed to any third party except:

(1) with the consent of the Owner;

(2) with the consent of the CEO, or Directors, or Chair with respect to Confidential Information of the Company; or

(3) to officers, employees and consultants or advisers of the Recipient and the Recipient's Related Bodies Corporate who have a need to know (and only to the extent that each has a need to know) and are aware that the Confidential Information must be kept confidential and the shareholders must take or cause to be taken reasonable precautions necessary to maintain the secrecy and confidentiality of the Confidential Information.

90. Exclusions

The obligations of confidentiality under this Constitution do not extend to information that (whether before or after this this clause became effective):

(a) is disclosed to a Recipient but at the time of disclosure is rightfully known to or in the possession or control of the Recipient and not subject to an obligation of confidentiality on the Recipient;

(b) is public knowledge (otherwise than as a result of a breach of this provision); or

(c) is required by law to be disclosed and the Recipient required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure and to limit, as far as reasonably possible, the extent of the disclosure.

91. Continuing obligations

On ceasing to be a shareholder each shareholder must:

(a) continue to keep confidential all Confidential Information of each other shareholder and the Company; and

(b) at each Owner's option, return to that Owner or destroy and certify the destruction of that Owner's confidential information.

Part 16 - Notices and Interpretation

92. In writing

Notice must be in writing, and may be given by an authorised representative of the sender.

93. Notice to shareholders

93.1 The Company may give notice to a shareholder or a person entitled to a share because of a Transmission Event:

(a) personally;

(b) by sending it by post to the address of the shareholder in the register of shareholders or the alternative address (if any) nominated by the shareholder; or

(c) by sending it to the electronic address nominated by the shareholder.

93.2 Notice to joint shareholders must be given to the joint shareholder named first in the register of shareholders.

93.3 Notice to a person, entitled to a share because of a Transmission Event, is taken to be notice to the shareholder.

93.4 A notice to a shareholder is sufficient, even if the shareholder (whether or not a joint shareholder) is dead, mentally incapacitated, an infant, bankrupt or an externally-administered body corporate, and the Company has notice of that event but an alternative means of notice has not been provided.

93.5 A person, entitled to a share because of a transfer, Transmission Event or otherwise, is bound by every notice given in respect of the share.

94. Notice to directors

The Company may give notice to a Director or alternate Director:

(a) personally;

(b) by sending it by post to the Director's or alternate Director's usual residential or business address or any other address nominated by them;

(c) if a notice calling a meeting - by sending it to the electronic address nominated by the Director or alternate,or other form of technology used by the Directors; or

(d) if any other notice - by sending it to the electronic address nominated by the Director or alternate.

95. Notice to the Company

A person may give notice to the Company by addressing it to the CEO, the company secretary or the chair and:

(a) leaving it at the Company's registered office;

(b) sending it by post to the Company's registered office; or

(c) sending it to the electronic address nominated by the Company.

96. Time of service

96.1 A notice sent by post within Australia is taken to be given three Business Days after posting.

96.2 A notice sent by post to or from a place outside Australia is taken to be given five Business Days after posting.

96.3 A notice sent by electronic means, is taken to be given on the Business Day after it is sent without the sender receiving a subsequent delivery failure notification.

97. Amendment

This constitution may only be amended, repealed or otherwise altered in accordance with the Corporations Act.

98. Interpretation

In this constitution, unless the context otherwise requires:

(a) subject to the following clause, a word or phrase has the same meaning as it has in the Corporations Act;

(b) singular includes plural and plural includes singular;

(c) words of one gender include both other genders;

(d) reference to legislation includes any amendment to it, any legislation substituted for it, and any statutory instruments issued under it and in force;

(e) reference to a person includes a corporation, a firm and any other entity;

(f) headings do not affect interpretation;

(g) the Company must not exercise any power in contravention of the Corporations Act.

99. Definitions

In this constitution:

Business Day means any day except a Saturday or Sunday or other public holiday in Brisbane, Queensland;

Business means the business of management and consulting services and such other activities as the Directors may from time to time determine.

Business Plan means the program current from time to time for the conduct of the Business during a Financial Year consisting of a budget (**Budget**) specifying an estimate of the income to be received and the expenses to be incurred in carrying out that business plan.

Change in Control of a shareholder means the acquisition by any person either alone or together with an associate (as defined in the Corporations Act), of:

(a) a Relevant Interest in more than 50% of the issued shares in the shareholder; or

(b) where the shareholder is the trustee of a unit trust, a Relevant Interest in more than 50% of the issued units in that trust.

Company means Palladium Holdings Pty Ltd ACN 640 464 197;

Confidential Information means all information, forms, specifications, processes, statements, formulae, trade secrets, drawings and data (and copies and extracts made of or from that information and data) concerning:

(c) the operations and dealings of the Company, the Business or a shareholder;

(d) the organisation, financial position, finance, customers, markets, suppliers, intellectual property and know-how of the Company, a shareholder, a Related Body Corporate (as defined in the Corporations Act) of the Company or a Related Body Corporate of a shareholder;

(e) the operations and transactions of a shareholder concerning the Business and the shareholders shareholding in the Company; or

(f) which is not in the public domain (except by failure of a shareholder to perform and observe its covenants and obligations under this constitution) and which has been obtained through or by being a shareholder of the Company.

Corporations Act means the Corporations Act 2001 (Cth);

Director or **Directors** means one, all or some of the directors of the Company acting as a board and may include an alternate director;

Dividend includes interim dividend and bonus dividend;

Event of Insolvency means:

(g) a controller, manager, trustee, administrator, or similar officer is appointed in respect of a person or any asset of a person;

(h) a liquidator or provisional liquidator is appointed in respect of a corporation;

(i) any application (not being an application withdrawn or dismissed within 7 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:

    (i) appointing a person referred to in paragraphs (a) or (b);

    (ii) winding up a corporation; or

    (iii) proposing or implementing a scheme of arrangement;

(j) any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the bankruptcy of an individual or his estate under any Insolvency Provision;

(k) a moratorium of any debts of a person, a personal insolvency agreement or any other assignment, composition or arrangement (formal or informal) with a person's creditors or any similar proceeding or arrangement by which the assets of a person are subjected conditionally or unconditionally to the control of that person's creditors or a trustee, is ordered, declared or agreed to, or is applied for and the application is not withdrawn or dismissed within 7 days;

(l) a person becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts; or

(m) any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a person.

Financial Year means a period of 12 consecutive months ending on 30 June or on another date decided by the Directors.

Main Operating Subsidiaries means any part of the Palladium Group that represents more than 10% of either project income, revenue or net asset value of the Palladium Group.

Palladium Group means the Company and each of its subsidiaries; and **Palladium Group Company** means any one of them.

Relative has the meaning given to that term in the Corporations Act and includes:

(a) a Spouse;

(b) a child or remoter issue, a brother, sister, niece or nephew, or the Spouse of any of them;

Related Body Corporate has the meaning given to that term in the Corporations Act.

Related Entity has the meaning given to that term in the Corporations Act.

Relevant Interest has the meaning given to that term in the Corporations Act.

Special Majority means:

(a) in respect of the Directors – at least 75% of the Directors entitled to vote by number.

(b) in respect of the shareholders – shareholders who individually or collectively hold at least 75% of all shares on issue.

Spouse of a person means:

(a) that person's husband, wife, widow or widower (whether or not remarried);

(b) anyone else who, although not legally married to that person, in the Directors' opinion, lives or lived with that person on a genuine domestic basis as the husband or wife of that person;

Transmission Event means:

(a) if a shareholder is an individual - death, bankruptcy, or becoming of unsound mind or becoming a person whose property is liable to be dealt with under a law about mental health;

(b) if a shareholder is a body corporate - the deregistration or winding up of the shareholder or the succession by another body corporate to the assets and liabilities of the shareholder.

Part 17 - Schedules

Schedule 1 – Decisions requiring a Special Majority of Directors

1. **Chair and senior executives:** The appointment or removal of the Chair of Directors, chief executive officer or chief financial officer or any material change to their roles or responsibilities.

2. **Acquisitions:** Acquisition of securities in another entity or the acquisition of a business, by a Palladium Group Company for more than $10,000,000.

3. **Borrowing:** Borrowing, or accepting any financial accommodation of $20,000,000 or more, except in accordance with the Business Plan;

4. **Auditor:** The appointment or removal of the Company's auditor, if one is required.

5. **Sale**: Sale of a Palladium Group Company or a business carried out by any Palladium Group Company (other than the Business).

6. **Assets**: Acquisition or disposal of an asset or assets (either tangible or intangible) not otherwise covered by paragraphs 2 and 7 below, having a value or $10,000,000 or more, except in accordance with the Business Plan.

7. **Capital Expenditures:** The incurring of a capital expenditure of $2,000,000 or more in a Financial Year, except in accordance with the Business Plan.

8. **Related Entity Transactions**: the entry into a contract or other arrangement with a Related Entity of a shareholder.

9. **Reorganisation Event**: a reorganisation event including:

   a) a bonus issue, other than in accordance with the approved staff bonus scheme;

   b) a subdivision or consolidation of share capital;

   c) another reorganisation or reconstruction of share capital, where the Company neither pays nor receives any consideration.

10. **Employee Share Scheme**: the amendment to the terms of an employee share plan, employee share option scheme, or employee share purchase scheme, or any other arrangement that may give employees of the Company the right or entitlement to acquire any shares.

11. **Loans**: the making of a loan or provision of credit or other financial accommodation to a person above the value of $500,000.

12. **Incentive Pool**: approval of total annual incentive pool.

Schedule 2 – Decisions requiring a Special Majority of shareholders

1. **Trade Sale**: the sale of:

   a) Main Operating Subsidiaries;

   b) all or a substantial part of the Business; or

   c) all or substantially all of the assets of the Company.

2. **Cessation or Variation**: the cessation or substantial variation or winding up of the Business or the Company's activities or the voluntary liquidation of the Company.

3. **Listing**: the application to a stock exchange for a listing or for quotation of any shares at any time.

4. **Acquisitions:** Acquisitions of securities in another entity or the acquisition of a business, by any Palladium Group Company, valued at $30,000,000 or more.

5. **Issue of additional securities:** The issue of shares, convertible notes, options to take up unissued shares, or other securities in the capital of the Company or the offer of or invitation to subscribe for shares or other securities of the Company or the entry into any agreement to issue or grant options over shares or other securities in the Company, which in any 12 month period, on a fully-diluted basis, would result in the issue of securities in the Company comprising more than 10% of all shares then on issue (but excluding for this purpose any shares proposed to be issued in respect of a pro rata rights issue to shareholders or shares to be issued under an approved employee share plan).

Annexure J - Roll-Over Election Form

Palladium Holdings Pty Ltd
ACN 640 464 197

☐ **Change of address**
If incorrect mark this box and make the correction on the form. Shareholders sponsored by a broker (reference number commences with an "X") should advise your broker.

Please return completed form to:
Palladium Holdings Pty Ltd, by email:
companysecretary@thepalladiumgroup.com

Enquiries to:
companysecretary@thepalladiumgroup.com

ROLL-OVER ELECTION FORM
Use a black pen.
Where a choice is required mark the box with an ☒.

IMPORTANT – This is an important document and requires your attention. Please use this Roll-over Election Form if you intend to obtain roll-over relief under the Scheme. Where roll-over relief applies, you may be eligible to defer capital gains tax (see Section 10 of the Scheme Booklet for further details).

THIS ROLL-OVER ELECTION FORM CANNOT BE USED BY INELIGIBLE FOREIGN SHAREHOLDERS OR OWNERS OF PRE CAPITAL GAINS TAX (CGT) SHARES IN PALLADIUM GROUP HOLDINGS PTY LTD (SHARES THAT WERE ACQUIRED BEFORE 20 SEPTEMBER 1985).

Do not complete this Election Form until you have read the accompanying Scheme Booklet, in particular Section 10, and the instructions on this Roll-over Election Form.

If you are unsure whether you can obtain roll-over relief you should seek independent tax advice.

To be a valid choice for roll-over relief, you must choose to obtain roll-over relief by the time your income tax return for the year ending 30 June 2021 is lodged (no specific notice seeking to claim the rollover needs to be lodged with the Australian Taxation Office).You must also notify Palladium Holdings Pty Ltd (NewCo) of your cost base of your original interest in your Palladium Shares.

A. ELECTION FOR ROLL-OVER RELIEF

Is it your intention to obtain roll-over relief in respect of the NewCo Shares that you receive under the Scheme? If so, please mark the box below with an "X" (if you do not mark this box, NewCo will not make a joint election for roll-over relief with you and you may be liable for capital gains tax on disposal of your Palladium Shares).

☐ YES, I/we intend to obtain roll-over relief

If you have answered "YES" please also complete sections B and C.

B. NOTIFICATION OF COST BASE

If you have answered yes to A, you must provide further details regarding your original interest in Palladium Shares:

	Cost base AUD$	No. of shares
What is the total cost base of your original interest in Palladium Shares in Australian dollars immediately before you received NewCo Shares (i.e. how much did you pay for your Palladium Shares including incidental costs such as brokerage)?		

C. SIGN HERE

I/we confirm my/our intention to obtain roll-over relief under the Scheme in respect of my/our Palladium Shares as set out above and have provided the information in B to the extent required.

Shareholder 1	Shareholder 2 (if joint)	Shareholder 3 (if joint)
Director (if company)	Director/Secretary (if company)	Sole director and sole company secretary (if company)

Contact Name:____________________ **Contact Daytime Telephone:**____________________ **Date** ____ / ____ / ____

IMPORTANT NOTES

- Shareholders (other than Ineligible Foreign Shareholders or owners pre-CGT shares – see below) are entitled to choose whether they obtain roll-over relief under the Scheme.
- Defined terms in the accompanying Scheme Booklet have the same meanings where used in this Roll-over Election Form.
- If you are in any doubt as to how to deal with this Roll-over Election Form, please contact your legal, financial or other professional adviser.

INELIGIBLE FOREIGN SHAREHOLDERS

No NewCo Shares will be issued to Ineligible Foreign Shareholders under the Scheme. If you are an Ineligible Foreign Shareholder, you cannot make a choice for roll-over relief and you will instead receive the Cash Consideration (as described in section 4.1.3 of the Scheme Booklet).

PRE CGT SHARES

Rollover relief is not available in respect of pre CGT shares (i.e. shares acquired before 20 September 1985). Any gain or loss incurred by you in respect of the transfer of pre CGT Palladium Shares under the Scheme will be disregarded for CGT purposes.

HOW TO COMPLETE THIS ELECTION FORM

STEP 1 – Read the Scheme Booklet (in particular Section 10) that accompanied this Roll-over Election Form.

STEP 2 – Decide whether you intend to obtain roll-over relief under the Scheme.

If you intend to obtain roll-over relief:

STEP 3 – Complete sections A, B and C of this Roll-over Election Form. More details on these sections are set out below.

STEP 4 – Return this completed Roll-over Election Form to NewCo as described under "Where to return this form" below.

STEP 5 – Prepare your tax return for the year ended 30 June 2021 in a manner that reflects this choice, by not including any capital gain relating to the disposal of your Shares.

A. Roll-over Election

Choosing roll-over relief – If you intend to obtain roll-over relief under the Scheme, please mark the box "YES" in the Roll-over Election Form. You must then complete sections B and C of this Roll-over Election Form and return it to NewCo as described under "Where to return this form" below. You must also ensure you prepare your tax return for the year ended 30 June 2021 in a manner that reflects this choice, by not including any capital gain relating to the disposal of your Shares.

Not choosing roll-over relief – if you choose not to obtain roll-over relief under the Scheme, you do not need to complete or submit this Roll-over Election Form. In this case, NewCo will not make a joint election for roll-over relief with you and you may be liable for capital gains tax on disposal of your Palladium Shares.

B. Notification of cost base

If you intend to obtain roll-over relief, you must notify NewCo of your cost base in your original interest in Palladium. Please provide the cost base of your original interest in Palladium Shares immediately before you received NewCo Shares. The cost base is broadly made up of the amount you paid for your original interest in Palladium Shares including, for example, brokerage and stamp duty costs.

C. Signing Instructions

You must sign and date the form as follows in the space provided:

Individuals – where the holding is in one name, the holder must sign.

Joint holding – where the holding is in more than one name, all of the holders must sign.

Companies – this form must be signed by either 2 Directors or a Director and a Company Secretary. Alternatively, where the company has a Sole Director and, pursuant to the Corporations Act 2001 (Cth), there is no Company Secretary, or where the Sole Director is also the Sole Company Secretary, that Director may sign alone. Please sign in the appropriate place to indicate the office held.

Power of Attorney – to sign as attorney, you must have already lodged the power of attorney or a certified copy of it with Computershare or Astron. Alternatively, attach the power of attorney or a certified photocopy of the power of attorney to this form when you return it.

PRIVACY STATEMENT

Personal information is collected on this form by NewCo, for the purpose of effecting your instructions in relation to the Election Form, maintaining registers of Shareholders, facilitating distribution payments and other corporate actions and communications. Your personal information may be disclosed to our related bodies corporate and their professional advisers, to external service companies such as print or mail service providers, or as otherwise required or permitted by law. If you would like details of your personal information held by NewCo, or you would like to correct information that is inaccurate, incorrect or out of date, please contact NewCo.

Where to return this form

Please return the completed Roll-over Election Form to NewCo by email to companysecretary@thepalladiumgroup.com, before or at the time you make your election in your tax return for the year ended 30 June 2021.

Corporate Directory

Palladium Group Holdings Pty Limited

Level 7
307 Queen Street
Brisbane QLD 4000

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10 Eagle St
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Australian Legal Adviser

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Level 28
Waterfront Place
1 Eagle Street
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Independent Expert

Ernst & Young Strategy and Transactions Limited
Level 34
200 George Street
Sydney NSW 2000

Australian Income Tax Advisor

PricewaterhouseCoopers
480 Queen Street
Brisbane QLD 4000